Filed Pursuant to Rule 424(b)(3)
Registration No. 333-251563

  PROSPECTUS

217,027,139 Shares of Common Stock

This prospectus relates to the offer and sale of up to 217,027,139 shares of common stock, par value $0.01 (“Common Stock”), of ImageWare Systems, Inc., a Delaware corporation, by the selling stockholders identified herein (the “Selling Stockholders”), which amount includes (i) 206,861,063 shares of Common Stock that may be issued to them from time to time upon conversion of shares of our Series D Convertible Preferred Stock, par value $0.01 per share (“Series D Preferred”) (the “Conversion Shares”), and (ii) an estimated 10,166,076 shares of Common Stock that may be issued from to time to time upon conversion of shares of Series D Preferred issued as payment of accrued dividends on shares of Series D Preferred held by selling stockholders within 12 months from the date of this prospectus (any shares of Common Stock issuable upon conversion of shares of Series D Preferred issued as dividends on shares of Series D Preferred, the “Dividend Shares”). We issued the Series D Preferred shares to the Selling Stockholders in private placement transactions completed on November 12, 2020 and December 23, 2020. See “Description of the Series D Financing” on page 15 below for more information.

We are registering the Conversion Shares and Dividend Shares to provide the Selling Stockholders with freely tradable securities. This prospectus does not necessarily mean that the Selling Stockholders will offer or sell those shares. Up to 217,027,139 shares may be sold from time to time after the effectiveness of the registration statement, of which this prospectus forms a part. We will not receive proceeds from the sale of the shares by the Selling Stockholders.

The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the Selling Stockholders may sell the shares of common stock being registered pursuant to this prospectus. The Selling Stockholders are not an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

The Selling Stockholders will pay all brokerage fees and commissions and similar expenses. We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred in registering the shares, including legal and accounting fees. See “Plan of Distribution”.

Our common stock is currently listed on the OTCQB Marketplace under the symbol “IWSY”. On January 22, 2021, the last reported sale price of our common stock on the OTCQB Marketplace was $0.12 per share. We have applied to list our Common Stock on the NASDAQ Capital Market.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under “Risk Factors” beginning on page 6 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 18, 2021.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. You should read this entire prospectus carefully, especially the risks of investing in our securities discussed under “Risk Factors,” our financial statements and the related notes included in this prospectus, and the information set forth under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus before making an investment decision.

Company Overview

ImageWare Systems, Inc. (“ImageWare,” the “Company,” “we,” “our”) is a pioneer and leader in biometric identification and authentication software. Using human characteristics that are unique to us all, the Company creates software that provides a highly reliable indication of a person’s identity. The Company’s products are used to manage and issue secure credentials, including national IDs, passports, driver licenses and access control credentials. The Company’s products also provide law enforcement with integrated mugshot, fingerprint LiveScan and investigative capabilities. The Company also provides comprehensive authentication security software using biometrics to secure physical and logical access to facilities or computer networks or Internet sites. Biometric technology is now an integral part of all markets the Company addresses, and all the products leveraged by our patented IWS Biometric Engine®.

The IWS Biometric Engine® is a patented biometric identity and authentication database built for multi-biometric enrollment, management and authentication. It is hardware agnostic and can utilize different types of biometric algorithms. It allows different types of biometrics to be operated at the same time on a seamlessly integrated platform. It is also offered as a Software Development Kit (“SDK”), enabling developers and system integrators to implement biometric solutions or integrate biometric capabilities into existing applications.

Our secure credential solutions empower customers to design and create smart digital identification wristbands and badges for access control systems. We develop, sell and support software and design systems that utilize digital imaging and biometrics for photo identification cards, credentials and identification systems. Our products in this market consist of IWS EPI Suite and IWS EPI Builder. These products allow for production of digital identification badges and related databases and records and can be used by, among others, schools, airports, hospitals, corporations and governments. We have added the ability to incorporate multiple biometrics into the ID systems with the integration of IWS Biometric Engine®.

The Company is also a developer of a biometric based multi-factor authentication (MFA) Cloud-based service. ImageWare Authenticate brings together Cloud and mobile technologies to offer multi-factor authentication for the enterprise, and across industries. ImageWare Authenticate consists of mobile and desktop clients, and the backend system which is a Cloud-based Software-as-a-Service (“SaaS”) servicing Cloud-based biometric template matching requests. Go VerifyID® comes in two offerings, Workforce and Customer. ImageWare Authenticate Customer is leveraged by product developers to enable biometric authentication for their consumers. For the enterprise, ImageWare Authenticate Enterprise provides turnkey integration with Microsoft Windows, Microsoft Active Directory, CA SSO, IBM Security Access Manager (“ISAM”), SAP Cloud Platform, Fujitsu's RunMyProcess, Palo Alto Networks VPN and HPE’s Aruba ClearPass. These integrations provide multi-modal biometric authentication to replace or augment passwords for use with enterprise and consumer class systems.

               Our law enforcement solutions enable agencies to quickly capture, archive, search, retrieve, and share digital images, fingerprints and other biometrics, as well as criminal history records on a stand-alone, networked, wireless or Web-based platform. We develop, sell and support a suite of modular software products used by law enforcement and public safety agencies to create and manage criminal history records and to investigate crime. Our IWS Law Enforcement solution consists of five software modules: Capture and Investigative modules, which provide a criminal booking system with related databases as well as the ability to create and print mug photo/scars, marks, and tattoos (SMT), as well as image lineups and electronic mug-books; a Facial Recognition module, which uses biometric facial recognition to identify suspects; a Web module, which provides access to centrally stored records over the Internet in a connected or wireless fashion; and a LiveScan module, which incorporates LiveScan capabilities into IWS Law Enforcement platform providing integrated fingerprint and palm print biometric management for civil and law enforcement use. The IWS Biometric Engine® is also available to our law enforcement clients and allows them to capture and search using multiple biometrics.

Coronavirus (COVID-19) Pandemic

On March 11, 2020 the World Health Organization declared the novel strain of coronavirus (“COVID-19”) a global pandemic and recommended containment and mitigation measures worldwide. The COVID-19 pandemic is affecting the United States and global economies and may affect the Company's operations and those of third parties on which the Company relies. The global outbreak of COVID-19  continues to rapidly evolve, and the extent to which COVID-19  may impact our business and the markets we serve will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the ultimate geographic spread of the disease, the duration of the outbreak, travel restrictions and social distancing in the United States and other countries, business closures or business disruptions, and the effectiveness of actions taken in the United States and other countries to contain and treat the disease.  We are continuing to vigilantly monitor the situation with our primary focus on the health and safety of our employees and clients.

Company Information

ImageWare Systems, Inc., a Delaware corporation, was founded in February 1987. Our principal executive offices are located at 13500 Evening Creek Drive N, Suite 550, San Diego, California 92128, and our telephone number is (858) 673-8600. Our website address is www.iwsinc.com. The information contained on our website is not part of this prospectus. We have included our website address as a factual reference and do not intend it to be an active link to our website.

Risks Associated with Our Business

Our business is subject to a number of risks of which you should be aware before making an investment decision. These risks are discussed more fully in the section titled “Risk Factors” included elsewhere in this prospectus. These risks include the following:

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We have incurred significant operating losses since inception and cannot assure you that we will ever achieve or sustain profitability;

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We depend upon a small number of large sales and we may fail to achieve one or more large sales deals in the future;

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Our lengthy sales cycle may cause us to expend significant resources for as long as one year in anticipation of a sale to certain customers, yet we still may fail to complete the sale;

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A number of our customers and potential customers are government agencies that are subject to unique political and budgetary constraints and have special contracting requirements, which may affect our ability to obtain new and retain current government customers;

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If the patents we own or license, or our other intellectual property rights, do not adequately protect our products and technologies, we may lose market share to our competitors and our business, financial condition and results of operations would be adversely affected;

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Nantahala Capital Management, LLC ("Nantahala"), controls, on an as-converted and fully diluted basis, approximately 36.2% of our Common Stock, and 36.4% of the voting power of the voting securities. As such, Nantahala and its principals can significantly influence all matters requiring approval by our stockholders, including the election of directors and significant corporate transactions; and

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We may need to raise additional funds in the future, and these funds may not be available on acceptable terms or at all. A failure to obtain this necessary capital when needed could force us to delay, limit, scale back or cease some or all operations.

The Series D Financing

On November 12, 2020 (“Closing”) and December 23, 2020 (“Subsequent Closing”), the Company consummated private placements (the "Series D Financing") of an aggregate of 12,060 shares of its Series D Convertible Preferred Stock, par value $0.01 per share (the "Series D Preferred"), resulting in gross proceeds to the Company of $12.06 million, less fees and expenses. The gross proceeds include approximately $2.2 million in principal amount due and payable under the terms of certain term loans issued by the Company on September 29, 2020 (“Bridge Notes”), which Bridge Notes were converted into Series D Preferred at Closing (the “Conversion”). The issuance of the Series D Preferred was made pursuant to securities purchase agreements, dated September 28, 2020 and December 23, 2020 (the “Purchase Agreements”), by and between the Company and certain accredited investors (the "Purchasers"), for the sale of the Series D Preferred at a purchase price of $1,000 per share of Series D Preferred. The holders of Series D Preferred may voluntarily convert their shares of Series D Preferred into shares of the Company’s Common Stock at any time that is at least ninety days following the issuance date, at the conversion price calculated by dividing the Stated Value by the conversion price of $0.0583 per share of Common Stock, subject to adjustments as set forth in Section 5(e) of the Certificate of Designations, Preferences, and Rights of Series D Convertible Preferred Stock (the "Series D Certificate"). Dividends on shares of Series D Preferred will be paid prior to any junior securities, and are to be paid at the rate of 4% of the Stated Value (as defined in the Series D Certificate) per share per annum in the form of cash or shares of Series D Preferred.

On the fourth anniversary of the Issuance Date (as defined in the Series D Certificate), or in the event of the consummation of a Change of Control (as defined in the Series D Certificate), if any shares of Series D Preferred are outstanding, then each holder of Series D Preferred shall have the right (the “Holder Redemption Right”), at such holder’s option, to require the Company to redeem all or any portion of such holder’s shares of Series D Preferred at the Liquidation Preference Amount per share of Series D Preferred plus an amount equal to all accrued but unpaid dividends, if any, (such price, the “Holder Redemption Price”), which Holder Redemption Price shall be paid in cash.

In connection with the sale of the Series D Preferred, we granted certain registration rights to the Investors with respect to the Conversion Shares and Dividend Shares, pursuant to a Registration Rights Agreement by and among us and the Investors (the “Registration Rights Agreement”), each of whom are also the selling stockholders identified in this prospectus in the section titled “Selling Stockholders.” We are filing the registration statement, of which this prospectus forms a part, pursuant to the terms of the Registration Rights Agreement requiring us to file a registration statement no later than 30 days after the Closing Date to register the Conversion Shares and the Dividend Shares.

For further information about the Series D Financing, see the section in this prospectus titled “Description of the Series D Financing.”

The Offering

Shares of common stock offered by the Selling Stockholders	Up to 217,027,139 shares of common stock.

Shares of common stock outstanding before this offering	177,760,695 shares of common stock.

Shares of common stock to be outstanding after giving effect to the issuance of 217,027,139 shares being registered hereunder	394,787,834 shares of common stock.

Use of proceeds
The selling stockholders will receive all of the proceeds from the sale of the shares of Common Stock offered for sale under this prospectus. We will not receive any proceeds from the sale of shares of our Common Stock by the Selling Stockholders.

Plan of distribution
The selling stockholders may sell the shares of Common Stock from time-to-time on the principal market on which the shares of Common Stock are traded at the prevailing market price or in negotiated transactions. See “Plan of Distribution.”

Risk factors
Investing in our securities involves significant risks. Please read the information contained in or incorporated by reference under the heading “Risk Factors” beginning on page 6 of this prospectus, and under similar headings in other documents filed after the date hereof.

OTCQB Marketplace symbol	“IWSY”

The number of shares of Common Stock to be outstanding immediately after this offering is based on 208,749,834 shares of our Common Stock outstanding as of January 22, 2021. Unless we specifically state otherwise, the share information in this prospectus excludes:

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2,449,669 shares of Common Stock issuable upon the exercise of stock options at a weighted average exercise price of $0.19 per share;

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835,531 shares of Common Stock issuable upon vesting of outstanding restricted stock grants;

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904,470 shares of Common Stock issuable upon exercise of outstanding warrants, with a weighted average exercise price of $0.14 per share;

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65,393,783 shares of Common Stock issuable upon conversion of the Company’s Series A Convertible Preferred Stock (“Series A Preferred”);

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64,832,432 shares of Common Stock issuable upon conversion of the Company’s Series A-1 Convertible Preferred Stock (“Series A-1 Preferred”);

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46,261 shares of Common Stock issuable upon conversion of the Company’s Series B Convertible Redeemable Preferred Stock (“Series B Preferred”);

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393,124,651 shares of Common Stock issuable upon conversion of the Company’s Series D Preferred; and

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28,491,643 shares of Common Stock reserved for future issuance under the Company’s 2020 Omnibus Equity Incentive Plan, which plan was approved by the Company’s stockholders on June 5, 2020.

CAUTIONARY NOTES REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements contained in this prospectus other than statements of historical facts, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about:

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the availability of capital to satisfy our working capital requirements;

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the impact of COVID-19 on the Company's results of operations;

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the accuracy of our estimates regarding expenses, future revenues and capital requirements;

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anticipated trends and challenges in our business and the markets in which we operate;

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our ability to anticipate market needs or develop new or enhanced products to meet those needs;

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our expectations regarding market acceptance of our products;

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the success of competing products by others that are or become available in the market in which we sell our products;

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our ability to protect our confidential information and intellectual property rights;

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our ability to manage expansion into international markets;

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our ability to maintain or broaden our business relationships and develop new relationships with strategic alliances, suppliers, customers, distributors or otherwise;

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developments in the U.S. and foreign countries; and

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other risks and uncertainties, including those described under the section titled “Risk Factors” in this prospectus.

These forward-looking statements are only predictions and we may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, so you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our business, financial condition and operating results. We have included important factors in the cautionary statements included in this prospectus, as well as certain information incorporated by reference into this prospectus, that could cause actual future results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this prospectus with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

RISK FACTORS

Our business is subject to significant risks. You should carefully consider the risks described below and the other information in this prospectus, including our financial statements and related notes included elsewhere in this prospectus, before you decide to invest in our Common Stock. If any of the following risks or uncertainties actually occur, our business, results of operations or financial condition could be materially harmed, the trading price of our Common Stock could decline, and you could lose all or part of your investment. The risks and uncertainties described below are those that we currently believe may materially affect us; however, they may not be the only ones that we face. Additional risks and uncertainties of which we are unaware or currently deem immaterial may also become important factors that may harm our business. Except as required by law, we undertake no obligations to update any risk factors.

 Available cash resources will be insufficient to provide for our working capital needs for the next twelve months. As a result, we will need to raise additional capital to continue as a going concern.

At September 30, 2020 and December 31, 2019, we had negative working capital of approximately $4,620,000 and $1,653,000, respectively. Our principal source of liquidity at September 30, 2020 and December 31, 2019 consisted of cash and cash equivalents of $2,906,000 and $1,030,000, respectively. Considering the financings consummated in 2020, as well as our projected cash requirements, and assuming we are unable to generate incremental revenue, our available cash will be insufficient to satisfy our cash requirements for the next twelve months from the date of this filing. These factors raise substantial doubt about our ability to continue as a going concern. To address our working capital requirements, management intends to seek additional equity and/or debt financing through the issuance of additional debt and/or equity securities and may seek strategic or other transactions intended to increase shareholder value. There are currently no formal committed financing arrangements to support our projected cash shortfall, including commitments to purchase additional debt and/or equity securities, or other agreements, and no assurances can be given that we will be successful in raising additional capital through the issuance of debt and/or equity securities, or entering into any other transaction that addresses our ability to continue as a going concern.

We have a history of significant recurring losses totaling approximately $212.3 million at September 30, 2020 and $203.2 million and December 31, 2019, and these losses may continue in the future.

As of September 30, 2020 and December 31, 2019, we had an accumulated deficit of approximately $212.3 million and $203.2 million, respectively, and these losses may continue in the future. We expect to continue to incur significant sales and marketing, research and development, and general and administrative expense. As a result, we will need to generate significant revenue to achieve profitability, and we may never achieve profitability.

Our business is subject to risks arising from epidemic diseases, such as the recent global outbreak of the COVID-19 coronavirus.

The recent outbreak of the novel coronavirus, COVID-19, which has been declared by the World Health Organization to be a pandemic, has spread across the globe and is impacting worldwide economic activity. A pandemic, including COVID-19 or other public health epidemic, poses the risk that we or our employees, contractors, suppliers, and other partners may be prevented from conducting business activities for an indefinite period of time, including shutdowns that may be requested or mandated by governmental authorities. While it is not possible at this time to estimate the impact that COVID-19 could have on our business, the COVID-19 pandemic and mitigation measures have had and may continue to have an adverse impact on global economic conditions which could have an adverse effect on our business and financial condition, including impairing our ability to raise capital when needed.

COVID-19 has prevented employees from returning to physical offices. In many cases, our potential customers on the government or commercial enterprise-side like to test our software in their labs with their systems and hardware. Potential customers have been unable to do this and that has caused purchase decisions to be delayed as these employees who would be testing are now working from their homes and can’t simulate test environments.  COVID-19 has further led to a distributed work environment. Decision makers are now working from their homes, from all different parts of a state or country. Some have weak or no Internet connections, making it harder to review paperwork to decide on a large financial purchase. Some decision makers want to have more conversations with more people, and mull over decisions longer, versus in the past, when an individual could walk into a decision makers office and garner more rapid approval. Some countries have limits on how many people are permitted to meet in one meeting, protracting decisions from being made more swiftly. There is a new paradigm in making critical decisions from a video camera.

An economic recession has set in from the pandemic. Some companies are not receiving payments and in turn are not making payment to us, causing impairments in our ability to pay others. COVID-19 has led to some of our customers and potential customers being stricken with the virus causing them to not be able to work for many weeks and therefore causing delays for us in our projects or decisions.  Technology partners have slowed down and/or laid off employees, impacting us downstream because decisions makers have been furloughed or the work has been passed to new employees who need to come up to speed on a particular project. The economic effect of COVID-19 has forced the close of our Portland, Oregon engineering office, San Diego Headquarters, and Tokyo, Japan office. The closing of our offices due to COVID-19 has further caused employees to work from home on unsecured personal Wifi networks, and as such, working from home may cause security breaches such as malware, ransomware, and Phishing attempts. These attempts in some cases have knocked out their ability to have a connection and be able to work until their IT department resolves their issues.

This outbreak could decrease spending, adversely affect demand for the Company’s products, and harm the Company’s business and results of operations.  It is not possible for the Company to predict the duration or magnitude of the adverse results of the outbreak and its effects on the Company’s business or results of operations, financial condition, or liquidity, at this time.

Our loan under the Paycheck Protection Program may not be forgiven or may subject us to challenges and investigations regarding qualification for the loan.

We have received loan proceeds in the amount of approximately $1.57 million under the PPP, which was established under the CARES Act and is administered by the SBA. Under the terms of the CARES Act, PPP loan recipients can apply for loan forgiveness. The potential loan forgiveness for all or a portion of PPP loans is determined, subject to limitations, based on the use of loan proceeds over the 24 weeks after the loan proceeds are disbursed for payment of payroll costs and any payments of mortgage interest, rent, and utilities. The amount of loan forgiveness will be reduced if PPP loan recipients terminate employees or reduce salaries during the covered period. The unforgiven portion of our PPP Loan, if any, is payable over two years at an interest rate of 1%, with a deferral of payments for the first six months. We intend to use the proceeds from the PPP Loan for purposes consistent with the PPP. While we currently believe that our use of the loan proceeds will meet the conditions for forgiveness of the PPP Loan, there can be no assurance that forgiveness for any portion of the PPP Loan will be obtained.

Additionally, the Company is evaluating whether the Series D Financing will prevent the Company from qualifying for loan forgiveness. In the event the SBA determines that the Series D Financing disqualifies the Company for loan forgiveness under the PPP, the Company will be required to repay the all $1.57 million of the PPP Loan by May 4, 2022, with interest accruing at 1%.

Our operating results have fluctuated in the past and are likely to fluctuate in the future.

Our operating results have fluctuated in the past. These fluctuations in operating results are the consequence of the following, amongst other things:

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varying demand for and market acceptance of our technology and products;

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changes in our product or customer mix;

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the gain or loss of one or more key customers or their key customers, or significant changes in the financial condition of one or more of our key customers or their key customers;

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our ability to introduce, certify and deliver new products and technologies on a timely basis;

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the announcement or introduction of products and technologies by our competitors;

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competitive pressures on selling prices;

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costs associated with acquisitions and the integration of acquired companies, products and technologies;

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our ability to successfully integrate acquired companies, products and technologies;

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our accounting and legal expense; and

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general economic conditions.

These factors, some of which are not within our control, will likely continue in the future. To respond to these and other factors, we may need to make business decisions that could result in failure to meet financial expectations. If our quarterly operating results fail to meet or exceed the expectations of securities analysts or investors, our stock price could drop suddenly and significantly. Most of our expense, such as employee compensation and inventory, is relatively fixed in the short term. Moreover, our expense levels are based, in part, on our expectations regarding future revenue levels. As a result, if our revenue for a particular period was below our expectations, we may not be able to proportionately reduce our operating expense for that period. Any revenue shortfall would have a disproportionately negative effect on our operating results for the period.

We depend upon a small number of large system sales ranging from $100,000 to in excess of several million dollars and we may fail to achieve one or more large system sales in the future.

Historically, we have derived a substantial portion of our revenue from a small number of sales of large, relatively expensive systems, typically ranging in price from $100,000 to $2,000,000. If we fail to receive orders for these large systems in a given sales cycle on a consistent basis, our business could be significantly harmed. Further, our quarterly results are difficult to predict because we cannot predict in which quarter, if any, large system sales will occur in a given year. As a result, we believe that quarter-to-quarter comparisons of our results of operations are not a good indication of our future performance. In some future quarters, our operating results may be below the expectations of securities analysts and investors, in which case the market price of our Common Stock may decrease significantly.

Our lengthy sales cycle may cause us to expend significant resources for one year or more in anticipation of a sale to certain customers, yet we still may fail to complete the sale.

When considering the purchase of a large identity management product, potential customers may take as long as eighteen months to evaluate different solutions and obtain approval for the purchase. Under these circumstances, if we fail to complete a sale, we will have expended significant resources and received no revenue in return. Generally, customers consider a wide range of issues before committing to purchase our products, including product benefits, ability to operate with their current systems, product reliability and their own budgetary constraints. While potential customers are evaluating our products, we may incur substantial selling costs and expend significant management resources in an effort to accomplish potential sales that may never occur. In times of economic recession, our potential customers may be unwilling or unable to commit resources to the purchase of new and costly systems.

A number of our customers and potential customers are local, state, and federal government agencies that are subject to unique political and budgetary constraints and have special contracting requirements, which may affect our ability to obtain new and retain current government customers.

A significant number of our customers are government agencies. These agencies often do not set their own budgets and therefore have little control over the amount of money they can spend from quarter-to-quarter or year-to-year. In addition, these agencies experience political pressure that may dictate the manner in which they spend money. Due to political and budgetary processes and other scheduling delays that may frequently occur relating to the contract or bidding process, some government agency orders may be canceled or substantially delayed, and the receipt of revenue or payments from these agencies may be substantially delayed. In addition, future sales to government agencies will depend on our ability to meet government contracting requirements, certain of which may be onerous or impossible to meet, resulting in our inability to obtain a particular contract. Common requirements in government contracts include bonding requirements, provisions permitting the purchasing agency to modify or terminate at will the contract without penalty, and provisions permitting the agency to perform investigations or audits of our business practices, any of which may limit our ability to enter into new contracts or maintain our current contracts.

Two customers accounted for approximately 65% of our total revenue during the nine months ended September 30, 2020, and two customers accounted for approximately 37% of our total revenue during the year ended December 31, 2019. In the event of any material decrease in revenue from these customers, or if we are unable to replace the revenue through the sale of our products to additional customers, our financial condition and results from operations could be materially and adversely affected.

During the nine months ended September 30, 2020, two customers accounted for approximately 65% or $2,588,000 of our total revenue. During the year ended December 31, 2019, two customers accounted for approximately 37% or $1,301,000 of our total revenue. If these customers were to significantly reduce their relationship with the Company, or in the event that we are unable to replace the revenue through the sale of our products to additional customers, our financial condition and results from operations could be negatively impacted, and such impact would be material.

We occasionally rely on systems integrators to manage our large projects, and if these companies do not perform adequately, we may lose business.

We occasionally act as a subcontractor to systems integrators who manage large projects that incorporate our systems. We cannot control these companies, and they may decide not to promote our products or may price their services in such a way as to make it unprofitable for us to continue our relationship with them. Further, they may fail to perform under agreements with their customers, in which case we might lose sales to these customers. If we lose our relationships with these companies, our business, financial condition and results of operations may suffer.

Some third parties integrate our software into their platforms or solutions. Any delay in the integration of our software or the launch of third-party products may materially affect our results from operations and financial condition.

              We sell some of our software through larger product partners and/or resellers that will either resell our product alongside theirs, OEM a white label version of our products, or sell our products fully integrated into their offerings. In these cases, we are dependent upon the successful rollout of our products by our distribution partners. Any delays negatively affect our results from operations and financial condition.

If the patents we own or license, or our other intellectual property rights, do not adequately protect our products and technologies, we may lose market share to our competitors and our business, financial condition and results of operations would be adversely affected.

Our success depends significantly on our ability to protect our rights to the technologies used in our products. We rely on patent protection, trade secrets, as well as a combination of copyright and trademark laws and nondisclosure, confidentiality and other contractual arrangements to protect our technology. However, these legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. In addition, we cannot be assured that any of our current and future pending patent applications will result in the issuance of a patent to us. The U.S. Patent and Trademark Office (“PTO”) may deny or require significant narrowing of claims in our pending patent applications, and patents issued as a result of the pending patent applications, if any, may not provide us with significant commercial protection or may not be issued in a form that is advantageous to us. We could also incur substantial costs in proceedings before the PTO. These proceedings could result in adverse decisions as to the claims included in our patents.

Our issued and licensed patents and those that may be issued or licensed in the future may be challenged, invalidated or circumvented, which could limit our ability to stop competitors from marketing related products. Additionally, upon expiration of our issued or licensed patents, we may lose some of our rights to exclude others from making, using, selling or importing products using the technology based on the expired patents. We also must rely on contractual rights with the third parties that license technology to us to protect our rights in the technology licensed to us. Although we have taken steps to protect our intellectual property and technology, there is no assurance that competitors will not be able to design around our patents. We also rely on unpatented proprietary technology. We cannot assure you that we can meaningfully protect all our rights in our unpatented proprietary technology or that others will not independently develop substantially equivalent proprietary products or processes or otherwise gain access to our unpatented proprietary technology. We seek to protect our know-how and other unpatented proprietary technology with confidentiality agreements and intellectual property assignment agreements with our employees. However, such agreements may not provide meaningful protection for our proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements or in the event that our competitors discover or independently develop similar or identical designs or other proprietary information. In addition, we rely on the use of registered and common law trademarks with respect to the brand names of some of our products. Our common law trademarks provide less protection than our registered trademarks. Loss of rights in our trademarks could adversely affect our business, financial condition and results of operations.

Furthermore, the laws of foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States. If we fail to apply for intellectual property protection or if we cannot adequately protect our intellectual property rights in these foreign countries, our competitors may be able to compete more effectively against us, which could adversely affect our competitive position, as well as our business, financial condition and results of operations.

If third parties claim that we infringe their intellectual property rights, we may incur liabilities and costs and may have to redesign or discontinue selling certain products.

Whether a product infringes a patent involves complex legal and factual issues, the determination of which is often uncertain. We face the risk of claims that we have infringed on third parties’ intellectual property rights. Searching for existing intellectual property rights may not reveal important intellectual property and our competitors may also have filed for patent protection, which is not yet a matter of public knowledge, or claimed trademark rights that have not been revealed through our availability searches. Our efforts to identify and avoid infringing on third parties’ intellectual property rights may not always be successful. Any claims of patent or other intellectual property infringement, even those without merit, could:

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increase the cost of our products;

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be expensive and time consuming to defend;

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result in us being required to pay significant damages to third parties;

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force us to cease making or selling products that incorporate the challenged intellectual property;

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require us to redesign, reengineer or rebrand our products;

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require us to enter into royalty or licensing agreements in order to obtain the right to use a third party’s intellectual property, the terms of which may not be acceptable to us;

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require us to indemnify third parties pursuant to contracts in which we have agreed to provide indemnification to such parties for intellectual property infringement claims;

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divert the attention of our management; and

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result in our customers or potential customers deferring or limiting their purchase or use of the affected products until the litigation is resolved.

In addition, new patents obtained by our competitors could threaten a product’s continued life in the market even after it has already been introduced.

If our security measures or those of our third-party data center hosting facilities, Cloud computing platform providers, or third-party service partners, are breached, and unauthorized access is obtained to a customer’s data, our data or our IT systems, or authorized access is blocked or disabled, our services may be perceived as not being secure, customers may curtail or stop using our services, and we may incur significant legal and financial exposure and liabilities.

Our services involve the storage and transmission of our customers’ and our customers’ customers’ proprietary and other sensitive data, including financial information and other personally identifiable information. While we have security measures in place, they may be breached as a result of efforts by individuals or groups of hackers and sophisticated organizations, including state-sponsored organizations or nation-states. Our security measures could also be compromised by employee error or malfeasance, which could result in someone obtaining unauthorized access to, or denying authorized access to our IT systems, our customers’ data or our data, including our intellectual property and other confidential business information. Additionally, third parties may attempt to fraudulently induce employees or customers into disclosing sensitive information such as usernames, passwords or other information to gain access to our customers’ data, our data or our IT systems.

We take extraordinary measures to ensure identity authentication of users who access critical IT infrastructure, including but not limited to, two-factor, multi-factor and biometric identity verification. This substantially reduces the threat of unauthorized access by bad actors using compromised user credentials.

Because the techniques used to breach, obtain unauthorized access to, or sabotage IT systems change frequently, grow more complex over time, and generally are not recognized until launched against a target, we may be unable to anticipate or implement adequate measures to prevent against such techniques.

Our services operate in conjunction with and are dependent on products and components across a broad ecosystem and, if there are security vulnerabilities in one of these components, a security breach could occur. In addition, our internal IT systems continue to evolve, and we are often early adapters of new technologies and new ways of sharing data and communicating internally and with partners and customers, which increases the complexity of our IT systems. These risks are mitigated by our ability to maintain and improve business and data governance policies and processes and internal security controls, including our ability to escalate and respond to known and potential risks.

In addition, our customers may authorize third-party technology providers to access their customer data, and some of our customers may not have adequate security measures in place to protect their data that is stored on our servers. Because we do not control our customers or third-party technology providers, or the processing of such data by third-party technology providers, we cannot ensure the integrity or security of such transmissions or processing. Malicious third parties may also conduct attacks designed to temporarily deny customers access to our services.

A security breach could expose us to a risk of loss or inappropriate use of proprietary and sensitive data, or the denial of access to this data. A security breach could also result in a loss of confidence in the security of our services, damage our reputation, negatively impact our future sales, disrupt our business and lead to legal liability. Finally, the detection, prevention and remediation of known or potential security vulnerabilities, including those arising from third-party hardware or software may result in additional direct and indirect costs, for example additional infrastructure capacity to mitigate any system degradation that could result from remediation efforts.

Failure to comply with federal, state and international laws and regulations and our contractual obligations relating to privacy, data protection and consumer protection, or the expansion of current or the enactment of new laws or regulations relating to privacy, data protection and consumer protection, could adversely affect our business and our financial condition.

We collect and maintain significant amounts of personal data and other data relating to our customers and employees. A variety of federal, state and international laws and regulations, and certain industry standards, govern or apply to our collection, use, retention, sharing and security of consumer data. We are subject to certain laws, regulations, contractual obligations and industry standards (including, for example, the Payment Card Industry Data Security Standard, or PCI-DSS) relating to privacy, data protection, information security and consumer protection, which are evolving and subject to potentially differing interpretations. These requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another or may conflict with other rules or our practices. As a result, our practices may not complied or may not comply in the future with all such laws, regulations, requirements and obligations. Any failure, or perceived failure, by us to comply with our privacy policies or with any federal, state or international laws, regulations, industry self-regulatory principles, industry standards or codes of conduct, regulatory guidance, orders to which we may be subject or other legal or contractual obligations relating to privacy, data protection, information security or consumer protection could adversely affect our reputation, brand and business, and may result in claims, proceedings or actions against us by governmental entities or others or other liabilities or require us to change our operations and/or cease or modify our use of certain data sets. Any such claim, proceeding or action could hurt our reputation, brand and business, force us to incur significant expenses in defense of such proceedings, distract our management, increase our costs of doing business, result in a loss of customers and suppliers or an inability to process credit card payments and may result in the imposition of monetary penalties. We may also be contractually required to indemnify and hold harmless third parties from the costs or consequences of non-compliance with any laws, regulations or other legal obligations relating to privacy or consumer protection or any inadvertent or unauthorized use or disclosure of data that we store or handle as part of operating our business.

Foreign laws and regulations relating to privacy, data protection, information security and consumer protection often are more restrictive than those in the United States. The European Union, for example, traditionally has imposed stricter obligations under its laws and regulations relating to privacy, data protection and consumer protection than the United States. In May 2018 the European Union's new regulation governing data practices and privacy called the General Data Protection Regulation, or GDPR, became effective and substantially replaced the data protection laws of the individual European Union member states. The law requires companies to meet more stringent requirements regarding the handling of personal data of individuals in the EU than were required under predecessor EU requirements. In the United Kingdom, a Data Protection Bill that substantially implements the GDPR also became law in May 2018. The law also increases the penalties for non-compliance, which may result in monetary penalties of up to €20.0 million or 4% of a company's worldwide turnover, whichever is higher. The GDPR and other similar regulations require companies to give specific types of notice and in some cases seek consent from consumers and other data subjects before collecting or using their data for certain purposes, including some marketing activities. Outside of the European Union, many countries have laws, regulations, or other requirements relating to privacy, data protection, information security, and consumer protection, and new countries are adopting such legislation or other obligations with increasing frequency. Many of these laws may require consent from consumers for the use of data for various purposes, including marketing, which may reduce our ability to market our products. There is no harmonized approach to these laws and regulations globally. Consequently, we increase our risk of non-compliance with applicable foreign data protection laws by operating internationally. We may need to change and limit the way we use personal information in operating our business and may have difficulty maintaining a single operating model that is compliant. In addition, various federal, state and foreign legislative and regulatory bodies, or self-regulatory organizations, may expand current laws or regulations, enact new laws or regulations or issue revised rules or guidance regarding privacy, data protection, information security and consumer protection. For example, California recently adopted the California Consumer Privacy Act of 2018 (“CCPA”), which provides new data privacy rights for consumers and new operational requirements for businesses. The CCPA includes a statutory damages framework and private rights of action against businesses that fail to comply with certain CCPA terms or implement reasonable security procedures and practices to prevent data breaches. The CCPA went into effect in January 2020.The effects of the CCPA potentially are significant, however, and may require us to modify our data processing practices and policies and to incur substantial costs and expenses in an effort to comply. As a general matter, compliance with laws, regulations, and any applicable rules or guidance from self-regulatory organizations relating to privacy, data protection, information security and consumer protection, may result in substantial costs and may necessitate changes to our business practices, which may compromise our growth strategy, adversely affect our ability to acquire customers, and otherwise adversely affect our business, financial condition and operating results.

We operate in foreign countries and are exposed to risks associated with foreign political, economic and legal environments and with foreign currency exchange rates.

We have significant foreign operations. As a result, we are exposed to risks, including among others, risks associated with foreign political, economic and legal environments and with foreign currency exchange rates. Our results may be adversely affected by, among other things, changes in government policies with respect to laws and regulations, anti-inflation measures, currency conversions, collection of receivables abroad and rates and methods of taxation.

We depend on key personnel, the loss of any of whom could materially adversely affect future operations.

Our success will depend to a significant extent upon the efforts and abilities of our executive officers and other key personnel. The loss of the services of one or more of these key employees and any negative market or industry perception arising from the loss of such services could have a material adverse effect on us and the trading price of our Common Stock. Our business will also be dependent upon our ability to attract and retain qualified personnel. Acquiring and keeping these personnel could prove more difficult or cost substantially more than estimated and we cannot be certain that we will be able to retain such personnel or attract a high caliber of personnel in the future.

We may have additional tax assessments.

We are subject to income taxes in the United States. Significant judgments are required in determining our provisions for income taxes. In the course of preparing our tax provisions and returns, we must make calculations where the ultimate tax determination may be uncertain. Our tax returns are subject to examination by the Internal Revenue Service (“IRS”) and state tax authorities. There can be no assurance as to the outcome of these examinations. If the ultimate determination of taxes owed is for an amount in excess of amounts previously accrued, our operating results, cash flows, and financial condition could be adversely affected.

We face competition from companies with greater financial, technical, sales, marketing and other resources, and, if we are unable to compete effectively with these competitors, our market share may decline and our business could be harmed.

We face competition from other established companies. A number of our competitors have longer operating histories, larger customer bases, significantly greater financial, technological, sales, marketing and other resources than we do. As a result, our competitors may be able to respond more quickly than we can to new or changing opportunities, technologies, standards or client requirements, more quickly develop new products or devote greater resources to the promotion and sale of their products and services than we can. Likewise, their greater capabilities in these areas may enable them to better withstand periodic downturns in the identity management solutions industry and compete more effectively on the basis of price and production. In addition, new companies may enter the markets in which we compete, further increasing competition in the identity management solutions industry.

We believe that our ability to compete successfully depends on a number of factors, including the type and quality of our products and the strength of our brand names, as well as many factors beyond our control. We may not be able to compete successfully against current or future competitors, and increased competition may result in price reductions, reduced profit margins, loss of market share and an inability to generate cash flows that are sufficient to maintain or expand the development and marketing of new products, any of which would adversely impact our results of operations and financial condition.

Risks Related to Our Securities

Our Common Stock is subject to “penny stock” rules.

Our Common Stock is currently defined as a “penny stock” under Rule 3a51-1 promulgated under the Exchange Act which are subject to Rules 15g-2 through 15g-7 and Rule 15g-9, which impose additional sales practice requirements on broker-dealers that sell penny stocks to persons other than established customers and institutional accredited investors. Among other things, for transactions covered by these rules, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. Consequently, these rules may affect the ability of broker-dealers to sell our Common Stock and affect the ability of holders to sell their shares of our Common Stock in the secondary market. To the extent our Common Stock is subject to the penny stock regulations, the market liquidity for our shares will be adversely affected.

Our stock price has been volatile, and your investment in our Common Stock could suffer a decline in value.

There has been significant volatility in the market price and trading volume of equity securities, which is unrelated to the financial performance of the companies issuing the securities. These broad market fluctuations may negatively affect the market price of our Common Stock. You may not be able to resell your shares at or above the price you pay for those shares due to fluctuations in the market price of our Common Stock caused by changes in our operating performance or prospects and other factors.

Some specific factors that may have a significant effect on our Common Stock market price include:

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actual or anticipated fluctuations in our operating results or future prospects;

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our announcements or our competitors’ announcements of new products;

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the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

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strategic actions by us or our competitors, such as acquisitions or restructurings;

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new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

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changes in accounting standards, policies, guidance, interpretations or principles;

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changes in our growth rates or our competitors’ growth rates;

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developments regarding our patents or proprietary rights or those of our competitors;

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our inability to raise additional capital as needed;

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substantial sales of Common Stock underlying warrants and preferred stock;

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concern as to the efficacy of our products;

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changes in financial markets or general economic conditions;

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sales of Common Stock by us or members of our management team; and

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changes in stock market analyst recommendations or earnings estimates regarding our Common Stock, other comparable companies or our industry generally.

Our future sales of our Common Stock could adversely affect its price and our future capital-raising activities could involve the issuance of equity securities, which would dilute shareholders’ investments and could result in a decline in the trading price of our Common Stock.

We may sell securities in the public or private equity markets if and when conditions are favorable, even if we do not have an immediate need for additional capital at that time. Sales of substantial amounts of our Common Stock, or the perception that such sales could occur, could adversely affect the prevailing market price of our Common Stock and our ability to raise capital. We may issue additional Common Stock in future financing transactions or as incentive compensation for our executive management and other key personnel, consultants and advisors. Issuing any equity securities would be dilutive to the equity interests represented by our then-outstanding shares of Common Stock. The market price for our Common Stock could decrease as the market takes into account the dilutive effect of any of these issuances. Furthermore, we may enter into financing transactions at prices that represent a substantial discount to the market price of our Common Stock. A negative reaction by investors and securities analysts to any discounted sale of our equity securities could result in a decline in the trading price of our Common Stock.

The holders of our Preferred Stock (as defined below) have certain rights and privileges that are senior to our Common Stock, and we may issue additional shares of Preferred Stock without stockholder approval that could have a material adverse effect on the market value of the Common Stock.

Our Board of Directors has the authority to issue a total of up to 5.0 million shares of preferred stock, par value $0.01 per share (“Preferred Stock”) and to fix the rights, preferences, privileges, and restrictions, including voting rights, of the Preferred Stock, which typically are senior to the rights of the Common Stock, without any further vote or action by the holders of our Common Stock. The rights of the holders of our Common Stock will be subject to, and may be adversely affected by, the rights of the holders of the Preferred Stock that have been issued or might be issued in the future. Preferred Stock also could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. This could delay, defer, or prevent a change in control. Furthermore, holders of our Preferred Stock may have other rights, including economic rights, senior to the Common Stock. As a result, their existence and issuance could have a material adverse effect on the market value of the Common Stock. We have in the past issued and may from time to time in the future issue, Preferred Stock for financing or other purposes with rights, preferences, or privileges senior to the Common Stock. As of January 22, 2021, we had four series of Preferred Stock outstanding, the Series A Preferred, Series A-1 Preferred, Series B Preferred, and Series D Preferred.

The provisions of our Series A Preferred prohibit the payment of dividends on our Common Stock unless the dividends on our preferred shares are first paid. In addition, upon a liquidation, dissolution or sale of our business, the holders of our Series A Preferred will be entitled to receive, in preference to any distribution to the holders of Common Stock, initial distributions of $1,000 per share, plus all accrued but unpaid dividends. As of September 30, 2020 and December 31, 2019, there were 18,917 and 37,467 shares of our Series A Preferred outstanding, respectively. As of January 22, 2021, there were 13,047.3 shares of Series A Preferred Outstanding. As of September 30, 2020 and December 31, 2019, we had no cumulative undeclared dividends on our Series A Preferred.

The provisions of our Series A-1 Preferred prohibit the payment of dividends on our Common Stock unless the dividends on our preferred shares are first paid. In addition, upon a liquidation, dissolution or sale of our business, the holders of our Series A-1 Preferred will be entitled to receive, in preference to any distribution to the holders of Common Stock, initial distributions of $1,000 per share, plus all accrued but unpaid dividends. As of September 30, 2020, and December 31, 2019, there were 18,200 and 0 shares of our Series A-1 Preferred outstanding, respectively. As of January 22, 2021, there were 12,935.3 shares of Series A-1 Preferred outstanding. As of September 30, 2020, we had no cumulative undeclared dividends on our Series A-1 Preferred.

The provisions of our Series B Preferred prohibit the payment of dividends on our Common Stock unless the dividends on our preferred shares are first paid. In addition, upon a liquidation, dissolution or sale of our business, the holders of our Series B Preferred will be entitled to receive, in preference to any distribution to the holders of Common Stock, initial distributions of $2.50 per share, plus all accrued but unpaid dividends. As of January 22, 2021, the nine months ending September 30, 2020, and December 31, 2019, there were 239,400 shares of Series B Preferred outstanding. As of September 30, 2020, and December 31, 2019, we had cumulative undeclared dividends on our Series B Preferred of approximately $21,000 and $8,000, respectively.

The provisions of our Series C Preferred prohibit the payment of dividends on our Common Stock unless the dividends on our preferred shares are first paid. In addition, upon a liquidation, dissolution or sale of our business, the holders of our Series C Preferred will be entitled to receive, in preference to any distribution to the holders of Common Stock, initial distributions of $10,000 per share, plus all accrued but unpaid dividends. As of September 30, 2020 and December 31, 2019 there were 1,000 shares of Series C Preferred outstanding, respectively. As of September 30, 2020 and December 31, 2019, we had no cumulative undeclared dividends on our Series C Preferred. As of January 22, 2021, there were no shares of Series C Preferred outstanding.

The provisions of our Series D Preferred prohibit the payment of dividends on our Common Stock unless the dividends on our preferred shares are first paid. In addition, upon a liquidation, dissolution or sale of our business, the holders of our Series D Preferred will be entitled to receive, in preference to any distribution to the holders of Common Stock, initial distributions of $1,000 per share, plus all accrued but unpaid dividends. As of January 22, 2021 and December 31, 2019, there were 22,863.3 and 0 shares of Series D Preferred outstanding, respectively. As of January 22, 2021, we had approximately $55,888 in cumulative undeclared dividends on our Series D Preferred.

Upon the occurrence of certain events, we may be required to redeem all or a portion of our Preferred Stock.

Holders of certain of our Preferred Stock may require us to redeem all or any portion of such Holder’s shares Preferred Stock within specific date from issuance or in the event of the consummation of a Change of Control (as such term is defined in the Certificate of Designations, Preferences and Rights of each class of Preferred Stock). We cannot assure you that we will maintain sufficient cash reserves or that our business will generate cash flow from operations at levels sufficient to permit us to redeem our shares of Preferred Stock if and when required to do so. In the event we have insufficient cash available or do not have access to additional third-party financings on commercially reasonable terms or at all to complete such redemption, our business, results of operations, and financial condition may be materially adversely affected.

Certain large shareholders may have certain personal interests that may affect the Company.

As a result of the securities issued to Goldman Capital Management and related entities controlled by Neal Goldman, a member of our Board of Directors until November 12, 2020 (together, “Goldman”), Goldman beneficially owns, in the aggregate, approximately 39.7% of the Company’s outstanding voting securities as of January 22, 2021.  As a result, Goldman has the potential ability to exert influence over the outcome of issues requiring approval by the Company’s shareholders. This concentration of ownership may have effects such as delaying or preventing a change in control of the Company that may be favored by other shareholders or preventing transactions in which shareholders might otherwise recover a premium for their shares over current market prices.

Nantahala Capital Management, LLC, and its affiliates have significant control over us, which may lead to conflicts with other stockholders over corporate governance.

All classes of the Company's Preferred Stock vote on an as-converted basis with the Company's Common Stock, except for certain provisions whereby the Preferred Stock is entitled to vote as a separate class. As of January 22, 2021, the Company had 732,146,961 votes outstanding when all shares of capital stock vote on an as-converted basis, consisting of: (i) 13,047.3 shares of Series A Preferred, which, when voting on an as-converted basis, converts into 65,393,783 votes; (ii) 12,935.3 shares of Series A-1 Preferred, which, when voting on as-converted basis, converts into 64,832,432 votes; (iii) 22,863.28 shares of Series D Preferred, which, when voting on an as-converted basis, converts into 393,124,651 votes; and (iv) 208,749,834 shares of Common Stock, which are entitled to one vote per share of Common Stock.

Nantahala Capital Management, LLC, and its affiliates, Blackwell Partners LLC - Series A, Nantahala Capital Partners Limited Partnership, Nantahala Capital Partners II Limited Partnership, Nantahala Capital Partners SI, LP, NCP QR Limited Partnership, and Silver Creek CS SAV, L.L.C. (collectively, the "Nantahala Entities"), control 266,599,037 shares, or approximately 36.4%, of the voting power of our voting securities, on an as-converted basis. Consequently, Nantahala, the Nantahala Entities, and its principals, control 36.4% of the voting power of the Company's issued voting securities, and can significantly influence all matters requiring approval by our stockholders, including the election of directors and significant corporate transactions, such as mergers or other business combination transactions.

Nantahala and the Nantahala Entities, as the holders of a majority of the Company's Series D Preferred, will have the ability to determine at least two of the individuals nominated and elected to serve on the Company's Board of Directors, as the Company's Amended and Restated Certificate of Incorporation (the “Amended Charter”) grants holders of Series D Preferred the right to elect two (2) individuals to serve on the Company's Board of Directors.

Our corporate documents and Delaware law contain provisions that could discourage, delay or prevent a change in control of the Company.

Provisions in our certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition involving us that our stockholders may consider favorable. For example, our certificate of incorporation authorizes Preferred Stock, which carries special rights, including voting and dividend rights. With these rights, holders of Preferred Stock could make it more difficult for a third party to acquire us.

Our Amended Charter designate courts within the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, and the federal district courts for the United States of America for claims brought under the Securities Act of 1933, as amended, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.

Our Amended Charter requires that, to the fullest extent permitted by law, and unless the Company consents in writing to the selection of an alternative forum, a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware), will, to the fullest extent permitted by law, be the sole and exclusive forum for each of the following:

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any derivative action or proceeding brought on behalf of the Company;

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any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Company to the Company or the Company’s stockholders;

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any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the Delaware General Corporation Law or the Company’s Amended Charter, or the Amended and Restated Bylaws; or

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any action asserting a claim against the Company or any director or officer or other employee of the Company governed by the internal affairs doctrine.

Furthermore, the Amended Charter sets forth that the federal district courts of the United States of America are the exclusive forum for the resolution of any causes of action arising under the Securities Act of 1933, as amended (the “Securities Act”).

Because the applicability of the exclusive forum provision is limited to the extent permitted by law, we believe that the exclusive forum provision would not apply to suits brought to enforce any duty or liability created by the Securities Exchange Act of 1934, as amended (“Exchange Act”), or any other claim for which the federal courts have exclusive jurisdiction. We note that there is uncertainty as to whether a court would enforce the provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law and federal law under the Securities Act in the types of lawsuits to which they apply, the provisions may have the effect of discouraging lawsuits against our directors and officers.

We do not expect to pay cash dividends on our Common Stock for the foreseeable future.

We have never paid cash dividends on our Common Stock and do not anticipate that any cash dividends will be paid on the Common Stock for the foreseeable future. The payment of any cash dividend by us will be at the discretion of our Board of Directors and will depend on, among other things, our earnings, capital, regulatory requirements and financial condition. Furthermore, the terms of our Series A Preferred, Series A-1 Preferred, Series B Preferred, Series C Preferred and Series D Preferred directly limit our ability to pay cash dividends on our Common Stock.

DESCRIPTION OF THE SERIES D FINANCING

On November 12, 2020 and December 23, 2020, the Company consummated private placements of 12,060 shares of its Series D Convertible Preferred Stock, par value $0.01 per share (the "Series D Preferred") resulting in gross proceeds to the Company of $12.06 million, less fees and expenses (the “Series D Financing”). The Series D Financing was completed pursuant to purchase agreements entered into with certain accredited investors (the "Investors") on September 28, 2020, whereby the Company agreed to sell to Series D Preferred for a purchase price of $1,000 per share. The gross proceeds from the Series D Financing include approximately $2.2 million in principal amount due and payable under the terms of certain term loans issued by the Company on September 29, 2020 (“Bridge Notes”), which Bridge Notes were converted into Series D Preferred at Closing (the “Conversion”).

Series D Preferred ranks senior to all Common Stock and all other present and future classes or series of capital stock, except for Series B Preferred, and upon liquidation will be entitled to receive the Liquidation Preference Amount (as defined in the Certificate of Designations, Preferences, and Rights of Series D Convertible Preferred Stock (the "Series D Certificate")) plus any accrued and unpaid dividends, before the payment or distribution of the Company’s assets or the proceeds thereof is made to the holders of any junior securities. Additionally, dividends on shares of Series D Preferred will be paid prior to any junior securities, and are to be paid at the rate of 4% of the Stated Value (as defined in the Series D Certificate) per share per annum in the form of cash or shares of Series D Preferred. Holders of Series D Preferred shall vote together with holders of Common Stock on an as-converted basis, and not as a separate class, except (i) the holders of Series D Preferred, voting as a separate class, shall be entitled to elect two directors, (ii) the holders of Series D Preferred have the right to vote as a separate class regarding the waiver of certain protective provisions set forth in the Series D Certificate, and (iii) as otherwise required by law.

The holders of Series D Preferred may voluntarily convert their shares of Series D Preferred into Common Stock at any time that is at least ninety days following the issuance date, at the conversion price calculated by dividing the Stated Value by the conversion price of $0.0583 per share of Common Stock, subject to adjustments as set forth in Section 5(e) of the Series D Certificate. The shares of Common Stock issuable upon conversion of the Series D Preferred shall be subject to the following registration rights: (i) one demand registration starting three months after the Closing, (ii) two demand registrations starting one year after the Closing, and (iii) unlimited piggy-back and Form S-3 registration rights with reasonable and customary terms. On the fourth anniversary of the Issuance Date (as defined in the Series D Certificate), or in the event of the consummation of a Change of Control (as defined in the Series D Certificate), if any shares of Series D Preferred are outstanding, then each holder of Series D Preferred shall have the right (the “Holder Redemption Right”), at such holder’s option, to require the Company to redeem all or any portion of such holder’s shares of Series D Preferred at the Liquidation Preference Amount per share of Series D Preferred plus an amount equal to all accrued but unpaid dividends, if any, (such price, the “Holder Redemption Price”), which Holder Redemption Price shall be paid in cash.

Concurrently with the execution of the Purchase Agreement, the Company and the Investors executed (i) a Registration Rights Agreement, pursuant to which the Company agreed to file a registration statement with the SEC within thirty days of Closing to register the shares of Common Stock issuable upon conversion of the Series D Preferred issued at Closing, and the Company is filing the registration statement, of which this prospectus forms a part, in satisfaction of that obligation under the Registration Rights Agreement; (ii) a Series C Exchange Agreement, pursuant to which the Company and certain holders of the Company’s Series C Preferred exchanged their Series C Preferred, with a liquidation preference of approximately $10.0 million, for Series D Preferred at Closing; and (iii) a Loan Agreement, pursuant to which each Investor signatory thereto made a term loan to the Company, secured by all assets of the Company, in an amount equal to 20% of such Investor’s purchase commitment as set forth in the Purchase Agreement (“Bridge Loan”), which Bridge Loan, plus accrued interest, rolled into, and was used to purchase, Series D Preferred at Closing.

The Purchase Agreement contains covenants, requiring the Company to, among other things, file an application to list its Common Stock on the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market on or before December 31, 2020.

At Closing, pursuant to the Purchase Agreement, Messrs. Steve Hamm, David Loesch, David Carey, Neal Goldman, and Jim Miller resigned as members of the Board of Directors of the Company. Each of the director’s resignations were not the result of any disagreements with respect to the Company's operations, policies, or practices, and were effected in connection with the consummation of the Series D Financing. Following the resignation of Messrs. Hamm, Loesch, Carey, Goldman, and Miller (the “Former Directors”), on November 13, 2020, Messrs. Ben Smeal and James Demitrieus were appointed by the sole remaining director, Kristin Taylor, to fill two of the vacancies on the Company’s Board of Directors resulting from the resignation of the Former Directors (the “Board Restructuring”). On November 24, 2020, Douglas Morgan was appointed to serve as an additional member of the Board of Directors.

For more information on the Series D Financing, Bridge Loan, Purchase Agreement, Registration Rights Agreement, Series C Exchange Agreement, Escrow Agreement, and Loan Agreement, see the Company’s Current Reports on Form 8-K filed with the SEC on September 30, 2020, November 18, 2020 and December 31, 2020. For more information on the Board Restructuring, see the Company’s Information Statement filed with the SEC on October 27, 2020, as amended October 28, 2020.

SELLING STOCKHOLDERS

This prospectus relates to the sale from time to time by the Selling Stockholders of up to 217,027,139 shares of our Common Stock, of which 206,861,063 shares are issuable as Conversion Shares and an estimated 10,166,076 may be issued as Dividend Shares within 12 months from the date of this prospectus. Both the Conversion Shares and the Dividend Shares are issuable to the Selling Stockholders pursuant to certain rights associated with shares of Series D Preferred purchased by the Selling Stockholders during the Series D Financing, which shares of Series D Preferred were issued and outstanding prior to the original date of filing of the registration statement of which this prospectus forms a part.

Selling Stockholders Table

The table below presents information as of January 22, 2021, regarding the selling stockholders and the shares of Common Stock the selling stockholders may offer and sell from time to time under this prospectus, including an aggregate of 206,861,063 shares of Common Stock that may be issued to them from time to time as Conversion Shares and an estimated 10,166,076 shares of Common Stock that may be issued as Dividend Shares within 12 months from the date of this prospectus. More specifically, the following table sets forth as to the selling stockholders:

●
the number of shares of our Common Stock that the selling stockholders beneficially owned prior to this offering;

●
the total number of shares of our Common Stock that the selling stockholders may offer for resale pursuant to this prospectus; and

●
the number and percent of shares of our Common Stock beneficially held by the selling stockholders after this offering, assuming all of the resale shares of Common Stock are sold by the selling stockholders and that the selling stockholders do not acquire any other shares of our Common Stock prior to their assumed sale of all of the resale shares.

The table is prepared based on information supplied to us by the selling stockholders. Although we have assumed for purposes of the table below that the selling stockholders will sell all of the securities offered by this prospectus, because the selling stockholders may offer from time to time all or some of their securities covered under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of securities that will be resold by the selling stockholders or that will be held by the selling stockholders after completion of the resales. In addition, the selling stockholders may have sold, transferred or otherwise disposed of the securities in transactions exempt from the registration requirements of the Securities Act, since the date the selling stockholders provided the information regarding their securities holdings. Information covering the selling stockholders may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary and required.

Except as described above, there are currently no agreements, arrangements or understandings with respect to the resale of any of the securities covered by this prospectus.

The applicable percentages of ownership are based on an aggregate of 208,749,834 shares of our Common Stock issued and outstanding on January 22, 2021. The number of shares Common Stock beneficially owned by the selling stockholders is determined under rules promulgated by the Securities and Exchange Commission.

	Shares Beneficially Owned Prior	Maximum Shares Being Offered Hereby		Shares Beneficially Owned After the Offering
Name of Selling Stockholder	to the Offering (1)(2)	Conversion Shares	Dividend Shares (3)	Number (1)(4)	Percent (4)(5)

Allison Bibicoff	1,756,759	857,633	42,310	856,817	*
Alpha Capital Anstalt	6,883,172	6,861,063	307,223	-	*
Bibicoff Family Trust (6)	3,446,703	2,572,899	126,930	746,875	*
Blackwell Partners LLC - Series A (7)	42,576,615	19,343,054	954,257	22,279,304	11.2%
Cozad Investments, LP(8)	1,798,254	1,715,266	84,620	-	*
Dan Thompson	4,593,797	4,288,165	211,549	94,083	*
Dennis Lavalle	4,993,312	3,430,532	169,240	1,393,540	*
Empire Group Ltd.(9)	1,798,254	1,715,266	84,620	-	*
Eric S. Mueller Revocable Living Trust, Ltd 3/27/2014 (10)	4,495,634	4,288,165	211,549	-	*
Heidi Anne Harman Trust (11)	2,206,654	1,715,266	84,620	406,768	*
Iroquois Master Fund Ltd.(12)	1,798,254	1,715,266	84,620	-	*
James W Sight	4,213,571	1,715,266	84,620	2,413,685	1.3%
Jay Petschek	3,596,507	3,430,532	169,240	-	*
Lane Ventures Inc.	3,436,053	1,715,266	76,806	1,643,987	*
Nantahala Capital Partners Limited Partnership(7)	16,705,361	6,850,772	337,971	9,516,617	5.1%
Nantahala Capital Partners II Limited Partnership (7)	48,350,628	27,785,592	1,370,756	19,194,280	9.3%
Nantahala Capital Partners SI, LP (7)	126,093,745	53,806,175	2,654,438	69,633,133	29.7%
NCP QR Limited Partnership (7)	19,619,066	18,670,669	921,086	27,311	*
Pershing c/f Jerold Novack IRA (13)	4,549,634	4,288,165	211,549	49,920	*
Peter K. Nitz	1,241,953	1,029,160	50,772	162,021	*
Plum Investments L.P. (14)	39,621,409	25,728,988	1,269,297	12,623,125	6.2%
Richard Molinsky	2,081,176	1,715,266	84,620	281,290	*
Silver Creek CS SAV, L.L.C. (7)	12,761,914	2,188,680	107,975	10,465,259	5.8%
Stanley Caplan	4,0466,070	3,859,349	190,395	-	*
Stephen A. Ferriss	3,873,331	1,715,266	84,620	2,073,445	1.2%
The Stadlin Trust Ltd 05/25/01 (15)	3,063,956	1,286,450	63,465	1,714,041	*
_______________

*	Denotes a percentage less than one percent.

(1)	Includes shares owned prior to the private placement transactions, which shares are not being offered pursuant to this prospectus.
(2)
Includes shares of Common Stock that may be issued as Conversion Shares within 60 days of January 22, 2021 and shares of Common Stock issued as Dividend Shares on January 22, 2021, but does not include shares of Common Stock that may be issued as Dividend Shares after January 22, 2021. Assumes complete conversion of all Series D Preferred convertible within 60 days of January 22, 2021, without regard to any limitations on conversions or exercise.

(3)
Per the Series D Certificate, dividends are payable quarterly in cash or through the issuance of shares of additional Series D Preferred. If payable in shares of Series D Preferred, the number of shares of Series D Preferred to be issued to each applicable holder shall be determined by dividing the total dividend then being paid to such holder in shares of Series D Preferred by the Liquidation Preference Amount per share of Series D Preferred (as defined in the Series D Certificate) as of the applicable Dividend Payment Date, and rounding up to the nearest whole share.

Because the aggregate number of Dividend Shares issuable within the 12 month period following the date of this prospectus is not currently known, this column identifies shares of Common Stock estimated to be issuable as Dividend Shares within 12 months of January 22, 2021.

(4)	Assumes that each selling stockholder will sell all Conversion Shares and Dividend Shares offered by it under this prospectus.

(5)
This number represents the percentage of Common Stock to be owned by the selling stockholder after completion of the offering based on 208,749,834 shares of Common Stock outstanding on January 22, 2021, as adjusted to reflect the assumption that all 12,060 shares of Series D Preferred are converted into the corresponding number of shares of Common Stock, including an additional 10,166,076 shares issuable as dividend shares, so that there will be an aggregate of 425,776,973 shares of Common Stock outstanding.

(6)	Harvey Bibicoff, Trustee for the Bibicoff Family Trust, may be deemed to hold voting and dispositive power over the shares identified herein.

(7)
Nantahala Capital Management, LLC is a Registered Investment Adviser and has been delegated the legal power to vote and/or direct the disposition of securities on behalf of these entities as a General Partner or Investment Manager and would be considered the beneficial owner of such securities. Wilmot B. Harkley and Daniel Mack, as principles of Nantahala Capital Management, LLC, may be deemed to hold voting and dispositive power over the shares identified herein. The above shall not be deemed to be an admission by the record owners or these selling stockholders that they are themselves beneficial owners of these shares of securities for purposes of Section 13(d) of the Exchange Act or any other purpose.

(8)	Jeffrey A. Cozad, Managing Member of GP of Cozad Investments, LP, may be deemed to hold voting and dispositive power over the shares identified herein.

(9)	Afef Laouiti Fleury of Primeway S.A. may be deemed to hold voting and dispositive power over the shares identified herein.

(10)	Eric S. Mueller, Trustee for the Eric S. Mueller Revocable Living Trust, dtd 3/27/2014, may be deemed to hold voting and dispositive power over the shares identified herein.

(11)	Heidi Anne Harmanmay be deemed to hold voting and dispositive power over the shares identified herein.

(12)	Richard Abbe, managing member of Iroquios Master Fund Ltd., may be deemed to hold voting and dispositive power over the shares identified herein.

(13)	Jerold Novack may be deemed to hold voting and dispositive power over the shares identified herein.

(14)	Tom Y. Lee, G.P. of Plum Investments L.P., may be deemed to hold voting and dispositive power over the shares identified herein.

(15)	Mr. David Stadlin, Trustee for the Stadlin Trust, dated 5/25/01, may be deemed to hold voting and dispositive power over the shares identified herein.

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock issuable to the Selling Stockholders as Conversion Shares upon conversion of the Series D Preferred and as Dividend Shares issuable as payment of accrued dividends on shares of Series D Preferred to permit the resale of these securities by such holders of the securities from time to time. We will not receive any of the proceeds from the sale by the Selling Stockholders of the securities. We will bear all fees and expenses incident to our obligation to register the securities.

The selling stockholders may sell all or a portion of the securities beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the securities are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The securities may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling stockholders may use any one or more of the following methods when selling securities:

●
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●
block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●
an exchange distribution in accordance with the rules of the applicable exchange;

●
privately negotiated transactions;

●
settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●
broker-dealers may agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per share;

●
through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

●
a combination of any such methods of sale; and

●
any other method permitted pursuant to applicable law.

The selling stockholders also may resell all or a portion of the securities in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. If the Selling Stockholders effect such transactions by selling securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the securities for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with sales of the securities or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging in positions they assume. The selling stockholders may also sell securities short and if such short sale shall take place after the date that the registration statement of which this prospectus is a part is declared effective by the Securities and Exchange Commission (“SEC”), the Selling Stockholders may deliver securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge securities to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the Selling Stockholders have been advised that they may not use shares of Common Stock registered on this registration statement to cover short sales of our securities made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus or an amendment to this prospectus or the registration statement, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer or agents participating in the distribution of the securities may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

Each selling stockholder has informed us that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. Certain of the Selling Stockholders are affiliates of broker-dealers. Each such selling stockholder has represented to us that it acquired the securities to be resold pursuant to this prospectus in the ordinary course of its business and, at the time of the acquisition, such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute the securities. Upon being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file, if required, an amendment to this prospectus pursuant to Rule 424(b) under the Securities Act or an amendment to the registration statement, disclosing (1) the name of each such selling stockholder and of the participating broker-dealer(s), (2) the number of shares involved, (3) the price at which such securities were sold, (4) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (5) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (6) other facts material to the transaction. In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent.

Under the securities laws of some states, the securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the securities registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the securities by the selling stockholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the securities. All of the foregoing may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities. We will pay all expenses of the registration of the securities pursuant to a registration rights agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Stockholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the Selling Stockholders will be entitled to contribution. We may be indemnified by the Selling Stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Stockholders specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

USE OF PROCEEDS

The Common Stock to be offered and sold using this prospectus will be offered and sold by the Selling Stockholders named in this prospectus. Accordingly, we will not receive any proceeds from any sale of shares of our Common Stock in this offering.

DESCRIPTION OF OUR SECURITIES

General

Our certificate of incorporation, as amended (our “Charter”), authorizes the issuance of up to 1.0 billion shares of our common stock, $0.01 par value per share ("Common Stock"), and 5,000,000 shares of preferred stock, $0.01 par value per share ("Preferred Stock").

We may elect or be required to amend our Charter to increase the number of shares of Common Stock authorized for issuance prior to completing sales of shares of our Common Stock, or securities convertible and/or exchangeable into shares of our Common Stock described in this prospectus.

Transfer Agent

The transfer agent and registrar for our Common Stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 250 Royall Street, Canton, Massachusetts 02021.

Common Stock

This section describes the general terms of our Common Stock that we may offer from time to time. For more detailed information, a holder of our Common Stock should refer to our Charter and our bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

As of January 22, 2021, we had 208,749,834 shares of Common Stock issued and outstanding. Our authorized but unissued shares of Common Stock are available for issuance without action by our shareholders. All shares of Common Stock now outstanding are fully paid and non-assessable.

Except as otherwise expressly provided in our Certificate of Incorporation, or as required by applicable law, all shares of our Common Stock have the same rights and privileges and rank equally, share ratably and are identical in all respects as to all matters, including, without limitation, those described below. All outstanding shares of Common Stock are fully paid and nonassessable.

The holders of our Common Stock have equal ratable rights to dividends from funds legally available, when, as and if declared by our Board of Directors. To date, we have not paid any dividends on our Common Stock. Holders of Common Stock are also entitled to share ratably in all of our assets available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs. The holders of our Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our Common Stock.

  Each holder of Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of the shareholders, including the election of directors. The holders of shares of Common Stock do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose and in such event, the holders of the remaining shares will not be able to elect any of our directors. The holders of 50% percent of the outstanding Common Stock constitute a quorum at any meeting of shareholders, and the vote by the holders of a majority of the outstanding shares are required to effect certain fundamental corporate changes, such as liquidation, merger or amendment of our Certificate of Incorporation.

Preferred Stock

This section describes the general terms and provisions of our outstanding shares of Preferred Stock, as well as Preferred Stock that we may offer from time to time. We will file a copy of the certificate of designation that contains the terms of each new series of Preferred Stock with the SEC each time we issue a new series of Preferred Stock. Each certificate of designation will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. A holder of our Preferred Stock should refer to the applicable certificate of designations, filed with the SEC as exhibits to the Company’s Annual Report on Form 10-K.

     Our Board of Directors has designated five series of Preferred Stock; (i) Series A Preferred, (ii) Series A-1 Preferred, (iii) Series B Preferred, (iv) Series C Preferred and (v) Series D Preferred. As of January 22, 2021, there were 13,047.3 shares of Series A Preferred outstanding, 12,935.3 shares of Series A-1 Preferred outstanding, 239,400 shares of series B Preferred outstanding, 0 shares of Series C Preferred outstanding, and 22,863.3 shares of Series D Preferred outstanding.

Our Board of Directors has the authority, without action by our shareholders to designate and issue Preferred Stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of our Common Stock. It is not possible to state the actual effect of the issuance of any shares of our Preferred Stock upon the rights of holders of our Common Stock until our Board of Directors determines the specific rights of the holders of our Preferred Stock. However, the effects might include, among other things:

●
restricting dividends on our Common Stock;

●
diluting the voting power of our Common Stock;

●
impairing the liquidation rights of our Common Stock; or

●
delaying or preventing a change in control of our Company without further action by our shareholders.

Series A Convertible Preferred Stock

On September 15, 2017, the Company filed the Certificate of Designations of the Series A Preferred with the Delaware Secretary of State, as amended September 10, 2018 and November 12, 2020 (the “Series A Certificate”), designating 38,000 shares of the Company’s preferred stock, par value $0.01 per share, as Series A Preferred. Shares of Series A Preferred accrue dividends at a rate of 4% per annum payable through the Conversion Period, as defined below, in shares of Common Stock. Each share of Series A Preferred has a liquidation preference of $1,000 per share and is convertible, at the option of the holder, into that number of shares of the Company’s Common Stock equal to the Liquidation Preference, divided by $0.20. Each holder of the Series A Preferred is entitled to vote on all matters, together with the holders of Common Stock, on an as converted basis. The Series A Preferred is subordinate to and ranks junior to the Company’s Series B Preferred, Series C Preferred, Series D Preferred and all indebtedness of the Company, and ranks senior to the Company’s Common Stock and to all other classes and series of equity securities of the Company which by their terms rank junior to the Series A Preferred. Holders of Series A Preferred may elect to convert shares of Series A Preferred into Conversion Shares at any time. In the event the volume-weighted average price (“VWAP”) of the Company’s Common Stock is at least $2.15 per share for at least 20 consecutive trading days, the Company may elect to convert one-half of the shares of Series A Preferred issued and outstanding, on a pro-rata basis, into Conversion Shares, or, if the VWAP of the Company’s Common Stock is at least $2.15 for 80 consecutive trading days, the Company may convert all issued and outstanding shares of Series A Preferred into Conversion Shares. In addition, the Series A Certificate provides for a voluntary conversion window, beginning on the consummation of the Series D Financing, and ends on August 1, 2021 (the “Conversion Period”), whereby holders may voluntarily convert all shares of Series A Preferred into Common Stock upon notice to the Company, and provides that holders of Series A Preferred that do not voluntarily convert all shares of Series A Preferred into Common Stock, a mandatory, automatic conversion of each such holder’s shares of Series A Preferred at a rate of 10% per month beginning on the consummation of the Series D Financing, with all shares converting by August 1, 2021. In the event of a Change of Control, the Company will have the option to redeem all issued and outstanding shares of Series A Preferred for 115% of the Liquidation Preference per share.

The Company had 18,917 shares and 37,467 shares of Series A Preferred outstanding as of September 30, 2020, and December 31, 2019, respectively. As of January 22, 2021, the Company had 13,047.3 shares of Series A Preferred outstanding. At September 30, 2020 and December 31, 2019, the Company had cumulative undeclared dividends of $0 and $0.  During the nine months ended September 30, 2020, and the year ended December 31, 2019, the Company issued the holders of Series A Preferred 219,374 and 6,959,523 shares of Common Stock, respectively, as payment of dividends due.

Series A-1 Convertible Preferred Stock

On July 14, 2020, the Company filed the Certificate of Designations, Preferences, and Rights of Series A-1 Convertible Preferred Stock (“Series A-1 Certificate”) with the Secretary of State for the State of Delaware – Division of Corporations, as amended November 12, 2020 (the “Series A-1 Certificate”), designating 31,021 shares of the Company’s preferred stock, par value $0.01 per share, as Series A-1 Preferred. Shares of Series A-1 Preferred accrue cumulative dividends at a rate of 4% per annum payable through the Conversion Period, as defined below, in shares of Common Stock.  Shares of Series A-1 Preferred rank senior to the Company’s Common Stock, pari-passu to the Company's Series A Preferred, and are subordinate and rank junior to (i) the Series B Preferred; (ii)  the Series C Preferred; (iii) the Series D Preferred; and (v) any Preferred Stock (“New Preferred”) issued in connection with a financing resulting in gross proceeds to the Company of at least $10.0 million (“Qualified Financing”), provided such Qualified Financing occurs on or before December 31, 2020. In the event the Company consummates a Qualified Financing prior to December 31, 2020, the Company may continue to offer such New Preferred until December 31, 2020, provided, however, the Qualified Financing shall not exceed $15.0 million, exclusive of any New Preferred offered in exchange for Series C Preferred; and (v) all indebtedness of the Company now or hereafter outstanding. Each share of Series A-1 Preferred has a liquidation preference equal to the greater of the greater of (i) $1,000 per share plus all accrued and unpaid dividends, or (ii) such amount per share as would have been payable had each such share been converted into Common Stock immediately prior to such liquidation, dissolution or winding up before any payment shall be made or any assets distributed to the holders of the Common Stock or any other classes and series of equity securities of the Company which by their terms rank junior to the Series A-1 Preferred. Each share of Series A-1 Preferred is convertible into that number of shares of the Company’s Common Stock (“Series A-1 Conversion Shares”) equal to that number of shares of Series A-1 Preferred being converted multiplied by $1,000, divided by $0.20. Holders of Series A-1 Preferred may elect to convert shares of Series A-1 Preferred into Series A-1 Conversion Shares at any time. In addition, the Series A-1 Certificate provides for a voluntary conversion window, beginning on the consummation of the Series D Financing, and ends on August 1, 2021 (the “Conversion Period”), whereby holders may voluntarily convert all shares of Series A Preferred into Common Stock upon notice to the Company, and provides that holders of Series A-1 Preferred that do not voluntarily convert all shares of Series A-1 Preferred into Common Stock, a mandatory, automatic conversion of each such holder’s shares of Series A-1 Preferred at a rate of 10% per month beginning on the consummation of the Series D Financing, with all shares converting by August 1, 2021.

The Company had 18,200 shares and 0 shares of Series A-1 Preferred outstanding as of September 30, 2020, and December 31, 2019, respectively.  As of January 22, 2021, the Company had 12,935.3 shares of Series A-1 Preferred Outstanding. During the nine months ended September 30, 2020, the Company issued 538,452 shares of Common Stock upon the conversion of 350 shares of Series A-1 Preferred.

Series B Convertible Preferred Stock

The Company had 239,400 shares of Series B Convertible Preferred Stock (“Series B Preferred”) outstanding as of January 22, 2021, September 30, 2020 and December 31, 2019. At September 30, 2020 and December 31, 2019, the Company had cumulative undeclared dividends of approximately $21,000 ($0.09 per share) and $8,000 ($0.03 per share), respectively. There were no conversions of Series B Preferred into Common Stock during the nine months ended September 30, 2020, or during the year ended December 31, 2019. The Company paid dividends of approximately $25,500 to the holders of our Series B Preferred during the nine months ended September 30, 2020, and approximately $51,000 during the year ended December 31, 2019.

Series C Convertible Preferred Stock

On September 10, 2018, the Company filed the Certificate of Designations, Preferences, and Rights of Series C Preferred with the Secretary of State for the State of Delaware – Division of Corporations, as amended November 12, 2020 (the “Series C Certificate”) designating 1,000 shares of the Company’s preferred stock, par value $0.01 per share, as Series C Preferred. Shares of Series C Preferred accrue dividends cumulatively and are payable quarterly at a rate of 8% per annum if paid in cash, or 10% per annum if paid by the issuance of shares of Common Stock. Each share of Series C Preferred has a liquidation preference equal to the greater of (i) the Stated Value plus all accrued and unpaid dividends, and (ii) such amount per share as would have been payable had each share been converted into Common Stock immediately prior to the occurrence of a Liquidation Event or Deemed Liquidation Event. Each share of Series C Preferred is convertible into that number of shares of the Company’s Common Stock equal to the Stated Value, divided by $1.00, which conversion rate is subject to adjustment in accordance with the terms of the Series C Certificate. Holders of Series C Preferred may elect to convert shares of Series C Preferred into Conversion Shares at any time. Holders of the Series C Preferred may also require the Company to redeem all or any portion of such holder’s shares of Series C Preferred at any time from and after the third anniversary of the issuance date or in the event of the consummation of a Change of Control (as such term is defined in the Series C Certificate). Subject to the terms and conditions set forth in the Series C Certificate, in the event the volume-weighted average price of the Company’s Common Stock is at least $3.00 per share (subject to adjustment in accordance with the terms of the Series C Certificate) for at least 20 consecutive trading days, the Company may convert all, but not less than all, issued and outstanding shares of Series C Preferred into Conversion Shares. In addition, in the event of a Change of Control, the Company will have the option to redeem all, but not less than all, issued and outstanding shares of Series C Preferred for 115% of the Liquidation Preference Amount per share. The Series C Certificate provides for a drag-along right whereby if at any time one or more holders of Series C Preferred then holding, in the aggregate, more than 50% of the outstanding shares of Series C Preferred, exchange all (but not less than all) of each such exchanging shareholder’s shares of Series C Preferred for shares of Series D Preferred, then such initiating shareholder(s), in their sole discretion, shall have the right to require that all the holders of Series C Preferred similarly exchange their shares of Series C Preferred into shares of Series D Preferred on identical terms and conditions to the majority shareholders that elected to exchange their Series C Preferred into Series D Preferred. Holders of Series C Preferred will have the right to vote, on an as-converted basis, with the holders of the Company’s Common Stock on any matter presented to the Company’s stockholders for their action or consideration. Shares of Series C Preferred rank senior to the Company’s Common Stock and Series A Preferred, and junior to the Company’s Series B Preferred Stock and Series D Preferred.

The Company had 1,000 shares of Series C Preferred outstanding as of September 30, 2020 and December 31, 2019, respectively. As of January 22, 2021, the Company had 0 shares of Series C Preferred outstanding. There were no conversions of Series C Preferred into Common Stock during the nine months ended September 30, 2020, or during the year ended December 31, 2019. During the nine months ended September 30, 2020 and the year ended December 31, 2019, the Company issued the holders of Series C Preferred 5,176,734 and 1,857,438 shares of Common Stock, respectively, as payment of dividends due. In addition, the Series C Preferred were issued 1,278,415 shares of Common Stock as dividends in November of 2020 at the time all shares of Series C Preferred were converted into shares of Series D Preferred.

 Series D Convertible Preferred Stock

On November 12, 2020, the Company filed the Certificate of Designations, Preferences, and Rights of Series D Convertible Preferred Stock (the "Series D Certificate"). Pursuant to the Series D Certificate, the Series D Preferred ranks senior to all Common Stock and all other present and future classes or series of capital stock, except for Series B Preferred, and upon liquidation will be entitled to receive the Liquidation Preference Amount (as defined in the Series D Certificate) plus any accrued and unpaid dividends, before the payment or distribution of the Company’s assets or the proceeds thereof is made to the holders of any junior securities. Additionally, dividends on shares of Series D Preferred will be paid prior to any junior securities, and are to be paid at the rate of 4% of the Stated Value (as defined in the Series D Certificate) per share per annum in the form of cash or shares of Series D Preferred. Holders of Series D Preferred shall vote together with holders of Common Stock on an as-converted basis, and not as a separate class, except (i) the holders of Series D Preferred, voting as a separate class, shall be entitled to elect two directors, (ii) the holders of Series D Preferred have the right to vote as a separate class regarding the waiver of certain protective provisions set forth in the Series D Certificate, and (iii) as otherwise required by law.

The holders of Series D Preferred may voluntarily convert their shares of Series D Preferred into Common Stock at any time that is at least ninety days following the issuance date, at the conversion price calculated by dividing the Stated Value by the conversion price of $0.0583 per share of Common Stock, subject to adjustments as set forth in Section 5(e) of the Series D Certificate. The shares of Common Stock issuable upon conversion of the Series D Preferred shall be subject to the following registration rights: (i) one demand registration starting three months after the Closing, (ii) two demand registrations starting one year after the Closing, and (iii) unlimited piggy-back and Form S-3 registration rights with reasonable and customary terms.

On the fourth anniversary of the Issuance Date (as defined in the Series D Certificate), or in the event of the consummation of a Change of Control (as defined in the Series D Certificate), if any shares of Series D Preferred are outstanding, then each holder of Series D Preferred shall have the right (the “Holder Redemption Right”), at such holder’s option, to require the Company to redeem all or any portion of such holder’s shares of Series D Preferred at the Liquidation Preference Amount per share of Series D Preferred plus an amount equal to all accrued but unpaid dividends, if any, (such price, the “Holder Redemption Price”), which Holder Redemption Price shall be paid in cash.

The Company had no shares of Series D Preferred outstanding as of September 30, 2020, and December 31, 2019. As of January 22, 2021, the Company had 22,863.3 shares of Series D Preferred outstanding.

DIVIDEND POLICY

We have never paid or declared any cash dividends on our Common Stock, and we do not anticipate paying any cash dividends on our Common Stock in the foreseeable future.   Shares of our Series B Preferred Stock accrue dividends at a rate of 8.5% per annum, which dividends are payable semiannually in cash. Shares of our Series A Preferred and Series A-1 Preferred accrue dividends at a rate of 4% payable with Common Stock. Shares of our Series C Preferred accrue dividends at a rate of 8% payable with common stock or 10% payable with shares. Series D Preferred accrue dividends at a rate of 4% payable with cash or shares of Series D Preferred.

DESCRIPTION OF OUR BUSINESS

ImageWare Systems, Inc., a Delaware corporation since 2005 and previously incorporated in California in 1987 as a California corporation, has its principal place of business at 13500 Evening Creek Drive N, Suite 550, San Diego, California 92128. We maintain a corporate website at www.iwsinc.com. Our Common Stock is currently listed for quotation on the OTCQB marketplace under the symbol “IWSY”. As used in this prospectus, “we”, “us”, “our”, “ImageWare”, “ImageWare Systems” or the “Company” refers to ImageWare Systems, Inc. and all of its subsidiaries.

Overview

The Company is a pioneer and leader in biometric identification and authentication software. Using human characteristics that are unique to us all, the Company creates software that provides a highly reliable indication of a person’s identity. The Company’s products are used to manage and issue secure credentials, including national IDs, passports, driver licenses and access control credentials. The Company’s products also provide law enforcement with integrated mugshot, fingerprint LiveScan and investigative capabilities. The Company also provides comprehensive authentication security software using biometrics to secure physical and logical access to facilities or computer networks or Internet sites. Biometric technology is now an integral part of all markets the Company addresses, and all the products leveraged by our patented IWS Biometric Engine®

The IWS Biometric Engine® is a patented biometric identity and authentication database built for multi-biometric enrollment, management and authentication. It is hardware agnostic and can utilize different types of biometric algorithms. It allows different types of biometrics to be operated at the same time on a seamlessly integrated platform. It is also offered as a Software Development Kit (“SDK”), enabling developers and system integrators to implement biometric solutions or integrate biometric capabilities into existing applications.

Our secure credential solutions empower customers to design and create smart digital identification wristbands and badges for access control systems. We develop, sell and support software and design systems that utilize digital imaging and biometrics for photo identification cards, credentials and identification systems. Our products in this market consist of IWS EPI Suite and IWS EPI Builder. These products allow for production of digital identification badges and related databases and records and can be used by, among others, schools, airports, hospitals, corporations and governments. We have added the ability to incorporate multiple biometrics into the ID systems with the integration of IWS Biometric Engine®.

The Company is also a developer of a biometric based multi-factor authentication (MFA) Cloud-based service. ImageWare Authenticate brings together Cloud and mobile technologies to offer multi-factor authentication for the enterprise, and across industries. ImageWare Authenticate consists of mobile and desktop clients, and the backend system which is a Cloud-based Software-as-a-Service (“SaaS”) servicing Cloud-based biometric template matching requests. Go VerifyID® comes in two offerings, Workforce and Customer. ImageWare Authenticate Customer is leveraged by product developers to enable biometric authentication for their consumers. For the enterprise, ImageWare Authenticate Enterprise provides turnkey integration with Microsoft Windows, Microsoft Active Directory, CA SSO, IBM Security Access Manager (“ISAM”), SAP Cloud Platform, Fujitsu's RunMyProcess, Palo Alto Networks VPN and HPE’s Aruba ClearPass. These integrations provide multi-modal biometric authentication to replace or augment passwords for use with enterprise and consumer class systems.

Our law enforcement solutions enable agencies to quickly capture, archive, search, retrieve, and share digital images, fingerprints and other biometrics, as well as criminal history records on a stand-alone, networked, wireless or Web-based platform. We develop, sell and support a suite of modular software products used by law enforcement and public safety agencies to create and manage criminal history records and to investigate crime. Our IWS Law Enforcement solution consists of five software modules: Capture and Investigative modules, which provide a criminal booking system with related databases as well as the ability to create and print mug photo/scars, marks, and tattoos (SMT), as well as image lineups and electronic mug-books; a Facial Recognition module, which uses biometric facial recognition to identify suspects; a Web module, which provides access to centrally stored records over the Internet in a connected or wireless fashion; and a LiveScan module, which incorporates LiveScan capabilities into IWS Law Enforcement platform providing integrated fingerprint and palm print biometric management for civil and law enforcement use. The IWS Biometric Engine® is also available to our law enforcement clients and allows them to capture and search using multiple biometrics.

Coronavirus (COVID-19) Pandemic

On March 11, 2020 the World Health Organization declared COVID-19 a global pandemic and recommended containment and mitigation measures worldwide. The COVID-19 pandemic is affecting the United States and global economies and may affect the Company's operations and those of third parties on which the Company relies.  COVID-19 has prevented employees from returning to physical offices. In many cases, our potential customers on the government or commercial enterprise-side like to test our software in their labs with their systems and hardware. Potential customers have been unable to do this and that has caused purchase decisions to be delayed as these employees who would be testing are now working from their homes and can’t simulate test environments.  COVID-19 has further led to a distributed work environment. Decision makers are now working from their homes, from all different parts of a state or country. Some have weak or no Internet connections, making it harder to review paperwork to decide on a large financial purchase. Some decision makers want to have more conversations with more people, and mull over decisions longer, versus in the past, when an individual could walk into a decision makers office and garner more rapid approval. Some countries have limits on how many people are permitted to meet in one meeting, protracting decisions from being made more swiftly. There is a new paradigm in making critical decisions from a video camera.

An economic recession has set in from the pandemic. Some companies are not receiving payments and in turn are not making payment to us, causing impairments in our ability to pay others. COVID-19 has led to some of our customers and potential customers being stricken with the virus causing them to not be able to work for many weeks and therefore causing delays for us in our projects or decisions.  Technology partners have slowed down and/or laid off employees, impacting us downstream because decisions makers have been furloughed or the work has been passed to new employees who need to come up to speed on a particular project. The economic effect of COVID-19 has forced the close of our Portland, Oregon engineering office, San Diego Headquarters, and Tokyo, Japan office. With the closure of our offices due to COVID-19, our employees are working from home on unsecured personal Wifi networks, and as such, working from home may cause security breaches such as malware, ransomware, and Phishing attempts. These attempts in some cases have knocked out their ability to have a connection and be able to work until their IT department resolves their issues.

Solutions and Products

We are a biometrics first security company who brings the highest level of security to systems, data and places, by identifying and authenticating people through biometrics. Our solutions are focused on biometrics and secure credentials providing complete, cross-functional interoperable systems and an open architecture.

IWS Biometric Engine. This is a biometric identity and authentication database for multi-biometric enrollment, management and authentication, managing population databases of unlimited sizes without regard to hardware or algorithm. Searches can be 1:1 (verification), 1:N (identification), and N:N (database integrity). IWS Biometric Engine is biometric agnostic, enabling the use of biometric devices and algorithms from any vendor, and with current support of the following biometric types: finger, face, iris, palm, and voice. We leverage the IWS Biometric Engine® to create products that provide government, law enforcement, border management and enterprise businesses with a wide variety of solutions that address specific problems, mandates and technology standards.

ImageWare Authenticate. The Company introduced ImageWare Authenticate, a multi-factor biometric authentication solution, MFA product, for the enterprise markets on November 14, 2016. Our ImageWare Authenticate supports multi-modal biometric Cloud-based matching and authentication including, but not limited to, face, voice, fingerprint, iris, palm, and more. All the biometrics can be combined with authentication and access control tools, including tokens, digital certificates, passwords, and PINS, to provide the ultimate level of assurance, accountability, and ease of use for corporate networks, web applications, mobile devices, and PC desktop environments. ImageWare Authenticate provides patented multi-modal biometric identity authentication that can be used in place of passwords or as a strong second factor authentication method. ImageWare Authenticate is provided as a Cloud-based SaaS solution, thereby, eliminating complex IT deployment of biometric software and eliminating startup costs. ImageWare Authenticate works with existing mobile devices, eliminating the need for specialized biometric scanning devices typically used with most biometric solutions. We are finalizing a software upgrade to be completed by Dec 31, 2020 and will launch a self-service portal by Feb 1, 2021 to enable customers the ability to integrate and manage the system.

IWS EPI Suite. This is an ID software solution for producing, issuing, and managing secure credentials and personal identification cards, also called biometric smart badges. It is used by many human resource departments, along with other corporate groups, to enroll employees and print physical badges which may be used later for physical access. Users can efficiently manage large amounts of data, images and card designs, as well as track and issue multiple cards per person, automatically populate multiple cards and eliminate redundant data entry. IWS EPI Suite was designed to integrate with our customers’ existing security and computing infrastructure. We believe that this compatibility may be an appealing feature to corporations, government agencies, transportation departments, schools, and other public institutions.

IWS EPI Builder. This is an SDK and a leading secure credential component of identity management and security solutions, providing all aspects of ID functionality from image and biometric capture to the enrollment, issuance and management of secure documents. It contains components which developers or systems integrators can use to support and produce secure credentials, including national IDs, passports, International Civil Aviation Office -compliant travel documents, smartcards and driver licenses. IWS EPI Builder enables organizations to develop custom identification solutions or incorporate sophisticated identification capabilities into existing applications including the ability to capture images, biometric and demographic data; enable biometric identification and verification (1:1 and 1:X); as well as support numerous biometric hardware and software vendors. It also enables users to add electronic identification functionality for other applications, including access control, tracking of time and attendance, point of sale transactions, human resource systems, school photography systems, asset management, inventory control, warehouse management, facilities management and card production systems. We intend to update the EPI Suite and Builder platform in late 2021 and offer these products in the Cloud.

IWS Law Enforcement. IWS Law Enforcement is a digital booking, identification and investigative platform that enables users to digitally capture, store, search and retrieve images and demographic data, including mugshots and line ups, fingerprints and scars, marks and tattoos (SMT’s). Law enforcement may choose between submitting fingerprint data directly to the State Automated Fingerprint Identification System (“AFIS”), FBI criminal repository, or other agencies as required. Additional features and functionality include real-time access to images and data, creation of photo lineups or electric mug books, and production of identification cards and credentials. IWS Law Enforcement also uses off-the-shelf, biometric hardware and is designed to comply with open industry standards so that it can operate on an array of systems ranging from a stand-alone personal computer or handheld to larger, integrated systems. To avoid duplication of entries, the system can be integrated easily with several other information storage and retrieval systems, such as a records/jail management system (“RMS/JMS”) or an automated fingerprint identification system. We intend to update the Law Enforcement platform in first half of 2021 and offer the full suite in the Cloud. The IWS Law Enforcement platform contains the following components:

Capture. This software module allows users to capture and store a variety of images (facial, SMT and others such as evidence photos) as well as biographical text information. Each record includes images and text information in an easy-to-view format made up of fields designed and defined by the individual agency. Current customers of this module range from agencies that capture a few thousand mug shots per year to those that capture hundreds of thousands of mug shots each year.

LiveScan. This software module is FBI certified and complies with the FBI Integrated Automated Fingerprint Identification System (“IAFIS”) Image Quality Specifications (“IQS”) while utilizing FBI certified LiveScan devices from most major vendors. LiveScan allows users to capture single to ten prints and palm data, providing an integrated biometric management solution for both civil and law enforcement use. By adding LiveScan capabilities, law enforcement organizations further enhance the investigative process by providing additional identifiers to identify suspects involved in a crime. In addition, officers no longer need to travel to multiple booking stations to capture fingerprints and mugshots. All booking information, including images, may be located at a central designation and from there routed to the State AFIS or FBI criminal history record repository.

Investigative. This software module allows users to search the database created with IWS Law Enforcement. Officers can conduct text searches in many fields, including file number, name, alias, distinctive features, and other information, such as gang membership and criminal history. The Investigative module creates a catalogue of possible matches, allowing officers or witnesses to save time by looking only at mug shots that closely resemble the description of the suspect. This module can also be used to create a line-up of similar facial images from which a witness may identify the suspect.

Facial Recognition. This software module uses biometric facial recognition and retrieval technology to help authorities identify possible suspects. Images taken from surveillance videos or photographs can be searched against a digital database of facial images to retrieve any desired number of faces with similar characteristics. This module can also be used at the time of booking to identify persons using multiple aliases. Using biometrics-based technology, the application can search through thousands of facial images in a matter of seconds, reducing the time it would otherwise take a witness to flip through a paper book of facial images that may or may not be similar to the description of the suspect. The Facial Recognition module then creates a selection of possible matches ranked in order of similarity to the suspect, and a percentage confidence level is attributed to each possible match. The application incorporates search engine technology, which we license from various facial recognition algorithm providers.

EPI Designer for Law Enforcement. The EPI Designer for LE software is a design solution created for the IWS Law Enforcement databases based on the IWS EPI Suite program. This program allows integration with various IWS databases for the production of unique booking/inmate reports, wristbands, photo ID cards, Wanted or BOLO fliers, etc., created from the information stored in booking records. Designs can be created in minutes and quickly added to the IWS Law Enforcement system, allowing all users with appropriate permissions immediate access to the newly added form.

Quick Capture. Quick Capture is a multiple biometric capture application that dynamically adapts to a client’s required use case, including different city, state, and federal charge codes. With it, you can collect a variety of biometrics (face, finger, palm, iris, voice, etc.) using a variety of biometric hardware in the order desired as well as any needed biographic information associated with the subjects.

BioIntellic. BioIntellic is a facial matching and anti-spoofing product integrated into ImageWare Authenticate. It is designed to prevent presentation attacks, by ensuring the captured biometric image is that of a live individual, not a picture of 3D mask. BioIntellic is also available as a standalone product, enabling companies to quickly integrate facial matching and liveness detection into their offerings.

Maintenance and Customer Support

Maintenance and support enrollment entitle software license customers to technical support services, including telephone and email support, problem resolution services, and the right to receive unspecified product upgrades, maintenance releases and patches released during the term of the support period. Maintenance and support service fees are an important source of recurring revenue, and we invest continuing resources into providing maintenance and support services.

Customers

We have a wide variety of domestic and international customers. Most of our IWS Law Enforcement customers are government agencies at the federal, state and local levels in the United States and Canada but we do have clients outside of North America. For the nine months ended September 30, 2020, two customers accounted for approximately 65% or $2,588,000 of our total revenue and had trade receivables at September 30, 2020 of $193,000.  For the year ended December 31, 2019, two customers accounted for approximately 37% or $1,301,000 of total revenue and had $161,000 trade receivables as of the end of the year.

Our Strategy

Our strategy is to be a “biometric first” cybersecurity company bringing the highest level of security to systems, data and places by identifying and authenticating people through biometrics. We sell to governments, law enforcement and public safety as well as enterprises, through key partners and large systems integrators and with our own direct sales team.

With recent COVID-19 events, remote work and social distancing have quickly been brought to the forefront of society. And while the impact of these events will be uncovered over the coming years, many problems have been immediately realized by corporations and government agencies, which are diligently looking for solutions to these new challenges.

Within a matter of weeks corporations and government agencies have had to heavily rely upon remote access technologies to enable work continuity through the pandemic. This increase in employees remotely accessing sensitive corporate systems has increased the risk of both cybercrime and unintentional information leaks. This risk is also increased by the fact that many employees now use a mixture of personal and corporate owned devices on the job, a trend known as Bring Your Own Device (BYOD).

Verification of an individual through biometrics is an effective way to authenticate users accessing sensitive information and systems. ImageWare Authenticate provides this functionality and is already integrated in many of the authentication systems leveraged by large companies and agencies to manage the identities of their employees and users. We will market and sell ImageWare Authenticate as a solution for protecting corporate data to the most relevant business verticals during this time of increased susceptibility to broad cyberattacks, such as malware, viruses, trojans, ransomware infections and phishing attacks.

Additionally, social distancing and the need to limit personal contact throughout everyday life is driving governments and corporations to deploy new ways to continue work and commerce while minimizing contact points between individuals. We believe this trend will increase the acceptance and use of biometrics as a means of contactless and touchless authentication for health, retail, finance/banking, government services, higher education and transportation.

Scaling out biometrics across these verticals is going to require new methods and solutions to support the increased number of users and transactions. With our decades of experience innovating and scaling government grade biometric solutions and our years executed strategy of creating multimodal, vendor agnostic solutions, ImageWare has had a rich portfolio of products and solutions to address these new challenges brought on by the pandemic.

Additionally, the law enforcement community continues to be an important market and customer base. Over the past few years innovation within our law enforcement product line has been static, which has resulted in revenue being primarily driven from support and maintenance. Recently ImageWare released a new product offering to the law enforcement sector called, QuickCapture Mobile. Quick Capture Mobile streamlines the process of capturing biometrics from perpetrators on a mobile, PC-based device, in the field. The law enforcement market will immediately benefit from this product. We believe we can develop the Quick Capture product to service other verticals such as; corporate, telecommunications, academia, hospitality and entertainment.

We believe the increasing demand for biometric technology will drive demand for our solutions. In the coming year, we will work to develop an Identity Platform, which combines all of our products onto one end-to-end, Cloud-based platform, allowing large clients to do enrollments (Enroll, Validate, Credential and Authenticate). The building blocks of the Identity Platform consist of upgrades to our current standalone products (IWS LE, EPI Builder, and ImageWare Authenticate) as well as a new identity proofing product, to be developed to verify the authenticity of government issued IDs. The Enroll, Validate, Credential and Authenticate workflow is foundational to the majority of governments and corporate opportunities we compete for, and therefore, a key to the Identity Platform. This single platform which allows a customer to create a digital identity full vetted against a government issued ID, use it thereafter for a reliable biometric authentication and manage that identity through its life cycle is compelling. We are scheduling the Identity Platform to be completed in late 2021.

Sales and Marketing

We market and sell our products in most major world markets directly through our salesforce and indirectly through channel partners, including resellers, distributors and systems integrators. Our sales force includes both field, and inside sales which provides us a lower-cost channel for additional sales into existing customers and for expanding our customer base.

International Operations

We are a global company. We are headquartered in San Diego CA with a remote office in Ottawa, Canada. Our main business operations are based in San Diego CA. We regularly seek out opportunities to efficiently expand our operations in international locations that offer highly talented resources as a way to maximize our global competitiveness.

Software Licenses

The bulk of our revenue presently is generated from new subscription and historical maintenance payments for our software solutions for Law Enforcement, Badging, Identity Management, and Multi-factor Access, MFA.  We currently have five primary revenue sources:

- Annual Maintenance of our Law Enforcement Solution;

- Perpetual license revenue of our Badging Solution;

- Term Subscriptions of our Identity Management Solution;

- Term Subscriptions of our ImageWare Authenticate solution; and

- Professional Services fees associated with implementation and training for our customers.

We are actively engaged in simplifying our revenue sources, migrating our existing customers Annual Maintenance, and perpetual License agreements to more consistent and sustainable subscription models.

Software as a Service Business Model

We also provide an on-demand SaaS offering for ImageWare Authenticate. SaaS offerings will be offered on a subscription term-limited basis. We are exploring offering additional products as SaaS offerings on a subscription term-limited basis.

Competition

Biometric Market

The market to provide biometric systems to the identity management market is evolving and we face competition from a number of sources. We believe that the strength of our competitive position is based on:

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Our ability to provide a system which enables the enrollment, management and authentication of multiple biometrics managing population databases of unlimited sizes;

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Searches can be 1:1 (verification), 1:N (identification), and N:N (database integrity); and

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The system is technology and biometric agnostic, enabling the use of biometric devices and algorithms from any vendor, and the support of the following biometric types: finger, face, iris, palm and voice

Our multifactor-biometric product faces competition from Duo, HYPR, Daon and Aware Inc., none of which have offerings with the scope and flexibility of our IWS Biometric Engine and its companion suite of products or relevant patent protection.

Credential Market

Due to the breadth of our software offering in the secure credential market space, we face differing degrees of competition in certain market segments. The strength of our competitive position is based upon:

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our strong brand reputation with a customer base, which includes small and medium-sized businesses, Fortune 1000 corporations and large government agencies;

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the ease of integrating our technology into other complex applications;

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the leveraged strength that comes from offering customers software tools, packaged solutions and web-based service applications that support a wide range of hardware peripherals; and

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traditional NFC access control systems are easily hacked

Our software faces competition from a number of companies, like HID Global, ASSA ABLOY, Gemalto, as well as small, regionally based companies.

The Law Enforcement and Public Safety Markets

Due to the fragmented nature of the law enforcement and public safety market and the modular nature of our product suite, we face different degrees of competition with respect to each IWS Law Enforcement module. We believe the principal bases on which we compete with respect to all of our products are:

●
the unique ability to integrate our modular products into a complete biometric, LiveScan, imaging and investigative system;

●
our reputation as a reliable systems supplier;

●
the usability and functionality of our products;

●
the responsiveness, availability and reliability of our customer support; and

●
we are hardware agnostic across many biometric vendors.

Our law enforcement product line faces competition from other companies such as DataWorks Plus, Idemia, Gemalto and NEC. Internationally, there are often a number of local companies offering solutions in most countries.

Intellectual Property

We rely on trademark, patent, trade secret and copyright laws and confidentiality and license agreements to protect our intellectual property. We have several federally registered trademarks, including the trademark ImageWare and IWS Biometric Engine, as well as trademarks for which there are pending trademark registrations with the United States, Canadian and other International Patent & Trademark Offices.

We hold several issued patents and have several other patent applications pending for elements of our products. We believe we have the foundational patents regarding the use of multiple biometrics and continue to be an IP leader in the biometric arena. It is our belief that this intellectual property leadership will create a sustainable competitive advantage.

We are an early pioneer in the first to file patents related to multi-modal biometrics and currently are a worldwide leader in multi-modal biometric patents, with 25 issued patents worldwide and 15 pending patents. The Company’s patents are as follows:

US Issued Patents - 17
US Allowed Patents - 1
US Patent Applications - 3

International Issued Patents - 8
International Patent Applications - 12

Total Worldwide Issued Patents - 25
Total Worldwide Allowed Patents - 1
Total Worldwide Patent Applications - 15

Employees

We had a total of 46 full-time employees as of January 22, 2021, of which 40 employees are based in the United States, four employees are based in Canada and two employees are based in other countries. Our employees are not covered by any collective bargaining agreement, and we have never experienced a work stoppage. We believe that our relations with our employees are good.

Environmental Regulation

Our business does not require us to comply with any particular environmental regulations.

Legal Proceedings

There is currently no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of the Company or any of our subsidiaries, threatened against or affecting the Company, our Common Stock, any of our subsidiaries or of the Company’s or our subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

Additional Available Information

We make available, free of charge, at our corporate website www.iwsinc.com copies of our annual reports filed with the United States Securities and Exchange Commission (“SEC”) on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, and all amendments to these reports, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act. We also provide copies of our Forms 8-K, 10-K, 10-Q, and proxy statements at no charge to investors upon request. Additionally, all reports filed by us with the SEC are available free of charge via EDGAR through the SEC website at www.sec.gov.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our consolidated financial statements and the related notes and other financial information appearing elsewhere in this prospectus. Readers are also urged to carefully review and consider the various disclosures made by us, which attempt to advise interested parties of the factors which affect our business, including (without limitation) the disclosures made under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors”, and in the audited consolidated financial statements and related notes included elsewhere in this prospectus.

Overview

The Company is a pioneer and leader in biometric identification and authentication software. Using human characteristics that are unique to us all, the Company creates software that provides a highly reliable indication of a person’s identity. The Company’s products are used to manage and issue secure credentials, including national IDs, passports, driver licenses and access control credentials. The Company’s products also provide law enforcement with integrated mugshot, fingerprint LiveScan and investigative capabilities. The Company also provides comprehensive authentication security software using biometrics to secure physical and logical access to facilities or computer networks or Internet sites. Biometric technology is now an integral part of all markets the Company addresses, and all the products leveraged by our patented IWS Biometric Engine®

The IWS Biometric Engine® is a patented biometric identity and authentication database built for multi-biometric enrollment, management and authentication. It is hardware agnostic and can utilize different types of biometric algorithms. It allows different types of biometrics to be operated at the same time on a seamlessly integrated platform. It is also offered as a Software Development Kit (“SDK”), enabling developers and system integrators to implement biometric solutions or integrate biometric capabilities into existing applications.

Our secure credential solutions empower customers to design and create smart digital identification wristbands and badges for access control systems. We develop, sell and support software and design systems that utilize digital imaging and biometrics for photo identification cards, credentials and identification systems. Our products in this market consist of IWS EPI Suite and IWS EPI Builder. These products allow for production of digital identification badges and related databases and records and can be used by, among others, schools, airports, hospitals, corporations and governments. We have added the ability to incorporate multiple biometrics into the ID systems with the integration of IWS Biometric Engine®.

The Company is also a developer of a biometric based multi-factor authentication (MFA) Cloud-based service. ImageWare Authenticate brings together Cloud and mobile technologies to offer multi-factor authentication for the enterprise, and across industries. ImageWare Authenticate consists of mobile and desktop clients, and the backend system which is a Cloud-based Software-as-a-Service (“SaaS”) servicing Cloud-based biometric template matching requests. Go VerifyID® comes in two offerings, Workforce and Customer. ImageWare Authenticate Customer is leveraged by product developers to enable biometric authentication for their consumers. For the enterprise, ImageWare Authenticate Enterprise provides turnkey integration with Microsoft Windows, Microsoft Active Directory, CA SSO, IBM Security Access Manager (“ISAM”), SAP Cloud Platform, Fujitsu's RunMyProcess, Palo Alto Networks VPN and HPE’s Aruba ClearPass. These integrations provide multi-modal biometric authentication to replace or augment passwords for use with enterprise and consumer class systems.

Our law enforcement solutions enable agencies to quickly capture, archive, search, retrieve, and share digital images, fingerprints and other biometrics, as well as criminal history records on a stand-alone, networked, wireless or Web-based platform. We develop, sell and support a suite of modular software products used by law enforcement and public safety agencies to create and manage criminal history records and to investigate crime. Our IWS Law Enforcement solution consists of five software modules: Capture and Investigative modules, which provide a criminal booking system with related databases as well as the ability to create and print mug photo/scars, marks, and tattoos (SMT), as well as image lineups and electronic mug-books; a Facial Recognition module, which uses biometric facial recognition to identify suspects; a Web module, which provides access to centrally stored records over the Internet in a connected or wireless fashion; and a LiveScan module, which incorporates LiveScan capabilities into IWS Law Enforcement platform providing integrated fingerprint and palm print biometric management for civil and law enforcement use. The IWS Biometric Engine® is also available to our law enforcement clients and allows them to capture and search using multiple biometrics.

Recent Market Conditions

During March 2020, a global pandemic was declared by the World Health Organization related to the rapidly growing outbreak of a novel strain of coronavirus (“COVID-19”).

The pandemic has significantly impacted the economic conditions both in the United States and worldwide, with accelerated effects in February through the date of this prospectus, as federal, state and local governments react to the public health crisis, creating significant uncertainties in both the worldwide and the United States economies. In the interest of public health and safety, jurisdictions (international, national, state and local), required and continue to require mandatory office closures. As of the date of this prospectus, while our employees are working remotely, all of our facilities are closed. The situation is rapidly changing and additional impacts to our business may arise that we are not aware of currently. We cannot predict whether, when or the manner in which the conditions surrounding COVID-19 will change including the timing of lifting any restrictions or office closure requirements.

The full extent of COVID-19’s impact on our operations and financial performance depends on future developments that are uncertain and unpredictable, including the duration and spread of the pandemic, its impact on capital and financial markets and any new information that may emerge concerning the severity of the virus, its spread to other regions as well as the actions taken to contain it, among others.

On March 27, 2020, President Trump signed into law the “Coronavirus Aid, Relief and Economic Security Act (“CARES Act”). The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions and technical corrections to tax depreciation methods for qualified improvement property.

The Company continues to examine the impact that the CARES Act may have on our business. Currently the Company is unable to determine the impact that the CARES Act will have on our financial condition, results of operation or liquidity.

Critical Accounting Estimates

The discussion and analysis of our consolidated financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these consolidated financial statements in accordance with GAAP requires us to utilize accounting policies and make certain estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingencies as of the date of the consolidated financial statements and the reported amounts of revenue and expense during a fiscal period. The SEC considers an accounting policy to be critical if it is important to a company’s financial condition and results of operations, and if it requires significant judgment and estimates on the part of management in its application.

Significant estimates include the evaluation of our ability to continue as a going concern, the allowance for doubtful accounts receivable, deferred tax asset valuation allowances, assumptions used in the Black-Scholes model to calculate the fair value of share based payments, fair value of financial instruments issued with and affected by offerings of our Series C Convertible Preferred Stock, par value $0.01 per share ("Series C Preferred") and Series D Convertible Preferred Stock, par value $0.01 per share ("Series D Preferred"), assumptions used in the application of revenue recognition policies, assumptions used in the evaluation of the modification of our Series A Convertible Preferred Stock, par value $0.01 per share ("Series A Preferred") and exchange for shares of Series A-1 Convertible Preferred Stock, par value $0.01 per share ("Series A-1 Preferred"), assumptions used in the derivation of the Company’s incremental borrowing rate used in the computation of the Company’s operating lease liabilities and assumptions used in the application of fair value methodologies to calculate the fair value of pension assets and obligations.

The following are our critical accounting policies because we believe they are both important to the portrayal of our financial condition and results of operations and require critical management judgments and estimates about matters that are uncertain. If actual results or events differ materially from those contemplated by us in making these estimates, our reported financial condition and results of operations for future periods could be materially affected.

Revenue Recognition. Effective January 1, 2018, we adopted Accounting Standards Codification (“ASC”), Topic 606, Revenue from Contracts with Customers (“ASC 606”), using the modified retrospective transition method.

In accordance with ASC 606, revenue is recognized when control of the promised goods or services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services.

The core principle of the standard is that we should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services. To achieve that core principle, we apply the following five step model:

1.
Identify the contract with the customer;

2.
Identify the performance obligation in the contract;

3.
Determine the transaction price;

4.
Allocate the transaction price to the performance obligations in the contract; and

5.
Recognize revenue when (or as) each performance obligation is satisfied.

At contract inception, we assess the goods and services promised in a contract with a customer and identify as a performance obligation each promise to transfer to the customer either: (i) a good or service (or a bundle of goods or services) that is distinct or (ii) a series of distinct goods or services that are substantially the same and that have the same pattern of transfer to the customer. We recognize revenue only when we satisfy a performance obligation by transferring a promised good or service to a customer.

Determining the timing of the satisfaction of performance obligations as well as the transaction price and the amounts allocated to performance obligations requires judgement.

We disclose disaggregation of our customer revenue by classes of similar products and services as follows:

●
Software licensing and royalties;

●
Sales of computer hardware and identification media;

●
Services; and

●
Post-contract customer support.

Software licensing and royalties

Software licenses consist of revenue from the sale of software for identity management applications. Our software licenses are functional intellectual property and typically provide customers with the right to use our software in perpetuity as it exists when made available to the customer. We recognize revenue from software licensing at a point in time upon delivery, provided all other revenue recognition criteria are met.

Royalties consist of revenue from usage-based arrangements and guaranteed minimum-based arrangements. We recognize revenue for royalty arrangements at the later of (i) when the related sales occur, or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied.

Computer hardware and identification media

We generate revenue from the sale of computer hardware and identification media. Revenue for these items is recognized upon delivery of these products to the customer, provided all other revenue recognition criteria are met.

Services

Services revenue is comprised primarily of software customization services, software integration services, system installation services and customer training. Revenue is generally recognized upon completion of services and customer acceptance provided all other revenue recognition criteria are met.

Post-contract customer support (“PCS”)

PCS consists of maintenance on software and hardware for our identity management solutions. We recognize PCS revenue from periodic maintenance agreements. Revenue is generally recognized ratably over the respective maintenance periods provided no significant obligations remain. Costs related to such contracts are expensed as incurred.

Arrangements with multiple performance obligations

A performance obligation is a promise in a contract to transfer a distinct good or service to the customer. In addition to selling software licenses, hardware and identification media, services and post-contract customer support on a standalone basis, certain contracts include multiple performance obligations. For such arrangements, we allocate revenue to each performance obligation based on our best estimate of the relative standalone selling price. The standalone selling price for a performance obligation is the price at which we would sell a promised good or service separately to a customer. The primary methods used to estimate standalone selling price are as follows: (i) the expected cost-plus margin approach, under which we forecast our expected costs of satisfying a performance obligation and then add an appropriate margin for that distinct good or service and (ii) the percent discount off of list price approach.

Contract costs

We recognize an asset for the incremental costs of obtaining a contract with a customer if we expect the benefit of those costs to be longer than one year. We apply a practical expedient to expense costs as incurred for costs to obtain a contract when the amortization period is one year or less.

Other items

We do not offer rights of return for our products and services in the normal course of business.

Sales tax collected from customers is excluded from revenue.

Allowance for Doubtful Accounts.  We provide an allowance for our accounts receivable for estimated losses that may result from our customers’ inability to pay. We determine the amount of allowance by analyzing historical losses, customer concentrations, customer creditworthiness, current economic trends, and the age of the accounts receivable balances and changes in our customer payment terms when evaluating the adequacy of the allowance for doubtful accounts.

Valuation of Goodwill, Other Intangible and Long-Lived Assets.  The Company accounts for its intangible assets under the provisions of ASC 350, “Intangibles - Goodwill and Other”. In accordance with ASC 350, intangible assets with a definite life are analyzed for impairment under ASC 360-10-05 “Property, Plant and Equipment” and intangible assets with an indefinite life are analyzed for impairment under ASC 360 annually, or more often if circumstances dictate. The Company performs its annual goodwill impairment test in the fourth quarter of each year, or if required, at the end of each fiscal quarter.  In December 2018, the Company adopted the provisions of ASU 2017-04, “Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment”. The provisions of ASU 2017-04 eliminate the requirement to calculate the implied fair value of goodwill to measure a goodwill impairment charge. Instead, entities will record an impairment charge based on the excess of a reporting unit's carrying amount over its fair value. Entities that have reporting units with zero or negative carrying amounts will no longer be required to perform a qualitative assessment assuming they pass the simplified impairment test.

The Company did not record any goodwill impairment charges for the years ended December 31, 2019 or 2018.

The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate their net book value may not be recoverable. When such factors and circumstances exist, the Company compares the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amount. Impairment, if any, is based on the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows, of those assets and is recorded in the period in which the determination is made. The Company’s management currently believes there is no impairment of its long-lived assets. There can be no assurance, however, that market conditions will not change or demand for the Company’s products under development will continue. Either of these could result in future impairment of long-lived assets.

There are many management assumptions and estimates underlying the determination of an impairment loss, and estimates using different, but reasonable, assumptions could produce significantly different results. Significant assumptions include estimates of future levels of revenue and operating expense. Therefore, the timing and recognition of impairment losses by us in the future, if any, may be highly dependent upon our estimates and assumptions. There can be no assurance that goodwill impairment will not occur in the future.

Stock-Based Compensation.  At September 30, 2020 and December 31, 2019, the Company had one stock-based compensation plan for employees and nonemployee directors, which authorizes the granting of various equity-based incentives including stock options and restricted stock.

The Company estimates the fair value of its stock options using a Black-Scholes option-pricing model, consistent with the provisions of ASC 718, “Compensation – Stock Compensation”. The fair value of stock options granted is recognized to expense over the requisite service period. Stock-based compensation expense for all share-based payment awards is recognized using the straight-line single-option method. Stock-based compensation expense is reported in general and administrative, sales and marketing, engineering and customer service expense based upon the departments to which substantially all of the associated employees report and credited to additional paid-in capital.

ASC 718 requires the use of a valuation model to calculate the fair value of stock-based awards. For the nine months ended September 30, 2020 and the year ended December 31, 2019, the Company has elected to use the Black-Scholes option-pricing model, which incorporates various assumptions including volatility, expected life, and interest rates. The Company is required to make various assumptions in the application of the Black-Scholes option-pricing model. The Company has determined that the best measure of expected volatility is based on the historical weekly volatility of the Company’s Common Stock. Historical volatility factors utilized in the Company’s Black-Scholes computations for options granted during the nine months ended September 30, 2020 and the year ended December 31, 2019 ranged from 84% and 57%. The Company has elected to estimate the expected life of an award based upon the SEC approved “simplified method” noted under the provisions of Staff Accounting Bulletin Topic 14. The expected term used by the Company to value the grants issued in 2020 and 2019 as computed by this method was 5.17 years. The effect of the difference between the actual historical expected life and the simplified method was immaterial. The interest rate used is the risk-free interest rate and is based upon U.S. Treasury rates appropriate for the expected term. Interest rates used in the Company’s Black-Scholes calculations averaged 2.58% for the nine months ended September, 2020 and the year ended December 31, 2019. Dividend yield is zero, as the Company does not expect to declare any dividends on the Company’s common shares in the foreseeable future.

In addition to the key assumptions used in the Black-Scholes model, the estimated forfeiture rate at the time of valuation is a critical assumption. The Company has estimated an annualized forfeiture rate of approximately 0% for corporate officers, 4.1% for members of the Board of Directors and 6.0% for all other employees. The Company reviews the expected forfeiture rate annually to determine if that percent is still reasonable based on historical experience.

Income Taxes. The Company accounts for income taxes in accordance with ASC 740, “Accounting for Income Taxes”. Deferred income taxes are recognized for the tax consequences related to temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for tax purposes at each year-end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is established when necessary based on the weight of available evidence, if it is considered more likely than not that all or some portion of the deferred tax assets will not be realized. Income tax expense is the sum of current income tax plus the change in deferred tax assets and liabilities.

ASC 740-10 requires a company to first determine whether it is more-likely-than-not (defined as a likelihood of more than fifty percent) that a tax position will be sustained based on its technical merits as of the reporting date, assuming that taxing authorities will examine the position and have full knowledge of all relevant information. A tax position that meets this more-likely-than-not threshold is then measured and recognized at the largest amount of benefit that is greater than fifty percent likely to be realized upon effective settlement with a taxing authority.

We recognize and measure uncertain tax positions in accordance with GAAP, pursuant to which we only recognize the tax benefit from an uncertain tax position if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. Any tax benefits recognized in the consolidated financial statements from such positions are then measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. We report a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. GAAP further requires that a change in judgment related to the expected ultimate resolution of uncertain tax positions be recognized in earnings in the quarter of such change. We recognize interest and penalties, if any, related to unrecognized tax benefits in income tax expense.

We file annual income tax returns in multiple taxing jurisdictions around the world. A number of years may elapse before an uncertain tax position is audited and finally resolved. While it is often difficult to predict the final outcome or the timing of resolution of any particular uncertain tax position, we believe that our analysis of income tax reserves reflects the most likely outcome. We adjust these reserves, if any, as well as the related interest, in light of changing facts and circumstances. Settlement of any particular position could require the use of cash.

Significant judgment is required in evaluating the Company’s uncertain tax positions and determining the Company’s provision for income taxes. No assurance can be given that the final tax outcome of these matters will not be different from that which is reflected in the Company’s historical income tax provisions and accruals. The Company adjusts these items in light of changing facts and circumstances. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will impact the provision for income taxes in the period in which such determination is made.

The Internal Revenue Code (the “Revenue Code”) limits the availability of certain tax credits and net operating losses that arose prior to certain cumulative changes in a corporation’s ownership resulting in a change of control of the Company. The Company’s use of its net operating loss carryforwards and tax credit carryforwards will be significantly limited because the Company believes it underwent “ownership changes”, as defined under Section 382 of the Revenue Code, in 1991, 1995, 2000, 2003, 2004, 2011 and 2012, though the Company has not performed a study to determine the limitation. The Company has reduced its deferred tax assets to zero relating to its federal and state research credits because of such limitations. The Company continues to disclose the tax effect of the net operating loss carryforwards at their original amount as the actual limitation has not yet been quantified. The Company has also established a full valuation allowance for substantially all deferred tax assets due to uncertainties surrounding its ability to generate future taxable income to realize these assets. Since substantially all deferred tax assets are fully reserved, future changes in tax benefits will not impact the effective tax rate. Management periodically evaluates the recoverability of the deferred tax assets. If it is determined at some time in the future that it is more likely than not that deferred tax assets will be realized, the valuation allowance would be reduced accordingly at that time.

      On March 27, 2020, President Trump signed the CARES Act into law, which, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions and technical corrections to tax depreciation methods for qualified improvement property.

     The Company continues to examine the impact that the CARES Act may have on our business. Currently the Company is unable to determine the impact that the CARES Act will have on our financial condition, results of operation or liquidity.

Fair-Value Measurements. The Company accounts for fair value measurements in accordance with ASC 820, “Fair Value Measurements and Disclosures”, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.

ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC 820 are described below:

Level1
Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level2
Applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level3
Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

Assessing the significance of a particular input to the fair value measurement requires judgment, considering factors specific to the asset or liability. Determining whether a fair value measurement is based on Level 1, Level 2, or Level 3 inputs is important because certain disclosures are applicable only to those fair value measurements that use Level 3 inputs. The use of Level 3 inputs may include information derived through extrapolation or interpolation which involves management assumptions as well as valuation techniques employing Monte Carlo simulation methodologies, binomial stock price models and variable conversion probabilities.

Lease Liabilities and Operating Lease Right-of-Use Assets

The Company is a party to certain contractual arrangements for office space which meet the definition of leases under Accounting Standards Codification (“ASC”) Topic 842 – Leases (“ASC 842”). In accordance with ASC 842, the Company has determined that such arrangements are operating leases and accordingly the Company has, as of January 1, 2019, recorded operating lease right-of-use assets and related lease liability for the present value of the lease payments over the lease terms using the Company’s estimated weighted-average incremental borrowing rate of approximately 14.5%. The Company has utilized the practical expedient regarding lease and nonlease components and has combined such items into a single combined component. The Company has also utilized the practical expedient regarding leases of twelve months or less and has excluded such leases from its computation of lease liability and related right-of-use assets. The Company has also elected the optional transition package of practical expedients which include:

 A package of practical expedient to not reassess:

●
Whether a contract is or contains a lease

●
Lease classification

●
Initial direct costs

For a detailed discussion on the application of these and other accounting policies, see Note 2 to the Notes to the Consolidated Financial Statements for the Year Ended December 31, 2019.

Results of Operations

This management’s discussion and analysis of financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes contained elsewhere in this prospectus.

Comparison of the Three Months Ended September 30, 2020 to the Three Months Ended September 30, 2019

	Three Months Ended September 30,
Net Product Revenue	2020	2019	$ Change	% Change
(dollars in thousands)

Software and royalties	$587	$73	$514	704%
Percentage of total net product revenue	32%	47%
Hardware and consumables	$13	$15	$(2)	13%
Percentage of total net product revenue	0%	10%
Services	$1,258	$67	$1,191	1,778%
Percentage of total net product revenue	68%	43%
Total net product revenue	$1,858	$155	$1,703	1,099%

Software and royalty revenue increased approximately $514,000 during the three months ended September 30, 2020 as compared to the corresponding period in 2019. This increase is attributable to higher identification project related revenue of approximately $534,000 offset by lower sales of boxed identity management software sold through our distribution channel of approximately $10,000 and lower identification royalties of approximately $10,000.

Revenue from the sale of hardware and consumables decreased approximately $2,000 during the three months ended September 30, 2020 as compared to the corresponding period in 2019 due to a decrease in the timing of consumable purchases.

Services revenue is comprised primarily of software integration services, system installation services and customer training. Such revenue increased approximately $1,191,000 during the three months ended September 30, 2020 as compared to the corresponding period of 2019 due to an increase in the service element of project related work completed during the three months ended September 30, 2020.

We believe that the period-to-period fluctuations of identity management software revenue in project-oriented solutions are largely due to the timing of government procurement with respect to the various programs we are pursuing. Although no assurances can be given, based on management’s current visibility into the timing of potential government procurements and potential partnerships and current pilot programs, we believe that we will see an increase in government procurement and implementations with respect to identity management initiatives; however, government procurement initiatives, implementations and pilots are frequently delayed and extended and we cannot predict the timing of such initiatives.

As discussed more fully elsewhere in this prospectus, the full extent of COVID-19’s impact on our operations and financial performance depends on future developments that are uncertain and unpredictable, including the duration and spread of the pandemic, its impact on capital and financial markets and any new information that may emerge concerning the severity of the virus, its spread to other regions as well as the actions taken to contain it, among others.

During the three months ended September 30, 2020, we have focused on strategically updating our products with the latest mobile and cloud technology prioritized by market opportunities. We relaunched ImageWare Authenticate in July 2020. This relaunch includes a new container and microservices-based architecture along with refreshed mobile and desktop clients. We believe these updates will result in additional customers implementing our ImageWare Authenticate solution. Additionally, we have focused on the integration of the suite of products that comprise out Identity Platform. Throughout the remainder of 2020 we plan to continue to enhance our Identity Platform products, including our EPI (our biometric smart access cards) and law enforcement offerings by leveraging cloud and mobile technologies to improve both functionality and value to the customer. Management believes that these initiatives will result in the expansion of our solutions into the both law enforcement and non-governmental sectors including commercial, consumer and healthcare applications further resulting in additional implementations of both our ImageWare Authenticate products and Identity Platform products.

	Three Months Ended September 30,
Maintenance Revenue	2020	2019	$ Change	% Change
(dollars in thousands)

Total maintenance revenue	$613	$630	$(17)	(3)%

Maintenance revenue was approximately $613,000 for the three months ended September 30, 2020, as compared to approximately $630,000 for the corresponding period in 2019. Identity management maintenance revenue generated from identification software solutions was approximately $290,000 for the three months ended September 30, 2020 as compared to approximately $302,000 during the comparable period in 2019. Law enforcement maintenance revenue was approximately $323,000 and $328,000 for the three months ended September 30, 2020 and 2019, respectively. The decrease of $12,000 and $5,000 in identification software and law enforcement software maintenance revenue for the three months ended September 30, 2020 as compared to the corresponding period of 2019 is reflective of the expiration of certain maintenance contracts combined with the timing of the commencement of maintenance services related to a certain customer.

We anticipate growth of our maintenance revenue through the retention of existing customers combined with the expansion of our installed base resulting from the completion of project-oriented work; however, we cannot predict the timing of this anticipated growth.

	Three Months Ended September 30,
Cost of Product Revenue	2020	2019	$ Change	% Change
(dollars in thousands)

Software and royalties	$13	$11	$2	18%
Percentage of software and royalty product revenue	2%	15%
Hardware and consumables	$9	$12	$(3)	(25)%
Percentage of hardware and consumables product revenue	69%	80%
Services	$693	$18	$675	3,750%
Percentage of services product revenue	55%	27%
Total product cost of revenue	$715	$41	$674	1,644%
Percentage of total product revenue	38%	27%

The cost of software and royalty product revenue increased approximately $2,000 despite higher software and royalty revenue for the three months ended September 30, 2020 of approximately $514,000 due to a significant percentage of the revenue increase containing solutions with extremely minimal third-party software costs. In addition to changes in costs of software and royalty product revenue caused by revenue level fluctuations, costs of products can vary as a percentage of product revenue from period to period depending upon level of software customization and third-party software license content included in product sales during a given period.

The cost of services revenue increased approximately $675,000 during the three months ended September 30, 2020 as compared to the corresponding period in 2019 due to higher service revenue of approximately $1,191,000. Cost of services revenue as a percentage of service revenue increased to 55% for the three months ended September 30, 2020 as compared to 27% for the correspond 2019 period. This increase reflects the one-time impact of additional service costs incurred in the completion of the service element for a particular customer. Although changes in costs of services product revenue are sometimes caused by revenue level fluctuations, costs of services can also vary as a percentage of service revenue from period to period depending upon both the level and complexity of professional service resources utilized in the completion of the service element.

Maintenance Cost of Revenue	Three Months Ended September 30,
(dollars in thousands)	2020	2019	$ Change	% Change

Total maintenance cost of revenue	$123	$97	$26	27%
	20%	15%

 Cost of maintenance revenue increased approximately $26,000 during the three months ended September 30, 2020 as compared to the corresponding period in 2019 despite lower maintenance revenue of approximately $17,000. This increase is reflective of higher maintenance labor costs incurred during the three months ended September 30, 2020 as compared to the corresponding period in 2019 due primarily to the composition of engineering resources used in the provision of maintenance services.

Product Gross Profit	Three Months Ended September 30,
(dollars in thousands)	2020	2019	$ Change	% Change

Software and royalties	$574	$62	$512	826%
Percentage of software and royalty product revenue	98%	85%
Hardware and consumables	$4	$3	$1	33%
Percentage of hardware and consumables product revenue	31%	20%
Services	$565	$49	$516	1,053%
Percentage of services product revenue	45%	73%
Total product gross profit	$1,143	$114	$1,029	903%
Percentage of total product revenue	62%	74%

Software and royalty gross profit increased approximately $512,000 for the three months ended September 30, 2020 from the corresponding period in 2019 due primarily to higher software and royalty revenue of approximately $514,000 combined with lower software and royalty cost of revenue of $2,000 for the same period. This revenue increase with only a minimal increase in software and royalty cost of revenue reflects extremely low third-party software costs. In addition to changes in costs of software and royalty product revenue caused by revenue level fluctuations, costs of products can vary as a percentage of product revenue from period to period depending upon level of software customization and third-party software license content included in product sales during a given period.

Services gross profit increased approximately $516,000 for the three months ended September 30, 2020 as compared to the corresponding period in 2019 due to higher service revenue of approximately $1,191,000 combined with higher service cost of revenue of $675,000 for the three months ended September 30, 2020 as compared to the corresponding period in 2019. The decrease in services gross profit as a percentage of services revenue from 73% in the three months ended September 30, 2019 to 45% in the corresponding period of 2020 reflects the one-time impact of additional service costs incurred in the completion of the service element for a particular customer. Although changes in costs of services product revenue are sometimes caused by revenue level fluctuations, costs of services can also vary as a percentage of service revenue from period to period depending upon both the level and complexity of professional service resources utilized in the completion of the service element.

Maintenance Gross Profit	Three Months Ended September 30,
(dollars in thousands)	2020	2019	$ Change	% Change

Total maintenance gross profit	$490	$533	$(43)	(8)%
Percentage of total maintenance revenue	80%	85%

Gross profit related to maintenance revenue decreased 8% or approximately $43,000 for the three months ended September 30, 2020 as compared to the corresponding period in 2019. This decrease reflects lower maintenance revenue of approximately $17,000 combined with higher cost of maintenance revenue of approximately $26,000 due primarily to the composition of engineering resources used in the provision of maintenance services. The decrease in maintenance revenue results from the timing of maintenance revenue recognition related to a certain customer combined with the expiration of certain maintenance contracts. Maintenance gross profit can change from period to period depending upon both the level and complexity of engineering service resources utilized in the provision of maintenance services.

	Three Months Ended September 30,
Operating Expense	2020	2019	$ Change	% Change
(dollars in thousands)

General and administrative	$953	$791	$162	20%
Percentage of total net revenue	39%	101%
Sales and marketing	$615	$985	$(370)	38%
Percentage of total net revenue	25%	125%
Research and development	$1,117	$1,898	$(781)	(41)%
Percentage of total net revenue	45%	242%
Depreciation and amortization	$18	$17	$1	6%
Percentage of total net revenue	1%	2%

General and Administrative Expense

General and administrative expense is comprised primarily of salaries and other employee-related costs for executive, financial, and other infrastructure personnel. General legal, accounting and consulting services, insurance, occupancy and communication costs are also included with general and administrative expense. The dollar increase of approximately $162,000 during the three months ended September 30, 2020 as compared to the corresponding period in 2019 is comprised of the following major components:

●
Increase in personnel related expense of approximately $11,000.

●
Increase in professional services of approximately $144,000, which includes higher legal fees of approximately $84,000 for various general corporate matters, higher patent related expense of approximately $73,000 resulting primarily from professional and legal fees related to the Company’s patent monetization efforts, higher audit related fees of $11,000, higher contract services of approximately $11,000 and higher contractor fees of $5,000 offset by lower investor relations fees of approximately $27,000 and lower general corporate expenses of approximately $13,000

●
Increase in insurances, licenses, dues and other costs of approximately $8,000;

●
Increase in rent and office related costs of approximately $5,000; and

●
Decrease in stock-based compensation expense of approximately $6,000.

We continue to focus our efforts on achieving additional future operating efficiencies by reviewing and improving upon existing business processes and evaluating our cost structure. We believe these efforts will allow us to continue to gradually decrease our level of general and administrative expense expressed as a percentage of total revenue.

 Sales and Marketing

Sales and marketing expense consists primarily of the salaries, commissions, other incentive compensation, employee benefits and travel expense of our sales, marketing, and business development functions. The dollar decrease of approximately $370,000 during the three months ended September 30, 2020 as compared to the corresponding period in 2019 is primarily comprised of the following major components:

●
Decrease in personnel related expense of approximately $136,000, driven primarily by the effect of headcount decreases;

●
Decrease in contractor and contract services of approximately $177,000 resulting from decreased utilization of certain sales consultants of approximately $64,000, lower contract service expense of approximately $97,000 and lower marketing dues and subscription expense of approximately $16,000;

●
Decrease in travel, trade show expense and office related expense of approximately $69,000;

●
Decrease in stock-based compensation expense of approximately $19,000; and

●
Increase in our Mexico sales office expense and other of approximately $31,000.

Research and Development

Research and development expense consists primarily of salaries, employee benefits and outside contractors for new product development, product enhancements, custom integration work and related facility costs. Such expense decreased approximately $781,000 for the three months ended September 30, 2020 as compared to the corresponding period in 2019 due primarily to the following major components:

●
Decrease in personnel related expense of approximately $468,000 driven primarily by the effect of headcount decreases;

●
Decrease in contractor fees and contract services of approximately $259,000 resulting from the cancellation of certain engineering contractors;

●
Decrease in stock based-compensation expense of approximately $12,000; and

●
Decrease in office related expense, engineering tools, supplies and travel of approximately $42,000.

Depreciation and Amortization

During the three months ended September 30, 2020 and 2019, depreciation and amortization expense was approximately $18,000 and $17,000, respectively. The relatively small amount of depreciation and amortization reflects the relatively small property and equipment carrying value.

 Interest Expense (Income), Net

For the three months ended September 30, 2020, we recognized interest expense of approximately $56,000 and interest income of approximately $0. For the three months ended September 30, 2019, we recognized interest expense of $0 and interest income of approximately $27,000. Interest expense for the three months ended September 30, 2020 reflects interest expense on related party notes payable and notes payable to bank.

Change in Fair Value of Derivative Liabilities

For the three months ended September 30, 2020, we recognized approximately $535,000 from the decrease of derivative liabilities arising from the consummation of the sale and issuance of the Company's Series C Preferred in September 2018 (the "Series C Financing"). Such decrease was determined by management using fair value methodologies and is included as income under the caption “Change in fair value of derivative liabilities” in our condensed consolidated statement of operations for three months ended September 30, 2020. This decrease in derivative liabilities results primarily from the fair value methodologies including the consummation of the Series D Financing and conversion of the Series C Preferred host instrument containing the embedded derivatives. For the three months ended September 30, 2019, we recognized a decrease of approximately $388,000 from the increase of derivative liabilities measured using fair value methodologies.

Comparison of the Nine Months Ended September 30, 2020 to the Nine Months Ended September 30, 2019

	Nine Months Ended September 30,
Net Product Revenue	2020	2019	$ Change	% Change
(dollars in thousands)

Software and royalties	$780	$306	$474	155%
Percentage of total net product revenue	36%	52%
Hardware and consumables	$75	$53	$22	42%
Percentage of total net product revenue	4%	9%
Services	$1,274	$233	$1,041	447%
Percentage of total net product revenue	60%	39%
Total net product revenue	$2,129	$592	$1,537	260%

Software and royalty revenue increased 155% or approximately $474,000 during the nine months ended September 30, 2020 as compared to the corresponding period in 2019. This increase is attributable to higher identification project related revenue of approximately $500,000, offset by lower law enforcement project related revenue of approximately $9,000 and lower sales of boxed identity management software sold through our distribution channel of approximately $17,000. The increase in identification project related revenue is reflective of the expansion of the Company’s identity management software base combined with the sale of additional software licenses into existing identification projects caused by increased end-user utilization during the nine months ended September 30, 2020 as compared to the corresponding period in 2019. The decrease in our law enforcement project revenue resulted from a decrease in the timing of procurement by our law enforcement customers. The decrease in boxed identity management software sold through our distribution channel reflects slightly lower procurement from both domestic and international customers.

Revenue from the sale of hardware and consumables increased approximately $22,000 during the nine months ended September 30, 2020 as compared to the corresponding period in 2019 due to a decrease in project related solutions containing hardware and higher consumable sales primarily to law enforcement customers.

Services revenue is comprised primarily of software integration services, system installation services and customer training. Such revenue increased approximately $1,041,000 during the nine months ended September 30, 2020 as compared to the corresponding period of 2019 due to an increase in the service element of project related work completed during the nine months ended September 30, 2020.

 We believe that the period-to-period fluctuations of identity management software revenue in project-oriented solutions are largely due to the timing of government procurement with respect to the various programs we are pursuing. Although no assurances can be given, based on management’s current visibility into the timing of potential government procurements and potential partnerships and current pilot programs, we believe that we will see an increase in government procurement and implementations with respect to identity management initiatives; however, government procurement initiatives, implementations and pilots are frequently delayed and extended and we cannot predict the timing of such initiatives.

As discussed more fully elsewhere in this prospectus, the full extent of COVID-19’s impact on our operations and financial performance depends on future developments that are uncertain and unpredictable, including the duration and spread of the pandemic, its impact on capital and financial markets and any new information that may emerge concerning the severity of the virus, its spread to other regions as well as the actions taken to contain it, among others.

During the nine months ended September 30, 2020, we have focused on strategically updating our products with the latest mobile and cloud technology prioritized by market opportunities. We relaunched ImageWare Authenticate in July 2020. This relaunch includes a new container and microservices-based architecture along with refreshed mobile and desktop clients. We believe these updates will result in additional customers implementing our ImageWare Authenticate solution. Additionally, we have focused on the integration of the suite of products that comprise out Identity Platform. Throughout the remainder of 2020 we plan to continue to enhance our Identity Platform products, including our EPI (our biometric smart access cards) and law enforcement offerings by leveraging cloud and mobile technologies to improve both functionality and value to the customer. Management believes that these initiatives will result in the expansion of our solutions into the both law enforcement and non-governmental sectors including commercial, consumer and healthcare applications further resulting in additional implementations of both our ImageWare Authenticate products and Identity Platform products.

	Nine Months Ended September 30,
Maintenance Revenue	2020	2019	$ Change	% Change
(dollars in thousands)

Total maintenance revenue	$1,870	$1,935	$(65)	(3)%

Maintenance revenue was approximately $1,870,000 for the nine months ended September 30, 2020, as compared to approximately $1,935,000 for the corresponding period in 2019. Identity management maintenance revenue generated from identification software solutions was approximately $898,000 for the nine months ended September 30, 2020 as compared to approximately $958,000 during the comparable period in 2019. Law enforcement maintenance revenue was approximately $972,000 and $977,000 for the nine months ended September 30, 2020 and 2019, respectively. The decrease of $60,000 in identification software maintenance revenue for the nine months ended September 30, 2020 as compared to the corresponding period of 2019 is reflective of the expiration of certain maintenance contracts combined with the timing of the commencement of maintenance services related to a certain customer.

We anticipate growth of our maintenance revenue through the retention of existing customers combined with the expansion of our installed base resulting from the completion of project-oriented work; however, we cannot predict the timing of this anticipated growth.

	Nine Months Ended September 30,
Cost of Product Revenue	2020	2019	$ Change	% Change
(dollars in thousands)

Software and royalties	$40	$27	$13	48%
Percentage of software and royalty product revenue	5%	9%
Hardware and consumables	$46	$35	$11	31%
Percentage of hardware and consumables product revenue	61%	66%
Services	$695	$96	$599	624%
Percentage of services product revenue	55%	41%
Total product cost of revenue	$781	$158	$623	394%
Percentage of total product revenue	37%	27%

The cost of software and royalty product revenue increased approximately $13,000 despite higher software and royalty revenue for the three months ended September 30, 2020 of approximately $474,000 due to a significant percentage of the revenue increase containing solutions with extremely minimal third-party software costs. In addition to changes in costs of software and royalty product revenue caused by revenue level fluctuations, costs of products can vary as a percentage of product revenue from period to period depending upon level of software customization and third-party software license content included in product sales during a given period.

The cost of hardware and consumable product revenue increased approximately $11,000 for the nine months ended September 30, 2020 as compared to the corresponding period in 2019 due primarily to higher hardware and consumable product revenue of approximately $22,000 during the 2020 period.

The cost of services revenue increased approximately $599,000 during the nine months ended September 30, 2020 as compared to the corresponding period in 2019 due to higher service revenue of approximately $1,041,000. Cost of services revenue as a percentage of service revenue increased to 55% for the nine months ended September 30, 2020 as compared to 41% for the correspond 2019 period. This increase reflects the one-time impact of additional service costs incurred in the completion of the service element for a particular customer. Although changes in costs of services product revenue are sometimes caused by revenue level fluctuations, costs of services can also vary as a percentage of service revenue from period to period depending upon both the level and complexity of professional service resources utilized in the completion of the service element.

Maintenance Cost of Revenue	Nine Months Ended September 30,
(dollars in thousands)	2020	2019	$ Change	% Change
Total maintenance cost of revenue	$328	$323	$5	2%
Percentage of total maintenance revenue	18%	17%

 Cost of maintenance revenue increased approximately $5,000 during the nine months ended September 30, 2020 as compared to the corresponding period in 2019. This increase is due primarily to the composition of engineering resources used in the provision of maintenance services.

	Nine Months Ended September 30,
Product Gross Profit	2020	2019	$ Change	% Change
(dollars in thousands)
Software and royalties	$740	$279	$461	165%
Percentage of software and royalty product revenue	95%	91%
Hardware and consumables	$29	$18	$11	61%
Percentage of hardware and consumables product revenue	39%	34%
Services	$579	$137	$442	323%
Percentage of services product revenue	45%	59%
Total product gross profit	$1,348	$434	$914	211%
Percentage of total product revenue	63%	73%

Software and royalty gross profit increased approximately $461,000 for the nine months ended September 30, 2020 from the corresponding period in 2019 due primarily to higher software and royalty revenue of approximately $474,000 combined with higher software and royalty cost of revenue of $13,000 for the same period. This revenue increase with only a minimal increase in software and royalty cost of revenue reflects extremely low third-party software costs. In addition to changes in costs of software and royalty product revenue caused by revenue level fluctuations, costs of products can vary as a percentage of product revenue from period to period depending upon level of software customization and third-party software license content included in product sales during a given period.

Hardware and consumable gross profit increased approximately $11,000 for the nine months ended September 30, 2020 from the corresponding period in 2019 due primarily to higher hardware and consumable revenue of approximately $22,000 combined with higher cost of hardware and consumable revenue of approximately $11,000. These increases result from an increase in project related solutions containing hardware and consumable components.

Services gross profit increased approximately $442,000 for the nine months ended September 30, 2020 as compared to the corresponding period in 2019 due to higher service revenue of approximately $1,041,000 for the nine months ended September 30, 2020 as compared to the corresponding period in 2019 combined with higher costs of service revenue of approximately $599,000 for the nine months ended September 30, 2020 as compared to the corresponding period in 2019. The decrease in services gross profit as a percentage of services revenue from 59% in the nine months ended September 30, 2019 to 45% in the corresponding period of 2020 reflects the one-time impact of additional service costs incurred in the completion of the service element for a particular customer. Although changes in costs of services product revenue are sometimes caused by revenue level fluctuations, costs of services can also vary as a percentage of service revenue from period to period depending upon both the level and complexity of professional service resources utilized in the completion of the service element.

Maintenance Gross Profit	Nine Months Ended September 30,
(dollars in thousands)	2020	2019	$ Change	% Change

Total maintenance gross profit	$1,542	$1,612	$(70)	(4)%
Percentage of total maintenance revenue	82%	83%

Gross profit related to maintenance revenue decreased 4% or approximately $70,000 for the nine months ended September 30, 2020 as compared to the corresponding period in 2019. This decrease reflects lower maintenance revenue of approximately $65,000 combined with higher cost of maintenance revenue of approximately $5,000 due primarily to the composition of engineering resources used in the provision of maintenance services. The decrease in maintenance revenue results from the timing of maintenance revenue recognition related to a certain customer combined with the expiration of certain maintenance contracts. Maintenance gross profit can change from period to period depending upon both the level and complexity of engineering resources utilized in the provision of the maintenance services.

	Nine Months Ended September 30,
Operating Expense	2020	2019	$ Change	% Change
(dollars in thousands)

General and administrative	$2,875	$2,793	$82	3%
Percentage of total net revenue	72%	111%
Sales and marketing	$2,239	$2,924	$(685)	(23)%
Percentage of total net revenue	56%	116%
Research and development	$4,503	$5,511	$(1,008)	(18)%
Percentage of total net revenue	113%	218%
Depreciation and amortization	$54	$53	$1	2%
Percentage of total net revenue	1%	2%

General and Administrative Expense

              General and administrative expense is comprised primarily of salaries and other employee-related costs for executive, financial, and other infrastructure personnel. General legal, accounting and consulting services, insurance, occupancy and communication costs are also included with general and administrative expense. The dollar increase of approximately $82,000 during the nine months ended September 30, 2020 as compared to the corresponding period in 2019 is comprised of the following major components:

●
Decrease in personnel related expense of approximately $16,000 due to reductions in headcount;

●
Increases in professional services of approximately $77,000 which includes higher auditing fees of approximately $10,000, higher legal fees of approximately $134,000, higher patent-related fees of approximately $124,000 resulting from the Company’s efforts to monetize certain patents, and higher general corporate expense of $16,000 offset by reductions in Board of Director fees of approximately $82,000, lower investor relations fees of approximately $83,000 and lower contract services of approximately $42,000;

●
Decrease in travel, insurances, licenses, dues, rent, office related costs and other of approximately $5,000;

●
Increase in financing expense of approximately $66,000; and

●
Decrease in stock-based compensation expense related to options and warrants of approximately $40,000.

We continue to focus our efforts on achieving additional future operating efficiencies by reviewing and improving upon existing business processes and evaluating our cost structure. We believe these efforts will allow us to continue to gradually decrease our level of general and administrative expense expressed as a percentage of total revenue.

 Sales and Marketing

Sales and marketing expense consists primarily of the salaries, commissions, other incentive compensation, employee benefits and travel expense of our sales, marketing, and business development functions. The dollar decrease of approximately $685,000 during the nine months ended September 30, 2020 as compared to the corresponding period in 2019 is primarily comprised of the following major components:

●
Decrease in personnel related expense of approximately $203,000 driven primarily by headcount reductions;

●
Decrease in contractor and contract services of approximately $229,000 resulting from increased utilization of certain sales consultants of approximately $31,000, lower contract service expense of approximately $105,000 offset by lower marketing dues and subscription expense of approximately $93,000;

●
Decrease in travel, trade show expense and office related expense of approximately $188,000;

●
Decrease in stock-based compensation expense of approximately $60,000; and

●
Decrease in our Mexico sales office expense and other of approximately $5,000.

Research and Development

Research and development expense consists primarily of salaries, employee benefits and outside contractors for new product development, product enhancements, custom integration work and related facility costs. Such expense decreased approximately $1,008,000 for the nine months ended September 30, 2020 as compared to the corresponding period in 2019 due primarily to the following major components:

●
Decrease in personnel related expense of approximately $535,000 due to headcount reductions;

●
Decrease in contractor fees and contract services of approximately $398,000;

●
Decrease in stock based-compensation expense of approximately $44,000; and

●
Decrease in rent, office related expense and engineering tools and supplies of approximately $31,000.

Depreciation and Amortization

During the nine months ended September 30, 2020 and 2019, depreciation and amortization expense was approximately $54,000 and $53,000, respectively. The relatively small amount of depreciation and amortization reflects the relatively small property and equipment carrying value.

Interest Expense, Net

For the nine months ended September 30, 2020, we recognized interest expense of approximately $131,000 and interest income of approximately $1,000. For the nine months ended September 30, 2019, we recognized interest expense of approximately $0 and interest income of approximately $80,000. Interest expense for the nine months ended September 30, 2020 reflects interest expense on related party notes payable and notes payable to bank.

Change in Fair Value of Derivative Liabilities

For the nine months ended September 30, 2020, we recognized approximately $369,000 from the decrease of derivative liabilities arising from the consummation of the Series C Financing in September 2018. Such decrease was determined by management using fair value methodologies and is included as income under the caption “Change in fair value of derivative liabilities” in our condensed consolidated statement of operations for nine months ended September 30, 2020. This decrease in derivative liabilities results primarily from the fair value methodologies including the consummation of the Series D Financing and conversion of the Series C Preferred host instrument containing the embedded derivatives. For the nine months ended September 30, 2019, we recognized approximately $445,000 from the decrease of derivative liabilities arising from the consummation of the Series C Financing in September 2018. Such decrease was determined by management using fair value.

Comparison of Results for Fiscal Years Ended December 31, 2019 and 2018

Product Revenue
	Twelve Months Ended December 31,
Net Product Revenue	2019	2018	$ Change	% Change
(dollars in thousands)
Software and royalties	$489	$1,334	$(845)	(63)%
Percentage of total net product revenue	53%	76%
Hardware and consumables	$96	$133	$(37)	(28)%
Percentage of total net product revenue	10%	7%
Services	$338	$294	$44	15%
Percentage of total net product revenue	37%	17%
Total net product revenue	$923	$1,761	$(838)	(48)%

Software and royalty revenue decreased 63% or approximately $845,000 during the year ended December 31, 2019 as compared to the corresponding period in 2018. This decrease is attributable to lower identification project related revenue of approximately $705,000, lower law enforcement project related revenue of approximately $76,000, lower sales of boxed identity management software sold through our distribution channel of approximately $21,000 and lower royalty revenue of approximately $43,000. The decrease in identification project related revenue is reflective of additional software licenses sold into existing identification projects caused by increased end-user utilization during the twelve months ended December 31, 2018. The decrease in royalty revenue results primarily from lower reported usage from certain customers and the decrease in our law enforcement project revenue resulted from a decrease in the timing of procurement by our law enforcement customers. The decrease in boxed identity management software sold through our distribution channel reflects slightly lower procurement from both domestic and international customers.

Revenue from the sale of hardware and consumables decreased approximately $37,000 during the year ended December 31, 2019 as compared to the corresponding period in 2018 due to a decrease in project related solutions containing hardware  and consumables and a decrease in replacement hardware procurement by our customers.

Services revenue is comprised primarily of software integration services, system installation services and customer training. Such revenue increased $44,000 during the year ended December 31, 2019 as compared to the corresponding period in 2018, due to an increase in the service element of project related work completed during the year ended December 31, 2019.

We believe that the period-to-period fluctuations of identity management software revenue in project-oriented solutions are largely due to the timing of government procurement with respect to the various programs we are pursuing. Although no assurances can be given, based on management’s current visibility into the timing of potential government procurements and potential partnerships and current pilot programs, we believe that we will see an increase in government procurement and implementations with respect to identity management initiatives; however, government procurement initiatives, implementations and pilots are frequently delayed and extended and we cannot predict the timing of such initiatives.

As discussed more fully elsewhere in this prospectus, the full extent of COVID-19’s impact on our operations and financial performance depends on future developments that are uncertain and unpredictable, including the duration and spread of the pandemic, its impact on capital and financial markets and any new information that may emerge concerning the severity of the virus, its spread to other regions as well as the actions taken to contain it, among others.

 During the twelve months ended December 31, 2019, we continued our efforts to move the Biometric Engine into cloud and mobile markets, and expand our end-user market into non-government sectors, including commercial, consumer and healthcare applications. Our approach to the markets we serve is to partner with larger integrators as resellers who have both the infrastructure and resources to sell into the worldwide market. We rely upon these partners for guidance as to when they expect revenue for our products to begin to ramp. During the year ended December 31, 2019 we saw additional customers implement ImageWare Authenticate, our cloud based mobile biometric authentication software as a service. Management believes that additional implementations will occur resulting in increased identities under management.

 Maintenance Revenue
	Twelve Months Ended December 31,
Maintenance Revenue	2019	2018	$ Change	% Change
(dollars in thousands)
Total maintenance revenue	$2,583	$2,643	$(60)	(2)%

Maintenance revenue was approximately $2,583,000 for the year ended December 31, 2019, as compared to approximately $2,643,000 for the corresponding periods in 2018. For the year ended December 31, 2019, identity management maintenance revenue was approximately $1,275,000 as compared to $1,344,000 for the comparable period in 2018. The decrease in identity management maintenance revenue of approximately $69,000 reflects the expiration of certain maintenance contracts. Law enforcement maintenance revenue was approximately $1,308,000 for the twelve months ended December 2019 as compared to $1,299,000 for the comparable period in 2018. This increase of approximately $9,000 is primarily due to the expansion of our law enforcement customer installed base.

We anticipate growth of our maintenance revenue through the retention of existing customers combined with the continued expansion of our installed base resulting from the completion of project-oriented work; however, we cannot predict the timing of this anticipated growth, if ever. Furthermore, we cannot predict how the effects of the COVID-19 pandemic, discussed more fully elsewhere in this prospectus may affect our future growth.

Cost of Product Revenue
	Twelve Months Ended December 31,
Cost of Product Revenue:	2019	2018	$ Change	% Change
(dollars in thousands)
Software and royalties	$36	$11	$25	227%
Percentage of software and royalty product revenue	7%	1%
Hardware and consumables	$66	$92	$(26)	(28)%
Percentage of hardware and consumables product revenue	69%	69%
Services	$116	$102	$14	14%
Percentage of services product revenue	34%	35%
Total product cost of revenue	$218	$205	$13	6%
Percentage of total product revenue	24%	12%

The cost of software and royalty product revenue increased approximately $25,000 despite lower software and royalty revenue for the year ended December 31, 2019 as compared to the corresponding period in 2018 due to the 2019 period containing certain fixed third-party software license costs and the 2018 period containing significant software license revenue with minimal third-party license costs.

The cost of product revenue for our hardware and consumable sales during the year ended December 31, 2019 decreased approximately $26,000 as compared to the corresponding period in 2018 due primarily to lower hardware and consumable product revenue of approximately $37,000 during the 2019 period.

Cost of services revenue increased approximately $14,000 during the year ended December 31, 2019 as compared to the corresponding period in 2018. This increase reflects higher service revenue of approximately $44,000. In addition to changes in costs of services product revenue caused by revenue level fluctuations, costs of services can vary as a percentage of service revenue from period to period depending upon both the level and complexity of professional service resources utilized in the completion of the service element.

Cost of Maintenance Revenue
Maintenance cost of revenue	Twelve Months Ended December 31,
(dollars in thousands)	2019	2018	$ Change	% Change
Total maintenance cost of revenue	$425	$671	$(246)	(37)%
Percentage of total maintenance revenue	16%	25%

Cost of maintenance revenue decreased approximately $246,000 during the year ended December 31, 2019 as compared to the corresponding period in 2018, resulting principally from lower maintenance labor costs incurred during the year ended December 31, 2019 as compared to the corresponding period in 2018 due primarily to the composition of engineering resources used in the provision of maintenance services and reductions in headcount in our customer support department.

Product Gross Profit
	Twelve Months Ended December 31,
Product gross profit	2019	2018	$ Change	% Change
(dollars in thousands)
Software and royalties	$453	$1,323	$(870)	(66)%
Percentage of software and royalty product revenue	93%	99%
Hardware and consumables	$30	$41	$(11)	(27)%
Percentage of hardware and consumables product revenue	31%	31%
Services	$222	$192	$30	16%
Percentage of services product revenue	66%	65%
Total product gross profit	$705	$1,556	$(851)	(55)%
Percentage of total product revenue	76%	88%

Software and royalty gross profit decreased 66% or approximately $870,000 for the year ended December 31, 2019 as compared to the corresponding period in 2018, due primarily to lower software and royalty revenue of approximately $845,000 combined with higher software and royalty cost of revenue of approximately $25,000 for the same period. This increase in software and royalty cost of revenue despite lower software and royalty revenue during the 2019 period as compared to the comparable 2018 period reflects the 2018 period containing software revenue with extremely minimal third-party software costs whereas the 2019 period did not contain similar revenues with related costs. In addition to changes in costs of software and royalty product revenue caused by revenue level fluctuations, costs of products can vary as a percentage of product revenue from period to period depending upon level of software customization and third -party software license content included in product sales during a given period.

Hardware and consumables gross profit decreased approximately $11,000 for the year ended December 31, 2019, as compared to the 2018 period. This decrease resulted from lower sales of hardware and consumables revenues of approximately $37,000 combined with corresponding lower cost of hardware and consumables product revenue of $26,000 for the year ended December 31, 2019 as compared to the corresponding period in 2018.

Services gross profit increased approximately $30,000 during the year ended December 31, 2019, as compared to the corresponding period in 2018, with such increase primarily resulting from higher service revenue of approximately $44,000 combined with higher cost of service revenue of approximately $14,000 for the year ended December 31, 2019 as compared to the corresponding period in 2018.

Maintenance Gross Profit
Maintenance gross profit	Twelve Months Ended December 31,
(dollars in thousands)	2019	2018	$ Change	% Change
Total maintenance gross profit	$2,158	$1,972	$186	9%
Percentage of total maintenance revenue	84%	75%

Gross profit related to maintenance revenue increased 9% or approximately $186,000 for the year ended December 31, 2019 as compared to the corresponding period in 2018. This increase results from lower maintenance revenue of approximately $60,000 due to the expiration of certain Identification customer maintenance contracts offset by lower cost of maintenance revenue of approximately $246,000 due to headcount reductions in our service department combined with lower maintenance labor cost incurred during the same period due to the composition of engineering resources used in the provision of maintenance services.

Operating Expense
	Twelve Months Ended December 31,
Operating expense	2019	2018	$ Change	% Change
(dollars in thousands)
General and administrative	$3,614	$4,285	$(671)	(16)%
Percentage of total net revenue	103%	97%
Sales and marketing	$3,937	$3,571	$366	10%
Percentage of total net revenue	112%	81%
Research and development	$7,488	$7,351	$137	2%
Percentage of total net revenue	214%	167%
Depreciation and amortization	$71	$51	$20	39%
Percentage of total net revenue	2%	1%

General and Administrative Expense

General and administrative expense is comprised primarily of salaries and other employee-related costs for executive, financial, and other infrastructure personnel. General legal, accounting and consulting services, insurance, occupancy and communication costs are also included with general and administrative expense.

The dollar decrease of approximately $671,000 in general and administrative expense for the year ended December 31, 2019 as compared to the corresponding period in 2018 is comprised of the following major components:

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Decrease in personnel related expense of approximately $24,000;

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Decreases in professional services of approximately $395,000, which includes lower Board of Director fees of approximately $320,000, lower auditing fees of approximately $183,000 and lower legal fees of approximately $40,000 offset by higher general corporate expense of approximately $54,000, higher investor relations fees of approximately $21,000, higher patent-related fees of approximately $15,000, higher contractor fees of approximately $16,000 and higher contract services of approximately $42,000;

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Decrease in travel, insurances, licenses, dues, rent, and office related costs of approximately $50,000;

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Decrease in financing related expense of approximately $29,000; and

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Decrease in stock-based compensation expense of approximately $173,000.

We continue to focus our efforts on achieving additional future operating efficiencies by reviewing and improving upon existing business processes and evaluating our cost structure. We believe these efforts will allow us to continue to gradually decrease our level of general and administrative expense expressed as a percentage of total revenue.

Sales and Marketing Expense

Sales and marketing expense consists primarily of the salaries, commissions, other incentive compensation, employee benefits and travel expense of our sales, marketing, and business development.

The dollar increase in sales and marketing expense of approximately $366,000 during the year ended December 31, 2019 as compared to the corresponding period in 2018, is primarily comprised of the following major components:

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Increase in personnel related expense of approximately $108,000 driven primarily by headcount increases;

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Increase in contractor and contract services of approximately $200,000 resulting from increased utilization of certain sales consultants of approximately $136,000 combined with higher marketing dues and subscription expense and contract services of approximately $64,000;

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Increase in travel, trade show expense and office related expense of approximately $72,000;

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Decrease in stock-based compensation expense of approximately $68,000; and

●
Increase in our Mexico sales office expense and other of approximately $54,000.

We anticipate that the level of expense incurred for sales and marketing during the year ended December 31, 2020 will increase as we pursue large project solution opportunities, however we cannot predict how the effects of the COVID-19 pandemic, discussed more fully elsewhere in this prospectus may affect our level of anticipated expenditures.

Research and Development Expense

Research and development expense consists primarily of salaries, employee benefits and outside contractors for new product development, product enhancements, custom integration work and related facility costs.

Research and development expense increased approximately $137,000 for the year ended December 31, 2019, as compared to the corresponding period in 2018, due primarily to the following major components:

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Increase in personnel related expense of approximately $354,000 due to headcount increases offset by approximately $335,000 in capitalized labor into work in process inventory related to in-process projects;

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Increase in contractor fees and contract services of approximately $242,000 for services related to the accelerated development of mobile identity management applications offset by approximately $167,000 in capitalized labor into work in process inventory related to in-process projects;

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Decrease in stock-based compensation of approximately $62,000; and

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Increase in rent, office related expense and engineering tools and supplies of approximately $105,000.

Our level of expenditures in research and development reflects our belief that to maintain our competitive position in markets characterized by rapid rates of technological advancement, we must continue to invest significant resources in new systems and software as well as continue to enhance existing products.

Depreciation and Amortization

During the year ended December 31, 2019, depreciation and amortization expense increased approximately $20,000 as compared to the corresponding period in 2018. The relatively small amount of depreciation and amortization reflects the relatively small property and equipment carrying value. The increase is reflective of certain furniture and leasehold improvement asset additions in the fourth quarter of 2018.

Interest Expense (Income), Net

For the year ended December 31, 2019, we recognized interest income of $90,000 and interest expense of $0. For the year ended December 31, 2018, we recognized interest income of $78,000 and interest expense of $541,000. The decrease in interest expense reflects the conversion of all amounts outstanding under the Company’s related-party lines of credit into shares of Series A Preferred stock in September 2018.

Interest expense for the year ended December 31, 2018 contains the following components:

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Approximately $8,000 of amortization expense of deferred financing fees related to our Lines of Credit;

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Approximately $162,000 of amortization expense of recognized beneficial conversion feature related to our Lines of Credit; and

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Approximately $371,000 related to coupon interest on our 8% Line of Credit borrowings.

Other Income

For the year ended December 31, 2019, we recognized other income of approximately $0 and other expense of $1,000. Other expense for the year ended December 31, 2019 is comprised of approximately $1,000 in foreign transaction expense.

For the year ended December 31, 2018, we recognized other income of approximately $4,000 and other expense of $0. Other income for the year ended December 31, 2018 is comprised of approximately $4,000 from miscellaneous receipts.

Change in Fair Value of Derivative Liabilities

For the year ended December 31, 2019, we recognized approximately $696,000 from the decrease of derivative liabilities arising from the consummation of the Series C Financing in September 2019. Such decrease was determined by management using fair value methodologies and is included as non-cash income under the caption “Change in fair value of derivative liabilities” in our consolidated statement of operations for twelve months ended December 31, 2019.

For the year ended December 31, 2018, we recognized approximately $232,000 from the increase of derivative liabilities arising from the consummation of the Series C Financing in September 2018. Such increase was determined by management using fair value methodologies and is included as a non-cash expense under the caption “Change in fair value of derivative liabilities” in our consolidated statement of operations for the year ended December 31, 2018.

Income Tax Expense

During the years ended December 31, 2019 and 2018, we recorded an expense for income taxes of $10,000 and $11,000, respectively. These tax expenses relates to taxes on income generated in certain foreign jurisdictions offset by research and development tax credits generated in certain foreign jurisdictions.

We have incurred consolidated pre-tax losses during the years ended December 31, 2019, and 2018, and have incurred operating losses in all prior periods. Management has determined that it is more likely than not that a tax benefit from such losses will not be realized and has established a full valuation allowance for any tax benefits. Accordingly, we did not record a benefit for income taxes for these periods.

Liquidity, Capital Resources and Going Concern

Historically, our principal sources of cash have included customer payments from the sale of our products, proceeds from the issuance of Common Stock and Preferred Stock and proceeds from the issuance of debt. Our principal uses of cash have included cash used in operations, product development, and payments relating to purchases of property and equipment. We expect that our principal uses of cash in the future will be for product development, including customization of identity management products for enterprise and consumer applications, further development of intellectual property, development of Software-as-a-Service (“SaaS”) capabilities for existing products as well as general working capital and capital expenditure requirements. Management expects that, as our revenue grows, our sales and marketing and research and development expense will continue to grow, albeit at a slower rate and, as a result, we will need to generate significant net revenue to achieve and sustain positive cash flows from operations. Historically the Company has not been able to generate sufficient net revenue to achieve and sustain positive cash flows from operations and management has determined that there is substantial doubt about the Company’s ability to continue as a going concern.

Related Party Financings

Factoring Agreement

On February 12, 2020, the Company entered into a factoring agreement (the "Factoring Agreement") with a member of the Company’s Board of Directors (the "Factoring Lender"). Under the Factoring Agreement, the Company received $350,000 in proceeds (the "Factoring Principal") in the form of a loan, bearing interest at a rate of 1% for every seven days until the Factoring Principal and accrued interest are paid in full, with a maturity date of March 4, 2020. Pursuant to the Factoring Agreement, repayment of the Factoring Principal and accrued interest was secured by certain of the Company’s trade accounts receivable approximating $500,000 (the "Factoring Collateral"). As of September 30, 2020, despite collection of the Company’s trade accounts receivable, the Factoring Principal had not been repaid. During the three and nine months ended September 30, 2020, the Company recorded approximately $46,000 and $116,000, respectively in interest expense related to the Factoring Agreement. In May 2020, the Company repaid $35,000 in accrued interest to the Factoring Lender. Accrued unpaid interest at September 30, 2020 approximated $81,000 and is included in the Company’s condensed consolidated September 30, 2020 balance sheet under the caption “Accrued expense”. As a condition to the consummation of the Company's offer and sale (the "Closing") of shares of its Series D Convertible Preferred Stock, par value $0.01 ("Series D Preferred") (the "Series D Financing"), the Factoring Lender agreed to settle the entire Factoring Principal plus accrued interest and release the Company from liabilities due under the Factoring Agreement in exchange for a one-time payment of $360,000 to be made upon the Closing, and out of the proceeds, of the Series D Financing. Such payment was made by the Company on November 16, 2020. The Series D Financing is described elsewhere in this prospectus.

Convertible Promissory Notes

During the nine months ended September 30, 2020, the Company received advances from a second member of the Board of Directors (the "Board Lender") in the aggregate amount of $450,000. On June 29, 2020, the Company executed a promissory note (the "Board Note") in the favor of the Board Lender in the principal amount of $450,000 (the "Board Note Principal"), pursuant to which the Board Note Principal accrued simple interest at the rate of 5% per annum, and was convertible into shares of the Company's Common Stock at $0.16 per share of Common Stock at the election of the Board Lender. The Board Note was to mature on the earlier to occur of (i) October 13, 2020, or (ii) on such date that the Company consummates a debt and/or equity financing resulting in net proceeds to the Company of at least $3.0 million. As a condition to the Series D Financing, the Board Lender agreed to purchase the number of shares of Series D Preferred equal to one-half (50%) of the Board Note Principal and interest accrued thereon at the Closing of the Series D Financing, with the remaining one-half of the Board Note Principal and interest accrued thereon to be paid to the Board Lender out of the proceeds of the Series D Financing.

During the nine months ended September 30, 2020, the Company received advances from a third member of the Board of Directors (the "Second Board Lender", and collectively with the First Board Lender, the "Board Lenders") in the aggregate amount of $100,000. On June 29, 2020, the Company executed a promissory note (the "Second Board Note", and collectively with the Board Note, the "Board Notes") in the principal amounts of $100,000 (the "Second Board Note Principal"), pursuant to which the Second Board Note Principal accrued simple interest at the rate of 5% per annum, and was convertible into shares of the Company’s Common Stock at $0.16 per share of Common Stock at the election of the Second Board Lender. The Second Board Note was to mature on the earlier to occur of (i) October 13, 2020, or (ii) on such date that the Company consummates a debt and/or equity financing resulting in net proceeds to the Company of at least $3.0 million.  As a condition to the Series D Financing, the Second Board Lender agreed to purchase the number of shares of Series D Preferred equal to the Second Board Note Principal and accrued interest thereon, such purchase of shares of Series D Preferred, and release of the Company from its liability under the Second Board Note, to occur upon the Closing of the Series D Financing.

Upon the first Closing of the Series D Financing on November 12, 2020, the Board Notes were satisfied in full pursuant to the agreements with the Board Lender and Second Board Lender as set forth above.

During the three and nine months ended September 30, 2020, the Company recorded approximately $7,000 and $13,000, respectively, in interest expense related to the Board Notes. Accrued unpaid interest at September 30, 2020 approximated $13,000 and is included in the Company’s condensed consolidated balance sheet under the caption “Accrued expense”.

2020 Common Stock Financings

Triton Funds LP

On February 20, 2020, the Company entered into a securities purchase agreement (the “Triton Purchase Agreement”) with Triton Funds LP, a Delaware limited partnership ("Triton"). The Triton Purchase Agreement provides the Company the right to sell to Triton, and Triton is obligated to purchase, up to $2.0 million worth of shares of Common Stock under the Triton Purchase Agreement (the "Triton Offering”). Pursuant to the terms and conditions set forth in the Triton Purchase Agreement, the purchase price of the Common Stock will be based on the number of shares of Common Stock equal to the amount in U.S. Dollars that the Company intends to sell to Triton to be set forth in each written notice sent to Triton by the Company (the "Triton Purchase Notice") and delivered to Triton (the "Triton Purchase Notice Amount"), divided by the lowest daily volume weighted average price of the Company's Common Stock listed on the OTC Markets during the five business days prior to closing (the "Triton Shares"). The closing of the purchase of the Triton Shares as set forth in the Triton Purchase Notice will occur no later than three business days following receipt of the Triton Shares by Triton.

In February and March of 2020, the Company sold, and Triton purchased, an aggregate of 10,000,000 shares of Common Stock for cash. In February, the Company sold 4,000,000 shares of Common Stock for $0.16 per share resulting in gross proceeds to the Company of $640,000. In March 2020, the Company sold 6,000,000 shares of Common Stock resulting in gross proceeds to the Company of $765,000, or a per share purchase price of $0.13 per share. Aggregate net proceeds from this financing approximated $1,387,000 after recognition of direct offering costs.

Lincoln Park Capital Fund, LLC

On April 28, 2020, the Company entered into a purchase agreement, and as amended on June 11, 2020 (the “Lincoln Purchase Agreement”), and a registration rights agreement (the “Lincoln Registration Rights Agreement”) with Lincoln Park Capital fund, LLC (“Lincoln Park”) pursuant to which Lincoln Park committed to purchase up to $10,250,000 of our Common Stock.

Under the terms and subject to the conditions of the Lincoln Purchase Agreement, including stockholder approval of an amendment to the Company’s Certificate of Incorporation, as amended from time to time (the "Charter") to increase the number of shares of the Company’s capital stock to 350 million shares, obtained from our shareholders effective June 9, 2020, we have the right, but not the obligation, to sell to Lincoln Park, and Lincoln Park is obligated to purchase up to $10,250,000 of shares of Common Stock. On April 28, 2020, we sold 1,000,000 shares of Common Stock to Lincoln Park under the Lincoln Purchase Agreement for an aggregate purchase price of $100,000 (the “Initial Purchase Shares"). On June 11, 2020, we sold an additional 1,500,000 shares of Common Stock to Lincoln Park under the Lincoln Purchase Agreement for an aggregate purchase price of $150,000 (the “Commencement Purchase Shares”). Future sales of Common Stock under the Lincoln Purchase Agreement, if any, will be subject to certain limitations, and may occur from time to time, at our sole discretion, over the 24-month period commencing on July 8, 2020, and the other conditions set forth in the Purchase Agreement are satisfied (such date on which all of such conditions are satisfied, the “Commencement Date”).

After the Commencement Date, on any business day over the term of the Lincoln Purchase Agreement, the Company has the right, in its sole discretion, to direct Lincoln Park to purchase up to 125,000 shares of its Common Stock on such business day (the “Regular Purchase”), subject to increases under certain circumstances as provided in the Lincoln Purchase Agreement. The purchase price per share of Common Stock for each such Regular Purchase will be based on prevailing market prices of the Company’s Common Stock immediately preceding the time of sale as computed under the Lincoln Purchase Agreement. In each case, Lincoln Park’s maximum commitment in any single Regular Purchase may not exceed $500,000. In addition to Regular Purchases, provided that the Company presents Lincoln Park with a Triton Purchase Notice for the full amount allowed for a Regular Purchase, the Company may also direct Lincoln Park to make accelerated purchases and additional accelerated purchases as described in the Lincoln Purchase Agreement.

Pursuant to the terms of the Lincoln Purchase Agreement, in no event may the Company issue or sell to Lincoln Park shares of Common Stock under the Lincoln Purchase Agreement which, when aggregated with all other shares of Common Stock then beneficially owned by Lincoln Park and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the beneficial ownership by Lincoln Park and its affiliates of more than 4.99% of the then issued and outstanding shares of Common Stock (the “Beneficial Ownership Limitation”).

The Lincoln Purchase Agreement and the Lincoln Registration Rights Agreement contain customary representations, warranties, agreements and conditions and indemnification obligations of the parties. The Company has the right to terminate the Purchase Agreement at any time, at no cost or penalty. The Company issued to Lincoln Park 2,500,000 shares of Common Stock in consideration for entering into the Lincoln Purchase Agreement. Pursuant to this issuance, $400,000 was recorded by the Company as a deferred stock issuance cost. Such amount is recorded in the Company’s condensed consolidated balance sheet under the caption “Other assets”. Such deferred stock issuance costs will be recognized as a charge against paid in capital in proportion to securities sold under this Lincoln Purchase Agreement. During the three and nine months ended September 30, 2020, the Company recognized approximately $26,000 and $36,000, respectively, as a charge against paid in capital relating to securities sold under the Lincoln Purchase Agreement.

During the three months ended September 30, 2020, the Company sold an aggregate 3,200,000 shares of Common Stock to Lincoln Park under the terms of the Lincoln Purchase Agreement resulting in cash proceeds to the Company of approximately $669,000.

Due to the terms of the Lincoln Purchase Agreement as described above, management is not currently expecting the related proceeds from the Lincoln Purchase Agreement to be sufficient to sustain operations for an extended period of time.

CARES Act Financing

On March 27, 2020, President Trump signed into law the CARES Act. On May 4, 2020, the Company entered into a loan agreement (the “PPP Loan”) with Comerica Bank (“Comerica”) under the Paycheck Protection Program (the “PPP”), which is part of the CARES Act administered by the United States Small Business Administration (“SBA”). As part of the application for these funds, the Company in good faith, has certified that the current economic uncertainty made the loan request necessary to support the ongoing operations of the Company. This certification further requires the Company to take into account our current business activity and our ability to access other sources of liquidity sufficient to support ongoing operations in a manner that is not significantly detrimental to the business. Under the PPP, the Company received proceeds of approximately $1,571,000, from the PPP Loan. In accordance with the requirements of the PPP, the Company intends to use proceeds from the PPP Loan primarily for payroll costs, rent and utilities. The PPP Loan has a 1.00% interest rate per annum, matures on May 4, 2022 and is subject to the terms and conditions applicable to loans administered by the SBA under the PPP. Under the terms of PPP, all or certain amounts of the PPP Loan may be forgiven if they are used for qualifying expenses as described in the CARES Act, which the Company continues to evaluate. While no determination has been made at the time of the filing of this prospectus, the Series D Financing may affect the Company's ability to have the PPP Loan forgiven under the PPP. The Company has recorded the entire amount of the PPP Loan as debt. Under the terms of the PPP Loan, monthly payments of principal and interest were due to commence November 1, 2020, however the SBA is deferring loan payments for borrowers who apply for loan forgiveness until the SBA remits the borrower’s loan forgiveness amount to the lender. The Company plans to file for loan forgiveness and at the time of the filing of this prospectus, no amounts have been repaid. At September 30, 2020, the Company has recorded the current portion of the PPP Loan of approximately $718,000 as a current liability under the caption “Notes payable, current portion” in its condensed consolidated balance sheet. The remaining portion of approximately $853,000 is recorded as a long-term liability under the caption “Note payable, net of current portion” in its condensed consolidated September 30, 2020 balance sheet.

Creation of Series A-1 Convertible Redeemable Preferred Stock

On July 14, 2020, the Company filed the Certificate of Designations, Preferences, and Rights of Series A-1 Convertible Redeemable Preferred Stock (“Series A-1 Certificate”) with the Secretary of State for the State of Delaware – Division of Corporations, designating 31,021 shares of the Company’s preferred stock, par value $0.01 per share ("Preferred Stock") as Series A-1 Preferred. Shares of Series A-1 Preferred accrue cumulative dividends and are payable quarterly beginning March 31, 2021 at a rate of 8% per annum if paid in cash, or 10% per annum if paid by the issuance of shares of Common Stock. Each share of Series A-1 Preferred is convertible into that number of shares of the Company’s Common Stock equal to that number of shares of Series A-1 Preferred being converted multiplied by $1,000, divided by $0.65, or the conversion price as defined in the Series A-1 Certificate in effect as of the date the holder delivers to the Company their notice of election to convert. In addition to the aforementioned holder conversion option, if the volume weighted average closing price (“VWAP”) of the Company’s Common Stock is at least $1.00 per share for 20 consecutive trading days, then the Company has the right to convert one-half of the issued and outstanding shares of Series A-1 Preferred into Common Stock. In the event of a Change of Control, the Company will have the option to redeem all issued and outstanding shares of Series A-1Preferred for 115% of the Liquidation Preference per share.

On September 28, 2020, the Company's holders of Common Stock and Preferred Stock voted to further revise the Series A-1 Certificate, as more specifically set forth below in the section entitled "September 28, 2020 Action by Written Consent of Stockholders."

Series A Restructuring

During July 2020, the Company entered into an Exchange Agreement, Consent and Waiver (“Series A Exchange Agreement”) with certain holders (the "Series A Holders") of its Series A Preferred, pursuant to which such Series A Holders agreed to exchange one-half of the Series A Preferred beneficially owned by such Series A Holders for an equivalent number of Series A-1 Preferred in consideration for their waiver of approximately $1,849,000 in dividends payable to the Series A Holders and payable for the quarters ended March 31, 2020 and June 30, 2020 (the “Series A Restructuring”). Shares of the Series A-1 Preferred issued to the Series A Holders pursuant to the Series A Exchange Agreement are convertible into shares of Common Stock at $0.65 per share of Common Stock, and automatically convert into Common Stock when the VWAP of the Company’s Common Stock for the preceding twenty trading days is at least $1.00.

During the three months ended September 30, 2020, certain Holders of Series A-1 Preferred converted 350 shares of Series A-1 Preferred into 538,452 shares of the Company’s Common Stock.

On September 28, 2020, the Company's holders of Common Stock and Preferred Stock voted to revise the Certificate of Designations, Preferences, and Rights of Series A Convertible Preferred Stock (the "Series A Certificate") and the Series A-1 Certificate, as more specifically set forth below in the following paragraph.

September 28, 2020 Action by Written Consent of the Shareholders; Amendment to Certificate of Incorporation

On September 28, 2020, the Company received executed written consents from holders of our Common Stock and Preferred Stock representing 104,228,110 voting shares on an as-converted basis, or approximately 54.3% of our outstanding voting class on an as-converted basis, approving the following actions:

(i) amending and restating the Series A Certificate and the Series A-1 Certificate to, without limitation, provide for (i) the voluntary conversion of all outstanding shares of the Company's Series A Preferred and Series A-1 Preferred into shares of the Company’s Common Stock at a reduced conversion price of $0.20 per share of Common Stock, and (ii) the automatic conversion of all issued and outstanding shares of Series A Preferred and Series A-1 Preferred into shares of Common Stock at a rate of 10% per month, beginning on November 1, 2020, and ending on August 1, 2021, at the reduced conversion price of $0.20 per share of Common Stock;

(ii) amending and restating the Certificate of Designations, Preferences and Rights of the Series C Convertible Preferred Stock (the "Series C Certificate") to, without limitation, provide for a drag-along right whereby upon the voluntary exchange of such Series C Preferred into shares of the Company’s Series D Preferred, by a majority of the holders of the Company's Series C Preferred, the remaining issued and outstanding shares of Series C Preferred would automatically be exchanged for Series D Preferred on the same terms as the majority holders so electing to exchange their shares of Series C Preferred;

(iii) increasing the number of authorized shares of the Company’s Common Stock from 345,000,000 shares to 1,000,000,000 shares (the “Capital Increase”);

(iv) amending and restating the Company’s Certificate of Incorporation, in its entirety to give effect to the Capital Increase, among other amendments (the “Amended Charter”); and

(v) authorizing our Board of Directors, in its sole and absolute discretion, without further action of the shareholders, to amend the Amended Charter to implement a reverse stock split of our issued and outstanding shares of Common Stock at a specific ratio, ranging from one-for-thirty (1:30) to one-for-one hundred (1:100), within one year from September 28, 2020 (the “Reverse Split”).

These aforementioned actions did not become effective until 20 calendar days after an Information Statement was delivered to our shareholders. Such Information Statement was delivered on October 13, 2020.

Furthermore, the following actions were approved by the affirmative vote of the holders of the requisite number of shares of the below-referenced series of the Company's Preferred Stock, consisting of Series A Preferred, Series A-1 Preferred, and Series C Preferred, with each series voting as a separate class pursuant to its respective governing documentation:

(i) for the Series A Preferred, (a) amending and restating the Series A Certificate (the "Amended and Restated Series A Certificate"), and (b) waiving the protective provisions set forth in Section 9(a) and Section 9(c) of the Series A Certificate, thereby consenting to (i) the creation of a series of Preferred Stock ranking senior to the Series A Preferred, and (ii) the Company incurring additional indebtedness in the form of a bridge loan from certain accredited investors participating in the offering and sale of the Company’s Series D Preferred, in a principal amount not to exceed $3.0 million (the “Permitted Loan”), which Permitted Loan was exchanged for shares of Series D Preferred upon filing of the Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock (the “Series D Certificate”);

(ii) for the Series A-1 Preferred, (a) amending and restating the Series A-1 Certificate (the “Amended and Restated Series A-1 Certificate”), and (b) waiving the protective provisions set forth in Section 9(a) and Section 9(c) of the Series A-1 Certificate, thereby consenting to (i) the creation of a series of Preferred Stock ranking senior to the Series A-1 Preferred, and (ii) the Company incurring additional indebtedness by way of the Permitted Loan, which the Permitted Loan was exchanged for shares of Series D Preferred upon the filing of the Series D Certificate; and

(iii) for the Series C Preferred, (a) amending and restating Series C Certificate (the "Amended and Restated Series C Certificate"), and (b) waiving the protective provisions set forth in Section 9(a) and Section 9(f) of the Series C Certificate, thereby consenting to (i) the creation of a series of Preferred Stock ranking senior to the Series C Preferred, and (ii) the Company incurring additional indebtedness by way of the Permitted Loan, which the Permitted Loan was exchanged into shares of Series D Preferred upon the filing of the Series D Certificate.

Series D Preferred Stock Financing

On September 28, 2020, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) whereby the Company agreed to sell shares of the Company's Series D Preferred, for a purchase price of $1,000 per share, to certain accredited investors (collectively, the “Investors”). The Purchase Agreement provides for the issuance of shares of Series D Preferred at Closing resulting in gross proceeds to the Company of approximately $11.56 million. The obligation of the Investors to purchase the Series D Preferred was conditioned on, among other terms and conditions set forth in the Purchase Agreement, (A) the filing with the Delaware Secretary of State of (i) the Amended Charter; (ii) Amended and Restated Series A Certificate, Amended and Restated Series A-1 Certificate, and Amended and Restated Series C Certificate (together, the “New Organizational Documents”); and (iii) the Series D Certificate; and (B) the distribution to the Company’s shareholders of an Information Statement relating to the written consent of shareholders approving the New Organizational Documents, for which the preliminary Information Statement was filed with the SEC for review thereby on September 30, 2020, and the definitive Information Statement was delivered to the shareholders of the Company on October 13, 2020. On November 12, 2020, the Company filed the New Organizational Documents with the Secretary of State for the State of Delaware - Division of Corporations.

Concurrently with the execution of the Purchase Agreement, the Company and the Investors executed (i) a Registration Rights Agreement, pursuant to which the Company agreed to file a registration statement with the SEC within thirty days of Closing to register the shares of Common Stock issuable upon conversion of the Series D Preferred; (ii) a Series C Exchange Agreement (the "Exchange Agreement"), pursuant to which the Company and certain holders of the Company’s Series C Preferred agreed to exchange their Series C Preferred, with a liquidation preference of approximately $10.0 million, for Series D Preferred at Closing; and (iii) a Term Loan and Security Agreement (“Loan Agreement”), pursuant to which each Investor signatory thereto agreed to make a term loan to the Company, secured by all assets of the Company, in an amount equal to 20% of such Investor’s purchase commitment as set forth in the Purchase Agreement (“Bridge Loan”), which Bridge Loan, plus accrued interest, rolled into, and was used to purchase, Series D Preferred at Closing. In anticipation of entering into the Purchase Agreement and the Series D Financing, on September 23, 2020, the Company entered into an Escrow Agreement with CitiBank, N.A., pursuant to which the Investor signatories to the Loan Agreement deposited their pro-rata portion of the Bridge Loan into escrow, which amount was later released to the Company on September 29, 2020 (the “Bridge Loan Closing”).

On December 23, 2020, the Company entered into a subsequent Securities Purchase Agreement in substantially the same form as the Purchase Agreement and which provides for the issuance of shares of Series D Preferred at closing (“Subsequent Closing”) resulting in gross proceeds to the Company of approximately $500,000.

Under the terms of the Purchase Agreement, upon the Closing and Subsequent Closing of the Series D Financing, the holders of Series D Preferred now own approximately 53.7% of the voting securities of the Company on an as-converted basis, with the holders of the Common Stock and remaining classes of Preferred Stock, including Series A Preferred, Series A-1 Preferred, and Series B Convertible Preferred Stock, par value $0.01 per share (“Series B Preferred”), owning the remaining approximate 46.3% on an as-converted basis. Additionally, all members of the Company’s Board of Directors resigned at Closing, with the exception of Kristin Taylor, the Company’s Chief Executive Officer, and the new members of the Board of Directors were appointed as follows: (i) at the Closing on November 12, 2020, the holders of Series D Preferred designated two directors (the “Series D Directors”) to be appointed, being James M. Demitrieus and Benjamin Smeal, at which time Kristin Taylor, being the sole remaining director, appointed Messrs. Smeal and Demitrieus by written consent; (ii) Kristin Taylor and the Series D Directors appointed a third director, Douglas Morgan, on November 24, 2020, and (iii) the Board of Directors will appoint another additional, independent director, for which candidates are currently being screened by the Board of Directors. On December, 31, 2020, Mr. Smeal resigned from his position as a director of the Company due to a family matter requiring his full attention at the time, and was not a result of any disagreements with respect to the Company’s operations, policies, or practices. As such, the Board of Directors is currently screening individuals to both replace Mr. Smeal on the Board of Directors, and for the appointment of an additional independent director, pursuant to the Purchase Agreement.

Upon Closing of the Series D Financing the Company: (i) sold and issued 11,560 shares of its Series D Preferred, for a purchase price of $1,000 per share, to the Investors, for aggregate gross proceeds to the Company at Closing of $11.56 million less placement fees and expenses; (ii) converted all 1,000 shares of Series C Preferred into 10,000 shares of Series D Preferred pursuant to the Exchange Agreement and Amended Series C Certificate, and (iii) exchanged approximately $661,000 of Company liabilities for 661.3 shares of Series D Preferred. Upon the Subsequent Closing of the Series D Financing the Company: (i) sold and issued 500 shares of its Series D Preferred, for a purchase price of $1,000 per share, to the Investors, for aggregate gross proceeds to the Company at Closing of $500,000, less placement fees and expenses.

The Purchase Agreement contains covenants, requiring the Company to, among other things, file an application to list its Common Stock on the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market on or before December 31, 2020. The Series D Purchase agreement did not become effective until 20 calendar days after an Information Statement was delivered to our shareholders. Such Information Statement was delivered on October 13, 2020.

The Purchase Agreement, Registration Rights Agreement, Series C Exchange Agreement, Escrow Agreement, and Loan Agreement contain customary representations, warranties, agreements and conditions to Closing, as well as indemnification rights and other obligations of the parties.

 Bridge Loan

Upon the Bridge Loan Closing on September 28, 2020, approximately $2.2 million was released to the Company from escrow pursuant to the Escrow Agreement. The Bridge Loan accrued interest at a fixed rate of 12% and was due and payable in arrears on the earlier of the Loan Conversion Date, as such term is defined in the Loan Agreement, or six months after the disbursement of the Bridge Loan. All amounts due and payable pursuant to the Bridge Loan automatically converted, without further action by the Investors, into shares of Series D Preferred at the Closing of the Series D Financing, at a purchase price of $1,000 for each share of Series D Preferred. The repayment of all amounts due under the terms of the Loan Agreement was secured by all assets of the Company. Such amounts are included in the Company’s Condensed Consolidated September 30, 2020 balance sheet under the caption “Notes payable, current portion”.

The Company expects to use the proceeds from the Bridge Loan, and subsequent conversion of the Bridge Loan into shares of Series D Preferred pursuant to the Series D Financing, for working capital requirements and general corporate purposes. See the section within this prospectus titled The Series D Financing, for more information regarding the conversion of the Bridge Loan into Series D Preferred.

Going Concern and Management’s Plan

At September 30, 2020, we had negative working capital of approximately $4,620,000, as compared to negative working capital of approximately $1,653,000 at December 31, 2019 and a positive working capital of approximately $3,078,000 at December 31, 2018. Our principal sources of liquidity at September 30, 2020 consisted of approximately $2,906,000 of cash and cash equivalents. Our principal sources of liquidity at December 31, 2019 consisted of approximately $1,030,000 of cash and cash equivalents, and our principal sources of liquidity at December 31, 2018, consisted of approximately $5,694,000 of cash and cash equivalents.

On March 11, 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. The COVID-19 pandemic is affecting the United States and global economies and may affect the Company's operations and those of third parties on which the Company relies. Additionally, as the duration of the COVID-19 pandemic is difficult to assess or predict, the impact of the COVID-19 pandemic on the financial markets may reduce our ability to access capital, which could negatively impact the Company's short-term and long-term liquidity. These effects could have a material impact on the Company's liquidity, capital resources, operations and business and those of the third parties on which the Company relies.

To address our working capital requirements, management has instituted several cost cutting measures and has utilized cash proceeds available under the Lincoln Park facility and consummated the Series D Financing to satisfy the Company’s working capital requirements.

 However, in view of the matters described in the preceding paragraphs, recoverability of a major portion of the recorded asset amounts shown in the accompanying consolidated balance sheet is dependent upon continued operations of the Company, which, in turn, is dependent upon the Company’s ability to continue to generate positive cash flows from operations. However, the Company operates in markets that are emerging and highly competitive. There is no assurance that the Company will be able to obtain additional capital, operate at a profit or generate positive cash flows in the future. Therefore, management’s plans do not alleviate the substantial doubt regarding the Company’s ability to continue as a going concern.

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

Operating Activities

We used net cash of $4,979,000 in operating activities for the nine months ended September 30, 2020 as compared to net cash used of $8,007,000 during the comparable period in 2019. During the nine months ended September 30, 2020, net cash used in operating activities consisted of net loss of $6,652,000 and a decrease in working capital and other assets and liabilities of $1,450,000. Those amounts are in addition to approximately $223,000 of non-cash costs, including $449,000 in stock-based compensation, $54,000 in depreciation and amortization and $89,000 from the application of rent deposits offset by $369,000 in the change in fair value of derivative liabilities. During the nine months ended September 30, 2020, we generated cash of $813,000 from decreases in current assets offset by $13,000 from increases in our operating leases right-of-use assets and generated cash of $650,000 through increases in current liabilities and deferred revenue. During the nine months ended September 30, 2019, net cash used in operating activities consisted of net loss of $8,825,000 and a decrease in working capital and other assets and liabilities of $686,000. Those amounts were offset by approximately $132,000 of non-cash costs, including $524,000 in stock-based compensation, $53,000 in depreciation and amortization offset by $445,000 in the change in fair value of derivative liabilities. During the nine months ended September 30, 2019, we generated cash of $5,000 from decreases in current assets and generated cash of $681,000 through increases in current liabilities and deferred revenue.

Net cash used in operating activities was $11,267,000 during the year ended December 31, 2019 as compared to $10,310,000 during the year ended December 31, 2018.  During the year ended December 31, 2019, net cash used in operating activities consisted of net loss of $11,581,000 and an increase in working capital and other assets and liabilities of $287,000. Those amounts were offset by approximately $723,000 of non-cash costs and $696,000 in non-cash income. Non-cash costs were $652,000 in stock-based compensation and $71,000 in depreciation and amortization. Non-cash income consisted of $696,000 in the change in fair value of derivative liabilities. During the year ended December 31, 2019, we used cash of $209,000 from increases in current assets offset by $168,000 from decreases in our operating leases right-of-use assets and generated cash of $357,000 through increases in current liabilities and deferred revenue offset by $32,000 used from decreases in contract costs.

Investing Activities

There was no net cash used or generated from investing activities during the nine months ended September 30, 2020. Net cash used in investing activities was $19,000 for the nine months ended September 30, 2019. For the nine months ended September 30, 2019, we used cash of $19,000 to fund capital expenditures of software.

Net cash used in investing activities was $31,000 for the year ended December 31, 2019 as compared to $240,000 for the year ended December 31, 2018. For the year ended December 31, 2019, we used cash of $31,000 to fund capital expenditures of software.

Financing Activities

Cash generated from financing activities was approximately $6,929,000 for the nine months ended September 30, 2020 as compared to approximately $6,661,000 for the comparable period in 2019. During the nine months ended September 30, 2020, we generated cash of approximately $2,360,000 from the sale of 15,700,000 shares of Common Stock before recognition of approximately $64,000 in direct stock issuance costs. We generated cash of $900,000 from the issuance of related party notes payable and generated cash of $1,571,000 from the issuance of the PPP Loan under the PPP. We also generated cash of $2,187,000 from the issuance of notes payable pursuant to the Bridge Loan Financing portion of the Series D Financing. During the nine months ended September 30, 2020, we used cash of approximately $25,000 for the payment of dividends on our Series B Preferred. Cash generated from financing activities was approximately $6,661,000 for the nine months ended September 30, 2019. During the nine months ended September 30, 2019, we generated approximately $167,000 from the exercise of 351,334 stock options resulting in the issuance of 351,334 shares of our Common Stock, generated cash of $6,520,000 from the sale of 5,954,545 shares of Common Stock and used cash of approximately $26,000 for the payment of dividends on our Series B Preferred Stock

We generated cash of $6,635,000 from financing activities for the year ended December 31, 2019, as compared to $8,900,000 for the year ended December 31, 2018. During the year ended December 31, 2019, we generated cash of approximately $166,000 from the exercise of 351,334 stock options resulting in the issuance of 351,334 shares of Common Stock, and $6,520,000 from the sale of 5,954,545 shares of Common Stock and used cash of approximately $51,000 for the payment of dividends on our Series B Preferred Stock. During the year ended December 31, 2018, we generated cash of approximately $162,000 from the exercise of 235,852 stock options resulting in the issuance of 235,852 shares of Common Stock, and generated cash of $10,000,000 in gross proceeds from the Series C Financing, offset by $1,211,000 in offering costs. During the year ended December 31, 2018, we used cash of approximately $51,000 for the payment of dividends on our Series B Preferred.

Real Property Leases

              Our corporate headquarters is located in San Diego, California, where we now occupy 8,511 square feet of office space at a cost of approximately $28,000 per month. We entered into this facility’s lease was in July 2018 and this new lease commenced on November 1, 2018 and terminates on April 30, 2025. In addition to our corporate headquarters, we also occupied the following spaces at September 30, 2020:

●
1,508 square feet in Ottawa, Province of Ontario, Canada, at a cost of approximately $3,000 per month until the expiration of the lease on March 31, 2021;

●
9,720 square feet in Portland, Oregon, at a cost of approximately $23,000 per month until the expiration of the lease on February 28, 2023; and

●
183 square feet of office space in Mexico City, Mexico, at a cost of approximately $2,000 per month until September 30, 2021.

Prior to entering into our current lease agreement in July 2018 and moving our corporate headquarters to a new location, we occupied 9,927 of office space in San Diego, at a cost of approximately $30,000 per month.

Stock-Based Compensation

Stock-based compensation related to equity options and restricted stock has been classified as follows in the accompanying consolidated statements of operations (in thousands):

	Nine Months Ended September 30,
	2020	2019
Cost of revenue	$6	$10
General and administrative	240	282
Sales and marketing	120	119
Research and development	83449	104

Total	$643	$515

Off-Balance Sheet Arrangements

At September 30, 2020, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance, special purpose or variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. In addition, we did not engage in trading activities involving non-exchange traded contracts. As a result, we are not exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships. We do not have relationships and transactions with persons or entities that derive benefits from their non-independent relationship with us or our related parties except as disclosed elsewhere in this Prospectus.

Recently Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (the “FASB”), or other standard setting bodies, which are adopted by us as of the specified effective date. Unless otherwise discussed, the Company’s management believes the impact of recently issued standards not yet effective will not have a material impact on the Company’s consolidated financial statements upon adoption. See Note 2 to the Footnotes to the Financial Statements for the nine months ended September 30, 2020 elsewhere in this prospectus for a detailed discussion of recently issued accounting pronouncements.

Impact of Inflation

The primary inflationary factor affecting our operations is labor costs, and we do not believe that inflation has materially affected earnings during the past four years. Substantial increases in costs and expense, particularly labor and operating expense, could have a significant impact on our operating results to the extent that such increases cannot be passed along to customers and end users.

DIRECTORS AND EXECUTIVE OFFICERS

The following sets forth certain information regarding each of our directors and executive officers as of the date of this prospectus. See the section in this prospectus titled “The Series D Financing” for more information on changes to the Board structure that occurred upon closing of the Series D Financing.

Name	Age	Title/Position Held with the Company
Kristin Taylor	53	President, Chief Executive Officer, Director
Jay B. Lewis	62	Senior Vice President, Chief Financial Officer
Benjamin Smeal	42	Director
James M. Demitrieus	72	Director
Douglas Morgan	67	Director

There are no familial relationships between any of the Company’s executive officers and directors listed above.

The following biographical information regarding the foregoing directors and officers of the Company following the Board Restructuring is presented below:

Kristin Taylor, President, Chief Executive Officer and Director. Ms. Taylor serves as our President and Chief Executive Officer since her appointment in March 2020 and as a member of our Board since May 2020, and is a seasoned innovative technology executive with over 20 years of experience in leading organizational modernization and developing go-to-market strategies. She formerly served as Principal of Veritas Lux since November 2019 and principal of Kristin Taylor Consulting since 2012, in which she developed a proprietary algorithmic methodology to weigh and rank the most influential global technical analysts. From 2017 to 2019, Ms. Taylor served as Global Vice President of Worldwide Analyst Relations at IBM and led the efforts to modernize and transform IBM's analyst relations organization to drive revenue, not just influence. From 2013 to 2017, she served as Vice President, Global Analyst and Public Relations at MediaTek, the third largest fabless semiconductor company in the world with a $30 billion market cap, where she led the buildout of a new global Public and Analyst Relations organization to penetrate the North American, European, Latin American, Russian and Indian markets. Prior to that, she served in various positions of increasing responsibility with Qualcomm from 1998 to 2010 including: Head of Industry Analyst Relations, Senior Director of Business Development, and Director of Information Technology. Ms. Taylor developed and commercialized a highly successful embedded computing module, designed for notebook computers which thrust Qualcomm into the computing sector in 2006 to create hundreds of millions of valuation as they expanded from mobile. Ms. Taylor earned her Bachelor's degree in Sociology and Business Management from the University of New Hampshire in Durham, New Hampshire.

Jay B. Lewis, Senior Vice President and Chief Financial Officer.  Mr. Lewis serves as our Senior Vice President and Chief Financial Officer since his appointment on January 7, 2021.  Mr. Lewis has over 20 years of experience as a senior financial officer of high growth public companies, and has raised over $300 million of capital including public and private equity, high-yield and other debt and executed over $400 million of M&A transactions.  Mr. Lewis previously served as the Chief Financial Officer of ID Watchdog, Inc. from 2011 until 2017. ID Watchdog provided subscription-based identity theft protection and resolution services to individuals throughout the United States. Prior to the August 2017 sale to Equifax, Inc. it was a public company traded on the TSX Venture Exchange. As Chief Financial Officer he managed all finance, accounting, public company reporting, investor relations, tax matters and human resources as well as other administrative functions. Prior to ID Watchdog, Lewis served in various senior finance roles, including as Chief Financial Officer of Jones Media Networks, Ltd., which owned cable television networks and the fourth largest network radio company in the United States, and as Vice President of Finance and Treasurer of Jones International, Ltd., a holding company with controlling interests in cable television and other media and technology companies. Mr. Lewis is a Certified Public Accountant, an alumnus of EY, a Big-4 public accounting firm, and holds a Bachelor's degree in accounting from the University of Wyoming.

James M. Demitrieus.  Mr. Demitrieus was appointed as a member of the Board of Directors on November 13, 2020. From March 2018 to present, Mr. Demitrieus has served as Managing Director of Jameson Associates, a specialty investment management and financial advisory firm.  Prior to Jameson, he served in multiple positions at Eyelock Corporation beginning in 2009, including Chief Executive Officer from 2010 to 2018.  Eyelock Corporation provides iris based biometric solutions to various business verticals.  Prior to Eyelock Corporation, he served in various senior executive roles, including as President of Sherwood Valve, a division of Harsco Corporation, and as Chief Executive Officer at Aluma Systems.  Earlier in Mr. Demitrieus’ career, he served in numerous senior accounting and finance roles, including with the public accounting firm of Arthur Andersen & Co.  Mr. Demitrieus holds a Bachelor's in Business Administration from Adelphi University in New York.

Mr. Demitrieus was selected as a member of the Board due to his experience in the field of biometrics, as well as his extensive management, finance and accounting experience, that management believes will provide the Board with valuable insights regarding monetizing the Company’s product offerings and intellectual property.

Benjamin Smeal. Mr. Smeal was appointed as a member of the Board of Directors on November 13, 2020. Since April 2018, Mr. Smeal has been a private investor. From April 2017 to April 2018, he served as the Associate Director, Public Equities at Willett Advisors, the family office of Michael R. Bloomberg, managing substantially all of Bloomberg's personal assets in addition to those of Bloomberg Philanthropies. From November 2007 to April 2017, he held the role of Senior Analyst at Kenmare Management, a hedge fund focused on U.S. equities. Mr. Smeal holds a Bachelor of Arts in Political Economy from Williams College in Williamstown, Massachusetts, and a Master of Business Administration, with a focus on Value Investing, from Columbia Business School in New York, New York.

Mr. Smeal was selected as a member of the Board due to his capital market experience, as well as his experience working with undervalued companies, that management believes will assist in the Board’s efforts to create value for shareholders as it executes its business plan following consummation of the Series D Financing.

Douglas Morgan. Mr. Morgan was appointed as a member of the Board of Directors on November 24, 2020. From March 2019 to present, Mr. Morgan has served as an Advisory Board member and Consultant to Clyra Medical Technologies, a biotechnology company specializing in wound healing and antimicrobial solutions, and prior to that as a Consultant to the public parent company, BioLargo (symbol: BLGO) on business strategy and a capital raise.  He is CEO of Performance Strategies, Inc., a business and technology consulting firm where he has worked with companies across numerous sectors including security, payments and biotech, assisting them with financing strategies, market positioning, technology development and IP strategy. Earlier in his career, he helped found Hirsch Electronics, a security systems company known for its patented ScamblePad product.  He served as Hirsch’s VP Engineering managing the development of their entire line of security systems and controllers, and later as a Director helped negotiate Hirsch’s merger with publicly traded Identiv (symbol: INVE) where he again served on the Board of Directors.  He graduated Summa Cum Laude from both MIT with a BS in Computer Science, and from Stanford University with an MS in Electrical Engineering, and was also a National Science Foundation Fellow.

Mr. Morgan was selected as a member of the Board due to his significant past experience in the Security industry, his background in intellectual property development and strategies, and his work and broad experience in business strategy, product definition and market positioning for technology-based companies.

There have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions material to the evaluation of the ability and integrity of any director or nominee set forth above during the past ten years.

Board of Directors; Attendance at Meetings

The Board held three meetings and acted by unanimous written consent one time during the year ended December 31, 2019. Each director attended at least 75% of Board meetings during the year ended December 31, 2019. We have no formal policy with respect to the attendance of Board members at annual meetings of shareholders, but encourage all incumbent directors and director nominees to attend each annual meeting of shareholders.

Director Independence

Our Board has determined that all of its current members “independent” within the meaning of the Nasdaq Stock Market Rules and SEC rules regarding independence. Prior to the Board Restructuring on November 12, 2020, Mr. Neal Goldman, a member of the Board of Directors who resigned as of November 12, 2020, beneficially owned approximately 39.6% of the Company’s Common Stock.

Board Committees and Charters

Our Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which has the composition and responsibilities described below.

Audit Committee

The Audit Committee provides assistance to the Board in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by our independent accountants and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The Audit Committee also oversees the audit efforts of our independent accountants and takes those actions as it deems necessary to satisfy it that the accountants are independent of management. The Audit Committee currently consists of Messrs. Demitrieus (Committee Chair), and Morgan, each of whom is a non-management member of our Board. Mr. Demitrieus is also our Audit Committee financial expert, as currently defined under current SEC rules. The Audit Committee met three times during the year ended December 31, 2019.  We believe that the composition of our Audit Committee meets the criteria for independence under, and the functioning of our Audit Committee complies with the applicable Nasdaq Stock Market Rules and SEC rules and regulations.

Compensation Committee

The Compensation Committee determines our general compensation policies and the compensation provided to our directors and officers. The Compensation Committee also reviews and determines bonuses for our officers and other employees. In addition, the Compensation Committee reviews and determines equity-based compensation for our directors, officers, employees and consultants and administers our stock option plans. The Compensation Committee currently consists of Messrs. Morgan (Committee Chair) and Demitrieus, each of whom is a non-management member of our Board. The Compensation Committee met one time during the year ended December 31, 2019. All members of the Compensation Committee currently meet the criteria for independence under the applicable Nasdaq Stock Market Rules and SEC rules and regulations.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board regarding candidates for directorships and the size and composition of the Board. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to the Board concerning corporate governance matters. The Nominating and Corporate Governance Committee currently consists of all the members of the Board. The Nominating and Corporate Governance Committee met three times during the year ended December 31, 2019.

Board Leadership Structure

Our Board has discretion to determine whether to separate or combine the roles of Chief Executive Officer and Chair of the Board. Prior to the appointment of Kristin Taylor as President and Chief Executive Officer on March 2, 2020, and during the year ended December 31, 2019, S. James Miller held the roles of both Chief Executive Officer and Chair of the Board since 1996, and our Board believed that at the time, his combined role was advantageous to the Company and its stockholders. Currently, Ms. Taylor serves as both Chief Executive Officer and Chair of the Board as the Board believes, at this time, her combined role is advantageous to the Company and its stockholders.

The Board maintains effective independent oversight through a number of governance practices, including open and direct communication with management, input on meeting agendas, and regular executive sessions.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2019, all Section 16(a) filing requirements were complied with in a timely manner.

 Board Role in Risk Assessment

Management, in consultation with outside professionals, as applicable, identifies risks associated with the Company’s operations, strategies and financial statements. Risk assessment is also performed through periodic reports received by the Audit Committee from management, counsel and the Company’s independent registered public accountants relating to risk assessment and management. Audit Committee members meet privately in executive sessions with representatives of the Company’s independent registered public accountants. The Board also provides risk oversight through its periodic reviews of the financial and operational performance of the Company.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics policy that applies to our directors and employees (including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions). The Company intends to promptly disclose (i) the nature of any amendment to this code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and (ii) the nature of any waiver, including an implicit waiver, from a provision of this code of ethics that is granted to one of these specified individuals, the name of such person who is granted the waiver and the date of the waiver on our website in the future.  A copy of our Code of Business Conduct and Ethics can be obtained from our website at http://www.iwsinc.com.

Indemnification of Officers and Directors

To the extent permitted by Delaware law, the Company will indemnify its directors and officers against expenses and liabilities they incur to defend, settle, or satisfy any civil or criminal action brought against them on account of their being or having been Company directors or officers unless, in any such action, they are adjudged to have acted with gross negligence or willful misconduct.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information about the compensation paid or accrued during the years ended December 31, 2019 and 2018 to our Chief Executive Officer and each of our two most highly compensated executive officers other than our Chief Executive Officer who were serving as executive officers at December 31, 2019, and whose annual compensation exceeded $100,000 during such year or would have exceeded $100,000 during such year if the executive officer were employed by the Company for the entire fiscal year (collectively the “Named Executive Officers”).

Name and Principal Position	Year	Salary	Stock Awards	Option Awards (1)(2)	All Other Compensation	Total

S. James Miller, Jr.	2019	$400,856	$-	$-	$16,799	$417,655
Former Chair of the Board and	2018	$387,787	$-	$199,408	$19,967(3)	$607,162
Former Chief Executive Officer
David Harding	2019	$275,000	$-	$-	$4,784	$279,784
Former Vice President and	2018	$275,000	$-	$161,481	$5,288(4)	$441,769
Chief Technical Officer
David Somerville	2019	$235,000	$-	$-	$8,963	$243,963
Former Sr. Vice President Sales	2018	$230,631	$-	$90,400	$67,089(5)	$388,120
and Marketing

(1)
All option awards were granted under the Company’s 1999 Stock Option Plan (the “1999 Plan”).

(2)
The amounts presented in this column do not reflect the cash value or realizable value of option grants to the named executive officers during the year ended December 31, 2019 or 2018. During the year ended December 31, 2019 and 2018, no named executive officer exercised an option and therefore no value was realized during the reporting period. The amounts reflect the grant date fair value of the options awarded in the fiscal years ended December 31, 2019 and 2018, respectively, in accordance with the provisions of FASB ASC Topic 718. We have elected to use the Black-Scholes option-pricing model, which incorporates various assumptions including volatility, expected life, and interest rates. We are required to make various assumptions in the application of the Black-Scholes option-pricing model and have determined that the best measure of expected volatility is based on the historical weekly volatility of our Common Stock. Historical volatility factors utilized in our Black-Scholes computations for options granted during the years ended December 31, 2019 and 2018 ranged from 64% to 57%. We have elected to estimate the expected life of an award based upon the SEC approved “simplified method” noted under the provisions of Staff Accounting Bulletin Topic 14. The expected term used by the Company during the years ended December 31, 2019 and 2018 was 5.17 years. The difference between the actual historical expected life and the simplified method was immaterial. The interest rate used is the risk-free interest rate and is based upon U.S. Treasury rates appropriate for the expected term. Interest rates used in the Company’s Black-Scholes calculations for the years ended December 31, 2019 and 2018 was 2.58%. Dividend yield is zero, as we do not expect to declare any dividends on shares of our Common Stock in the foreseeable future. In addition to the key assumptions used in the Black-Scholes model, the estimated forfeiture rate at the time of valuation is a critical assumption. We have estimated an annualized forfeiture rate of 0% for corporate officers, 4.1% for members of the Board and 6.0% for all other employees. We review the expected forfeiture rate annually to determine if that percent is still reasonable based on historical experience.

(3)
This amount includes premiums on life insurance and disability insurance of $2,984 and matching 401(k) contributions of $1,800. Effective November 12, 2020, Mr. Miller, Former Chief Executive Officer of the Company, resigned from his position as a member of the Board of Directors of the Company.

(4)
This amount includes premiums on life insurance and disability insurance of $8,399 and matching 401(k) contributions of $8,400.Effective July 21, 2020, Mr. Harding resigned from his position with the Company.

(5)
This amount includes premiums in life insurance and disability insurance of $1,848 and matching 401(k) contributions of $7,115. Effective March 9, 2020, Mr. Somerville resigned from his position with the Company.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding unexercised options, stock that has not vested and equity incentive awards held by each of the then Named Executive Officers outstanding as of December 31, 2019:

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options: Exercisable (#)	Number of Securities Underlying Unexercised Options: Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Not Vested (#)	Market Value of Shares That Have Not Vested ($)
Former Named Executive Officers
David Harding	325,000	—	$0.92	2/2/2022	—	$—
	100,000	—	$0.93	2/8/2023	—	$—
	75,000	—	$1.93	10/29/2023	—	$—
	50,000	—	$2.29	12/15/2024	—	$—
	125,000	—	$1.73	9/14/2025	—	$—
	300,000	---	$1.37	9/20/2026	—	$—
	58,375	41,625	$1.75	1/31/2028	—	$—

S. James Miller, Jr.	225,000	—	$1.11	3/10/2021	—	$—
	450,000	—	$0.92	2/2/2022	—	$—
	100,000	—	$0.93	2/8/2023	—	$—
	100,000	—	$1.93	10/29/2023	—	$—
	50,000	—	$2.29	12/15/2024	—	$—
	150,000	—	$1.73	9/14/2025	—	$—
	300,000	---	$1.37	9/20/2026	—	$—
	116,679	83,330	$1.75	1/31/2028	—	$—

David Somerville	175.000	125,000	$1.75	1/31/2028	—	$—

Employment Agreements

Kristin Taylor. On March 2, 2020, we entered into an employment agreement with Ms. Kristin Taylor, the Company’s President and Chief Executive Officer. This agreement provides for an annual base salary of $330,000 for a period of 24 months effective April 10, 2020. The agreement is also provides for (i) the grant of a stock option to purchase 1.75 million shares of the Company's Common Stock, which stock option shall vest in three equal annual installments beginning one year from the date of issuance; (ii) an annual bonus equal to 100% of Ms. Taylor's annual salary upon meeting the following performance objectives: (a) the Company establishing a major partnership that generates $1.5 million in revenue during the calendar year 2020; (b) the Company achieving positive cash flow by the year ended December 31, 2020; (c) the Company's operating loss being reduced by a minimum of 50% by the year ended December 31, 2020; and (d) total sales exceeding $10.0 million in 2020, with each objective equal to 25% of the total bonus objective. If all performance objectives are met, Ms. Taylor will be granted an additional stock option to purchase 500,000 shares of Common Stock. In the event of termination of her employment other than by reason of death or disability, or for cause, the employment agreement is also anticipated to provide Ms. Taylor with certain severance payments, including continuation of her salary for the greater of one year or the remaining term under her employment agreement.

Former Named Executive Officers

S. James Miller, Jr. On October 1, 2005, the Company entered into an employment agreement with Mr. Miller, pursuant to which Mr. Miller served as President and Chief Executive Officer until his resignation on March 2, 2020. On March 2, 2020, the Company entered into a Transition Services Agreement (the “Transition Agreement”) with Mr. Miller, whereby Mr. Miller continued to serve the Company as its Executive Chairman of the Board of Directors until May 2, 2021 (the “Term”). Under the Transition Agreement, Mr. Miller will receive a base salary of $228,000 annually, payable in semi-monthly installments. Mr. Miller is also entitled to reimbursement for reasonable expenses incurred in connection with the Company’s business, as well as the following severance benefits if the Company terminates the Agreement without cause, in the event of an involuntary termination, or in the event of an involuntary termination in the event of a change in control (as defined below): (i) a lump sum cash payment equal to twelve months’ base salary; (ii) continuation of Mr. Miller’s fringe benefits and medical insurance for a period of one year; and (iii) immediate vesting of all stock options and restricted stock, taken collectively, granted by the Company prior any involuntary termination that are then unexercisable or unvested as of the date of such involuntary termination.

  David Harding. On January 1, 2013, the Company entered into an Employment Agreement with Mr. David Harding, pursuant to which Mr. Harding served as the Company’s Vice President and Chief Technical Officer until his resignation on July 21, 2020. The Agreement was originally for a one-year term, ending on December 31, 2013; however, the Agreement was amended to extend the expiration date to December 31, 2020. Under the terms of the Agreement, Mr. Harding was paid a semi-monthly base salary of $9,375. Following his resignation, Mr. Harding received his then current salary accrued through the effective date of his resignation, plus accrued compensation in connection with unused vacation.

For purposes of the above-referenced agreements, termination for “cause” means the executive’s commission of a criminal act or an act of fraud, embezzlement, breach of trust or other act of gross misconduct; violations of policies or rules of the Company; refusal to follow the direction given by the Company from time to time or breach of any covenant or obligation under the above-referenced agreements or other agreements with the Company; neglect of duty; misappropriation, concealment, or conversion of any money or property of the Company; intentional damage or destruction of property of the Company; reckless conduct which endangers the safety of other persons or property during the course of employment or while on premises leased or owned by the Company; or a breach of any obligation or requirement set forth in the above-referenced agreements. A “change in control” as used in these agreements generally means the occurrence of any of the following events: (i) the acquisition by any person or group of 50% or more of the Company’s outstanding voting stock; (ii) the consummation of a merger, consolidation, reorganization, or similar transaction other than a transaction: (1) in which substantially all of the holders of the Company’s voting stock hold or receive directly or indirectly 50% or more of the voting stock of the resulting entity or a parent company thereof, in substantially the same proportions as their ownership of the Company immediately prior to the transaction, or (2) in which the holders of the Company’s capital stock immediately before such transaction will, immediately after such transaction, hold as a group on a fully diluted basis the ability to elect at least a majority of the directors of the surviving corporation (or a parent company); (iii)  there is consummated a sale, lease, exclusive license, or other disposition of all or substantially all of the consolidated assets of the Company and the Company’s subsidiaries, other than a sale, lease, license, or other disposition of all or substantially all of the consolidated assets of the Company and the Company’s subsidiaries to an entity, 50% or more of the combined voting power of the voting securities of which are owned by the Company’s stockholders in substantially the same proportions as their ownership of the Company immediately prior to such sale, lease, license, or other disposition; or (iv)  individuals who, on the date the applicable agreement was adopted by the Board, are directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the directors; provided, however, that if the appointment or election (or nomination for election) of any new director was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of the applicable agreement, be considered as a member of the Incumbent Board.

Other than as set forth above, there were no arrangements or understandings between the Company’s Named Executive Officers and any other person pursuant to which they were appointed as officers as of December 31, 2019. None of the Company’s Named Executive Officers as of December 31, 2019 had a family relationship that is required to be disclosed under Item 401(d) of Regulation S-K.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2019 regarding equity compensation plans approved by our security holders and equity compensation plans that have not been approved by our security holders:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-Average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders:
1999 Stock Award Plan, as amended and restated	7,204,672	$1.32	401,919

Description of Equity Compensation Plans

2020 Omnibus Stock Incentive Plan

On June 9, 2020, pursuant to authorization obtained from the Company’s stockholders, the Company adopted the 2020 Omnibus Stock Incentive Plan (the “2020 Plan”). Such plan had been previously unanimously approved by the Company’s Board. The purposes of our 2020 Plan are to enhance our ability to attract and retain highly qualified officers, non-employee directors, key employees and consultants, and to motivate those service providers to serve the Company and to expend maximum effort to improve our business results by providing to those service providers an opportunity to acquire or increase a direct proprietary interest in our operations and future success. The 2020 Plan also will allow us to promote greater ownership in our Company by the service providers in order to align the service providers’ interests more closely with the interests of our stockholders. Awards granted under the 2020 Plan are designed to qualify for special tax treatment under Section 422 of the Code.

Pursuant to the adoption of the 2020 Plan, such plan will supersede and replace the Company’s 1999 Plan and no new awards will be granted under the 1999 Plan thereafter. Any awards outstanding under the 1999 Plan on the date of approval of the 2020 Plan will remain subject to the 1999 Plan. Upon approval of our 2020 Plan, all shares of Common Stock remaining authorized and available for issuance under the 1999 Plan and any shares subject to outstanding awards under the 1999 Plan that subsequently expire, terminate, or are surrendered or forfeited for any reason without issuance of shares will automatically become available for issuance under our 2020 Plan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis provisions included in our Annual Report on Form 10-K for the year ended December 31, 2019. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended December 31, 2019. The Compensation Committee of the Board of Directors at the time of the filing of Annual Report on Form 10-K for the year ended December 31, 2019 was David Carey, the Committee Chair, and Neal Goldman. For a discussion on the Company's current Compensation Committee, see the Section entitled "Compensation Committee" on page 67 of this prospectus.

DIRECTOR COMPENSATION

 Each of our non-employee directors receives a monthly retainer of $3,000 for serving on the Board, which fee may be paid either in cash, options or shares of Common Stock. Board members who also serve on the Audit Committee receive additional monthly compensation of $458 for the Committee Chair and $208 for the remaining members of the Audit Committee. Board members who also serve on the Compensation Committee receive additional monthly compensation of $417 for the Committee Chair and $208 for the remaining members of the Compensation Committee. The members of the Board are also eligible for reimbursement for their expenses incurred in attending Board meetings in accordance with our policies. For the fiscal year ended December 31, 2019 the total amounts of compensation to non-employee directors (excluding reimbursable expenses) was approximately $82,564, which amount was paid $20,500 in cash with the remainder paid in stock options.

Each of our non-employee directors is also eligible to receive stock option grants under the 2020 Omnibus Stock Incentive Plan (the "2020 Plan"). The 2020 Plan was adopted by the Board of Directors to enhance our ability to attract and retain highly qualified officers, non-employee directors, key employees and consultants. Awards granted under the 2020 Plan are designed to qualify for special tax treatment under Section 422 of the Internal Revenue Code of 1986 (the “Code”). A total of 25.0 million shares of Common Stock are authorized for issuance under the 2020 Plan.

The term of stock options granted under the 2020 Plan is ten years. In the event of a merger of us with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving us, an equivalent option will be substituted by the successor corporation; provided, however, that we may cancel outstanding options upon consummation of the transaction by giving at least thirty (30) days’ notice.

The Company has not yet adopted a new Director Compensation Plan since the consummation of the Series D Financing.

The following table sets forth the compensation awarded to, earned by, or paid to each person who served as a director during the year ended December 31, 2019, other than a director who also served as an executive officer:

Current Directors (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Douglas Morgan	$-	$-	$	$-	$-

James Demitrieus	-	$-	$	$-	-

Former Directors
David Carey	$7,500	$-	$8,131	$-	$15,631

Neal Goldman	$2,500	$-	$8,131	$-	$10,631

Guy Steve Hamm	$5,500	$-	$8,131	$-	$13,631

Dana Kammersgard	$-	$-	$12,865	$-	$12,865

David Loesch	$2,500	$-	$8,131	$-	$10,631

Robert T. Clutterbuck (3)	$-	$-	$3,152	$-	$3,152

Charles Crocker(4)	$-	$-	$2,240	$-	$2,240

John Cronin(5)	$2,500	$-	$8,131	$-	$10,631

Charles Frischer (3)	$-	$-	$3,152	$-	$3,152

(1)
Messrs. Carey, Goldman, Hamm, Kammersgard, Loesch and Miller resigned from their positions as a member of our Board on November 12, 2020. The current directors were not directors at the end of 2019, therefore no compensation was paid to them during that year.

(2)
The amounts reflect the grant date fair value of options recognized as compensation in 2019, in accordance with the provisions of FASB ASC Topic 718, and thus may include amounts from awards granted prior to 2019.

(3)
Messrs. Clutterbuck and Frischer resigned from their positions as members of our Board on May 6, 2019.

(4)
Mr. Crocker resigned from his position as a member of our Board on February 14, 2019.

(5)
Mr. Cronin resigned from his position as a member of our Board on April 1, 2020.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Lines of Credit

At January 1, 2018, the Company had certain convertible Lines of Credit borrowing facilities with two members of the Company’s Board at that time. Before their termination, (described more fully below), these convertible Lines of Credit bore interest at 8% per annum and were convertible into that number of shares of the Company’s Common Stock equal to the quotient obtained by dividing the outstanding balance by $1.25. These convertible Lines of Credit had a maturity date of December 31, 2018.

The Company evaluated the Lines of Credit and determined that the instruments contained a contingent beneficial conversion feature, i.e. an embedded conversion right that enabled the holder to obtain the underlying Common Stock at a price below market value. The beneficial conversion feature was contingent, as the terms of the conversion did not permit the Company to compute the number of shares that the holder would receive if the contingent event occurred (i.e. future borrowings under the Line of Credit). The Company has considered the accounting for this contingent beneficial conversion feature using the guidance in ASC 470, Debt. The guidance in ASC 470 states that a contingent beneficial conversion feature in an instrument shall not be recognized in earnings until the contingency is resolved. The beneficial conversion features of borrowings under the Line of Credit were to be measured using the intrinsic value calculated at the date the contingency is resolved using the conversion price and trading value of the Company’s Common Stock at the date the Lines of Credit were issued (commitment date).

  For the years ended December 31, 2019 and 2018, the Company recorded approximately $0 and $30,000, respectively, in debt discount attributable to beneficial conversion feature and accreted approximately $0 and $162,000, respectively, of debt discount. Such expense is recorded as a component of interest expense in the Company’s consolidated statements of operations.

On September 10, 2018, the Company entered into an agreement with the then-active members of the Board, pursuant to which they agreed to exchange approximately $6.3 million and $0.6 million, respectively, of outstanding debt (including accrued and unpaid interest) owed under the terms of their respective Lines of Credit for an aggregate of 6,896 shares of the Company’s Series A Preferred. As a result of this exchange, all indebtedness, liabilities and other obligations arising under the Lines of Credit were terminated, cancelled and deemed satisfied in full. Because the holders of the Lines of Credit were members of the Company’s Board and shareholders of the Company, they are considered related parties and the exchange transaction is considered a capital transaction and is recorded within the equity accounts of the Company.

Notes Payable

Factoring Agreement

On February 12, 2020, the Company entered into the Factoring Agreement with the Factoring Lender, a director of the Company at the time the Factoring Agreement was executed. Under the Factoring Agreement, the Company received the Factoring Principal of $350,000, bearing interest at a rate of 1% for every seven days until the Factoring Principal and accrued interest are paid in full, with a maturity date of March 4, 2020. Pursuant to the Factoring Agreement, repayment of the Factoring Principal and accrued interest was secured by the Factoring Collateral. As of September 30, 2020, despite collection of the Company’s trade accounts receivable, the Factoring Principal had not been repaid and the Company requested an extension from the Factoring Lender. During the three and nine months ended September 30, 2020, the Company recorded approximately $46,000 and $116,000, respectively in interest expense related to the Factoring Agreement. In May 2020, the Company repaid $35,000 in accrued interest to the Factoring Lender. Accrued unpaid interest at September 30, 2020 approximated $81,000 and is included in the Company’s condensed consolidated September 30, 2020 balance sheet under the caption “Accrued expense”. As a condition to the Closing of the Series D Financing, the Factoring Lender agreed to the Factoring Settlement, being the entire Factoring Principal plus accrued interest and release the Company from liabilities due under the Factoring Agreement in exchange for a one-time payment of $360,000, such Factoring Settlement to be made upon the Closing, and out of the proceeds, of the Series D Financing. On November 16, 2020, the Factoring Agreement was repaid pursuant to the Factoring Settlement out of proceeds of the Series D Financing.

Convertible Promissory Notes

During the nine months ended September 30, 2020, the Company received advances from a second member of the Board of Directors (the "Board Lender") in the aggregate amount of $450,000. On June 29, 2020, the Company executed a promissory note (the "Board Note") in the favor of the Board Lender in the principal amount of $450,000 (the "Board Note Principal"), pursuant to which the Board Note Principal accrued simple interest at the rate of 5% per annum, and was convertible into shares of the Company's Common Stock at $0.16 per share of Common Stock at the election of the Board Lender. The Board Note was to mature on the earlier to occur of (i) October 13, 2020, or (ii) on such date that the Company consummates a debt and/or equity financing resulting in net proceeds to the Company of at least $3.0 million. As a condition to the Series D Financing, the Board Lender agreed to purchase the number of shares of Series D Preferred equal to one-half (50%) of the Board Note Principal and interest accrued thereon at the Closing of the Series D Financing, with the remaining one-half of the Board Note Principal and interest accrued thereon to be paid to the Board Lender out of the proceeds of the Series D Financing.

During the nine months ended September 30, 2020, the Company received advances from a third member of the Board of Directors (the "Second Board Lender", and collectively with the First Board Lender, the "Board Lenders") in the aggregate amount of $100,000. On June 29, 2020, the Company executed a promissory note (the "Second Board Note", and collectively with the Board Note, the "Board Notes") in the principal amounts of $100,000 (the "Second Board Note Principal"), pursuant to which the Second Board Note Principal accrued simple interest at the rate of 5% per annum, and was convertible into shares of the Company’s Common Stock at $0.16 per share of Common Stock at the election of the Second Board Lender. The Second Board Note was to mature on the earlier to occur of (i) October 13, 2020, or (ii) on such date that the Company consummates a debt and/or equity financing resulting in net proceeds to the Company of at least $3.0 million.  As a condition to the Series D Financing, the Second Board Lender agreed to purchase the number of shares of Series D Preferred equal to the Second Board Note Principal and accrued interest thereon, such purchase of shares of Series D Preferred, and release of the Company from its liability under the Second Board Note, to occur upon the Closing of the Series D Financing.

At the Closing of the Series D Financing, the Board Notes were satisfied pursuant to the terms set forth above.

Professional Services Agreement

During the year ended December 31, 2018, the Company entered into professional services agreement with a firm whose managing director was also a member of the Company’s Board at the time the parties entered into the agreement. During the year ended December 31, 2018, the Company recorded and paid one-half of the aggregate fee of $50,000 with the remaining payment being made during the year ended December 31, 2019.

Review, Approval or Ratification of Transactions with Related Persons

As provided in the charter of our Audit Committee, it is our policy that we will not enter into any transactions required to be disclosed under Item 404 of the SEC’s Regulation S-K unless the Audit Committee or another independent body of our Board first reviews and approves the transactions.

In addition, pursuant to our Code of Ethical Conduct and Business Practices, all employees, officers and directors of ours and our subsidiaries are prohibited from engaging in any relationship or financial interest that is an actual or potential conflict of interest with us without approval. Employees, officers and directors are required to provide written disclosure to the Chief Executive Officer as soon as they have any knowledge of a transaction or proposed transaction with an outside individual, business or other organization that would create a conflict of interest or the appearance of one.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our Common Stock does not trade on an established securities exchange. Our Common Stock is quoted under the symbol “IWSY” on the OTCQB marketplace. Any OTCQB marketplace quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

We intend to file an application to list our Common Stock on the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market on or before December 31, 2020.

The following table sets forth the high and low sale prices for our Common Stock for each quarter in 2020, 2019 and 2018:

2020 Fiscal Quarters	High	Low
First Quarter	$0.54	$0.10
Second Quarter	$0.50	$0.13
Third Quarter	$0.44	$0.08
Fourth Quarter	$0.13	$0.07

2019 Fiscal Quarters	High	Low
First Quarter	$1.80	$0.75
Second Quarter	$1.60	$0.88
Third Quarter	$0.95	$0.38
Fourth Quarter	$0.50	$0.23

2018 Fiscal Quarters	High	Low
First Quarter	$2.24	$1.50
Second Quarter	$1.90	$1.08
Third Quarter	$1.44	$0.86
Fourth Quarter	$1.01	$0.55

Holders

As of January 22, 2021, we had approximately 294 registered holders of record of our Common Stock. A significant number of our shares of Common Stock were held in street name and, as such, we believe that the actual number of beneficial owners of our Common Stock is significantly higher.

Dividends

We have never declared or paid cash dividends on our Common Stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our Board of Directors and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our Board of Directors may deem relevant.

As of January 22, 2021 and December 31, 2019, we had cumulative undeclared dividends of approximately $31,457 and $0 relating to our Series A Preferred, $31,186 and $0 related to our Series A-1 Preferred, $12,778 and $8,000 relating to our Series B Preferred, $0 related to our Series C Preferred and $53,575 related to our Series D Preferred.

Securities Authorized for Issuance under Equity Compensation Plans

For a discussion of our equity compensation plans, please see “Securities Authorized for Equity Compensation Under Equity Compensation Plans” above.

Recent Sales of Unregistered Securities

We issued certain equity securities in unregistered transactions during 2020 and fiscal year 2019. All of the securities issued in non-registered transactions were issued in reliance on Section 3(a)(9) and/or Section 4(a)(2) of the Securities Act and were reported in our Quarterly Reports on Form 10-Q and in our Current Reports on Form 8-K filed with the Securities and Exchange Commission during the fiscal year ended December 31, 2019 and through the date of this report.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of January 22, 2021, we had five classes of voting stock outstanding: (i) Common Stock; (ii) our Series A Preferred; (iii) our Series A-1 Preferred; (iv) our Series B Preferred; and (v) our Series D Preferred. The following tables sets forth information regarding shares of Series A Preferred, Series A-1 Preferred, Series B Preferred, Series D Preferred and Common Stock beneficially owned as of January 22, 2021.

In connection with Series D Financing, all of the outstanding shares of each of the Series A Preferred and Series A-1 Preferred will be converted into shares of Common Stock over a period of time beginning on November 1, 2020, with 100% of the such outstanding shares being converted by August 1, 2021. For additional information concerning the transactions relating to Series D Financing, including the conversion of all issued and outstanding shares of the Company’s Series A Preferred and Series A-1 Preferred into shares of Common Stock and the issuance of the new Series D Preferred, see the section within this prospectus titled “The Series D Financing.”

The following tables set forth information regarding shares of Series A Preferred, Series A-1 Preferred, Series B Preferred, Series C Preferred, Series D Preferred, and Common Stock beneficially owned as of January 22, 2021 by:

(i)
Each of our officers and directors;

(ii)
All officer and directors as a group; and

(iii)
Each person known by us to beneficially own five percent or more of the outstanding shares of our Common Stock, Series A Preferred, Series A-1 Preferred, Series B Preferred, Series C Preferred and Series D Preferred.

Percent ownership is calculated based on 13,047.3 shares of Series A Preferred, 12,935.3 shares of Series A-1 Preferred, 239,400 shares of Series B Preferred, 22,863.3 shares of Series D Preferred and 208,749,834 shares Common Stock outstanding as of January 22, 2021.

Beneficial Ownership of Series A Preferred Name, Address and Title (if applicable) (1)	Series A Preferred Stock (2)(3)	% Ownership of Class (3)
Directors and Named Executive Officers:

Neal Goldman, Former Director	3,301.9	25.3%
Total beneficial ownership of directors, former directors and officers as a group (9 persons):	3,301.9	25.3%
5% Shareholders:

Charles Frischer 4404 52nd Avenue NE Seattle, WA 98105	1,086.4	8.3%
Robert T. Clutterbuck 1360 East 9th Street, Suite 1250 Cleveland, OH 44114	730.8	5.6%
CF Special Situation Fund I, LP (4) 1360 East 9th Street, Suite 1250 Cleveland, OH 44114	1,847.3	14.2%
CAP 1 LLC (5) 14000 Quail Spring Parkway, Suite 2200 Oklahoma City, OK 73134	1,050	8.0%
Richard Leahy 322 Pilots Point Mt. Pleasant, SC 29464	700	5.4%

* less than 1%

(1)
Each of the Company’s Named Executive Officers and directors who do not hold shares of Series A Preferred are excluded from this table. The business address of each of the executive officers and directors is 13500 Evening Creek Drive N., Suite 550, San Diego, CA 92128.

(2)
In connection with Series D Financing, all of the outstanding shares the Series A Preferred will be converted into shares of Common Stock over a period of time beginning on the consummation of the Series D Financing, with 100% of such outstanding shares being converted by August 1, 2021.

(3)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

(4)
Robert T. Clutterbuck is President of CF Special Situation Fund I, LP.

(5)
Mr. David Sackler, President of CAP I LLC, may be deemed to have voting and investment discretion over the securities identified herein.

Beneficial Ownership of Series A-1 Preferred Name, Address and Title (if applicable)(1)	Series A-1 Preferred Stock(2)(3)	% Ownership of Class (3)

Directors and Named Executive Officers: (3)

Neal Goldman, Former Director	3,301.9	25.3%
Total beneficial ownership of directors, former directors and officers as a group (9 persons):	3,301.9	25.3%

5% Shareholders:
Charles Frischer 4404 52nd Avenue NE Seattle, WA 98105	1,086.4	8.3%
Robert T. Clutterbuck 1360 East 9th Street, Suite 1250 Cleveland, OH 44114	731.5	5.6%
CF Special Situation Fund I, LP(5) 1360 East 9th Street, Suite 1250 Cleveland, OH 44114	2,092.3	16.0%
CAP 1 LLC(6) 14000 Quail Spring Parkway, Suite 2200 Oklahoma City, OK 73134	1,050	8.0%
Richard Leahy 322 Pilots Point Mt. Pleasant, SC 29464	700	5.4%

(1)
Each of the Company’s Named Executive Officers and directors who do not hold shares of Series A-1 Preferred are excluded from this table. The business address of each of the executive officers and directors is 13500 Evening Creek Drive N., Suite 550, San Diego, CA 92128.

(2)
In connection with Series D Financing, all of the outstanding shares of Series A-1 Preferred will be converted into shares of Common Stock over a period of time beginning on the consummation of the Series D Financing, with 100% of the such outstanding shares being converted by August 1, 2021

(3)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

(4)
Mr. Goldman resigned from his position as a member of our Board upon the Closing of the Series D Financing.

(5)
Robert T. Clutterbuck is President of CF Special Situation Fund I, LP.

(6)
Mr. David Sackler, President of CAP I LLC, may be deemed to have voting and investment discretion over the securities identified herein.

Beneficial Ownership of Series B Preferred Name, Address and Title (if applicable) (1)	Series B Preferred Stock (2)	% Ownership of Class (2)
Darrelyn Carpenter	28,000	12%
Frederick C. Orton	20,000	8%
Howard Harrison	20,000	8%
Wesley Hampton	16,000	7%

(1)
Each of the Company’s Named Executive Officers and directors who do not hold shares of Series B Preferred are excluded from this table. The business address of each of the executive officers and directors is 13500 Evening Creek Drive N., Suite 550, San Diego, CA 92128.

(2)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

Beneficial Ownership of Series D Preferred	Series D	% Ownership
Name, Address and Title (if applicable) (1)	Preferred Stock (2)	of Class (2)

Blackwell Partners LLC – Series A(3)
c/o Nantahala Capital Management, LLC
19 Old Kings Highway South, Suite 200
Darien, CT 06820	2,421.7	10.6%
Nantahala Capital Partners Limited Partnership (3)
c/o Nantahala Capital Management, LLC
19 Old Kings Highway South, Suite 200
Darien, CT 06820	945.4	4.1%
Nantahala Capital Partners II Limited Partnership (3)
c/o Nantahala Capital Management, LLC
19 Old Kings Highway South, Suite 200
Darien, CT 06820	2,755.9	12.1%
Nantahala Capital Partners SI LP (3)
c/o Nantahala Capital Management, LLC
19 Old Kings Highway South, Suite 200
Darien, CT 06820	7,146.9	31.3%
NCP QR LP (3)
c/o Nantahala Capital Management, LLC
19 Old Kings Highway South, Suite 200
Darien, CT 06820	1,095.5	4.8%
Plum Investments L.P. (4)
1807 S. San Gabriel Blvd.
San Garbriel, CA 91776	1,509	6.6%
Silver Creek CS SAV, L.L.C. (3)
c/o Nantahala Capital Management, LLC
19 Old Kings Highway South, Suite 200
Darien, CT 06820	721.6	3.2%

* less than 1%

(1)
Each of the Company’s Named Executive Officers and directors who do not hold shares of Series D Preferred are excluded from this table.

(2)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

(3)
Nantahala Capital Management, LLC is a Registered Investment Adviser and has been delegated the legal power to vote and/or direct the disposition of securities on behalf of these entities as a General Partner or Investment Manager and would be considered the beneficial owner of such securities. The above shall not be deemed to be an admission by the record owners that they are themselves beneficial owners of these shares of Series D Preferred for purposes of Section 13(d) of the Exchange Act or any other purpose.

(4)
Tom Y. Lee, G.P. of Plum Investments L.P., may be deemed to hold voting and dispositive power over the shares identified herein.

Beneficial Ownership of Common Stock

Percentage of beneficial ownership is calculated based on 208,749,834 shares of common stock outstanding as of January 22, 2021. Beneficial ownership is determined in accordance with the rules of the SEC which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and includes shares of our common stock issuable pursuant to the exercise of stock options, warrants, preferred stock or other securities that are immediately exercisable or convertible or exercisable or convertible within 60 days of January 22, 2021.

To calculate a stockholder’s percentage of beneficial ownership of common stock, we must include in the numerator and denominator those shares of common stock underlying options, warrants, preferred stock, and other convertible securities that such stockholder is considered to beneficially own. Shares of common stock underlying options, warrants, preferred stock and convertible securities held by other stockholders, however, are disregarded in this calculation. Therefore, the denominator used in calculating beneficial ownership of each of the stockholders may be different.

The following table gives effect to the shares of common stock issuable within 60 days of January 22, 2021, upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date.

	Number	Percent
Name and Address	of Shares (1)	of Class (2)
Directors, Former Directors and Named Executive Officers:
Kristin Taylor, President and Chief Executive Officer	-	*
Jay B. Lewis, Chief Financial Officer	-	*
Benjamin C. Smeal, Director	-	*
James M. Demitrieus	-	*
S. James Miller, Jr., Former Chair of the Board (3)	3,823,255	1.8%
Neal Goldman, Former Director (4)	100,608,869	40.9%
Total beneficial ownership of Directors, Former Directors and Named Executive Officers as a group (6 persons):	105,194,976	42.4%

5% Shareholders:
Blackwell Partners LLC – Series A (5)(12) c/o Nantahala Capital Management, LLC 19 Old Kings Highway South, Suite 200 Darien, CT 06820	42,426,169	16.9%
Nantahala Capital Partners Limited Partnership (6)(12) c/o Nantahala Capital Management, LLC 19 Old Kings Highway South, Suite 200 Darien, CT 06820	16,652,077	7.4%
Nantahala Capital Partners II Limited Partnership (7)(12) c/o Nantahala Capital Management, LLC 19 Old Kings Highway South, Suite 200 Darien, CT 06820	48,134,518	18.8%
Nantahala Capital Partners SI LP (8)(12) c/o Nantahala Capital Management, LLC 19 Old Kings Highway South, Suite 200 Darien, CT 06820	125,675,253	37.9%
NCP QR LP (9)(12) c/o Nantahala Capital Management, LLC 19 Old Kings Highway South, Suite 200 Darien, CT 06820	19,473,850	8.8%
Plum Investments (10) 1807 S. San Gabriel Blvd. San Garbriel, CA 91776	39,421,295	16.8%
Silver Creek CS, SAV, L.L.C.(11)(12) c/o Nantahala Capital Management, LLC 19 Old Kings Highway South, Suite 200 Darien, CT 06820	12,744,891	5.8%

* less than 1%

(1)
All entries exclude beneficial ownership of shares issuable pursuant to options, warrants, and convertible securities that have not vested or that are not otherwise exercisable or converted as of the date hereof, or which will not become vested, exercisable, or convertible within 60 days of January 22, 2021.

(2)
Percentages are rounded to nearest one-tenth of one percent. Percentages are based on 208,749,834 shares of Common Stock outstanding as of January 22, 2021. Options, warrants, and convertible securities that are presently exercisable or exercisable within 60 days of January 22, 2021 are deemed to be beneficially owned by the stockholder holding the options, warrants, and/or convertible securities for the purpose of computing the percentage ownership of that stockholder, but are not treated as outstanding for the purpose of computing the percentage of any other stockholder.

(3)
Includes 175,000 shares issuable upon the conversion of Series A Preferred, 175,000 shares issuable upon the conversion of Series A-1 Preferred, 1,763,432 shares issuable upon conversion of Series D Preferred, and 1,993 shares issuable upon the exercise of warrants exercisable within 60 days of January 22, 2021.

(4)
Includes 16,509,500 shares issuable upon the conversion of Series A Preferred, 16,509,500 shares issuable upon the conversion of Series A-1 Preferred, 3,971,957 shares issuable upon the conversion of Series D Preferred not acquired in the private placement, and 188,064 shares issuable upon the exercise of warrants exercisable within 60 days of January 22, 2021. Mr. Goldman exercises sole voting and dispositive power over 86,457,869 shares, including the aforementioned Series A conversion shares, Series A-1 conversion shares, Series D conversion shares, stock options and warrants, and shared voting and dispositive power over 14,508,777 reported shares, of which 3,000,000 shares are owned by the Goldman Family 2012 GST Trust, 11,361,077 are held in an individual retirement account, and 147,700 shares are owed by The Neal and Marlene Goldman Foundation.

(5)
Includes 41,753,448 shares issuable upon the conversion of approximately 2,421.7 shares of Series D Preferred issued in the Series D Financing, of which 1,280 shares of Series D Preferred were received in exchange for 128 shares of Series C Preferred on November 12, 2020.

(6)
Includes 16,300,000 shares issuable upon the conversion of approximately 945.4 shares of Series D Preferred issued in the Series D Financing, of which 540 shares of Series D Preferred were received in exchange for 54 shares of Series C Preferred on November 12, 2020.

(7)
Includes 47,515,517 shares issuable upon the conversion of approximately 2,755.9 shares of Series D Preferred issued in the Series D Financing, of which 1,120 shares of Series D Preferred were received in exchange for 112 shares of Series C Preferred on November 12, 2020.

(8)
Includes 123,222,414 shares issuable upon the conversion of approximately 7,146.9 shares of Series D Preferred issued in the Series D Financing, of which 3,970 shares of Series D Preferred were received in exchange for 397 shares of Series C Preferred on November 12, 2020.

(9)	Includes 18,887,931 shares issuable upon the conversion of approximately 1,095.5 shares of Series D Preferred issued in the Series D Financing.
(10)
Includes 26,017,241 shares issuable upon the conversion of 1,509 shares of Series D Preferred issued in the Series D Financing. Tom Y. Lee, G.P. of Plum Investments L.P., may be deemed to hold voting and dispositive power over the shares identified herein.

(11)
Includes 12,441,379 shares issuable upon the conversion of approximately 721.6 shares of Series D Preferred issued in the Series D Financing, of which 590 shares of Series D Preferred were received in exchange for 59 shares of Series C Preferred on November 12, 2020.

(12)
Nantahala Capital Management, LLC is a Registered Investment Adviser and has been delegated the legal power to vote and/or direct the disposition of securities on behalf of this entity as a General Partner or Investment Manager and would be considered the beneficial owner of such securities. Wilmot B. Harkley and Daniel Mack, as principles of Nantahala Capital Management, LLC, may be deemed to hold voting and dispositive power over the shares identified herein. The above shall not be deemed to be an admission by the record owners or these selling stockholders that they are themselves beneficial owners of these shares of securities for purposes of Section 13(d) of the Exchange Act or any other purpose.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Disclosure Law Group, a Professional Corporation, San Diego, California (“DLG”).

EXPERTS

Our consolidated financial statements appearing elsewhere in this registration statement for the years ended December 31, 2019 and 2018, and the effectiveness of our internal control over financial reporting as of December 31, 2019, have been audited by Mayer Hoffman McCann P.C., an independent registered public accounting firm, as set forth in their reports thereon (which include an explanatory paragraph related to the change in the method of accounting for leases and an explanatory paragraph about the existence of substantial doubt about the Company’s ability to continue as a going concern). Such consolidated financial statements are included herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing, in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. Because we are subject to the information and reporting requirements of the Exchange Act, we file periodic reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

We have filed with the Commission a registration statement under the Securities Act of 1933, as amended, relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement for free at www.sec.gov.

We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

IMAGEWARE SYSTEMS, INC.

IMAGEWARE SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE  SHEETS
(In Thousands, except for share and per share data)

	September 30, 2020	December 31, 2019
ASSETS	(Unaudited)
Current Assets:
Cash and cash equivalents	$2,906	$1,030
Accounts receivable, net of allowance for doubtful accounts of $7 at September 30, 2020 and December 31, 2019.	473	657
Inventory, net	22	615
Other current assets	178	243
Total Current Assets	3,579	2,545

Property and equipment, net	169	216
Other assets	512	257
Operating lease right-of-use assets	1,649	1,906
Intangible assets, net of accumulated amortization	61	70
Goodwill	3,416	3,416
Total Assets	$9,386	$8,410

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable	$1,380	$515
Deferred revenue	1,256	1,629
Accrued expense	1,346	1,312
Notes payable to related parties	900	—
Operating lease liabilities, current portion	412	373
Notes payable, current portion	2,905	—
Derivative liabilities	—	369
Total Current Liabilities	8,199	4,198

Other long-term liabilities	69	118
Notes payable, net of current portion	853	—
Lease liabilities, net of current portion	1,406	1,716
Pension obligation	2,380	2,256
Total Liabilities	12,907	8,288

Mezzanine Equity:
Series C Convertible Redeemable Preferred Stock, $0.01 par value, designated 1,000 shares, 1,000 shares issued and outstanding at September 30, 2020 (unaudited) and December 31, 2019, respectively; liquidation preference $10,000 at September 30, 2020 (unaudited) and $10,000 at December 31, 2019.	9,401	8,884

Shareholders’ Deficit:
Preferred stock, 5,000,000 and 4,000,000 shares authorized at September 30, 2020 (unaudited) and December 31, 2019, respectively:
Series A Convertible Redeemable Preferred Stock, $0.01 par value; designated 38,000 shares, 37,467 shares issued and 18,917 and 37,467 shares outstanding at September 30, 2020 (unaudited) and December 31, 2019, respectively; liquidation preference $18,917 and $37,467 at September 30, 2020 (unaudited) and December 31, 2019, respectively.	—	—
Series A-1 Convertible Redeemable Preferred Stock, $0.01 par value; designated 31,021 shares, 18,550 and 0 shares issued at September 30, 2020 (unaudited) and December 31, 2019, respectively; 18,200 and 0 shares outstanding at September 30, 2020 (unaudited) and December 31, 2019, respectively; liquidation preference $18,200 and $0 at September 30, 2020 (unaudited) and December 31, 2019, respectively	—	—
Series B Convertible Redeemable Preferred Stock, $0.01 par value; designated 750,000 shares, 389,400 shares issued and 239,400 shares outstanding at September 30, 2020 (unaudited) and December 31, 2019; liquidation preference $620 and $607 at September 30, 2020 (unaudited) and December 31, 2019, respectively.	2	2
Common Stock, $0.01 par value, 345,000,000 and 175,000,000 shares authorized at September 30, 2020 (unaudited) and December 31, 2019, respectively; 138,263,629 and 113,353,176 shares issued at September 30, 2020 (unaudited) and December 31, 2019, respectively, and 138,256,925 and 113,346,472 shares outstanding at September 30, 2020 (unaudited) and December 31, 2019, respectively.	1,382	1,133
Additional paid-in capital	199,870	195,079
Treasury stock, at cost 6,704 shares	(64)	(64)
Accumulated other comprehensive loss	(1,815)	(1,741)
Accumulated deficit	(212,297)	(203,171)
Total Shareholders’ Deficit	(12,922)	(8,762)
Total Liabilities, Mezzanine Equity and Shareholders’ Deficit	$9,386	$8,410

The accompanying notes are an integral part of these condensed consolidated financial statements.

IMAGEWARE SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF  OPERATIONS
(In Thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue:
Product	$1,858	$155	$2,129	$592
Maintenance	613	630	1,870	1,935
	2,471	785	3,999	2,527
Cost of revenue:
Product	715	41	781	158
Maintenance	123	97	328	323
Gross profit	1,633	647	2,890	2,046

Operating expense:
General and administrative	953	791	2,875	2,793
Sales and marketing	615	985	2,239	2,924
Research and development	1,117	1,898	4,503	5,511
Depreciation and amortization	18	17	54	53
	2,703	3,691	9,671	11,281
Loss from operations	(1,070)	(3,044)	(6,781)	(9,235)

Interest expense (income), net	56	(27)	131	(80)
Other expense	3	—	4	1
Change in fair value of derivative liabilities	(535)	(388)	(369)	(445)
Other components of net periodic pension expense	31	35	106	113
Loss before income taxes	(625)	(2,664)	(6,653)	(8,824)
Income tax expense (income)	1	1	(1)	1
Net loss	(626)	(2,665)	(6,652)	(8,825)
Preferred dividends, preferred stock discount accretion and deemed dividends from preferred stock exchange	(2,529)	(1,300)	(5,275)	(3,968)
Net loss available to common shareholders	$(3,155)	$(3,965)	$(11,927)	$(12,793)

Basic and diluted loss per common share - see Note 3:
Basic and diluted loss per share available to common shareholders	$(0.02)	$(0.04)	$(0.09)	$(0.13)
Basic and diluted weighted-average shares outstanding	133,341,134	106,571,261	125,558,524	102,830,312

The accompanying notes are an integral part of these condensed consolidated financial statements.

IMAGEWARE SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE  LOSS
(In Thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net loss	$(626)	$(2,665)	$(6,652)	$(8,825)
Other comprehensive loss:
Foreign currency translation adjustment	(41)	39	(74)	34
Comprehensive loss	$(667)	$(2,626)	$(6,726)	$(8,791)

The accompanying notes are an integral part of these condensed consolidated financial statements.

IMAGEWARE SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT
(In Thousands except share amounts)
(Unaudited)

	Series A		Series A-1		Series B
	Convertible,		Convertible,		Convertible,							Accumulated
	Redeemable		Redeemable		Redeemable						Additional	Other
	Preferred		Preferred		Preferred		Common Stock		Treasury Stock		Paid-In	Comprehensive	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Loss	Deficit	Total

Balance at December 31, 2019	37,467	$-	-	$-	239,400	$2	113,353,176	$1,133	(6,704)	$(64)	$195,079	$(1,741)	$(203,171)	$(8,762)

Accretion of Preferred Stock discount	-	-	-	-	-	-	-	-	-	-	(175)	-	-	(175)
Issuance of common stock net of financing costs	-	-	-	-	-	-	10,000,000	100	-	-	1,287	-	-	1,387
Stock-based compensation expense	-	-	-	-	-	-	-	-	-	-	124	-	-	124
Common stock issued in exchange for unexercised options	-	-	-	-	-	-	400,000	4	-	-	58	-	-	62
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	-	-	-	31	-	31
Dividends on Series A preferred stock, $(25.01)/share	-	-	-	-	-	-	-	-	-	-	-	-	(937)	(937)
Dividends on Series C preferred stock, $(250.00)/share	-	-	-	-	-	-	-	-	-	-	-	-	(250)	(250)
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	(3,124)	(3,124)
Balance at March 31, 2020	37,467	$-	-	$-	239,400	$2	123,753,176	$1,237	(6,704)	$(64)	$196,373	$(1,710)	$(207,482)	$(11,644)

Accretion of Preferred Stock discount	-	-	-	-	-	-	-	-	-	-	(172)	-	-	(172)
Issuance of common stock net of financing costs	-	-	-	-	-	-	2,500,000	25	-	-	215	-	-	240
Issuance of common stock for financing facility	-	-	-	-	-	-	2,500,000	25	-	-	375	-	-	400
Stock-based compensation expense	-	-	-	-	-	-	-	-	-	-	40	-	-	40
Common stock issued in exchange for unexercised options	-	-	-	-	-	-	288,695	3	-	-	93	-	-	96
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	-	-	-	(64)	-	(64)
Additional minimum pension liability	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Dividends on Series A preferred stock, $(25.01)/share	-	-	-	-	-	-	-	-	-	-	-	-	(937)	(937)
Dividends on Series B preferred stock, $(0.11)/share	-	-	-	-	-	-	-	-	-	-	-	-	(25)	(25)
Dividends on Series C preferred stock, $(250.00)/share	-	-	-	-	-	-	-	-	-	-	-	-	(250)	(250)
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	(2,902)	(2,902)
Balance at June 30, 2020	37,467	$-	-	$-	239,400	$2	129,041,871	$1,290	(6,704)	$(64)	$196,924	$(1,774)	$(211,596)	$(15,218)

Accretion of Preferred Stock discount	-	-	-	-	-	-	-	-	-	-	(170)	-	-	(170)
Issuance of common stock net of financing costs	-	-	-	-	-	-	3,200,000	32	-	-	601	-	-	633
Modification of Series A Preferred Stock from issuance of Series A-1 Preferred Stock	(18,550)	-	18,550	-	-	-	-	-	-	-	1,849	-	-	1,849
Stock-based compensation expense	-	-	-	-	-	-	74,448	1.00	-	-	121	-	-	122
Common stock issued in exchange for unexercised options	-	-	-	-	-	-	12,750	-	-	-	5	-	-	5
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	-	-	-	(41)	-	(41)
Conversion of Preferred Series A-1 to common stock	-	-	(350.00)	-	-	-	538,452	5	-	-	(5)	-	-	-
Dividends on Series A preferred stock, $(1.17)/share	-	-	-	-	-	-	219,374	2	-	-	22	-	-	24
Dividends on Series C preferred stock, $(75.00)/share	-	-	-	-	-	-	5,176,734	52	-	-	523	-	(75)	500
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	(626)	(626)
Balance at September 30, 2020	18,917	$-	18,200	$-	239,400	$2	138,263,629	$1,382	(6,704)	$(64)	199,870	$(1,815)	$(212,297)	$(12,922)

The accompanying notes are an integral part of these condensed consolidated financial statements.

IMAGEWARE SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT
(In Thousands, except share amounts)
(Unaudited)

	Series A		Series B
	Convertible,		Convertible,							Accumulated
	Redeemable		Redeemable						Additional	Other
	Preferred		Preferred		Common Stock		Treasury Stock		Paid-In	Comprehensive	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Loss	Deficit	Total

Balance at December 31, 2018	37,467	$-	239,400	$2	98,230,336	$981	6,704	$(64)	$184,130	$(1,428)	$(186,648)	$(3,027)

Accretion of Preferred Stock discount	-	-	-	-	-	-	-	-	(186)	-	-	(186)
Issuance of Common Stock pursuant to option exercises	-	-	-	-	286,834	3	-	-	103	-	-	106
Stock-based compensation expense	-	-	-	-	-	-	-	-	166	-	-	166
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	-	15	-	15
Dividends on Series A preferred stock, $(23.06)/share	-	-	-	-	591,803	6	-	-	858	-	(864)	-
Dividends on Series C preferred stock, $(230.60)/share	-	-	-	-	157,945	2	-	-	229	-	(231)	-
Net loss	-	-	-	-	-	-	-	-	-	-	(3,612)	(3,612)
Balance at March 31, 2019	37,467	$-	239,400	$2	99,266,918	$992	6,704	$(64)	$185,300	$(1,413)	$(191,355)	$(6,538)

Accretion of Preferred Stock discount	-	-	-	-	-	-	-	-	(184)	-	-	(184)
Issuance of common stock net of financing costs	-	-	-	-	5,954,545	60	-	-	6,035	-	-	6,095
Issuance of Common Stock pursuant to option exercises	-	-	-	-	64,500	1	-	-	59	-	-	60
Stock-based compensation expense	-	-	-	-	-	-	-	-	181	-	-	181
Issuance of common stock warrants as compensation	-	-	-	-	-	-	-	-	8	-	-	8
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	-	(20)	-	(20)
Dividends on Series A preferred stock, $(24.81)/share	-	-	-	-	999,633	9	-	-	921	-	(930)	-
Dividends on Series B preferred stock, $(0.11)/share	-	-	-	-	-	-	-	-	-	-	(26)	(26)
Dividends on Series C preferred stock, $(248.12)/share	-	-	-	-	266,793	3	-	-	245	-	(248)	-

Net loss	-	-	-	-	-	-	-	-	-	-	(2,548)	(2,548)
Balance at June 30, 2019	37,467	$-	239,400	$2	106,552,389	$1,065	6,704	$(64)	$192,565	$(1,433)	$(195,107)	$(2,972)

Accretion of Preferred Stock discount	-	-	-	-	-	-	-	-	(181)	-	-	(181)
Stock-based compensation expense	-	-	-	-	-	-	-	-	168	-	-	168
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	-	39	-	39
Dividends on Series A preferred stock, $(23.20)/share	-	-	-	-	1,857,263	19	-	-	854	-	(873)	-
Dividends on Series C preferred stock, $(232.97)/share	-	-	-	-	495,688	5	-	-	228		(233)	-
Net loss	-	-	-	-	-	-	-	-	-	-	(2,665)	(2,665)
Balance at September 30, 2019	37,467	$-	239,400	$2	108,905,340	$1,089	6,704	$(64)	$193,634	$(1,394)	$(198,878)	$(5,611)

The accompanying notes are an integral part of these condensed consolidated financial statements.

IMAGEWARE SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities
Net loss	$(6,652)	$(8,825)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	54	53
Stock-based compensation	449	515
Warrants issued in lieu of cash as compensation for services	—	9
Application of rent deposit in lieu of cash payments	89	—
Change in fair value of derivative liabilities	(369)	(445)
Change in assets and liabilities:
Accounts receivable	184	402
Inventory	593	(479)
Other assets	36	(56)
Operating lease right-of-use assets	(13)	138
Accounts payable	863	(154)
Deferred revenue	(374)	775
Accrued expense	37	44
Contract costs	—	(29)
Pension obligation	124	45
Total adjustments	1,673	818
Net cash used in operating activities	(4,979)	(8,007)

Cash flows from investing activities
Purchase of property and equipment	—	(19)
Net cash used in investing activities	—	(19)

Cash flows from financing activities
Proceeds from issuance of Common Stock, net	2,296	6,520
Proceeds from issuance of related party notes payable	900	—
Proceeds from issuance of note payable to bank	3,758	—
Dividends paid	(25)	(26)
Proceeds from exercised stock options	—	167
Net cash provided by financing activities	6,929	6,661

Effect of exchange rate changes on cash and cash equivalents	(74)	34
Net increase (decrease) in cash and cash equivalents	1,876	(1,331)

Cash and cash equivalents at beginning of period	1,030	5,694

Cash and cash equivalents at end of period	$2,906	$4,363

Supplemental disclosure of cash flow information:
Cash paid for interest	$35	$—
Cash paid for income taxes	$—	$—
Summary of non-cash investing and financing activities:
Issuance of common stock for financing facility	$400	$—
Stock dividends on Series A Convertible Preferred Stock	$25	$2,667
Stock dividends on Series C Convertible Redeemable Preferred Stock	$575	$712
Conversion of Series A-1 into Common Stock	$5	$—
Accretion of discount on Series C Convertible Redeemable Preferred Stock	$517	$551
Preferred stock exchange	$2,272	$—
Recognition of operating lease right-of-use assets from adoption of ASC 842	$—	$2,265
Recognition of lease liabilities from adoption of ASC 842	$—	$(2,280)
Accrued financing costs	$—	$425

The accompanying notes are an integral part of these condensed consolidated financial statements.

IMAGEWARE SYSTEMS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1.  DESCRIPTION OF BUSINESS AND OPERATIONS

Overview

As used in this Quarterly Report, “we”, “us”, “our”, “ImageWare”, “ImageWare Systems”, "IWS", or the “Company” refers to ImageWare Systems, Inc. and all of its subsidiaries. ImageWare Systems, Inc. is incorporated in the state of Delaware. The Company is a pioneer and leader in the emerging market for biometrically enabled software-based identity management solutions. Using those human characteristics that are unique to us all, the Company creates software that provides a highly reliable indication of a person’s identity. The Company’s “flagship” product is the patented IWS Biometric Engine®. The Company’s products are used to manage and issue secure credentials, including national IDs, passports, driver licenses and access control credentials. The Company’s products also provide law enforcement with integrated mug shot, fingerprint LiveScan and investigative capabilities. The Company also provides comprehensive authentication security software using biometrics to secure physical and logical access to facilities or computer networks or internet sites. Biometric technology is now an integral part of all markets the Company addresses, and all the products are integrated into the IWS Biometric Engine.

The Company's common stock, par value $0.01 per share (the "Common Stock"), trades under the symbol "IWSY" on the OTCQB Marketplace.

Liquidity, Going Concern and Management’s Plan

Historically, our principal sources of cash have included customer payments from the sale of our products, proceeds from the issuance of common and preferred stock and proceeds from the issuance of debt. Our principal uses of cash have included cash used in operations, product development, and payments relating to purchases of property and equipment. We expect that our principal uses of cash in the future will be for product development, including customization of identity management products for enterprise and consumer applications, further development of intellectual property, development of Software-as-a-Service (“SaaS”) capabilities for existing products as well as general working capital and capital expenditure requirements. Management expects that, as our revenue grows, our sales and marketing and research and development expense will continue to grow, albeit at a slower rate and, as a result, we will need to generate significant net revenue to achieve and sustain positive cash flows from operations. Historically the Company has not been able to generate sufficient net revenue to achieve and sustain positive cash flows from operations and management has determined that there is substantial doubt about the Company’s ability to continue as a going concern.

Related Party Financings

On February 12, 2020, the Company entered into a factoring agreement (the "Factoring Agreement") with a member of the Company’s Board of Directors (the "Factoring Lender"). Under the Factoring Agreement, the Company received $350,000 in proceeds (the "Factoring Principal") in the form of a loan, bearing interest at a rate of 1% for every seven days until the Factoring Principal and accrued interest are paid in full, with a maturity date of March 4, 2020. Pursuant to the Factoring Agreement, repayment of the Factoring Principal and accrued interest was secured by certain of the Company’s trade accounts receivable approximating $500,000 (the "Factoring Collateral"). As of September 30, 2020, despite collection of the Company’s trade accounts receivable, the Factoring Principal had not been repaid. During the three and nine months ended September 30, 2020, the Company recorded approximately $46,000 and $116,000, respectively in interest expense related to the Factoring Agreement. In May 2020, the Company repaid $35,000 in accrued interest to the Factoring Lender. Accrued unpaid interest at September 30, 2020 approximated $81,000 and is included in the Company’s condensed consolidated September 30, 2020 balance sheet under the caption “Accrued expense”. As a condition to the consummation of the Company's offer and sale (the "Closing") of shares of its Series D Convertible Preferred Stock, par value $0.01 ("Series D Preferred") (the "Series D Financing"), the Factoring Lender agreed to settle the entire Factoring Principal plus accrued interest and release the Company from liabilities due under the Factoring Agreement in exchange for a one-time payment of $360,000 to be made upon the Closing, and out of the proceeds, of the Series D Financing. Such payment was made by the Company on November 16, 2020. The Series D Financing is described below in this Note and in Note 12, Subsequent Events.

During the nine months ended September 30, 2020, the Company received advances from a second member of the Board of Directors (the "Board Lender") in the aggregate amount of $450,000. On June 29, 2020, the Company executed a promissory note (the "Board Note") in the favor of the Board Lender in the principal amount of $450,000 (the "Board Note Principal"), pursuant to which the Board Note Principal accrued simple interest at the rate of 5% per annum, and was convertible into shares of the Company's Common Stock at $0.16 per share of Common Stock at the election of the Board Lender. The Board Note was to mature on the earlier to occur of (i) October 13, 2020, or (ii) on such date that the Company consummates a debt and/or equity financing resulting in net proceeds to the Company of at least $3.0 million. As a condition to the Series D Financing, the Board Lender agreed to purchase the number of shares of Series D Preferred equal to one-half (50%) of the Board Note Principal and interest accrued thereon at the Closing of the Series D Financing, with the remaining one-half of the Board Note Principal and interest accrued thereon to be paid to the Board Lender out of the proceeds of the Series D Financing.

During the nine months ended September 30, 2020, the Company received advances from a third member of the Board of Directors (the "Second Board Lender", and collectively with the First Board Lender, the "Board Lenders") in the aggregate amount of $100,000. On June 29, 2020, the Company executed a promissory note (the "Second Board Note", and collectively with the Board Note, the "Board Notes") in the principal amounts of $100,000 (the "Second Board Note Principal"), pursuant to which the Second Board Note Principal accrued simple interest at the rate of 5% per annum, and was convertible into shares of the Company’s Common Stock at $0.16 per share of Common Stock at the election of the Second Board Lender. The Second Board Note was to mature on the earlier to occur of (i) October 13, 2020, or (ii) on such date that the Company consummates a debt and/or equity financing resulting in net proceeds to the Company of at least $3.0 million.  As a condition to the Series D Financing, the Second Board Lender agreed to purchase the number of shares of Series D Preferred equal to the Second Board Note Principal and accrued interest thereon, such purchase of shares of Series D Preferred, and release of the Company from its liability under the Second Board Note, to occur upon the Closing of the Series D Financing.

During the three and nine months ended September 30, 2020, the Company recorded approximately $7,000 and $13,000, respectively, in interest expense related to the Board Notes. Accrued unpaid interest at September 30, 2020 approximated $13,000 and is included in the Company’s condensed consolidated balance sheet under the caption “Accrued expense”.

 2020 Common Stock Financings

Triton Funds LP

On February 20, 2020, the Company entered into a securities purchase agreement (the “Triton Purchase Agreement”) with Triton Funds LP, a Delaware limited partnership ("Triton"). The Triton Purchase Agreement provides the Company the right to sell to Triton, and Triton is obligated to purchase, up to $2.0 million worth of shares of Common Stock under the Triton Purchase Agreement (the "Triton Offering”). Pursuant to the terms and conditions set forth in the Triton Purchase Agreement, the purchase price of the Common Stock will be based on the number of shares of Common Stock equal to the amount in U.S. Dollars that the Company intends to sell to Triton to be set forth in each written notice sent to Triton by the Company (the "Triton Purchase Notice") and delivered to Triton (the "Triton Purchase Notice Amount"), divided by the lowest daily volume weighted average price of the Company's Common Stock listed on the OTC Markets during the five business days prior to closing (the "Triton Shares"). The closing of the purchase of the Triton Shares as set forth in the Triton Notice will occur no later than three business days following receipt of the Triton Shares by Triton.

In February and March of 2020, the Company sold, and Triton purchased, an aggregate of 10,000,000 shares of Common Stock for cash. In February, the Company sold 4,000,000 shares of Common Stock for $0.16 per share resulting in gross proceeds to the Company of $640,000. In March 2020, the Company sold 6,000,000 shares of Common Stock resulting in gross proceeds to the Company of $765,000, or a per share purchase price of $0.13 per share. Aggregate net proceeds from this financing approximated $1,387,000 after recognition of direct offering costs.

Lincoln Park Capital Fund, LLC

On April 28, 2020, the Company entered into a purchase agreement, and as amended on June 11, 2020 (the “Lincoln Purchase Agreement”), and a registration rights agreement (the “Lincoln Registration Rights Agreement”) with Lincoln Park Capital fund, LLC (“Lincoln Park”) pursuant to which Lincoln Park committed to purchase up to $10,250,000 of our Common Stock.

Under the terms and subject to the conditions of the Lincoln Purchase Agreement, including stockholder approval of an amendment to the Company’s Certificate of Incorporation, as amended from time to time (the "Certificate of Incorporation") to increase the number of shares of the Company’s capital stock to 350 million shares, obtained from our shareholders effective June 9, 2020, we have the right, but not the obligation, to sell to Lincoln Park, and Lincoln Park is obligated to purchase up to $10,250,000 of shares of Common Stock. On April 28, 2020, we sold 1,000,000 shares of Common Stock to Lincoln Park under the Lincoln Purchase Agreement for an aggregate purchase price of $100,000 (the “Initial Purchase Shares”). On June 11, 2020, we sold an additional 1,500,000 shares of Common Stock to Lincoln Park under the Lincoln Purchase Agreement for an aggregate purchase price of $150,000 (the “Commencement Purchase Shares”). Future sales of Common Stock under the Lincoln Purchase Agreement, if any, will be subject to certain limitations, and may occur from time to time, at our sole discretion, over the 24-month period commencing on July 8, 2020, and the other conditions set forth in the Purchase Agreement are satisfied (such date on which all of such conditions are satisfied, the “Commencement Date”).

After the Commencement Date, on any business day over the term of the Lincoln Purchase Agreement, the Company has the right, in its sole discretion, to direct Lincoln Park to purchase up to 125,000 shares of its Common Stock on such business day (the “Regular Purchase”), subject to increases under certain circumstances as provided in the Lincoln Purchase Agreement. The purchase price per share of Common Stock for each such Regular Purchase will be based on prevailing market prices of the Company’s Common Stock immediately preceding the time of sale as computed under the Lincoln Purchase Agreement. In each case, Lincoln Park’s maximum commitment in any single Regular Purchase may not exceed $500,000. In addition to Regular Purchases, provided that the Company presents Lincoln Park with a Lincoln Purchase Notice for the full amount allowed for a Regular Purchase, the Company may also direct Lincoln Park to make accelerated purchases and additional accelerated purchases as described in the Lincoln Purchase Agreement.

Pursuant to the terms of the Lincoln Purchase Agreement, in no event may the Company issue or sell to Lincoln Park under the shares of Common Stock under the Lincoln Purchase Agreement which, when aggregated with all other shares of Common Stock then beneficially owned by Lincoln Park and its affiliates (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 13d-3 promulgated thereunder), would result in the beneficial ownership by Lincoln Park and its affiliates of more than 4.99% of the then issued and outstanding shares of Common Stock (the “Beneficial Ownership Limitation”).

The Lincoln Purchase Agreement and the Lincoln Registration Rights Agreement contain customary representations, warranties, agreements and conditions and indemnification obligations of the parties. The Company has the right to terminate the Purchase Agreement at any time, at no cost or penalty. The Company issued to Lincoln Park 2,500,000 shares of Common Stock in consideration for entering into the Lincoln Purchase Agreement. Pursuant to this issuance, $400,000 was recorded by the Company as a deferred stock issuance cost. Such amount was recorded in the Company’s condensed consolidated balance sheet under the caption “Other assets”. Such deferred stock issuance costs will be recognized as a charge against paid in capital in proportion to securities sold under this Lincoln Purchase Agreement. During the three and nine months ended September 30, 2020, the Company recognized approximately $26,000 and $36,000, respectively, as a charge against paid- in capital relating to securities sold under the Lincoln Purchase Agreement.

During the three months ended September 30, 2020, the Company sold an aggregate 3,200,000 shares of Common Stock to Lincoln Park under the terms of the Lincoln Purchase Agreement resulting in cash proceeds to the Company of approximately $669,000.

 Due to the terms of the Lincoln Purchase Agreement as described above, management is not currently expecting the related proceeds from the Lincoln Purchase Agreement to be sufficient to sustain operations for an extended period of time.

CARES Act Financing

On March 27, 2020, President Trump signed into law the “Coronavirus Aid, Relief and Economic Security Act (“CARES Act”). On May 4, 2020, the Company entered into a loan agreement (the “PPP Loan”) with Comerica Bank (“Comerica”) under the Paycheck Protection Program (the “PPP”), which is part of the CARES Act administered by the United States Small Business Administration (“SBA”). As part of the application for these funds, the Company in good faith, has certified that the current economic uncertainty made the loan request necessary to support the ongoing operations of the Company. This certification further requires the Company to take into account our current business activity and our ability to access other sources of liquidity sufficient to support ongoing operations in a manner that is not significantly detrimental to the business. Under the PPP, the Company received proceeds of approximately $1,571,000, from the PPP Loan. In accordance with the requirements of the PPP, the Company intends to use proceeds from the PPP Loan primarily for payroll costs, rent and utilities. The PPP Loan has a 1.00% interest rate per annum, matures on May 4, 2022 and is subject to the terms and conditions applicable to loans administered by the SBA under the PPP. Under the terms of PPP, all or certain amounts of the PPP Loan may be forgiven if they are used for qualifying expenses as described in the CARES Act, which the Company continues to evaluate. While no determination has been made at the time of the filing of this Quarterly Report, the Series D Financing may affect the Company's ability to have the PPP Loan forgiven under the PPP. The Company has recorded the entire amount of the PPP Loan as debt. Under the terms of the PPP Loan, monthly payments of principal and interest were due to commence on November 1, 2020, however the SBA is deferring loan payments for borrowers who apply for loan forgiveness until the SBA remits the borrower’s loan forgiveness amount to the lender. The Company plans to file for loan forgiveness and at the time of the filing of this Quarterly Report, no amounts have been repaid. At September 30, 2020, the Company has recorded the current portion of the PPP Loan of approximately $718,000 as a current liability under the caption “Notes payable, current portion” in its condensed consolidated balance sheet. The remaining portion of approximately $853,000 is recorded as a long-term liability under the caption “Note payable, net of current portion” in its condensed consolidated September 30, 2020 balance sheet.

Creation of Series A-1 Convertible Redeemable Preferred Stock

On July 14, 2020, the Company filed the Certificate of Designations, Preferences, and Rights of Series A-1 Convertible Redeemable Preferred Stock (“Series A-1 Certificate”) with the Secretary of State for the State of Delaware – Division of Corporations, designating 31,021 shares of the Company’s preferred stock, par value $0.01 per share ("Preferred Stock") as Series A-1 Convertible Preferred Stock, par value $0.01 ("Series A-1 Preferred"). Shares of Series A-1 Preferred accrue cumulative dividends and are payable quarterly beginning March 31, 2021 at a rate of 8% per annum if paid in cash, or 10% per annum if paid by the issuance of shares of Common Stock. Each share of Series A-1 Preferred is convertible into that number of shares of the Company’s Common Stock equal to that number of shares of Series A-1 Preferred being converted multiplied by $1,000, divided by $0.65, or the conversion price as defined in the Series A-1 Certificate of Designation in effect as of the date the holder delivers to the Company their notice of election to convert. In addition to the aforementioned holder conversion option, if the volume weighted average closing price (“VWAP”) of the Company’s Common Stock is at least $1.00 per share for 20 consecutive trading days, then the Company has the right to convert one-half of the issued and outstanding shares of Series A-1 Preferred into Common Stock. In the event of a Change of Control, the Company will have the option to redeem all issued and outstanding shares of Series A-1Preferred for 115% of the Liquidation Preference per share.

On September 28, 2020, the Company's holders of Common Stock and Preferred Stock voted to further revise the Series A-1 Certificate, as more specifically set forth below in this Note 1 to Item 1, Part 1, entitled "September 28, 2020 Action by Written Consent of Stockholders."

Series A Restructuring

During July 2020, the Company entered into an Exchange Agreement, Consent and Waiver (“Series A Exchange Agreement”) with certain holders (the "Series A Holders") of its Series A Convertible Preferred Stock, par value $0.01 ("Series A Preferred"), pursuant to which such Series A Holders agreed to exchange one-half of the Series A Preferred beneficially owned by such Series A Holders for an equivalent number of Series A-1 Preferred in consideration for their waiver of approximately $1,849,000 in dividends payable to the Series A Holders and payable for the quarters ended March 31, 2020 and June 30, 2020 (the “Series A Restructuring”). Shares of the Series A-1 Preferred issued to the Series A Holders pursuant to the Series A Exchange Agreement are convertible into shares of Common Stock at $0.65 per share of Common Stock, and automatically convert into Common Stock when the volume weighted average closing price (VWAP) of the Company’s Common Stock for the preceding twenty trading days is at least $1.00.

During the three months ended September 30, 2020, certain Holders of Series A-1 Preferred converted 350 shares of Series A-1 Preferred into 538,452 shares of the Company’s Common Stock.

On September 28, 2020, the Company's holders of Common Stock and Preferred Stock voted to revise the Certificate of Designations, Preferences, and Rights of Series A Convertible Preferred Stock (the "Series A Certificate") and the Series A-1 Certificate, as more specifically set forth below in the following paragraph.

September 28, 2020 Action by Written Consent of the Shareholders; Amendment to Certificate of Incorporation

On September 28, 2020, the Company received executed written consents from holders of our Common Stock and Preferred Stock representing 104,228,110 voting shares on an as-converted basis, or approximately 54.3% of our outstanding voting class on an as-converted basis, approving the following actions:

(i) amending and restating the Series A Certificate and the Series A-1 Certificate to, without limitation, provide for (i) the voluntary conversion of all outstanding shares of the Company's Series A Preferred and Series A-1 Preferred into shares of the Company’s Common Stock at a reduced conversion price of $0.20 per share of Common Stock, and (ii) the automatic conversion of all issued and outstanding shares of Series A Preferred and Series A-1 Preferred into shares of Common Stock at a rate of 10% per month, beginning on November 1, 2020, and ending on August 1, 2021, at the reduced conversion price of $0.20 per share of Common Stock;

(ii) amending and restating the Certificate of Designations, Preferences and Rights of the Series C Convertible Preferred Stock (the "Series C Certificate") to, without limitation, provide for a drag-along right whereby upon the voluntary exchange of such Series C Convertible Preferred Stock, par value $0.01 per share ("Series C Preferred") into shares of the Company’s Series D Preferred, by a majority of the holders of the Company's Series C Preferred, the remaining issued and outstanding shares of Series C Preferred would automatically be exchanged for Series D Preferred on the same terms as the majority holders so electing to exchange their shares of Series C Preferred;

(iii) increasing the number of authorized shares of the Company’s Common Stock from 345,000,000 shares to 1,000,000,000 shares (the “Capital Increase”);

(iv) amending and restating the Company’s Certificate of Incorporation, in its entirety to give effect to the Capital Increase, among other amendments (the “Amended Charter”); and

(v) authorizing our Board of Directors, in its sole and absolute discretion, without further action of the shareholders, to amend the Amended Charter to implement a reverse stock split of our issued and outstanding shares of Common Stock at a specific ratio, ranging from one-for-thirty (1:30) to one-for-one hundred (1:100), within one year from September 28, 2020 (the “Reverse Split”).

These aforementioned actions did not become effective until 20 calendar days after an Information Statement was delivered to our shareholders. Such Information Statement was delivered on October 13, 2020.

Furthermore, the following actions were approved by the affirmative vote of the holders of the requisite number of shares of the below-referenced series of the Company's Preferred Stock, consisting of Series A Preferred, Series A-1 Preferred, and Series C Preferred, with each series voting as a separate class pursuant to its respective governing documentation:

(i) for the Series A Preferred, (a) amending and restating the Series A Certificate (the "Amended and Restated Series A Certificate"), and (b) waiving the protective provisions set forth in Section 9(a) and Section 9(c) of the Series A Certificate, thereby consenting to (i) the creation of a series of Preferred Stock ranking senior to the Series A Preferred, and (ii) the Company incurring additional indebtedness in the form of a bridge loan from certain accredited investors participating in the offering and sale of the Company’s Series D Preferred, in a principal amount not to exceed $3.0 million (the “Permitted Loan”), which Permitted Loan shall be exchanged for shares of Series D Preferred upon filing of the Certificate of Designations, Preferences and Rights of the Series D Preferred (the “Series D Certificate”);

(ii) for the Series A-1 Preferred, (a) amending and restating the Series A-1 Certificate (the “Amended and Restated Series A-1 Certificate”), and (b) waiving the protective provisions set forth in Section 9(a) and Section 9(c) of the Series A-1 Certificate, thereby consenting to (i) the creation of a series of Preferred Stock ranking senior to the Series A-1 Preferred, and (ii) the Company incurring additional indebtedness by way of the Permitted Loan, which the Permitted Loan shall be exchanged for shares of Series D Preferred upon the filing of the Series D Certificate; and

(iii) for the Series C Preferred, (a) amending and restating Series C Certificate (the "Amended and Restated Series C Certificate"), and (b) waiving the protective provisions set forth in Section 9(a) and Section 9(f) of the Series C Certificate, thereby consenting to (i) the creation of a series of Preferred Stock ranking senior to the Series C Preferred, and (ii) the Company incurring additional indebtedness by way of the Permitted Loan, which the Permitted Loan shall be exchanged into shares of Series D Preferred upon the filing of the Series D Certificate.

Series D Preferred Stock Financing

On September 28, 2020, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) whereby the Company agreed to sell shares of the Company's Series D Preferred, for a purchase price of $1,000 per share, to certain accredited investors (collectively, the “Investors”). The Purchase Agreement provides for the issuance of shares of Series D Preferred at Closing (which occurred November 12, 2020) resulting in gross proceeds to the Company of approximately $11.56 million. The obligation of the Investors to purchase the Series D Preferred was conditioned on, among other terms and conditions set forth in the Purchase Agreement, (A) the filing with the Delaware Secretary of State of (i) the Amended Charter; (ii) Amended and Restated Series A Certificate, Amended and Restated Series A-1 Certificate, and Amended and Restated Series C Certificate (together, the “New Organizational Documents”); and (iii) the Series D Certificate; and (B) the distribution to the Company’s shareholders of an Information Statement relating to the written consent of shareholders approving the New Organizational Documents, for which the preliminary Information Statement was filed with the SEC for review thereby on September 30, 2020.

Concurrently with the execution of the Purchase Agreement, the Company and the Investors executed (i) a Registration Rights Agreement, pursuant to which the Company agreed to file a registration statement with the SEC within thirty days of Closing to register the shares of Common Stock issuable upon conversion of the Series D Preferred; (ii) a Series C Exchange Agreement (the "Exchange Agreement"), pursuant to which the Company and certain holders of the Company’s Series C Preferred agreed to exchange their Series C Preferred, with a liquidation preference of approximately $10.0 million, for Series D Preferred at Closing; and (iii) a Term Loan and Security Agreement (“Loan Agreement”), pursuant to which each Investor signatory thereto agreed to make a term loan to the Company, secured by all assets of the Company, in an amount equal to 20% of such Investor’s purchase commitment as set forth in the Purchase Agreement (“Bridge Loan”), which Bridge Loan, plus accrued interest, will roll into, and be used to purchase, Series D Preferred at Closing. In anticipation of entering into the Purchase Agreement and the Series D Financing, on September 23, 2020, the Company entered into an Escrow Agreement with CitiBank, N.A., pursuant to which the Investor signatories to the Loan Agreement would deposit their pro-rata portion of the Bridge Loan into escrow, which amount was later released to the Company on September 29, 2020 (the “Bridge Loan Closing”). Such amounts are included in the Company’s Condensed Consolidated September 30, 2020 balance sheet under the caption “Notes payable, current portion”.

Under the terms of the Purchase Agreement, at the Closing of the Series D Financing, the holders of Series D Preferred will own approximately 50% of the voting securities of the Company on an as-converted basis, with the holders of the Common Stock and remaining classes of Preferred Stock, including Series A Preferred, Series A-1 Preferred, Series B Convertible Preferred Stock (“Series B Preferred”) and Series C Preferred, owning the remaining approximate 50% on an as-converted basis. Additionally, all current members of the Company’s Board of Directors will resign at Closing, with the exception of Kristin Taylor, the Company’s Chief Executive Officer, and the new members of the Board of Directors shall be appointed as follows: (i) the holders of Series D Preferred will appoint two directors (the “Series D Directors”); and (ii) Kristin Taylor and the two Series D Directors will appoint two additional, independent directors.

Upon Closing of the Series D Financing, or shortly thereafter, the Company will: (i) sell and issue 11,560 shares of its Series D Preferred, for a purchase price of $1,000 per share, to the Investors, for aggregate gross proceeds to the Company at Closing of $11.56 million less placement fees and expenses; (ii) convert all 1,000 shares of Series C Preferred into 10,000 shares of Series D Preferred pursuant to the Exchange Agreement and Amended Series C Certificate, and (iii) exchange approximately $661,000 of liabilities of the Company for 661.3 shares of Series D Preferred.

The Purchase Agreement contains covenants, requiring the Company to, among other things, file an application to list its Common Stock on the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market on or before December 31, 2020.

The Purchase Agreement, Registration Rights Agreement, Series C Exchange Agreement, Escrow Agreement, and Loan Agreement contain customary representations, warranties, agreements and conditions to Closing, as well as indemnification rights and other obligations of the parties.

The Series D Purchase agreement did not become effective until 20 calendar days after an Information Statement was delivered to our shareholders. Such Information Statement was delivered on October 13, 2020.

See Note 12, Subsequent Events, for more information regarding the Closing of the Series D Financing.

Bridge Loan

Upon consummation of the Bridge Loan Closing on September 28, 2020, approximately $2.2 million was released to the Company from escrow pursuant to the Escrow Agreement. The Bridge Loan bears interest at a fixed rate of 12% and is due and payable in arrears on the earlier of the Loan Conversion Date, as such term is defined in the Loan Agreement, or six months after the disbursement of the Bridge Loan. All amounts due and payable pursuant to the Bridge Loan are automatically convertible, without further action by the Investors, into shares of Series D Preferred at Closing at a purchase price of $1,000 for each share of Series D Preferred. The repayment of all amounts due under the terms of the Loan Agreement are secured by all assets of the Company. Such amounts are included in the Company’s Condensed Consolidated September 30, 2020 balance sheet under the caption “Notes payable, current portion”.

The Company expects to use the proceeds from the Bridge Loan for working capital requirements and general corporate purposes. See Note 12, Subsequent Events, for more information regarding the conversion of the Bridge Loan into Series D Preferred.

 Going Concern

At September 30, 2020, we had negative working capital of approximately $4,620,000. Our principal sources of liquidity at September 30, 2020 consisted of approximately $2,906,000 of cash and cash equivalents.

On March 11, 2020, the World Health Organization declared the rapidly growing outbreak of a novel strain of coronavirus ("COVID-19") a pandemic. The COVID-19 pandemic is affecting the United States and global economies and may affect the Company's operations and those of third parties on which the Company relies. Additionally, as the duration of the COVID-19 pandemic is difficult to assess or predict, the impact of the COVID-19 pandemic on the financial markets may reduce our ability to access capital, which could negatively impact the Company's short-term and long-term liquidity. These effects could have a material impact on the Company's liquidity, capital resources, operations and business and those of the third parties on which the Company relies.

Considering the financings consummated in 2020, as well as our projected cash requirements, and assuming we are unable to generate incremental revenue, our available cash will be insufficient to satisfy our cash requirements for the next twelve months from the date of this filing. At November 18, 2020, cash on hand approximated $9,572,000 which includes the proceeds from the closing of the Series D Financing. The Series D Financing is more fully described in Note 12, Subsequent Events. As a result of the Company’s historical losses and financial condition, there is substantial doubt about the Company’s ability to continue as a going concern.

To address our working capital requirements, management has instituted several cost cutting measures and has utilized cash proceeds available under the Lincoln Purchases Agreement and that will be available pursuant to the Series D Financing to satisfy the Company’s working capital requirements.

 In view of the matters described in the preceding paragraphs, recoverability of a major portion of the recorded asset amounts shown in the accompanying condensed consolidated balance sheet is dependent upon continued operations of the Company, which, in turn, is dependent upon the Company’s ability to continue to generate positive cash flows from operations. However, the Company operates in markets that are emerging and highly competitive. There is no assurance that the Company will be able to obtain additional capital, operate at a profit or generate positive cash flows in the future. Therefore, management’s plans do not alleviate the substantial doubt regarding the Company’s ability to continue as a going concern.

The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 2.  SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

Basis of Presentation

The accompanying condensed consolidated balance sheet as of December 31, 2019, which has been derived from audited financial statements, and the unaudited interim condensed consolidated financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the rules and regulations of the SEC related to a quarterly report on Form 10-Q. Certain information and note disclosures normally included in annual financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information not misleading. The interim financial statements reflect all adjustments, which, in the opinion of management, are necessary for a fair statement of the results for the periods presented. All such adjustments are of a normal and recurring nature. These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited financial statements for the year ended December 31, 2019, which are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the SEC on May 15, 2020.

Operating results for the three and nine months ended September 30, 2020 are not necessarily indicative of the results that may be expected for the year ending December 31, 2020, or any other future periods.

Significant Accounting Policies

Principles of Consolidation

The condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. The Company’s wholly-owned subsidiaries are: XImage Corporation, a California Corporation; ImageWare Systems ID Group, Inc., a Delaware corporation (formerly Imaging Technology Corporation); I.W. Systems Canada Company, a Nova Scotia unlimited liability company; ImageWare Digital Photography Systems, LLC, a Nevada limited liability company (formerly Castleworks LLC); Digital Imaging International GmbH, a company formed under German laws; and Image Ware Mexico S de RL de CV, a company formed under Mexican laws. All significant intercompany transactions and balances have been eliminated.

Operating Cycle

Assets and liabilities related to long-term contracts are included in current assets and current liabilities in the accompanying condensed consolidated balance sheets, although they will be liquidated in the normal course of contract completion which may take more than one operating cycle.

Use of Estimates

  The preparation of the condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, and the reported amounts of revenue and expense during the reporting period. Significant estimates include the evaluation of our ability to continue as a going concern, the allowance for doubtful accounts receivable, deferred tax asset valuation allowances, assumptions used in the Black-Scholes model to calculate the fair value of share based payments, fair value of financial instruments issued with and affected by the Series C Preferred Financing, assumptions used in the application of revenue recognition policies, assumption used in the evaluation of the modification of our Series A Preferred Stock and exchange for shares of Series A-1 Preferred Stock, assumptions used in the derivation of the Company’s incremental borrowing rate used in the computation of the Company’s operating lease liabilities and assumptions used in the application of fair value methodologies to calculate the fair value of pension assets and obligations. Actual results could differ from estimates.

Accounts Receivable

In the normal course of business, the Company extends credit without collateral requirements to its customers that satisfy pre-defined credit criteria. Accounts receivable are recorded net of an allowance for doubtful accounts. Accounts receivable are considered delinquent when the due date on the invoice has passed. The Company records its allowance for doubtful accounts based upon its assessment of various factors. The Company considers historical experience, the age of the accounts receivable balances, the credit quality of its customers, current economic conditions and other factors that may affect customers’ ability to pay to determine the level of allowance required. Accounts receivable are written off against the allowance for doubtful accounts when all collection efforts by the Company have been unsuccessful.

Inventories

Finished goods inventories are stated at the lower of cost, determined using the average cost method, or net realizable value. See Note 4.

Property, Equipment and Leasehold Improvements

Property and equipment, consisting of furniture and equipment, are stated at cost and are being depreciated on a straight-line basis over the estimated useful lives of the assets, which generally range from three to five years. Maintenance and repairs are charged to expense as incurred. Major renewals or improvements are capitalized. When assets are sold or abandoned, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is recognized. Expenditures for leasehold improvements are capitalized. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the remaining lease term or the estimated useful lives of the improvements.

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including accounts receivable, accounts payable, accrued expense, and deferred revenue, the carrying amounts approximate fair value due to their relatively short maturities.

Lease Liabilities and Operating Lease Right-of-Use Assets

The Company is a party to certain contractual arrangements for office space which meet the definition of leases under Accounting Standards Codification (“ASC”) Topic 842 – Leases (“ASC 842”). In accordance with ASC 842, the Company has determined that such arrangements are operating leases and accordingly the Company has, as of January 1, 2019, recorded operating lease right-of-use assets and related lease liability for the present value of the lease payments over the lease terms using the Company’s estimated weighted-average incremental borrowing rate of approximately 14.5% using a capital asset pricing model. The Company has utilized the practical expedient regarding lease and nonlease components and has combined such items into a single combined component. The Company has also utilized the practical expedient regarding leases of twelve months or less and has excluded such leases from its computation of lease liability and related right-of-use assets. The Company has also elected the optional transition package of practical expedients which include:

 A package of practical expedients to not reassess:

●
  Whether a contract is or contains a lease

●
  Lease classification, and

●
  Initial direct costs

Revenue Recognition

Effective January 1, 2018, we adopted ASC 606, Revenue from Contracts with Customers (“ASC 606”), using the modified retrospective transition method.

In accordance with ASC 606, revenue is recognized when control of the promised goods or services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services.

The core principle of the standard is that we should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services. To achieve that core principle, we apply the following five step model:

1.
  Identify the contract with the customer;

2.
  Identify the performance obligation in the contract;

3.
  Determine the transaction price;

4.
  Allocate the transaction price to the performance obligations in the contract; and

5.
  Recognize revenue when (or as) each performance obligation is satisfied.

At contract inception, we assess the goods and services promised in a contract with a customer and identify as a performance obligation each promise to transfer to the customer either: (i) a good or service (or a bundle of goods or services) that is distinct, or (ii) a series of distinct goods or services that are substantially the same and that have the same pattern of transfer to the customer. We recognize revenue only when we satisfy a performance obligation by transferring a promised good or service to a customer.

Determining the timing of the satisfaction of performance obligations as well as the transaction price and the amounts allocated to performance obligations requires judgement.

We disclose disaggregation of our customer revenue by classes of similar products and services as follows:

●
  Software licensing and royalties;

●
  Sales of computer hardware and identification media;

●
  Services; and

●
  Post-contract customer support.

Software Licensing and Royalties

Software licenses consist of revenue from the sale of software for identity management applications. Our software licenses are functional intellectual property and typically provide customers with the right to use our software in perpetuity as it exists when made available to the customer. We recognize revenue from software licensing at a point in time upon delivery, provided all other revenue recognition criteria are met.

Royalties consist of revenue from usage-based arrangements and guaranteed minimum-based arrangements. We recognize revenue for royalty arrangements at the later of (i) when the related sales occur, or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied.

Computer Hardware and Identification Media

We generate revenue from the sale of computer hardware and identification media. Revenue for these items is recognized upon delivery of these products to the customer, provided all other revenue recognition criteria are met.

Services

Services revenue is comprised primarily of software customization services, software integration services, system installation services and customer training. Revenue is generally recognized upon completion of services and customer acceptance provided all other revenue recognition criteria are met.

Post-Contract Customer Support (“PCS”)

Post contract customer support consists of maintenance on software and hardware for our identity management solutions. We recognize PCS revenue from periodic maintenance agreements. Revenue is generally recognized ratably over the respective maintenance periods provided no significant obligations remain. Costs related to such contracts are expensed as incurred.

Arrangements with Multiple Performance Obligations

A performance obligation is a promise in a contract to transfer a distinct good or service to the customer. In addition to selling software licenses, hardware and identification media, services and post-contract customer support on a standalone basis, certain contracts include multiple performance obligations. For such arrangements, we allocate revenue to each performance obligation based on our best estimate of the relative standalone selling price. The standalone selling price for a performance obligation is the price at which we would sell a promised good or service separately to a customer. The primary methods used to estimate standalone selling price are as follows: (i) the expected cost-plus margin approach, under which we forecast our expected costs of satisfying a performance obligation and then add an appropriate margin for that distinct good or service, and (ii) the percent discount off of list price approach.

Contract Costs

We recognize an asset for the incremental costs of obtaining a contract with a customer if we expect the benefit of those costs to be longer than one year. We apply a practical expedient to expense costs as incurred for costs to obtain a contract when the amortization period is one year or less. At September 30, 2020 and December 31, 2019, we had capitalized incremental costs of obtaining a contract with a customer of approximately $69,000 and $118,000, respectively. We recorded no additional contract costs during the three and nine months ended September 30, 2020. Additionally, we recognized approximately $1,513,000 in revenue during the three and nine months ended September 30, 2020 that was related to contract costs at the beginning of the period.

Other Items

We do not offer rights of return for our products and services in the normal course of business.

Sales tax collected from customers is excluded from revenue.

The following table sets forth our disaggregated revenue for the three and nine months ended September 30, 2020 and 2019:

	Three Months Ended September 30,		Nine Months Ended September 30,
Net Revenue	2020	2019	2020	2019
(dollars in thousands)

Software and royalties	$587	$73	$780	$306
Hardware and consumables	13	15	75	53
Services	1,258	67	1,274	233
Maintenance	613	630	1,870	1,935
Total revenue	$2,471	$785	$3,999	$2,527

Customer Concentration

For the three months ended September 30, 2020, two customers accounted for approximately 82% or $2,037,000 of our total revenue and had trade receivables at September 30, 2020 of $193,000. For the nine months ended September 30, 2020, two customers accounted for approximately 65% or $2,588,000 of our total revenue and had trade receivables at September 30, 2020 of $193,000.

For the three months ended September 30, 2019, one customer accounted for approximately 28% or $216,000 of our total revenue and had trade receivables at September 30, 2019 of $0.  For the nine months ended September 30, 2019, two customers accounted for approximately 40% or $1,009,000 of our total revenue and had trade receivables at September 30, 2019 of $161,000.

Recently Issued Accounting Standards

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”), or other standard setting bodies, which are adopted by us as of the specified effective date. Unless otherwise discussed, the Company’s management believes the impact of recently issued standards not yet effective will not have a material impact on the Company’s consolidated financial statements upon adoption.

FASB Accounting Standards Update (‘ASU”) No. 2018-14. In August 2018, the FASB issued ASU 2018-14, “Compensation —Retirement Benefits —Defined Benefit Plans —General (Subtopic 715-20) —Disclosure Framework —Changes to the Disclosure Requirements for Defined Benefit Plans” (“ASU 2018-14”). The amendments in this update remove defined benefit plan disclosures that are no longer considered cost-beneficial, clarify the specific requirements of disclosures, and add disclosure requirements identified as relevant. ASU 2018-14 is effective for fiscal years ending after December 15, 2020. Early adoption is permitted. The adoption of this standard should be applied to all periods presented. The adoption of this standard will not have a material impact on the Company’s consolidated financial statements.

FASB ASU No. 2019-12. In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes (Topic 740).  The amendments in this update simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance.  Early adoption of the amendments is permitted.  For public business entities, the amendments in this update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020.  The adoption of this standard will not have a material impact on the Company’s consolidated financial statements.

FASB ASU No. 2020-01. In January 2020, the FASB issued ASU 2020-01 “Investments-Equity Securities (Topic 321), Investments-Equity Method and Joint  Ventures (Topic 323), and Derivatives and Hedging (Topic 815)-Clarifying the Interactions between Topic 321, Topic 323, and Topic 815”, to clarify the interaction of the accounting for equity securities under ASC 321 and investments accounted for under the equity method of accounting in ASC 323 and the accounting for certain forward contracts and purchased options accounted for under ASC 815. With respect to the interactions between ASC 321 and ASC 323, the amendments clarify that an entity should consider observable transactions that require it to either apply or discontinue the equity method of accounting when applying the measurement alternative in ASC 321, immediately before applying or upon discontinuing the equity method of accounting. With respect to forward contracts or purchased options to purchase securities, the amendments clarify that when applying the guidance in ASC 815-10-15-141(a), an entity should not consider whether upon the settlement of the forward contract or exercise of the purchased option, individually or with existing investments, the underlying securities would be accounted for under the equity method in ASC 323 or the fair value option in accordance with ASC 825. The ASU is effective for interim and annual reporting periods beginning after December 15, 2020.  Early adoption is permitted, including adoption in any interim period.  The Company does not expect the adoption of this standard to have a material impact on its consolidated financial statements.

FASB ASU No. 2020-06. In August 2020, the FASB issued ASU 2020-06 “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging— Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity”. This ASU simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. Consequently, more convertible debt instruments will be reported as a single liability instrument and more convertible preferred stock as a single equity instrument with no separate accounting for embedded conversion features. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for it. The ASU also simplifies the diluted earnings per share (EPS) calculation in certain areas. This ASU is effective for public business entities, excluding entities eligible to be smaller reporting companies, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the standard will be effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption will be permitted. The Company is currently evaluating the impact ASU 2020-06 will have on its consolidated financial statements.

NOTE 3.  NET LOSS PER COMMON SHARE

Basic loss per common share is calculated by dividing net loss available to common shareholders for the period by the weighted-average number of common shares outstanding during the period. Diluted loss per common share is calculated by dividing net loss available to common shareholders for the period by the weighted-average number of common shares outstanding during the period, adjusted to include, if dilutive, potential dilutive shares consisting of convertible preferred stock, convertible related party lines of credit, stock options and warrants, calculated using the treasury stock and if-converted methods. For diluted loss per share calculation purposes, the net loss available to common shareholders is adjusted to add back any preferred stock dividends and any interest on convertible debt reflected in the condensed consolidated statement of operations for the respective periods.

The table below presents the computation of basic and diluted loss per share:

(Amounts in thousands except share and per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Numerator for basic and diluted loss per share:
Net loss	$(626)	$(2,665)	$(6,652)	$(8,825)
Preferred dividends, preferred stock discount accretion and deemed dividends from preferred stock exchange	(2,529)	(1,300)	(5,275)	(3,968)
Net loss available to common shareholders	$(3,155)	$(3,965)	$(11,927)	$(12,793)

Denominator for basic and dilutive loss per share – weighted-average shares outstanding	133,341,134	106,571,261	125,558,524	102,830,312

Basic and diluted loss per share available to common shareholders	$(0.02)	$(0.04)	$(0.09)	$(0.13)

The following potential dilutive securities have been excluded from the computations of diluted weighted-average shares outstanding, as their effect would have been antidilutive:

Potential Dilutive Securities	Nine Months Ended September 30,
	2020	2019
Convertible related party notes payable	3,517,338	—
Restricted stock units	1,823,463	—
Convertible redeemable preferred stock	54,495,592	42,627,000
Stock options	2,474,670	7,199,668
Warrants	904,484	1,733,856
Total potential dilutive securities	63,215,546	51,560,524

NOTE 4.  SELECT BALANCE SHEET DETAILS

Inventory

Inventories of $22,000 as of September 30, 2020 were comprised of work in process of $12,000 representing direct labor costs on in-process projects and finished goods of $10,000 net of reserves for obsolete and slow-moving items of $3,000.

Inventories of $615,000 as of December 31, 2019 were comprised of work in process of $608,000, representing direct labor costs on in-process projects and finished goods of $7,000 net of reserves for obsolete and slow-moving items of $3,000.

Intangible Assets

The carrying amounts of the Company’s patent intangible assets were $61,000 and $70,000 as of September 30, 2020 and December 31, 2019, respectively, which includes accumulated amortization of $598,000 and $589,000 as of September 30, 2020 and December 31, 2019, respectively. Amortization expense for patent intangible assets was $3,000 and $9,000 for the three and nine months ended September 30, 2020 and 2019, respectively. Patent intangible assets are being amortized on a straight-line basis over their remaining life of approximately 5.7 years. There was no impairment of the Company’s intangible assets during the three and nine months ended September 30, 2020 and 2019.

The estimated intangible amortization expense for the next five fiscal years is as follows:

Fiscal Year Ended December 31,	Estimated Amortization Expense ($ in thousands)
2020 (three months)	$3
2021	12
2022	12
2023	12
2024	12
Thereafter	10
Totals	$61

Goodwill

The Company annually, or more frequently if events or circumstances indicate a need, tests the carrying amount of goodwill for impairment. The Company performs its annual impairment test in the fourth quarter of each year. In December 2018, the Company adopted the provisions of ASU 2017-04, "Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment". The provisions of ASU 2017-04 eliminate the requirement to calculate the implied fair value of goodwill to measure a goodwill impairment charge. Instead, entities will record an impairment charge based on the excess of a reporting unit's carrying amount over its fair value. Entities that have reporting units with zero or negative carrying amounts, will no longer be required to perform a qualitative assessment assuming they pass the simplified impairment test. The Company continues to have only one reporting unit, Identity Management which, at September 30, 2020, had a negative carrying amount of approximately $12,922,000. Based on the results of the Company's impairment testing, the Company determined that its goodwill was not impaired as of September 30, 2020 and December 31, 2019.

Other Assets

In conjunction with the Lincoln Purchase Agreement, the Company issued to Lincoln Park, in May 2020, 2,500,000 shares of Common Stock as consideration for entering into the Lincoln Purchase Agreement. Pursuant to this issuance, the Company recorded $400,000 as a deferred stock issuance cost. Such deferred stock issuance costs will be recognized as a charge against paid in capital in proportion to securities sold under the Lincoln Purchase Agreement. During the three and nine months ended September 30, 2020, the Company recognized approximately $26,000 and $36,000, respectively, as a charge against paid in capital relating to securities sold under the Lincoln Park Purchase Agreement.

NOTE 5.  LEASES

The Company is a party to certain contractual arrangements for office space which meet the definition of leases under ASC 842 – Leases. In accordance with ASC 842, the Company has determined that such arrangements are operating leases and accordingly the Company has, as of January 1, 2019, recorded operating lease right-of-use assets and related lease liability for the present value of the lease payments over the lease terms using the Company’s estimated weighted-average incremental borrowing rate of approximately 14.5% as the discount rates implicit in the Company’s leases cannot be readily determined. Such assets and liabilities aggregated approximately $2,265,000 and $2,280,000 as of January 1, 2019, respectively and $1,906,000 and $2,089,000 as of December 31, 2019, respectively. At September 30, 2020, such assets and liabilities aggregated approximately $1,649,000 and $1,818,000, respectively. The Company determined that it had no arrangements representing finance leases.

The Company’s operating leasing arrangements are summarized below:

●
  The Company’s corporate headquarters is located in San Diego, California, where it occupies 8,511 square feet of office space at an average cost of approximately $28,000 per month. This facility’s lease was entered into by the Company in July 2018. This lease commenced on November 1, 2018 and terminates on April 30, 2025;

●
  1,508 square feet in Ottawa, Province of Ontario, Canada, at a cost of approximately $3,000 per month until the expiration of the lease on March 31, 2021;

●
  9,720 square feet in Portland, Oregon, at a cost of approximately $23,000 per month until the expiration of the lease on February 28, 2023; and

●
  183 square feet of office space in Mexico City, Mexico, at a cost of approximately $2,000 per month until September 30, 2020. Effective October 1, 2020, the Company extended this lease for a period of 12 months.

The above leases contain no residual value guarantees provided by the Company and there are no options to either extend or terminate the leases. The Company is not a party to any subleasing arrangements.

For the three and nine months ended September 30, 2020 and 2019, the Company recorded approximately $169,000 and $508,000, and $154,000 and $503,000, respectively, in lease expense using the straight-line method. Under the provisions of ASC 842, lease expense is comprised of the total lease payments under the lease plus any initial direct costs incurred less any lease incentives received by the lessor amortized ratably using the straight-line method over the lease term. The weighted-average remaining lease term of the Company’s operating leases as of September 30, 2020 is 3.85 years. Cash payments under operating leases aggregated approximately $162,000 and $485,000, respectively, for the three and nine months ended September 30, 2020 and $122,000 and $366,000, respectively, for the comparable periods in 2019, and are included in operating cash flows.

The Company’s lease liability was computed using the present value of future lease payments. The Company has utilized the practical expedient regarding lease and non-lease components and combined such components into a single combined component in the determination of the lease liability. The Company has excluded the lease of its office space in Mexico City, Mexico in the determination of the lease liability as of January 1, 2019 as its term is less than 12 months.

At September 30, 2020, future minimum undiscounted lease payments are as follows:

($ in thousands)
2020 (three months)	$164
2021	642
2022	652
2023	424
2024	386
Thereafter	132
Total	2,400
Short-term leases not included in lease liability	—
Present Value effect on future minimum undiscounted lease payments at September 30, 2020	(582)
Lease liability at September 30, 2020	$1,818
Less current portion	(412)
Non-current lease liability at September 30, 2020	$1,406

NOTE 6.  MEZZANINE EQUITY

Series C Convertible Redeemable Preferred Stock

On September 10, 2018, the Company filed the Series C Certificate with the Secretary of State for the State of Delaware – Division of Corporations, designating 1,000 shares of the Company’s preferred stock, par value $0.01 per share, as Series C Preferred, each share with a stated value of $10,000 per share (the “Series C Stated Value”). Shares of Series C Preferred accrue dividends cumulatively and are payable quarterly at a rate of 8% per annum if paid in cash, or 10% per annum if paid by the issuance of shares of Common Stock. Each share of Series C Preferred has a liquidation preference equal to the greater of (i) the Series C Stated Value plus all accrued and unpaid dividends, and (ii) such amount per share as would have been payable had each share been converted into Common Stock immediately prior to the occurrence of a Liquidation Event (as defined in the Series C Certificate) or Deemed Liquidation Event (as defined in the Series C Certificate) (the "Series C Liquidation Preference Amount"). Each share of Series C Preferred is convertible into that number of shares of the Company’s Common Stock (“Series C Conversion Shares”) equal to the Series C Stated Value, divided by $1.00, which conversion rate is subject to adjustment in accordance with the terms of the Series C Certificate. Holders of Series C Preferred may elect to convert shares of Series C Preferred into Series C Conversion Shares at any time. Holders of the Series C Preferred may also require the Company to redeem all or any portion of such holder’s shares of Series C Preferred at any time from and after the third anniversary of the issuance date or in the event of the consummation of a Change of Control (as such term is defined in the Series C Certificate). Subject to the terms and conditions set forth in the Series C Certificate, in the event the volume-weighted average price of the Company’s Common Stock is at least $3.00 per share (subject to adjustment in accordance with the terms of the Series C Certificate) for at least 20 consecutive trading days, the Company may convert all, but not less than all, issued and outstanding shares of Series C Preferred into Series C Conversion Shares. In addition, in the event of a Change of Control, the Company will have the option to redeem all, but not less than all, issued and outstanding shares of Series C Preferred for 115% of the Series C Liquidation Preference Amount per share. Holders of Series C Preferred will have the right to vote, on an as-converted basis, with the holders of the Company’s Common Stock on any matter presented to the Company’s stockholders for their action or consideration. Shares of Series C Preferred rank senior to the Company’s Common Stock, Series A Preferred, Series A-1 Preferred, and junior to the Company’s Series B Preferred.

 On September 10, 2018, the Company offered and sold a total of 890 shares of Series C Preferred at a purchase price of $10,000 per share, and on September 21, 2018, the Company offered and sold an additional 110 shares of Series C Preferred at a purchase price of $10,000 per share (the “Series C Financing”). The total gross proceeds to the Company from the Series C Financing were $10,000,000. Issuance costs incurred in conjunction with the Series C Financing were approximately $1,211,000. Such costs have been recorded as a discount on the Series C Preferred and will be accreted to the point of earliest redemption which is the third anniversary of the Series C Financing or September 10, 2021 using the effective interest rate method. The accretion of these costs is recorded as a deemed dividend.

There were no issuances or conversions of Series C Preferred during the three and nine months ended September 30, 2020 or September 30, 2019. During the three months ended September 30, 2020, the Company issued the holders of Series C Preferred 1,623,150 shares of Common Stock as payment of dividends due on March 31, 2020; 693,896 shares of Common Stock as payment of dividends due on June 30, 2020; and 2,859,688 shares of Common Stock as payment of dividends due as of September 30, 2020.

 The Company issued the holders of Series C Preferred 157,945, 266,793 and 495,688 shares of Common Stock on March 31, 2019, June 30, 2019 and September 30, 2019, respectively, as payment of dividends due on these dates.

Guidance for accounting for freestanding financial instruments that contain characteristics of both liabilities and equity are contained in ASC 480, Distinguishing Liabilities From Equity and Accounting Series Release 268 (“ASR 268”) Redeemable Preferred Stocks. The Company evaluated the provisions of the Series C Preferred and determined that the provisions of the Series C Preferred grant the holders of the Series C Preferred a redemption right whereby the holders of the Series C Preferred may, at any time after the third anniversary of the Series C Preferred issuance, require the Company to redeem in cash any or all of the holder’s outstanding Series C Preferred at an amount equal to the Series C Liquidation Preference Amount. In the event of a Change of Control, the holders of Series C Preferred shall have the right to require the Company to redeem in cash all or any portion of such holder’s shares at the Series C Liquidation Preference Amount. The Company has concluded that because the redemption features of the Series C Preferred are outside of the control of the Company, the instrument is to be recorded as temporary or mezzanine equity in accordance with the provisions of ASR 268.

The Company noted that the Series C Preferred instrument was a hybrid instrument that contains several embedded features. In November 2014, the FASB issued ASU 2014-16 to amend ASC 815, “Derivatives and Hedging”, (“ASC 815”) and require the use of the whole instrument approach (described below) to determine whether the nature of the host contract in a hybrid instrument issued in the form of a share is more akin to debt or to equity.

 The whole instrument approach requires an issuer or investor to consider the economic characteristics and risks of the entire hybrid instrument, including all of its stated and implied substantive terms and features. Under this approach, all stated and implied features, including the embedded feature being evaluated for bifurcation, must be considered. Each term and feature should be weighed based on the relevant facts and circumstances to determine the nature of the host contract. This approach results in a single, consistent determination of the nature of the host contract, which is then used to evaluate each embedded feature for bifurcation. That is, the host contract does not change as each feature is evaluated.

The revised guidance further clarifies that the existence or omission of any single feature, including an investor-held, fixed-price, noncontingent redemption option, does not determine the economic characteristics and risks of the host contract. Instead, an entity must base that determination on an evaluation of the entire hybrid instrument, including all substantive terms and features.

However, an individual term or feature may be weighed more heavily in the evaluation based on facts and circumstances. An evaluation of all relevant terms and features, including the circumstances surrounding the issuance or acquisition of the equity share, as well as the likelihood that an issuer or investor is expected to exercise any options within the host contract, to determine the nature of the host contract, requires judgement.

Using the whole instrument approach, the Company concluded that the host instrument is more akin to debt than equity as the majority of identified features contain more characteristics of debt.

The Company evaluated the identified embedded features of the Series C Preferred host instrument and determined that certain features meet the definition of and contained the characteristics of derivative financial instruments requiring bifurcation at fair value from the host instrument.

Accordingly, the Company has bifurcated from the Series C Preferred host instrument the conversion options, redemption option and participating dividend feature in accordance with the guidance in ASC 815. These bifurcated features aggregated approximately $833,000 at issuance and have been recorded as a discount to the Series C Preferred. Such amount will be accreted to the point of earliest redemption which is the third anniversary of the Series C Financing or September 10, 2021 using the effective interest rate method. The accretion of these features is recorded as a deemed dividend.

For the three and nine months ended September 30, 2020, the Company recorded the accretion of debt issuance costs and derivative liabilities aggregating approximately $170,000 and $517,000, respectively, using the effective interest rate method. For the three and nine months ended September 30, 2019, the Company recorded the accretion of debt issuance costs and derivative liabilities aggregating approximately $181,000 and $551,000, respectively, using the effective interest rate method.

There were no conversions of Series C Preferred into Common Stock during the three and nine months ended September 30, 2020 and 2019.

See Note 12, Subsequent Events, regarding the pending exchange of all shares of Series C Preferred into Series D Preferred pursuant to the Exchange Agreement and Amended Series C Certificate, as defined in Note 1 of Item 1, Part 1 of this Quarterly Report.

The Company reflected the following in Mezzanine Equity for the Series C Preferred Stock as of December 31, 2019 and September 30, 2020:

	Series C
	Convertible,
	Redeemable
	Preferred
(amounts in thousands, except share amounts)	Shares	Amount

Total Series C Preferred Stock as of December 31, 2019	1,000	$8,884

Accretion of discount – deemed dividend for the nine months ended September 30, 2020	—	517

Total Series C Preferred Stock as of September 30, 2020	1,000	$9,401

NOTE 7.  DERIVATIVE LIABILITIES

The Company accounts for its derivative instruments under the provisions of ASC 815, “Derivatives and Hedging”. Under the provisions of ASC 815, the Company identified embedded features within the Series C Preferred host contract that qualify as derivative instruments and require bifurcation.

The Company determined that the conversion option, redemption option and participating dividend feature contained in the Series C Preferred host instrument required bifurcation. The Company valued the bifurcatable features at fair value. Such liabilities aggregated approximately $833,000 at inception and are classified as current liabilities on the Company’s condensed consolidated balance sheets under the caption “Derivative liabilities”. The Company will revalue these features at each balance sheet date and record any change in fair value in the determination of period net income or loss. Such amounts are recorded in the caption “Change in fair value of derivatives liabilities” in the Company’s condensed consolidated statements of operations. During the three and nine months ended September 30, 2020, the Company recorded a decrease to these derivative liabilities using fair value methodologies of approximately $535,000 and $369,000, respectively. As a result of this decrease, such liabilities aggregated approximately $0 at September 30, 2020. During the three and nine months ended September 30, 2019, the Company recorded a decrease to these derivative liabilities using fair value methodologies of approximately $388,000 and $445,000, respectively. See Note 9 to these condensed consolidated financial statements for a reconciliation of amounts recorded at September 30, 2020. In November 2020, pursuant to the Series D Preferred Stock financing, all holders of Series C Preferred will be exchanging their shares of Series C Preferred for Series D Preferred and the embedded derivative liabilities bifurcated in the Series C Preferred will cease to exist upon the consummation of the exchange transaction.

NOTE 8.  NOTES PAYABLE

Concurrently with the execution of the Purchase Agreement, the Company and the Investors executed the Loan Agreement, pursuant to which each Investor signatory thereto agreed to the Bridge Loan, secured by all assets of the Company, in an amount equal to 20% of such Investor’s purchase commitment as set forth in the Purchase Agreement, which Bridge Loan, plus accrued interest, will roll into, and be used to purchase, Series D Preferred at Closing. For more information regarding the Purchase Agreement, the Investors, the Loan Agreement, and the Bridge Loan, see Note 1, Description of Business and Operations.

Pursuant to the Bridge Loan, the Company received proceeds of $2,187,000 in September 2020.  The Bridge Loan bears interest at a fixed rate of 12% and is due and payable in arrears on the earlier of the Loan Conversion Date, as such term is defined in the Loan Agreement, or six months after the disbursement of the Bridge Loan. All amounts due and payable pursuant to the Bridge Loan are automatically convertible, without further action by the Investors, into shares of Series D Preferred at Closing at a purchase price of $1,000 for each share of Series D Preferred. The repayment of all amounts due under the terms of the Loan Agreement are secured by all assets of the Company. At September 30, 2020, the Company has recorded the Bridge Loan of $2,187,000 as a current liability under the caption “Notes payable, current portion” in its condensed consolidated balance sheet.

On March 27, 2020, President Trump signed into law the “Coronavirus Aid, Relief and Economic Security Act (“CARES Act”). On May 4, 2020, the Company entered into a loan agreement (the “PPP Loan”) with Comerica Bank (“Comerica”) under the Paycheck Protection Program (the “PPP”), which is part of the CARES Act administered by the United States Small Business Administration (“SBA”). As part of the application for these funds, the Company in good faith, has certified that the current economic uncertainty made the loan request necessary to support the ongoing operations of the Company. This certification further requires the Company to take into account our current business activity and our ability to access other sources of liquidity sufficient to support ongoing operations in a manner that is not significantly detrimental to the business. Under the PPP, the Company received proceeds of approximately $1,571,000, from the PPP Loan. In accordance with the requirements of the PPP, the Company intends to use proceeds from the PPP Loan primarily for payroll costs, rent and utilities. The PPP Loan has a 1.00% interest rate per annum, matures on May 4, 2022 and is subject to the terms and conditions applicable to loans administered by the SBA under the PPP. Under the terms of PPP, all or certain amounts of the PPP Loan may be forgiven if they are used for qualifying expenses as described in the CARES Act, which the Company continues to evaluate. While no determination has been made at the time of the filing of this Quarterly Report, the Series D Financing may affect the Company's ability to have the PPP Loan forgiven under the PPP. The Company has recorded the entire amount of the PPP Loan as debt. Under the terms of the PPP Loan, monthly payments of principal and interest were due to commence November 1, 2020, however the SBA is deferring loan payments for borrowers who apply for loan forgiveness until the SBA remits the borrower’s loan forgiveness amount to the lender. The Company plans to file for loan forgiveness and t the time of the filing of this Quarterly Report, no amounts have been repaid. At September 30, 2020, the Company has recorded the current portion of the PPP Loan of approximately $718,000 as a current liability under the caption “Notes payable, current portion” in its condensed consolidated balance sheet. The remaining portion of approximately $853,000 is recorded as a long-term liability under the caption “Note payable, net of current portion” in its condensed consolidated September 30, 2020 balance sheet.

The Company has notes payable to certain members of the Company’s Board of Directors. These notes are fully described in Note 1, Description of Business and Operations, and Note 11, Related Party Transactions. For more information regarding the Closing of the Series D Financing and conversion of the Bridge Loan, see Note 12 – Subsequent Events.

NOTE 9.  EQUITY

The Company’s Certificate of Incorporation authorizes the issuance of two classes of stock to be designated “Common Stock” and “Preferred Stock”. The Preferred Stock may be divided into such number of series and with the rights, preferences, privileges and restrictions as the Board of Directors may determine.

  On June 9, 2020, the Company amended its Certificate of Incorporation to increase the number of shares of the Company’s Common Stock and the number of shares of the Company’s Preferred Stock authorized thereunder from an aggregate of 179 million to 350 million, consisting of 345 million shares of Common Stock and 5 million shares of Preferred Stock. On September 28, 2020, the Company received executed written consents from the requisite holders of the Company's voting securities, voting on an as-converted basis, approving the Amended Charter, which, among other things, will increase the authorized number of shares of Common Stock from 345 million shares to 1.0 billion shares, with no change to the number of authorized shares of Preferred Stock. This action did not become effective until 20 calendar days after an Information Statement was delivered to our shareholders. Such Information Statement was delivered on October 13, 2020.

Series A Convertible Preferred Stock

The Company had 18,917 and 37,467 shares of Series A Preferred outstanding as of September 30, 2020 and December 31, 2019, respectively. During July 2020, the Company entered into the Series A Exchange Agreement (as defined in Note 1, Description of Business and Operations) with the Series A Holders, pursuant to the Series A Restructuring (as defined in Note 1, Description of Business and Operations), which such Series A Holders exchanged 18,550 shares of Series A Preferred for an equivalent number of Series A-1 Preferred in consideration for their waiver of approximately $1,849,000 in dividends payable to the Series A Holders and payable for the quarters ended March 31, 2020 and June 30, 2020.

During the three months ended September 30, 2020, the Company issued an aggregate of 219,374 shares of its Common Stock as payment for dividends due on the Company’s Series A Preferred for the periods ended March 31, 2020, June 30, 2020 and September 30, 2020 and there were no accrued unpaid dividends as of September 30, 2020. There were no conversions of Series A Preferred into Common Stock during the three and nine months ended September 30, 2020 and 2019. Each share of Series A Preferred has a liquidation preference equal to the greater of (i) $1,000 per share plus all accrued and unpaid dividends, or (ii) such amount per share as would have been payable had each such share been converted into Common Stock immediately prior to such liquidation, dissolution or winding up (the "Series A Liquidation Preference Amount"). This action did not become effective until 20 calendar days after an Information Statement was delivered to our shareholders. Such Information Statement was delivered on October 13, 2020.

On September 28, 2020, the Company received executed written consents from (i) the requisite holders of the Company's voting securities, voting on an as-converted basis, and (ii) the requisite holders of Series A Preferred, voting as a separate class, approving the Amended Series A Certificate, which, among other things, provides for (i) the automatic conversion of all Series A Preferred into Common Stock at a rate of 10% per month following the Closing of the Series D Financing, with the conversion price for such conversion reduced from $1.15 per share of Common Stock, to $0.20 per share of Common Stock, and (ii) a reduction of the dividend rate from 8% of the stated Series A Liquidation Preference Amount if paid in cash and 10% of the stated Series A Liquidation Preference Amount if paid in Common Stock, to 4% of the Series A Liquidation Preference Amount, with the dividends being paid only in shares of Common Stock.

Series A-1 Convertible Preferred Stock

In July 2020, the Company filed the Series A-1 Certificate with the Secretary of State for the State of Delaware – Division of Corporations, designating 31,021 shares of the Company’s Preferred Stock as Series A-1 Preferred. Shares of Series A-1 Preferred accrue cumulative dividends and are payable quarterly beginning March 31, 2021 at a rate of 8% per annum if paid in cash, or 10% per annum if paid by the issuance of shares of the Company’s Common Stock.

Shares of Series A-1 Preferred rank senior to the Company’s Common Stock, pari-passu to the Company's Series A Preferred, and are subordinate and rank junior to (i) the Series B Preferred; (ii) the Series C Preferred; (iii) any Preferred Stock (“New Preferred”) issued in connection with a financing resulting in gross proceeds to the Company of at least $10.0 million (“Qualified Financing”), provided such Qualified Financing occurs on or before December 31, 2020. In the event the Company consummates a Qualified Financing prior to December 31, 2020, the Company may continue to offer such New Preferred until December 31, 2020, provided, however, the Qualified Financing shall not exceed $15.0 million, exclusive of any New Preferred offered in exchange for Series C Preferred and all indebtedness of the Company now or hereafter outstanding.

Each share of Series A-1 Preferred has a liquidation preference equal to the greater of (i) $1,000 per share plus all accrued and unpaid dividends, or (ii) such amount per share as would have been payable had each such share been converted into Common Stock immediately prior to such liquidation, dissolution or winding up (the amount payable pursuant to the foregoing is referred to herein as the “Series A-1 Liquidation Preference Amount”) before any payment shall be made or any assets distributed to the holders of the Common Stock or any other classes and series of equity securities of the Company which by their terms rank junior to the Series A-1 Preferred.

Each share of Series A-1 Preferred is convertible into that number of shares of the Company’s Common Stock (“Series A-1 Conversion Shares”) equal to that number of shares of Series A-1 Preferred being converted multiplied by $1,000, divided by $0.65, or the conversion price as defined in the Series A-1 Certificate in effect as of the date the holder delivers to the Company their notice of election to convert. Holders of Series A-1 Preferred may elect to convert shares of Series A-1 Preferred into Common Stock at any time. In addition to the aforementioned holder conversion option, if the volume weighted average closing price (VWAP) of the Company’s Common Stock is at least $1.00 per share for 20 consecutive trading days, then the Company has the right to convert one-half of the issued and outstanding shares of Series A-1 Preferred into Common Stock. In the event of a Change of Control, the Company will have the option to redeem all issued and outstanding shares of Series A-1Preferred for 115% of the Liquidation Preference per share.

The Series A-1 Preferred is a freestanding financial instrument that contains characteristics of both liabilities and equity. Guidance for accounting for freestanding financial instruments that contain characteristics of both liabilities and equity are contained in ASC 480 and ASR 268. Pursuant to this guidance, the Company evaluated the various provisions of the Series A-1 Preferred and determined that the instrument should be recorded as a component of permanent equity.

The Company noted that the Series A-1 Preferred Stock instrument was a hybrid instrument that contains several embedded features. In November 2014, the FASB issued ASU 2014-16 to amend ASC 815, “Derivatives and Hedging”, (“ASC 815”) and require the use of the whole instrument approach (described below) to determine whether the nature of the host contract in a hybrid instrument issued in the form of a share is more akin to debt or to equity.

Using the whole instrument approach (described more fully in Note 6), the Company concluded that the host instrument is more akin to equity than debt as the majority of identified features contain more characteristics of equity.

The Company evaluated the identified embedded features of the Series A-1 Preferred host instrument and determined that certain features did not meet the definition of and did not contain the characteristics of derivative financial instruments requiring bifurcation at fair value from the host instrument.

During July 2020, the Company entered into an Exchange Agreement, Consent and Waiver (“Exchange Agreement”) with certain holders of its Series A Preferred (the "Series A Holders"), pursuant to which such Series A Holders exchanged 18,550 shares of Series A Preferred for an equivalent number of Series A-1 Preferred in consideration for their waiver of approximately $1,849,000 in dividends payable to the Series A Holders and payable for the quarters ended March 31, 2020 and June 30, 2020 (the “Series A Restructuring”). Also, as part of the Exchange Agreement, 739,372 warrants held by those Series A Holders participating in the exchange were cancelled.

As there is no specific guidance under GAAP on whether an amendment to, or exchange of, an equity-classified preferred stock instrument (whether presented in temporary or permanent equity) that is not within the scope of ASC 718 should be accounted for as an extinguishment or a modification, the Company used, by analogy, the Guidance in ASC 470, (“Debt”) regarding the modification of debt instruments and determined that the exchange transaction was an extinguishment. If a modification or exchange represents an extinguishment for accounting purposes, it is accounted for as a redemption of the existing equity instrument and the issuance of a new instrument.

ASC 260-10-S99-2 (“SEC Staff Announcement: The Effect on the Calculation of Earnings Per Share for a Period That Includes the Redemption or Induced Conversion of Preferred Stock”) provides guidance on the accounting for extinguishments (redemptions) of equity-classified preferred stock. Under that guidance, an SEC registrant compares (1) the fair value of the consideration transferred to the holders of the preferred stock and (2) the carrying amount of the preferred stock immediately before the modification or exchange (net of issuance costs). The difference is treated as a return to (or from) the holder of the preferred stock in a manner similar to dividends paid on preferred stock. Any excess of fair value of the consideration transferred to the holders of the preferred stock over the carrying amount of the preferred stock in the issuer’s balance sheet is treated as a dividend to those holders and charged against retained earnings or, in the absence of retained earnings, charged against paid-in-capital. Because the Company has an accumulated deficit, the amount computed as a deemed dividend was charged against paid-in-capital.

The Company measured the fair value of the Series A and A-1 Preferred stock immediately before and after the modification date by measuring the value of Common Stock each instrument was convertible into and determined that the modification resulted in a deemed dividend of approximately $2,272,000.

During the three months ended September 30, 2020, certain Holders of Series A-1 Preferred converted 350 shares of Series A-1 Preferred into 538,452 shares of the Company’s Common Stock. As of September 30, 2020, there were 18,200 shares of Series A-1 Preferred outstanding. During the three and nine months ended September 30, 2020, there were no dividends paid nor any accrued unpaid dividends on Series A-1 Preferred.

On September 28, 2020, the Company received executed written consents from (i) the requisite holders of the Company's voting securities, voting on an as-converted basis, and (ii) the requisite holders of Series A-1 Preferred, voting as a separate class, approving the Amended Series A-1 Certificate, which, among other things, provides for (i) the automatic, mandatory conversion of all Series A-1 Preferred into Common Stock at a rate of 10% per month following the Closing of the Series D Financing until all shares of Series A-1 Preferred have been converted, with the conversion price for such conversion reduced from $0.65 per share of Common Stock, to $0.20 per share of Common Stock, and (ii) a reduction of the dividend rate from 8% of the stated Series A-1 Liquidation Preference Amount if paid in cash and 10% of the stated Series A-1 Liquidation Preference Amount if paid in Common Stock, to 4% of the Series A-1 Liquidation Preference Amount, with the dividends being paid only in shares of Common Stock. This action did not become effective until 20 calendar days after an Information Statement was delivered to our shareholders. Such Information Statement was delivered on October 13, 2020.

Series B Convertible Preferred Stock

The Company had 239,400 shares of Series B Convertible Preferred stock, par value $0.01 per share (“Series B Preferred”), outstanding as of September 30, 2020 and December 31, 2019. At September 30, 2020 and December 31, 2019, the Company had cumulative undeclared dividends of approximately $21,000 and $8,000, respectively. There were no conversions of Series B Preferred into Common Stock during the three and nine months ended September 30, 2020 and 2019.

Common Stock

  The following table summarizes Common Stock activity for the nine months ended September 30, 2020:

Common Stock
Shares outstanding at December 31, 2019	113,346,472
Shares issued pursuant to option exchange	775,893
Shares issued pursuant to Series A-1 conversion	538,452
Shares issued as payment of stock dividend on Series A Preferred	219,374
Shares issued as payment of stock dividend on Series C Preferred	5,176,734
Shares issued to secure financing facility	2,500,000
Shares issued for cash	15,700,000
Shares outstanding at September 30, 2020	138,256,925

In February and March of 2020, the Company sold, and Triton purchased, an aggregate of 10,000,000 shares of the Company’s Common Stock for cash. In February, the Company sold 4,000,000 shares of Common Stock for $0.16 per share resulting in gross proceeds to the Company of $640,000. In March 2020, the Company sold 6,000,000 shares of Common Stock resulting in gross proceeds to the Company of $765,000, or a per share purchase price of $0.13 per share. Aggregate net proceeds from this financing approximated $1,387,000 after recognition of direct offering costs.

In May 2020, the Company issued to Lincoln Park 2,500,000 shares of its Common Stock as consideration for entering into the Lincoln Purchase Agreement. The Company has recorded this issuance as a deferred stock issuance cost in the amount of $400,000. Such deferred stock issuance costs will be recognized as a charge against paid in capital in proportion to securities sold under the Lincoln Purchase Agreement.

During May 2020, the Company sold 2,500,000 shares of its Common Stock to Lincoln Park pursuant to the Lincoln Park Purchase Agreement for $0.10 per share resulting in proceeds to the Company of $250,000.

At various dates in July and August 2020, the Company sold an aggregate of 3,200,000 shares of its Common Stock to Lincoln Park pursuant to the Lincoln Park Purchase Agreement resulting in net proceeds to the Company of approximately $659,000.

During the three months ended September 30, 2020, the Company issued an aggregate of 219,374 shares of its Common Stock as payment for dividends due on the Company’s Series A Preferred for the periods ended March 31, 2020, June 30, 2020 and September 30, 2020. Also during the three months ended September 30, 2020, the Company issued an aggregate of 5,176,734 shares of its Common Stock as payment for dividends due on the Company’s Series C Preferred for the periods ended March 31, 2020, June 30, 2020 and September 30, 2020.

During the three months ended September 30, 2020, the Company issued 538,452 shares of its Common Stock pursuant to the conversion of 350 shares of Series A-1 Preferred.

During the nine months ended September 30, 2020, the Company issued 612,750 shares of its Common Stock pursuant to exchange agreements with certain terminated employees whereby such employees exchanged an aggregate 1,225,500 Common Stock purchase options for 612,750 shares of Common Stock as a component of their severance agreement.  Disclosure of any incremental compensation expense and the related accounting is set forth in the Stock-Based Compensation section of this note.

During the nine months ended September 30, 2020, the Company granted 708,916 restricted stock units (“RSUs”) to certain active employees in exchange for 1,417,832 outstanding options held by such employees. During the nine months ended September 30, 2020, 163,143 shares of RSUs vested with the remainder of such shares of Common Stock vesting quarterly over a period of two years. Disclosure of any incremental compensation expense and the related accounting is set forth in the Stock-Based Compensation section of this note.

Warrants

The following table summarizes warrant activity for the following periods:

	Warrants	Weighted-Average Exercise Price
Balance at December 31, 2019	1,733,856	$0.14
Granted	—	—
Expired/Canceled	(90,000)	1.28
Cancelled in conjunction with Series A-1 issuance	(739,372)	0.01
Exercised	—	—
Balance at September 30, 2020	904,484	$0.14

As of September 30, 2020, warrants to purchase 904,484 shares of Common Stock at prices ranging from $0.01 to $0.80 were outstanding. All of these warrants become exercisable only upon the attainment of specified events and expire at various dates through September 2028. The intrinsic value of warrants outstanding at September 30, 2020 was $0. The Company has excluded from this computation any intrinsic value of the 754,484 warrants issued to the Series A Preferred stockholders due to the conversion exercise contingency associated with these warrants.

Stock-Based Compensation

The Company’s 1999 Stock Award Plan (the “1999 Plan”) was adopted by the Company’s Board of Directors on December 17, 1999. Under the terms of the 1999 Plan, the Company was authorized to issue up to 350,000 non-qualified or incentive stock options to purchase Common Stock of the Company. During the year ended December 31, 2014, the Company subsequently amended and restated the 1999 Plan, whereby it increased the number of shares of the Company’s Common Stock reserved for issuance to approximately 7.0 million. Subsequently, in February 2018, the Company amended and restated the 1999 Plan, whereby it increased the number of shares of the Company’s Common Stock reserved for issuance by 2.0 million. The 1999 Plan prohibits the grant of stock option or stock appreciation right awards with an exercise price less than fair market value of Common Stock on the date of grant. The 1999 Plan also generally prohibits the “re-pricing” of stock options or stock appreciation rights, although awards may be bought-out for a payment in cash or shares of the Company’s Common Stock. The 1999 Plan permits the grant of stock-based awards other than stock options, including the grant of “full value” awards such as restricted stock, stock units and performance shares. The 1999 Plan permits the qualification of awards under the plan (payable in either stock or cash) as “performance-based compensation” within the meaning of Section 162(m) of the Revenue Code. The number of options issued and outstanding and the number of options remaining available for future issuance are shown in the table below. The number of authorized shares of Common Stock available for issuance under the 1999 Plan at September 30, 2020 was 0 due to the termination of the 1999 Plan.

On June 9, 2020, pursuant to authorization obtained from the Company’s stockholders, the Company adopted the 2020 Omnibus Stock Incentive Plan (the ”2020 Plan”). The 2020 Plan was adopted by the Board of Directors to enhance our ability to attract and retain highly qualified officers, non-employee directors, key employees and consultants. Awards granted under the 2020 Plan are designed to qualify for special tax treatment under Section 422 of the Internal Revenue Code of 1986 (the “Code”). A total of 25.0 million shares of Common Stock are authorized for issuance under the 2020 Plan.

The 2020 Plan supersedes and replaces the 1999 Plan and therefore no new awards will be granted under the 1999 Plan. Any awards outstanding under the 1999 Plan on the date of approval of the 2020 Plan will remain subject to the 1999 Plan. All shares of Common Stock remaining authorized and available for issuance under the 1999 Plan and any shares subject to outstanding awards under the 1999 Plan that subsequently expire, terminate, or are surrendered or forfeited for any reason without issuance of shares will automatically become available for issuance under the 2020 Plan. As of September 30, 2020, 27,149,707 shares are available for issuance under the 2020 Plan.

The Company estimates the fair value of its stock options using a Black-Scholes option-pricing model, consistent with the provisions of ASC 718, “Compensation – Stock Compensation”. The fair value of stock options granted is recognized to expense over the requisite service period. Stock-based compensation expense for all share-based payment awards is recognized using the straight-line single-option method. Stock-based compensation expense is reported in operating expense based upon the departments to which substantially all the associated employees report and credited to additional paid-in-capital.

ASC 718 requires the use of a valuation model to calculate the fair value of stock-based awards. The Company has elected to use the Black-Scholes option-pricing model, which incorporates various assumptions including volatility, expected life, and interest rates. The Company is required to make various assumptions in the application of the Black-Scholes option-pricing model. The Company has determined that the best measure of expected volatility is based on the historical weekly volatility of the Company’s Common Stock. Historical volatility factors utilized in the Company’s Black-Scholes computations for the nine months ended September 30, 2020 and 2019 ranged from 57% to 84%. The Company has elected to estimate the expected life of an award based upon the SEC approved “simplified method” noted under the provisions of Staff Accounting Bulletin Topic 14. The expected term used by the Company during the nine months ended September 30, 2020 was 5.17 years. The difference between the actual historical expected life and the simplified method was immaterial. The interest rate used is the risk-free interest rate and is based upon U.S. Treasury rates appropriate for the expected term. Interest rates used in the Company’s Black-Scholes calculations for the nine months ended September 30, 2020 and 2019 averaged 2.58%. Dividend yield is zero as the Company does not expect to declare any dividends on the Company’s common shares in the foreseeable future.

In addition to the key assumptions used in the Black-Scholes model, the estimated forfeiture rate at the time of valuation is a critical assumption. The Company has adopted the provisions of ASU 2016-09 and will continue to use an estimated annualized forfeiture rate of approximately 0% for corporate officers, 4.1% for members of the Board of Directors and 6.0% for all other employees.

A summary of the activity under the Company’s stock option plans is as follows:

	Options	Weighted-Average Exercise Price
Balance at December 31, 2019	7,204,672	$1.32
Granted	2,320,000	$0.15
Expired/Cancelled	(7,050,002)	$1.35
Exercised	—	$—
Balance at September 30, 2020	2,474,670	$0.20

During the nine months ended September 30, 2020, the Company issued an aggregate 2,320,000 options to purchase common stock at exercise prices of $0.13 to $0.15.

During the nine months ended September 30, 2020, certain terminated employees exchanged 1,200,000 Common Stock purchase options for 600,000 shares of Common Stock as a component of their severance agreement. The Company recorded the grant date fair value of these Common Stock issuances as severance expense in the amount of approximately $86,000.

During the nine months ended September 30, 2020, certain employees exchanged 1,417,832 Common Stock purchase options for 708,916 Restricted Stock Units (“RSUs”).

During the nine months ended September 30, 2020, certain members of the Company’s Board of Directors and certain officers exchanged 3,467,000 Common Stock purchase options for 1,733,500 RSUs.

In addition to the aggregate 6,084,832 options exchanged or pending exchange as disclosed above, an additional 965,170 Common Stock purchase options expired unexercised during the nine months ended September 30, 2020.

There were no options exercised during the three and nine months ended September 30, 2020.

The intrinsic value of options exercisable and outstanding at September 30, 2020 was $0. The aggregate intrinsic value for all options outstanding as of September 30, 2020 was $0. The weighted-average grant-date per share fair value of options granted during the nine months ended September 30, 2020 was $0.09. At September 30, 2020, the total remaining unrecognized compensation cost related to unvested stock options amounted to approximately $238,000, which will be recognized over a weighted-average period of 1.6 years.

The Company periodically issues RSUs to certain employees which vest over time. When vested, each RSU represents the right to that number of shares of Common Stock equal to the number of RSUs granted. The grant date fair value for RSU’s is based upon the market price of the Company's Common Stock on the date of the grant. The fair value is then amortized to compensation expense over the requisite service period or vesting term.

A summary of the activity related to RSUs is as follows:

	RSU’s	Weighted-Average Issuance Price
Balance at December 31, 2019	—	$—
Granted	2,942,416	$0.16
Expired/Cancelled	(572,952)	$0.17
Vested	(546,016)	$0.17
Balance at September 30, 2020	1,823,448	$0.16

During the nine months ended September 30, 2020, the Company granted 708,916 RSUs to certain employees in exchange for options to purchase 1,417,832 shares of Common Stock held by such employees. During the nine months ended September 30, 2020, 163,143 of these RSUs vested with the remainder of such RSUs vesting quarterly over a period of two years.

During the nine months ended September 30, 2020, the Company agreed to grant 1,733,500 RSUs to certain officers and members of the Company’s Board of Directors in exchange for options to purchase 3,467,000 shares of Common Stock held by such officers and directors. During the nine months ended September 30, 2020, 366,203 of these RSUs vested with the remainder of such RSUs vesting quarterly over a period of two years. However, principally due to the lack of authorized but unissued shares of Common Stock to satisfy certain commitments of the Company, and in lieu of pending efforts to restructure certain issued and outstanding preferred stock and secure additional working capital, the Company and certain officers and directors have agreed to suspend the issuance common stock under the RSU agreements.

The Company determined that the exchange agreements are a modification of a share-based payment award under ASC 718. Accordingly, the Company computed any incremental compensation expense as a component of the total compensation cost to be measured at the modification date. Aggregate incremental compensation expense measured from the modifications of stock options was approximately $385,000.

In addition and unrelated to the aforementioned exchanges, on July 29, 2020, the Company granted 500,000 RSUs at a per share price of $0.13 to certain employees. During the three months ended September 30, 2020, 16,670 of these RSUs vested with the remainder of the RSU’s vesting at various dates over a two-year period.

During the nine months ended September 30, 2020, 572,952 RSUs expired unexercised.

Stock-based compensation expense for employees, officers and members of the Company’s Board of Directors, related to RSU’s, equity options, and the modifications of equity options, has been classified as follows in the accompanying condensed consolidated statements of operations (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Cost of revenue	$2	$3	$6	$10
General and administrative	83	92	240	282
Sales and marketing	19	38	120	119
Research and development	23	35	83	104

Total	$127	$168	$449	$515

NOTE 10.  FAIR VALUE ACCOUNTING

The Company accounts for fair value measurements in accordance with ASC 820, “Fair Value Measurements and Disclosures”, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.

ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC 820 are described below:

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2
Applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

The following table sets forth the Company’s financial assets and liabilities measured at fair value by level within the fair value hierarchy. As required by ASC 820, assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	Fair Value at September 30, 2020
($ in thousands)	Total	Level 1	Level 2	Level 3
Assets:
Pension assets	$1,785	$—	$—	$1,785
Totals	$1,785	$—	$—	$1,785
Liabilities:
Derivative liabilities	$—	$—	$—	$—
Totals	$—	$—	$—	$—

	Fair Value at December 31, 2019
($ in thousands)	Total	Level 1	Level 2	Level 3
Assets:
Pension assets	$1,713	$—	$—	$1,713
Totals	$1,713	$—	$—	$1,713
Liabilities:
Derivative liabilities	$369	$—	$—	$369
Totals	$369	$—	$—	$369

The Company’s German pension plan is funded by insurance contract policies whereby the insurance company guarantees a fixed minimum return. The Company has determined that the pension assets are appropriately classified within Level 3 of the fair value hierarchy because they are valued using actuarial valuation methodologies which approximate cash surrender value that cannot be corroborated with observable market data. All plan assets are managed in a policyholder pool in Germany by outside investment managers. The investment manager is responsible for the investment strategy of the insurance premiums that Company submits and does not hold individual assets per participating employer. The German Federal Financial Supervisory oversees and supervises the insurance contracts.

As of September 30, 2020, the Company had embedded features contained in the Series C Preferred host instrument (issued in September 2018) that qualified for derivative liability treatment.  The recorded fair market value of these features was approximately $0 and $369,000 at September 30, 2020 and December 31, 2019, respectively, and are classified as a current liability in the condensed consolidated balance sheets as of September 30, 2020 and December 31, 2019. The fair value of the Company’s derivative liabilities is classified within Level 3 of the fair value hierarchy because they are valued using pricing models that incorporate management assumptions that cannot be corroborated with observable market data.  The Company uses the lattice framework, Monte-Carlo simulations and other fair value methodologies in the determination of the fair value of derivative liabilities. In November 2020, pursuant to the Series D Financing, all holders of Series C Preferred will be exchanging their shares of Series C Preferred for shares of Series D Preferred and the embedded derivative liabilities bifurcated in the Series C Preferred cease to exist.

Some of the aforementioned fair value methodologies are affected by the Company’s stock price as well as assumptions regarding the expected stock price volatility over the term of the derivative liabilities in addition to the probability of future events. Significant assumptions used in the fair value methodologies during the nine months ended September 30, 2020 are a risk-free rate of 0.10%, equity volatility of 150%, effective life of 0.25 years and a preferred stock dividend rate of 0%. These assumptions incorporate management’s estimate of the probability of future financings (Series D Financing) with terms requiring the conversion of the Series C Preferred and the timing of potential change of control events. The primary assumptions impacted by Series D Financing were the effective life of 0.25 years and equity volatility. Significant assumption used in the fair value methodologies during the nine months ended September 30, 2019 are a risk-free rate of 1.54% - 1.62%, equity volatility of 68% - 70%, effective life of 1.95 – 3.95 years and a preferred stock dividend rate of 10%.

The Company monitors the activity within each level and any changes with the underlying valuation techniques or inputs utilized to recognize if any transfers between levels are necessary.  That determination is made, in part, by working with outside valuation experts for Level 3 instruments and monitoring market related data and other valuation inputs for Level 1 and Level 2 instruments.

The reconciliations of Level 3 pension assets measured at fair value during the three months ended September 30, 2020 and 2019 are presented below:

($ in thousands)	Three months ended September 30, 2020	Three months ended September 30, 2019

Pension assets:
Fair value at beginning of period	$1,711	$1,721
Return on plan assets	19	14
Company contributions and benefits paid, net	(28)	(4)
Effect of exchange rate changes	83	(82)
Fair value at end of period	$1,785	$1,649

The reconciliations of Level 3 pension assets measured at fair value during the nine months ended September 30, 2020 and 2019 are presented below:

($ in thousands)	Nine months ended September 30, 2020	Nine months ended September 30, 2019

Pension assets:
Fair value at beginning of period	$1,713	$1,733
Return on plan assets	49	44
Company contributions and benefits paid, net	(61)	(34)
Effect of exchange rate changes	84	(94)
Fair value at end of period	$1,785	$1,649

The reconciliations of Level 3 derivative liabilities measured at fair value during the three months ended September 30, 2020 and 2019 are presented below:

($ in thousands)	Three months ended September 30, 2020	Three months ended September 30, 2019
Derivative liabilities:
Fair value at beginning of period	$535	$1,008
Change in fair value included in earnings	(535)	(388)
Fair value at end of period	$—	$620

The reconciliations of Level 3 derivative liabilities measured at fair value during the nine months ended September 30, 2020 and 2019 are presented below:

($ in thousands)	Nine months ended September 30, 2020	Nine months ended September 30, 2019

Derivative liabilities:
Fair value at beginning of period	$369	$1,065
Change in fair value included in earnings	(369)	(445)
Fair value at end of period	$—	$620

NOTE 11.  RELATED PARTY TRANSACTIONS

Notes Payable

On February 12, 2020, the Company entered into a factoring agreement (the "Factoring Agreement") with a member of the Company’s Board of Directors (the "Factoring Lender"). Under the Factoring Agreement, the Company received $350,000 in proceeds (the "Factoring Principal") in the form of a loan, bearing interest at a rate of 1% for every seven days until the Factoring Principal and accrued interest are paid in full, with a maturity date of March 4, 2020. Pursuant to the Factoring Agreement, repayment of the Factoring Principal and accrued interest was secured by certain of the Company’s trade accounts receivable approximating $500,000 (the "Factoring Collateral"). As of September 30, 2020, despite collection of the Company’s trade accounts receivable, the Factoring Principal had not been repaid and the Company requested an extension from the Factoring Lender. During the three and nine months ended September 30, 2020, the Company recorded approximately $46,000 and $116,000, respectively in interest expense related to the Factoring Agreement. In May 2020, the Company repaid $35,000 in accrued interest to the Factoring Lender. Accrued unpaid interest at September 30, 2020 approximated $81,000 and is included in the Company’s condensed consolidated September 30, 2020 balance sheet under the caption “Accrued expense”. As a condition to the consummation of the Company's offer and sale (the "Closing") of shares of its Series D Convertible Preferred Stock, par value $0.01 ("Series D Preferred") (the "Series D Financing"), the Factoring Lender agreed to settle the entire Factoring Principal plus accrued interest and release the Company from liabilities due under the Factoring Agreement in exchange for a one-time payment of $360,000 (the "Factoring Settlement") to be made upon the Closing, and out of the proceeds, of the Series D Financing. The Series D Financing in Note 12, Subsequent Events.

During the nine months ended September 30, 2020, the Company received advances from a second member of the Board of Directors (the "Board Lender") in the aggregate amount of $450,000. On June 29, 2020, the Company executed a promissory note (the "Board Note") in the favor of the Board Lender in the principal amount of $450,000 (the "Board Note Principal"), pursuant to which the Board Note Principal accrued simple interest at the rate of 5% per annum, and was convertible into shares of the Company's Common Stock at $0.16 per share of Common Stock at the election of the Board Lender. The Board Note was to mature on the earlier to occur of (i) October 13, 2020, or (ii) on such date that the Company consummates a debt and/or equity financing resulting in net proceeds to the Company of at least $3.0 million. As a condition to the Series D Financing, the Board Lender agreed to purchase the number of shares of Series D Preferred equal to one-half (50%) of the Board Note Principal and interest accrued thereon at the Closing of the Series D Financing, with the remaining one-half of the Board Note Principal and interest accrued thereon to be paid to the Board Lender out of the proceeds of the Series D Financing.

During the nine months ended September 30, 2020, the Company received advances from a third member of the Board of Directors (the "Second Board Lender") in the aggregate amount of $100,000. On June 29, 2020, the Company executed a promissory note (the "Second Board Note", and collectively with the Board Note, the "Board Notes") in the principal amounts of $100,000 (the "Second Board Note Principal"), pursuant to which the Second Board Note Principal accrued simple interest at the rate of 5% per annum, and was convertible into shares of the Company’s Common Stock at $0.16 per share of Common Stock at the election of the Second Board Lender. The Second Board Note was to mature on the earlier to occur of (i) October 13, 2020, or (ii) on such date that the Company consummates a debt and/or equity financing resulting in net proceeds to the Company of at least $3.0 million.  As a condition to the Series D Financing, the Second Board Lender agreed to purchase the number of shares of Series D Preferred equal to the Second Board Note Principal and accrued interest thereon, such purchase of shares of Series D Preferred, and release of the Company from its liability under the Second Board Note, to occur upon the Closing of the Series D Financing.

NOTE 12.  SUBSEQUENT EVENTS

Amended and Restated Certificate of Incorporation

On November 12, 2020, the Company filed its Amended Charter. The Amended Charter increases the number of authorized shares of Common Stock from 345 million shares to 1.0 billion shares, resulting in a total increase of 655 million shares of Common Stock. The Amended Charter, among other things, includes an exclusive jurisdiction provision, which provides that Delaware is the exclusive jurisdiction, and the Delaware Court of Chancery as the exclusive forum, for all disputes relating to the internal affairs of the Company, and the federal district courts of United States of America as the exclusive forum for the resolution of any causes of action arising under the Securities Act. New Section 13 is not intended to apply to derivative actions brought by shareholders for claims arising under the Securities Exchange Act of 1934, as amended, as the federal district courts have exclusive jurisdiction over all matters arising thereunder.

Amendment to Series A Convertible Preferred Stock

On November 12, 2020, the Company filed the Amended Series A Certificate, as approved by the shareholders of the Company pursuant to the action by written consent received by the Company on September 28, 2020. The Amended Series A Certificate, among other things: (i) amends the terms of conversion from Series A Preferred to Common Stock by (A) amending the conversion price from $1.15 per share of Common Stock to $0.20 per share of Common Stock, (B) amending the voluntary conversion process by providing a voluntary conversion window, beginning on the consummation of the Series D Financing and ending on August 1, 2021 (the “Conversion Period”), to voluntarily convert all shares of Series A Preferred into Common Stock upon notice to the Company, and (C) for holders of Series A Preferred that do not voluntarily convert all shares of Series A Preferred into Common Stock, a mandatory, automatic conversion of each such holder’s shares of Series A Preferred at a rate of 10% per month beginning on the consummation of the Series D Financing, with all shares converting by August 1, 2021; (ii) amends the dividend payment provisions to reduce the specified rate from 8% if paid in cash, or 10% if paid in Common Stock, to 4%, with dividends now only being payable in Common Stock through the end of the Conversion Period; (iii) a waiver of the protective provisions in Section 9 of the Series A Certificate; and (iv) provides that the Series A Preferred is junior to the newly authorized and issued Series D Preferred.

Amendment to Series A-1 Convertible Preferred Stock

On November 12, 2020, the Company filed Amended Series A-1 Certificate. The Amended Series A-1 Certificate, among other things: (i) amends the terms of conversion from Series A-1 Preferred to Common Stock, by (A) amending the conversion price from $0.65 per share of Common Stock to $0.20 per share of Common Stock, (B) amending the voluntary conversion process by providing a voluntary conversion window, beginning on the consummation of the Series D Financing and ending on August 1, 2021 (the “Conversion Period”), to voluntarily convert all shares of Series A-1 Preferred into Common Stock upon notice to the Company, and (C) for holders of Series A-1 Preferred that do not voluntarily convert all shares of Series A-1 Preferred into Common Stock, a mandatory, automatic conversion of each such holder’s shares of Series A-1 Preferred at a rate of 10% per month beginning on the consummation of the Series D Financing, with all shares converting by August 1, 2021; (ii) amends the dividend payment provisions to reduce the specified rate from 8% in cash or 10% if paid in shares of Common Stock, to 4%, with dividends now only being payable in Common Stock through the end of the Conversion Period; (iii) a waiver of the protective provisions in Section 9 of the Series A-1 Certificate; and (iv) provides that the Series A-1 Preferred is junior to the newly authorized and issued Series D Preferred.

Amendment to Series C Convertible Preferred Stock

On November 12, 2020, the Company filed the Amended Series C Certificate to, without limitation, provide for a drag-along right whereby if at any time one or more holders of Series C Preferred then holding, in the aggregate, more than 50% of the outstanding shares of Series C Preferred, exchange all (but not less than all) of each such exchanging shareholder’s shares of Series C Preferred for shares of Series D Preferred, then such initiating shareholder(s), in their sole discretion, shall have the right to require that all the holders of Series C Preferred similarly exchange their shares of Series C Preferred into shares of Series D Preferred on identical terms and conditions to the majority shareholders that elected to exchange their Series C Preferred into Series D Preferred. Additionally, the Series C Certificate was amended to provide that the Series C Preferred shall rank junior to the newly authorized and issued Series D Preferred.

Creation of Series D Convertible Preferred Stock

On November 12, 2020, the Company filed the Series D Certificate. Pursuant to the Series D Certificate, the Series D Preferred ranks senior to all Common Stock and all other present and future classes or series of capital stock, except for Series B Preferred, and upon liquidation will be entitled to receive the Liquidation Preference Amount (as defined in the Series D Certificate) plus any accrued and unpaid dividends, before the payment or distribution of the Company’s assets or the proceeds thereof is made to the holders of any junior securities. Additionally, dividends on shares of Series D Preferred will be paid prior to any junior securities, and are to be paid at the rate of 4% of the Stated Value (as defined in the Series D Certificate) per share per annum in the form of cash or shares of Series D Preferred. Holders of Series D Preferred shall vote together with holders of Common Stock on an as-converted basis, and not as a separate class, except (i) the holders of Series D Preferred, voting as a separate class, shall be entitled to elect two directors, (ii) the holders of Series D Preferred have the right to vote as a separate class regarding the waiver of certain protective provisions set forth in the Series D Certificate, and (iii) as otherwise required by law.

The holders of Series D Preferred may voluntarily convert their shares of Series D Preferred into Common Stock at any time that is at least ninety days following the issuance date, at the conversion price calculated by dividing the Stated Value by the conversion price of $0.0583 per share of Common Stock, subject to adjustments as set forth in Section 5(e) of the Series D Certificate. The shares of Common Stock issuable upon conversion of the Series D Preferred shall be subject to the following registration rights: (i) one demand registration starting three months after the Closing, (ii) two demand registrations starting one year after the Closing, and (iii) unlimited piggy-back and Form S-3 registration rights with reasonable and customary terms.

On the fourth anniversary of the Issuance Date, or in the event of the consummation of a Change of Control, if any shares of Series D Preferred are outstanding, then each holder of Series D Preferred shall have the right (the “Holder Redemption Right”), at such holder’s option, to require the Company to redeem all or any portion of such holder’s shares of Series D Preferred at the Liquidation Preference Amount per share of Series D Preferred plus an amount equal to all accrued but unpaid dividends, if any, (such price, the “Holder Redemption Price”), which Holder Redemption Price shall be paid in cash.

Closing of Series D Financing

On November 12, 2020 (“Closing Date”), the Company consummated the Series D Financing, resulting in the sale of 11,560 shares of its Series D Preferred, resulting in gross proceeds to the Company of $11.56 million, less fees and expenses. The gross proceeds include approximately $2.2 million in principal amount due and payable under the terms of certain term loans issued by the Company on September 29, 2020 (“Bridge Note”), which Bridge Notes were converted into Series D Preferred at Closing (the “Conversion”). The issuance and sale of the Series D Preferred was made pursuant to that certain Securities Purchase Agreement, dated September 28, 2020 (the "Purchase Agreement"), by and between the Company and the Investors, for the purchase price of $1,000.00 per share of Series D Preferred. The Conversion and Series D Financing was undertaken pursuant to Section 3(a)(9) and/or Rule 506 promulgated under the Securities Act of 1933, as amended (the "Securities Act").

On the Closing Date, the Company exchanged approximately $661,000 of liabilities of the Company for 661.3 shares of Series D Preferred, and received notice from the holders of a majority of the Series C Preferred (the “Series C Exchange Notice”) of their election to convert all of their shares of Series C Preferred into Series D Preferred, and further exercising their right to require all other holders of Series C Preferred to convert their shares of Series C Preferred into Series D Preferred (the “Series C Exchange”).  Upon the consummation of the Series C Exchange in accordance with the terms of the Series C Exchange Notice, the Company will issue an additional 10,000 shares of Series D Preferred in exchange for all 1,000 issued and outstanding shares of the Company’s Series C Preferred.

Series C Exchange Agreement

In connection with the Purchase Agreement, the Company entered into an Exchange Agreement with certain holders of the Series C Preferred which hold, in the aggregate, more than 50% of the outstanding shares of Series C Preferred (the “Exchange Agreement”). As contemplated by the parties thereto, after the filing of the Amended Series C Certificate and in connection with the closing of the Purchase Agreement and Exchange Agreement, such holders exercised their right under the Amended Series C Certificate to require all holders of Series C Preferred to similarly exchange their shares of Series C Preferred into shares of Series D Preferred on identical terms and conditions.

Payment of Factoring Settlement

On November 12, 2020, the Company and the Factoring Lender entered into that certain Satisfaction and Release Agreement (the "Factoring Release") whereby the Company agreed to pay the Factoring Settlement to the Factoring Lender out of the proceeds of the Series D Financing in full satisfaction of all liabilities and obligations arising from the Factoring Agreement. On November 16, 2020, the Company fulfilled its obligations under the Factoring Release, thereby releasing it from its obligations under the Factoring Agreement.

Satisfaction of Board Notes

On November 12, 2020, in connection with the Closing of the Series D Financing, the Board Lenders (See Note 1) entered into (i) Debt Exchange Agreements (collectively, the "Debt Exchange Agreements"), and (ii) Satisfaction and Release Agreements (collectively, the "Release Agreements"), for the purpose of satisfying certain obligations of the Company arising under (i) the Board Note, and (ii) the Second Board Note. Pursuant to the Debt Exchange Agreements and Release Agreements: (a) one-half of the Board Note Principal plus accrued interest, totaling approximately $232,000 was converted into 231.6 shares of Series D Preferred at a rate of $1,000 per share of Series D Preferred, with the remaining one-half of the Board Note Principal plus accrued interest, totaling approximately $232,000, to be paid to the Board Lender in cash out of proceeds of the Series D Financing, in full satisfaction of the Company's obligations under the Board Note; and (b) the entire Second Board Note Principal plus accrued interest, totaling approximately $103,000, was converted into 102.8 shares of Series D Preferred at a rate of $1,000 per share of Series D Preferred, in full satisfaction of the Company's obligations under the Second Board Note.

In November 2020, the Company issued 127,842 shares of its Common Stock as payment of dividends on its Series C Preferred for the period October 1, 2020 up to the closing date of the Company’s Series D Preferred financing.

In November 2020, the Company issued an aggregate 1,107,355 shares of its Common Stock to certain employees and member of management and the Company’s Board of directors pursuant to the vesting of RSUs held by these individuals.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of:
ImageWare Systems, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of ImageWare Systems, Inc. (the “Company”) as of December 31, 2019 and 2018, and the related consolidated  statements of operations, comprehensive loss, shareholders’ deficit and cash flows for each of the two  years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Adoption of New Accounting Standard

As discussed in Note 2 to the financial statements, the Company changed its method of accounting for lease agreements as a result of the adoption of Accounting Standards Codification Topic 842, Leases, effective January 1, 2019, under the modified retrospective method.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company does not generate sufficient cash flows from operations to maintain operations and, therefore, is dependent on additional financing to fund operations.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1 to the financial statements. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2019, based on criteria established in the Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated May 15, 2020, expressed an unqualified opinion.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Mayer Hoffman McCann P.C.

We have served as the Company's auditor since 2011.

San Diego, California
May 15, 2020

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of:
ImageWare Systems, Inc.

Opinion on Internal Control over Financial Reporting

We have audited ImageWare Systems, Inc.’s (the “Company”) internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO criteria).  In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2019, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the consolidated balance sheets of the Company as of December 31, 2019 and 2018, and the related consolidated  statements of operations, comprehensive loss, shareholders’ deficit and cash flows for each of the two years in the period ended December 31, 2019, and our report dated May 15, 2020, expressed an unqualified opinion on those consolidated financial statements, and included explanatory paragraphs regarding the Company’s change in method of accounting for lease agreements as a result of the adoption of Accounting Standards Codification Topic 842, Leases, effective January 1, 2019, as well as the existence of substantial doubt about the Company’s ability to continue as a going concern.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ Mayer Hoffman McCann P.C.

San Diego, California
May 15, 2020

 IMAGEWARE SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	December 31, 2019	December 31, 2018
ASSETS
Current Assets:
Cash and cash equivalents	$1,030	$5,694
Accounts receivable, net of allowance for doubtful accounts of $7 and $0 at December 31, 2019 and 2018, respectively.	657	968
Inventory, net	615	29
Other current assets	243	233
Total Current Assets	2,545	6,924

Property and equipment, net	216	244
Other assets	257	332
Operating lease right-of-use assets	1,906	—
Intangible assets, net of accumulated amortization	70	82
Goodwill	3,416	3,416
Total Assets	$8,410	$10,998

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable	$515	$678
Deferred revenue	1,629	1,215
Accrued expense	1,312	888
Operating lease liabilities, current portion	373	—
Derivative liabilities	369	1,065
Total Current Liabilities	4,198	3,846

Other long-term liabilities	118	147
Lease liabilities, net of current portion	1,716	—
Pension obligation	2,256	1,876
Total Liabilities	8,288	5,869

Mezzanine Equity:
Series C Convertible Redeemable Preferred Stock, $0.01 par value, designated 1,000 shares, 1,000 shares issued and outstanding at December 31, 2019 and December 31, 2018, respectively; liquidation preference $10,000 at December 31, 2019 and December 31, 2018, respectively.	8,884	8,156

Shareholders’ Deficit:
Preferred stock, authorized 4,000,000 shares:
Series A Convertible Redeemable Preferred Stock, $0.01 par value; designated 38,000 shares, 37,467 shares issued and outstanding at December 31, 2019 and 2018, respectively; liquidation preference $37,467 at December 31, 2019 and 2018, respectively.	—	—
Series B Convertible Redeemable Preferred Stock, $0.01 par value; designated 750,000 shares, 389,400 shares issued and 239,400 shares outstanding at December 31, 2019 and 2018, respectively; liquidation preference $607 at December 31, 2019 and 2018, respectively.	2	2
Common Stock, $0.01 par value, 175,000,000 shares authorized; 113,353,176 and 98,230,336 shares issued at December 31, 2019 and 2018, respectively, and 113,346,472 shares and 98,223,632 shares outstanding at December 31, 2019 and 2018, respectively.	1,133	981
Additional paid-in capital	195,079	184,130
Treasury stock, at cost 6,704 shares	(64)	(64)
Accumulated other comprehensive loss	(1,741)	(1,428)
Accumulated deficit	(203,171)	(186,648)
Total Shareholders’ Deficit	(8,762)	(3,027)
Total Liabilities, Mezzanine Equity and Shareholders’ Deficit	$8,410	$10,998

The accompanying notes are an integral part of these consolidated financial statements.

IMAGEWARE SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)

	Year Ended December 31,
	2019	2018
Revenue:
Product	$923	$1,761
Maintenance	2,583	2,643
	3,506	4,404
Cost of revenue:
Product	218	205
Maintenance	425	671
Gross profit	2,863	3,528

Operating expense:
General and administrative	3,614	4,285
Sales and marketing	3,937	3,571
Research and development	7,488	7,351
Depreciation and amortization	71	51
	15,110	15,258
Loss from operations	(12,247)	(11,730)

Interest (income) expense, net	(90)	463
Change in fair value of derivative liabilities	(696)	232
Other components of net periodic pension expense	109	118
Other (income) expense, net	1	(4)
Loss before income taxes	(11,571)	(12,539)

Income tax expense	10	11
Net loss	$(11,581)	$(12,550)
Preferred dividends, deemed dividends and accretion	(5,670)	(3,913)
Net loss available to common shareholders	$(17,251)	$(16,463)

Basic and diluted loss per common share — see Note 2:
Basic and diluted loss per share available to common shareholders	$(0.17)	$(0.17)
Basic and diluted weighted-average shares outstanding	104,372,048	95,210,572

The accompanying notes are an integral part of these consolidated financial statements.

IMAGEWARE SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(In thousands)

	Year Ended December 31,
	2019	2018

Net loss	$(11,581)	$(12,550)
Other comprehensive income (loss):
Reduction (increase) in additional minimum pension liability	(312)	209
Foreign currency translation adjustment	(1)	27
Comprehensive loss	$(11,894)	$(12,314)

The accompanying notes are an integral part of these consolidated financial statements.

IMAGEWARE SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)
 (In thousands, except share amounts)

	Series A Convertible, Redeemable Preferred		Series B Convertible, Redeemable Preferred		Common Stock		Treasury Stock		Additional Paid-In	Accumulated Other Comprehensive	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Loss	Deficit	Total

Balance at December 31, 2018	37,467	$-	239,400	$2	98,230,336	$981	(6,704)	$(64)	$184,130	$(1,428)	$(186,648)	$(3,027)

Accretion of Preferred Stock discount	-	-	-	-	-	-	-	-	(728)	-	-	(728)
Issuance of common stock net of financing costs	-	-	-	-	5,954,545	60	-	-	6,060	-	-	6,120
Issuance of common stock pursuant to option exercises	-	-	-	-	351,334	4	-	-	162	-	-	166
Stock-based compensation expense	-	-	-	-	-	-	-	-	643	-	-	643
Warrants issued in lieu of cash as compensation for services	-	-	-	-	-	-	-	-	9	-	-	9
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	-	(1)	-	(1)
Additional minimum pension liability	-	-	-	-	-	-	-	-	-	(312)	-	(312)
Dividends on Series A preferred stock, $(103.03)/share	-	-	-	-	6,959,523	70	-	-	3,791	-	(3,861)	-
Dividends on Series B preferred stock, $(0.21)/share	-	-	-	-	-	-	-	-	-	-	(51)	(51)
Divedends on Series C preferred stock, $(1,030.28)/share	-	-	-	-	1,857,438	18	-	-	1,012	-	(1,030)	-
Net loss	-	-	-	-	-	-	-	-	-	-	(11,581)	(11,581)
Balance at December 31, 2019	37,467	$-	239,400	$2	113,353,176	$1,133	(6,704)	$(64)	$195,079	$(1,741)	$(203,171)	$(8,762)

	Series A Convertible, Redeemable Preferred		Series B Convertible, Redeemable Preferred		Common Stock		Treasury Stock		Additional Paid-In	Accumulated Other Comprehensive	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Loss	Deficit	Total

Balance at December 31, 2017	31,021	-	239,400	2	94,174,540	941	(6,704)	(64)	172,414	(1,664)	(170,481)	1,148

Issuance of common stock pursuant to Series A Preferred Stock conversions	(450)	-	-	-	391,304	4	-	-	(4)	-	-	-
Related Party debt exchange for Series A Preferred Stock	6,896	-	-	-	-	-	-	-	6,802	-	-	6,802
Cumulative effect of ASC 606 adoption	-	-	-	-	-	-	-	-	-	-	96	96
Accretion of Series A Preferred Stock discount	-	-	-	-	-	-	-	-	(200)	-	-	(200)
Issuance of common stock warrants as compensation	-	-	-	-	-	-	-	-	26	-	-	26
Issuance of Common Stock pursuant to option exercises	-	-	-	-	235,852	2	-	-	162	-	-	164
Recognition of beneficial conversion feature on convertible debt	-	-	-	-	-	-	-	-	30	-	-	30
Modification of preferred stock	-	-	-	-	-	-	-	-	92	-	(92)	-
Stock-based compensation expense	-	-	-	-	-	-	-	-	1,272	-	-	1,272
Additional minimum pension liability	-	-	-	-	-	-	-	-	-	209	-	209
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	-	27	-	27
Dividends on Series A Preferred Stock, $(99.14)/share	-	-	-	-	3,074,008	31	-	-	3,220	-	(3,251)	-
Dividends on Series B Preferred stock, $(0.21)/share	-	-	-	-	-	-	-	-	-	-	(51)	(51)
Dividends on Series C Preferred Stock, $(1,042.38)/share	-	-	-	-	354,632	3	-	-	316	-	(319)	-
Net loss	-	-	-	-	-	-	-	-	-	-	(12,550)	(12,550)
Balance at December 31, 2018	37,467	-	239,400	2	98,230,336	981	(6,704)	(64)	184,130	(1,428)	(186,648)	(3,027)

The accompanying notes are an integral part of these consolidated financial statements.

IMAGEWARE SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
Cash flows from operating activities	2019	2018
Net loss	$(11,581)	$(12,550)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	71	51
Amortization of debt discounts and debt issuance costs	—	170
Stock-based compensation	643	1,272
Warrants issued in lieu of cash as compensation for services	9	26
(Gain) loss from change in fair value of derivative liabilities	(696)	232
Change in assets and liabilities
Accounts receivable	311	(414)
Inventory	(586)	50
Other assets	66	(229)
Operating lease right-of-use assets	168	—
Accounts payable	(162)	221
Accrued expense	37	600
Deferred revenue	415	200
Contract costs	(29)	—
Pension obligation	67	61
Total adjustments	314	2,240

Net cash used by operating activities	(11,267)	(10,310)

Cash flows from investing activities
Purchase of property and equipment	(31)	(240)
Net cash used by investing activities	(31)	(240)

Cash flows from financing activities
Proceeds from issuance of common stock, net	6,520	—
Proceeds from exercise of stock options	166	162
Proceeds from issuance of preferred stock, net of issuance costs	—	8,789
Dividends paid to preferred stockholders	(51)	(51)

Net cash provided by financing activities	6,635	8,900

Effect of exchange rate changes on cash and cash equivalents	(1)	27
Net increase (decrease) in cash and cash equivalents	(4,664)	(1,623)
Cash and cash equivalents at beginning of year	5,694	7,317
Cash and cash equivalents at end of year	$1,030	$5,694
Supplemental disclosure of cash flow information:
Cash paid for interest	$—	$—
Cash paid for income taxes	$—	$—
Summary of non-cash investing and financing activities:
Exchange of related party indebtedness for Series A Convertible Preferred Stock	$—	$6,802
Beneficial conversion feature of related party lines of credit	$—	$30
Stock dividends on Series A Convertible Preferred Stock	$3,861	$3,251
Stock dividends on Series C Convertible Redeemable Preferred Stock	$1,030	$319
Recognition of operating lease right-of-use assets from adoption of ASC 842	$2,265	$—
Recognition of lease liabilities of ASC 842	$(2,280)	$—
Conversion of Series A Convertible Preferred Stock into Common Stock	$—	$4
Recognition of derivative liabilities on preferred stock issuance	$—	$833
Deemed dividend on preferred stock modification	$—	$92
Accretion of discount on Series C Convertible Redeemable Preferred Stock	$728	$200
Reduction in additional minimum pension liability	$312	$209
Accrued financing costs	$400	$—

The accompanying notes are an integral part of these consolidated financial statements.

IMAGEWARE SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

1.  DESCRIPTION OF BUSINESS AND OPERATIONS

Overview

As used in this Report, “we”, “us”, “our”, “ImageWare”, “ImageWare Systems” or the “Company” refers to ImageWare Systems, Inc. and all of its subsidiaries. ImageWare Systems, Inc. is incorporated in the state of Delaware. The Company is a pioneer and leader in the emerging market for biometrically enabled software-based identity management solutions. Using those human characteristics that are unique to us all, the Company creates software that provides a highly reliable indication of a person’s identity. The Company’s “flagship” product is the patented IWS Biometric Engine®. The Company’s products are used to manage and issue secure credentials, including national IDs, passports, driver licenses and access control credentials. The Company’s products also provide law enforcement with integrated mug shot, fingerprint LiveScan and investigative capabilities. The Company also provides comprehensive authentication security software using biometrics to secure physical and logical access to facilities or computer networks or internet sites. Biometric technology is now an integral part of all markets the Company addresses, and all the products are integrated into the IWS Biometric Engine.

Liquidity, Going Concern and Management’s Plan

Historically, our principal sources of cash have included customer payments from the sale of our products, proceeds from the issuance of common and preferred stock and proceeds from the issuance of debt. Our principal uses of cash have included cash used in operations, product development, and payments relating to purchases of property and equipment. We expect that our principal uses of cash in the future will be for product development, including customization of identity management products for enterprise and consumer applications, further development of intellectual property, development of Software-as-a-Service (“SaaS”) capabilities for existing products as well as general working capital and capital expenditure requirements. Management expects that, as our revenue grows, our sales and marketing and research and development expense will continue to grow, albeit at a slower rate and, as a result, we will need to generate significant net revenue to achieve and sustain positive cash flows from operations.

At December 31, 2019, we had negative working capital of approximately $1,653,000. Our principal sources of liquidity at December 31, 2019 consisted of cash and cash equivalents of $1,030,000.

Related Party Financings

On February 12, 2020, the Company entered into a factoring agreement with a member of the Company’s Board of Directors for $350,000. Such amount is to be repaid with the proceeds from certain of the Company’s trade accounts receivable approximating $500,000 and were due no later than 21 days after February 12, 2020. As of May 15, 2020, despite collection of the Company’s trade accounts receivable, $315,000 of such amounts have not been repaid and the Company is seeking an extension from the Board member.

In April 2020, the Company received an aggregate amount of $550,000 from two members of the Company’s Board of Directors. Terms of repayment are currently being negotiated between the Company and Board Members.

 2020 Common Stock Financings

On February 20, 2020, the Company entered into a securities purchase agreement (the “Triton Purchase Agreement”) with Triton Funds LP, (a Delaware limited partnership ("Triton" or the "Investor"). The Triton Purchase Agreement provides the Company the right to sell to Triton, and Triton is obligated to purchase, up to $2.0 million worth of shares of the Company's common stock, par value $0.01 per share ("Common Stock"), under the Triton Purchase Agreement ( the ”Offering”). Pursuant to the terms and conditions set forth in the Triton Purchase Agreement, the purchase price of the Common Stock will be based on the number of shares of Common Stock equal to the amount in U.S. Dollars that the Company intends to sell to the Investor to be set forth in each written notice sent to the Investor by the Company (the "Purchase Notice") and delivered to the Investor (the "Purchase Notice Amount"), divided by the lowest daily volume weighted average price of the Company's Common stock listed on the OTC Markets during the five business days prior to closing (the "Purchased Shares"). The Closing of the purchase of the Purchased Shares as set forth in the Purchase Notice will occur no later than three business days following receipt of the Purchased Shares by the Investor.

The Offering was made pursuant to an effective registration statement on Form S-3 (Registration Statement Number 333-225935), as previously filed with the Securities and Exchange Commission (the "SEC") on July 10, 2018, and a related prospectus supplement filed on February 21, 2020. The Offering will terminate upon the earlier date of either (i) that date which the Investor has purchased an aggregate of $2.0 million in Purchased Shares pursuant to the Triton Purchase Agreement; or (i) March 31, 2020. The Company intends to use the proceeds from the Offering for general working capital purposes.

On April 29, 2020, the Company closed on the offer and sale to Triton of 6.0 million shares of Common Stock resulting in gross proceeds to the Company of $765,000, or a per share purchase price of $0.13 per share. The offering follows the offer and sale to Triton of 4.0 million shares of Common Stock for $0.16 per share, which offering closed on March 10, 2020, resulting in gross proceeds to the Company of $640,000. Aggregate net proceeds from this financing approximated $1,389,000 after recognition of direct offering costs.

On April 28, 2020 (the "Execution Date"), the "Company" entered into a purchase agreement, dated as of the Execution Date (the "Purchase Agreement"), and a registration rights agreement, dated as of the Execution Date (the "Registration Rights Agreement"), with Lincoln Park Capital Fund, LLC ("Lincoln Park"), pursuant to which Lincoln Park has committed to purchase up to $10,250,000 of the Company's common stock, $0.01 par value per share (the "Common Stock").

Under the terms and subject to the conditions of the Purchase Agreement, including stockholder approval of an amendment to the Company’s Certificate of Incorporation to increase the number of shares of the Company’s common stock to 345 million shares, the Company has the right, but not the obligation, to sell to Lincoln Park, and Lincoln Park is obligated to purchase up to $10,250,000 worth of shares of Common Stock. Such sales of Common Stock by the Company, if any, will be subject to certain limitations, and may occur from time to time, at the Company's sole discretion, over the 24-month period commencing on the date that a registration statement covering the resale of shares of Common Stock that have been and may be issued under the Purchase Agreement, which the Company agreed to file with the SEC pursuant to the Registration Rights Agreement, is declared effective by the SEC and a final prospectus in connection therewith is filed and the other conditions set forth in the Purchase Agreement are satisfied, all of which are outside the control of Lincoln Park (such date on which all of such conditions are satisfied, the "Commencement Date"). The Company has 30 business days to file the registration statement from the Execution Date.

Under the Purchase Agreement, on any business day over the term of the Purchase Agreement, the Company has the right, in its sole discretion, to present Lincoln Park with a purchase notice (each, a "Purchase Notice") directing Lincoln Park to purchase up to 125,000 shares of Common Stock per business day, which increases to up to 425,000 shares in the event the price of the Company’s Common Stock is not below $0.55 per share (the "Regular Purchase") (subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction as provided in the Purchase Agreement). In each case, Lincoln Park's maximum commitment in any single Regular Purchase may not exceed $500,000. The Purchase Agreement provides for a purchase price per Purchase Share (the "Purchase Price") equal to the lesser of:

●
  the lowest sale price of the Company's Common Stock on the purchase date; and

●
  the average of the three lowest closing sale prices for the Company's Common Stock during the fifteen consecutive business days ending on the business day immediately preceding the purchase date of such shares.

In addition, the Purchase Agreement also provides for accelerated purchases and other terms and conditions as more fully described in Note 18.

Actual sales of shares of Common Stock to Lincoln Park under the Purchase Agreement will depend on a variety of factors to be determined by the Company from time to time, including, among others, market conditions, the trading price of the Common Stock and determinations by the Company as to the appropriate sources of funding for the Company and its operations. Lincoln Park has no right to require any sales by the Company but is obligated to make purchases from the Company as it directs in accordance with the Purchase Agreement. Lincoln Park has covenanted not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of the Company's shares.

In April 2020, in connection with the execution of the Purchase Agreement, the Company sold, and Lincoln Park purchased, 1.0 million shares of Common Stock for a purchase price of $100,000 (“Original Purchase”). Due to the terms of the Purchase Agreement as described above, management is not currently expecting the related proceeds from this agreement to be sufficient to sustain operations for an extended period of time.

CARES Act Financing

       On March 27, 2020, President Trump signed into law the “Coronavirus Aid, Relief and Economic Security Act (“CARES Act”). On May 4, 2020, the Company entered into a loan agreement (“PPP Loan”) with Comerica Bank (“Comerica”) under the Paycheck Protection Program (the “PPP”), which is part of the CARES Act administered by the United States Small Business Administration (“SBA”). As part of the application for these funds, the Company in good faith, has certified that the current economic uncertainty made the loan request necessary to support the ongoing operations of the Company. This certification further requires the Company to take into account our current business activity and our ability to access other sources of liquidity sufficient to support ongoing operations in a manner that is not significantly detrimental to the business. Under the PPP, the Company received proceeds of approximately $1,571,000, from the PPP Loan. In accordance with the requirements of the PPP, the Company intends to use proceeds from the PPP Loan primarily for payroll costs, rent and utilities. The PPP Loan has a 1.00% interest rate per annum, matures on May 4, 2022 and is subject to the terms and conditions applicable to loans administered by the SBA under the PPP. Under the terms of PPP, all or certain amounts of the PPP Loan may be forgiven if they are used for qualifying expenses as described in the CARES Act, which the Company continues to evaluate.

On March 11, 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. The COVID-19 pandemic is affecting the United States and global economies and may affect the Company's operations and those of third parties on which the Company relies. Additionally, as the duration of the COVID-19 pandemic is difficult to assess or predict, the impact of the COVID-19 pandemic on the financial markets may reduce our ability to access capital, which could negatively impact the Company's short-term and long-term liquidity. These effects could have a material impact on the Company's liquidity, capital resources, operations and business and those of the third parties on which the Company relies.

Considering the financings consummated in 2020, as well as our projected cash requirements, and assuming we are unable to generate incremental revenue, our available cash will be insufficient to satisfy our cash requirements for the next twelve months from the date of this filing. At May 6, 2020, cash on hand approximated $2,012,000 of which approximately $1,571,000 was the PPP loan and is to be used primarily for payroll costs, rent and utilities. Based on the Company’s rate of cash consumption in the first quarter of 2020 and the last quarter of 2019, the Company estimates it will need additional capital in the third quarter of 2020 and its prospects for obtaining that capital are uncertain. As a result of the Company’s historical losses and financial condition, there is substantial doubt about the Company’s ability to continue as a going concern.

To address our working capital requirements, management has begun instituting several cost cutting measures and may utilize cash proceeds available under the Lincoln Park facility. Additionally, management may seek additional equity and/or debt financing through the issuance of additional debt and/or equity securities or may seek strategic or other transactions intended to increase shareholder value. There are currently no financing arrangements to support our projected cash shortfall, including commitments to purchase additional debt and/or equity securities, or other agreements, and no assurances can be given that we will be successful in raising additional debt and/or equity securities, or entering into any other transaction that addresses our ability to continue as a going concern.

 In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying consolidated balance sheet is dependent upon continued operations of the Company, which, in turn, is dependent upon the Company’s ability to continue to raise capital and generate positive cash flows from operations. However, the Company operates in markets that are emerging and highly competitive. There is no assurance that the Company will be able to obtain additional capital, operate at a profit or generate positive cash flows in the future. Therefore, management’s plans do not alleviate the substantial doubt of the Company’s ability to continue as a going concern.

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements are prepared under the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 105-10, Generally Accepted Accounting Principles, in accordance with accounting principles generally accepted in the U.S. (“GAAP”).

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. The Company’s wholly-owned subsidiaries are: XImage Corporation, a California Corporation; ImageWare Systems ID Group, Inc., a Delaware corporation (formerly Imaging Technology Corporation); I.W. Systems Canada Company, a Nova Scotia unlimited liability company; ImageWare Digital Photography Systems, LLC, a Nevada limited liability company (formerly Castleworks LLC); Digital Imaging International GmbH, a company formed under German laws; and Image Ware Mexico S de RL de CV, a company formed under Mexican laws. All significant intercompany transactions and balances have been eliminated.

Operating Cycle

Assets and liabilities related to long-term contracts are included in current assets and current liabilities in the accompanying consolidated balance sheets, although they will be liquidated in the normal course of contract completion which may take more than one operating cycle.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expense during the reporting period. Significant estimates include the evaluation of our ability to continue as a going concern, the allowance for doubtful accounts receivable, deferred tax asset valuation allowances, recoverability of goodwill, assumptions used in the Black-Scholes model to calculate the fair value of share based payments, fair value of financial instruments issued with and affected by the Series C Preferred Financing (defined below), fair value of Series A Preferred (defined below), assumptions used in the application of revenue recognition policies, assumptions used in the derivation of the Company’s incremental borrowing rate used in the computation of the Company’s operating lease liabilities and assumptions used in the application of fair value methodologies to calculate the fair value of pension assets and obligations. Actual results could differ from estimates.

Accounts Receivable

In the normal course of business, the Company extends credit without collateral requirements to its customers that satisfy pre-defined credit criteria. Accounts receivable are recorded net of an allowance for doubtful accounts. Accounts receivable are considered delinquent when the due date on the invoice has passed. The Company records its allowance for doubtful accounts based upon its assessment of various factors. The Company considers historical experience, the age of the accounts receivable balances, the credit quality of its customers, current economic conditions and other factors that may affect customers’ ability to pay to determine the level of allowance required. Accounts receivable are written off against the allowance for doubtful accounts when all collection efforts by the Company have been unsuccessful.

Inventories

Finished goods inventories are stated at the lower of cost, determined using the average cost method, or net realizable value. See Note 6.

Property, Equipment and Leasehold Improvements

Property and equipment, consisting of furniture and equipment, are stated at cost and are being depreciated on a straight-line basis over the estimated useful lives of the assets, which generally range from three to five years. Maintenance and repairs are charged to expense as incurred. Major renewals or improvements are capitalized. When assets are sold or abandoned, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is recognized. Expenditures for leasehold improvements are capitalized. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the remaining lease term or the estimated useful lives of the improvements.

Revenue Recognition. Effective January 1, 2018, we adopted Accounting Standards Codification (“ASC”), Topic 606, Revenue from Contracts with Customers (“ASC 606”), using the modified retrospective transition method.

In accordance with ASC 606, revenue is recognized when control of the promised goods or services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services.

The core principle of the standard is that we should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services. To achieve that core principle, we apply the following five step model:

1.
  Identify the contract with the customer;

2.
  Identify the performance obligation in the contract;

3.
  Determine the transaction price;

4.
  Allocate the transaction price to the performance obligations in the contract; and

5.
  Recognize revenue when (or as) each performance obligation is satisfied.

At contract inception, we assess the goods and services promised in a contract with a customer and identify as a performance obligation each promise to transfer to the customer either: (i) a good or service (or a bundle of goods or services) that is distinct or (ii) a series of distinct goods or services that are substantially the same and that have the same pattern of transfer to the customer. We recognize revenue only when we satisfy a performance obligation by transferring a promised good or service to a customer.

Determining the timing of the satisfaction of performance obligations as well as the transaction price and the amounts allocated to performance obligations requires judgement.

We disclose disaggregation of our customer revenue by classes of similar products and services as follows:

●
  Software licensing and royalties;

●
  Computer hardware and identification media;

●
  Services; and

●
  Post-contract customer support.

Software licensing and royalties

Software licenses consist of revenue from the sale of software for identity management applications. Our software licenses are functional intellectual property and typically provide customers with the right to use our software in perpetuity as it exists when made available to the customer. We recognize revenue from software licensing at a point in time upon delivery, provided all other revenue recognition criteria are met.

Royalties consist of revenue from usage-based arrangements and guaranteed minimum-based arrangements. We recognize revenue for royalty arrangements at the later of (i) when the related sales occur, or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied.

Computer hardware and identification media

We generate revenue from the sale of computer hardware and identification media. Revenue for these items is recognized upon delivery of these products to the customer, provided all other revenue recognition criteria are met.

Services

Services revenue is comprised primarily of software customization services, software integration services, system installation services and customer training. Revenue is generally recognized upon completion of services and customer acceptance provided all other revenue recognition criteria are met.

Post-contract customer support (“PCS”)

Post contract customer support consists of maintenance on software and hardware for our identity management solutions. We recognize PCS revenue from periodic maintenance agreements. Revenue is generally recognized ratably over the respective maintenance periods provided no significant obligations remain. Costs related to such contracts are expensed as incurred.

Arrangements with multiple performance obligations

A performance obligation is a promise in a contract to transfer a distinct good or service to the customer. In addition to selling software licenses, hardware and identification media, services and post-contract customer support on a standalone basis, certain contracts include multiple performance obligations. For such arrangements, we allocate revenue to each performance obligation based on our best estimate of the relative standalone selling price. The standalone selling price for a performance obligation is the price at which we would sell a promised good or service separately to a customer. The primary methods used to estimate standalone selling price are as follows: (i) the expected cost-plus margin approach, under which we forecast our expected costs of satisfying a performance obligation and then add an appropriate margin for that distinct good or service and (ii) the percent discount off of list price approach.

Contract costs

We recognize an asset for the incremental costs of obtaining a contract with a customer if we expect the benefit of those costs to be longer than one year. We apply a practical expedient to expense costs as incurred for costs to obtain a contract when the amortization period is one year or less. At December 31, 2018, we had recorded approximately $147,000 in contract costs relating to capitalized commissions. During the year ended December 31, 2019, we recognized approximately $29,000 of capitalized contract costs as expense. Such expense is included as a component of operating expense and is included under the caption “Sales and marketing” in our consolidated statement of operations for the year ended December 31, 2019. We recorded no additional contract costs in the year ended December 31, 2019. We recognized approximately $132,000 of revenue during the year ended December 31, 2019 that was related to contract costs at the beginning of the period.

Other items

We do not offer rights of return for our products and services in the normal course of business.

Sales tax collected from customers is excluded from revenue.

The adoption of ASC 606 as of January 1, 2018 resulted in a cumulative positive adjustment to beginning accumulated deficit and accounts receivable of approximately $96,000. The following table sets forth our disaggregated revenue for the years ended December 31, 2019 and 2018:

	Year Ended December 31,
Net Revenue	2019	2018
(dollars in thousands)

Software and royalties	$489	$1,334
Hardware and consumables	96	133
Services	338	294
Maintenance	2,583	2,643
Total net revenue	$3,506	$4,404

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including accounts receivable, accounts payable, accrued expense, and deferred revenue, the carrying amounts approximate fair value due to their relatively short maturities.

Lease Liabilities and Operating Lease Right-of-Use Assets

The Company is a party to certain contractual arrangements for office space which meet the definition of leases under Accounting Standards Codification (“ASC”) Topic 842 – Leases (“ASC 842”). In accordance with ASC 842, the Company has determined that such arrangements are operating leases and accordingly the Company has, as of January 1, 2019, recorded operating lease right-of-use assets and related lease liability for the present value of the lease payments over the lease terms using the Company’s estimated weighted-average incremental borrowing rate of approximately 14.5%. The Company has utilized the practical expedient regarding lease and nonlease components and has combined such items into a single combined component. The Company has also utilized the practical expedient regarding leases of twelve months or less and has excluded such leases from its computation of lease liability and related right-of-use assets. The Company has also elected the optional transition package of practical expedients which include:

 A package of practical expedient to not reassess:

●
  Whether a contract is or contains a lease

●
  Lease classification

●
  Initial direct costs

Goodwill

The Company annually, or more frequently if events or circumstances indicate a need, tests the carrying amount of goodwill for impairment. The Company performs its annual impairment test in the fourth quarter of each year. In December 2018, the Company adopted the provisions of ASU 2017-04, “Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment.” The provisions of ASU 2017-04 eliminate the requirement to calculate the implied fair value of goodwill to measure a goodwill impairment charge. Instead, entities will record an impairment charge based on the excess of a reporting unit’s carrying amount over its fair value. Entities that have reporting units with zero or negative carrying amounts, will no longer be required to perform a qualitative assessment assuming they pass the simplified impairment test. The Company continues to have only one reporting unit, Identity Management, which at December 31, 2019, had a negative carrying amount of approximately $8,762,000. Based on the results of the Company’s impairment testing, the Company determined that its goodwill was not impaired as of December 31, 2019 and December 31, 2018.

Intangible and Long-Lived Assets

Intangible assets are carried at their cost less any accumulated amortization.  Any costs incurred to renew or extend the life of an intangible or long-lived asset are reviewed for capitalization. The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate their net book value may not be recoverable. When such factors and circumstances exist, the Company compares the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amount. Impairment, if any, is based on the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows, of those assets and is recorded in the period in which the determination is made. As of December 31, 2019, and through the date of this Annual Report, the Company’s management believes there is no impairment of its long-lived assets. There can be no assurance, however, that market conditions will not change or demand for the Company’s products under development will continue. Either of these could result in future impairment of long-lived assets.

Derivative Liabilities

The Company accounts for its derivative instruments under the provisions of ASC 815, “Derivatives and Hedging”. Under the provisions of ASC 815, the Company identified embedded features within the Series C Preferred host contract that qualify as derivative instruments and require bifurcation.

The Company determined that the conversion option, redemption option and participating dividend feature contained in the Series C Preferred host instrument required bifurcation. The Company valued the bifurcatable features at fair value. Such liabilities aggregated approximately $833,000 at inception and are classified as current liabilities on the Company’s consolidated balance sheets under the caption “Derivative liabilities”. The Company will revalue these features at each balance sheet date and record any change in fair value in the determination of period net income or loss. Such amounts are recorded in the caption “Change in fair value of derivative liabilities” in the Company’s consolidated statements of operations. During the twelve months ended December 31, 2019, the Company recorded a decrease to these derivative liabilities using fair value methodologies of approximately $696,000. As a result of this decrease, such liabilities aggregated approximately $369,000 at December 31, 2019. During the twelve months ended December 31, 2018, the Company recorded an increase to these derivative liabilities using fair value methodologies of approximately $232,000 which resulted in a December 31, 2018 aggregated balance of approximately $1,065,000

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. The Company places its cash with high quality financial institutions and at times during the years ended December 31, 2019 and 2018, exceeded the FDIC insurance limits of $250,000. Sales are typically made on credit and the Company generally does not require collateral. The Company performs ongoing credit evaluations of its customers’ financial condition and maintains an allowance for doubtful accounts. The Company considers historical experience, the age of the accounts receivable balances, the credit quality of its customers, current economic conditions and other factors that may affect customers’ ability to pay to determine the level of allowance required. Accounts receivable are presented net of an allowance for doubtful accounts of approximately $7,000 and $0 at December 31, 2019 and 2018, respectively.

For the year ended December 31, 2019, two customers accounted for approximately 37% or $1,301,000 of total revenue and had trade receivables of approximately $161,000 as of the end of the year.  For the year ended December 31, 2018, one customer accounted for approximately 36% or $1,573,000 of total revenue and had trade receivables of approximately $0 as of the end of the year.

Stock-Based Compensation

At December 31, 2019, the Company had one stock-based compensation plan for employees and nonemployee directors, which authorizes the granting of various equity-based incentives including stock options and restricted stock.

The Company estimates the fair value of its stock options using a Black-Scholes option-pricing model, consistent with the provisions of ASC 718, “Compensation – Stock Compensation”. The fair value of stock options granted is recognized to expense over the requisite service period. Stock-based compensation expense for all share-based payment awards is recognized using the straight-line single-option method. Stock-based compensation expense is reported in operating expense based upon the departments to which substantially all of the associated employees report and credited to additional paid-in-capital. Stock-based compensation expense related to equity options was approximately $643,000 and $1,272,000 for the years ended December 31, 2019 and 2018, respectively.

ASC 718 requires the use of a valuation model to calculate the fair value of stock-based awards. The Company has elected to use the Black-Scholes option-pricing model, which incorporates various assumptions including volatility, expected life, and interest rates. The Company is required to make various assumptions in the application of the Black-Scholes option-pricing model. The Company has determined that the best measure of expected volatility is based on the historical weekly volatility of the Company’s Common Stock. Historical volatility factors utilized in the Company’s Black-Scholes computations for options granted during the years ended December 31, 2019 and 2018 ranged from 64% to 57%. The Company has elected to estimate the expected life of an award based upon the SEC approved “simplified method” noted under the provisions of Staff Accounting Bulletin Topic 14. The expected term used by the Company during the years ended December 31, 2019 and 2018 was 5.17 years. The difference between the actual historical expected life and the simplified method was immaterial. The interest rate used is the risk-free interest rate and is based upon U.S. Treasury rates appropriate for the expected term. Interest rates used in the Company’s Black-Scholes calculations for the years ended December 31, 2019 and 2018 averaged 2.58%. Dividend yield is zero as the Company does not expect to declare any dividends on the Company’s common shares in the foreseeable future.

In addition to the key assumptions used in the Black-Scholes model, the estimated forfeiture rate at the time of valuation is a critical assumption. The Company has adopted the provisions of ASU 2016-09 and will continue to use an estimated annualized forfeiture rate of approximately 0% for corporate officers, 4.1% for members of the Board of Directors and 6.0% for all other employees. The Company reviews the expected forfeiture rate annually to determine if that percent is still reasonable based on historical experience.

Restricted stock units are recorded at the grant date fair value with corresponding compensation expense recorded ratably over the requisite service period.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, Accounting for Income Taxes, (ASC 740).Current income tax expense or benefit is the amount of income taxes expected to be payable or refundable for the current year. A deferred income tax asset or liability is computed for the expected future impact of differences between the financial reporting and tax bases of assets and liabilities and for the expected future tax benefit to be derived from tax credits and loss carryforwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

ASC 740 requires a company to first determine whether it is more-likely-than-not (defined as a likelihood of more than fifty percent) that a tax position will be sustained based on its technical merits as of the reporting date, assuming that taxing authorities will examine the position and have full knowledge of all relevant information. A tax position that meets this more-likely-than-not threshold is then measured and recognized at the largest amount of benefit that is greater than fifty percent likely to be realized upon effective settlement with a taxing authority.  The amount accrued for uncertain tax positions was $0 at December 31, 2019 and 2018.

The Company’s uncertain tax position relative to unrecognized tax benefits and any potential increase in these liabilities relates primarily to the allocations of revenue and costs among the Company’s global operations and the impact of tax rulings made during the period affecting its tax positions. The Company’s existing tax positions could result in liabilities for unrecognized tax benefits. The Company recognizes interest and/or penalties related to uncertain tax positions in income tax expense. The amount of interest and penalties accrued as of December 31, 2019 and 2018 was $0.

Significant judgment is required in evaluating the Company’s uncertain tax positions and determining the Company’s provision for income taxes. No assurance can be given that the final tax outcome of these matters will not be different from that which is reflected in the Company’s historical income tax provisions and accruals. The Company adjusts these items in light of changing facts and circumstances. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will impact the provision for income taxes in the period in which such determination is made.

Foreign Currency Translation

The financial position and results of operations of the Company’s foreign subsidiaries are measured using the foreign subsidiary’s local currency as the functional currency. Revenue and expense of such subsidiaries have been translated into U.S. dollars at weighted-average exchange rates prevailing during the period. Assets and liabilities have been translated at the rates of exchange on the balance sheet date. The resulting translation gain and loss adjustments are recorded directly as a separate component of shareholders’ equity, unless there is a sale or complete liquidation of the underlying foreign investments. The Company translates foreign currencies of its German, Canadian and Mexican subsidiaries. The cumulative translation adjustment, which is recorded in accumulated other comprehensive loss, decreased approximately $1,000 for the year ended December 31, 2019, and increased approximately $27,000 for the year ended December 31, 2018.

Comprehensive Loss

Comprehensive loss consists of net gains and losses affecting shareholders’ deficit that, under generally accepted accounting principles, are excluded from net loss. For the Company, the only items are the cumulative translation adjustment and the additional minimum liability related to the Company’s defined benefit pension plan, recognized pursuant to ASC 715-30, “Compensation - Retirement Benefits - Defined Benefit Plans – Pension”.

Advertising Costs

The Company expenses advertising costs as incurred. The Company incurred approximately $5,000 in advertising expense during the years ended December 31, 2019 and December 31, 2018.

Loss Per Share

Basic loss per common share is calculated by dividing net loss available to common shareholders for the period by the weighted-average number of common shares outstanding during the period. Diluted loss per common share is calculated by dividing net loss available to common shareholders for the period by the weighted-average number of common shares outstanding during the period, adjusted to include, if dilutive, potential dilutive shares consisting of convertible preferred stock, convertible lines of credit, stock options and warrants, calculated using the treasury stock and if-converted methods.  For diluted loss per share calculation purposes, the net loss available to common shareholders is adjusted to add back any preferred stock dividends in the consolidated statements of operations for the respective periods.

(Amounts in thousands, except share and per share amounts)
	Year Ended December 31,
Numerator for basic and diluted loss per share:	2019	2018
Net loss	$(11,581)	$(12,550)
Preferred dividends, deemed dividends and accretion	(5,670)	(3,913)
Net loss available to common shareholders	$(17,251)	$(16,463)

Denominator for basic and diluted loss per share — weighted-average shares outstanding	104,372,048	95,210,572

Basic and diluted loss per share:
Net loss available to common shareholders	$(0.17)	$(0.17)

The following potential dilutive securities have been excluded from the computations of diluted weighted-average shares outstanding as their effect would have been antidilutive:

Potential Dilutive Securities:	Common Share Equivalents at December 31, 2019	Common Share Equivalents at December 31, 2018
Convertible redeemable preferred stock – Series A	32,580,000	32,580,000
Convertible redeemable preferred stock – Series B	46,029	46,029
Convertible redeemable preferred stock – Series C	10,000,000	10,000,000
Stock options	7,204,672	7,227,248
Warrants	1,733,856	1,813,856
Total Potential Dilutive Securities	51,564,557	51,667,133

Recently Issued Accounting Standards

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies, which are adopted by us as of the specified effective date. Unless otherwise discussed, the Company’s management believes the impact of recently issued standards not yet effective will not have a material impact on the Company’s consolidated financial statements upon adoption.

FASB ASU No. 2016-13. In June 2016, the FASB issued Accounting Standard Update (“ASU No. 2016-13”), Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU No. 2016-13 changes the impairment model for most financial assets and certain other instruments. For trade and other receivables, held-to-maturity debt securities, loans and other instruments, entities will be required to use a new forward-looking “expected loss” model that will replace today’s “incurred loss” model and generally will result in the earlier recognition of allowances for losses. For available-for-sale debt securities with unrealized losses, entities will measure credit losses in a manner similar to current practice, except that the losses will be recognized as an allowance. This guidance is effective for fiscal years beginning after December 15, 2019 including interim periods within those fiscal years. The adoption of this standard will not have a material impact on the Company’s consolidated financial statements.

 FASB ASU No. 2018-13. In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820) —Disclosure Framework —Changes to the Disclosure Requirements for Fair Value Measurement” (“ASU 2018-13”). The amendments in this update improve the effectiveness of fair value measurement disclosures. ASU 2018-13 is effective for fiscal years ending after December 15, 2019. Early adoption is permitted. The adoption of this standard should be applied to all periods presented. The adoption of this standard will not have a material impact on the Company’s consolidated financial statements.

FASB ASU No. 2018-14. In August 2018, the FASB issued ASU 2018-14, “Compensation —Retirement Benefits —Defined Benefit Plans —General (Subtopic 715-20) —Disclosure Framework —Changes to the Disclosure Requirements for Defined Benefit Plans” (“ASU 2018-14”). The amendments in this update remove defined benefit plan disclosures that are no longer considered cost-beneficial, clarify the specific requirements of disclosures, and add disclosure requirements identified as relevant. ASU 2018-14 is effective for fiscal years ending after December 15, 2020. Early adoption is permitted. The adoption of this standard should be applied to all periods presented. The adoption of this standard will not have a material impact on the Company’s consolidated financial statements.

FASB ASU No. 2018-15. In August 2018, the FASB issued ASU 2018-15, “Intangibles —Goodwill and Other —Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract” (“ASU 2018-15”). The amendments in this update align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). ASU 2018-15 is effective for fiscal years ending after December 15, 2019. Early adoption is permitted. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

FASB ASU No. 2018-18. In November 2018, the FASB issued ASU No. 2018-18, “Collaborative Arrangements (Topic 808): Clarifying the Interaction Between Topic 808 and Topic 606”.  The ASU provides more comparability in the presentation of revenue for certain transactions between collaborative arrangement participants and only allows a company to present units of account in collaborative arrangements that are within the scope of the revenue recognition standard together with revenue accounted for under the revenue recognition standard. The parts of the collaborative arrangement that are not in the scope of the revenue recognition standard should be presented separately from revenue accounted for under the revenue recognition standard.  The amendments in ASU No. 2018-18 are effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years.  The adoption of this standard will not have a material impact on the Company’s consolidated financial statements.

FASB ASU No. 2019-12. In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes (Topic 740).  The amendments in this update simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance.  Early adoption of the amendments is permitted.  For public business entities, the amendments in this update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020.  The adoption of this standard will not have a material impact on the Company’s consolidated financial statements.

3.  FAIR VALUE ACCOUNTING

The Company accounts for fair value measurements in accordance with ASC 820, “Fair Value Measurements and Disclosures”, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.

ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC 820 are described below:

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2
Applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

The following table sets forth the Company’s financial assets and liabilities measured at fair value by level within the fair value hierarchy. As required by ASC 820, assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	Fair Value at December 31, 2019
($ in thousands)	Total	Level 1	Level 2	Level 3
Assets:
Pension assets	$1,713	$—	$—	$1,713
Totals	$1,713	$—	$—	$1,713
Liabilities:
Derivative liabilities	$369	$—	$—	$369
Totals	$369	$—	$—	$369

	Fair Value at December 31, 2018
($ in thousands)	Total	Level 1	Level 2	Level 3
Assets:
Pension assets	$1,734	$—	$—	$1,734
Totals	$1,734	$—	$—	$1,734
Liabilities:
Derivative liabilities	$1,065	$—	$—	$1,065
Totals	$1,065	$—	$—	$1,065

The Company’s German pension plan is funded by insurance contract policies whereby the insurance company guarantees a fixed minimum return. The Company has determined that the pension assets are appropriately classified within Level 3 of the fair value hierarchy because they are valued using actuarial valuation methodologies which approximate cash surrender value that cannot be corroborated with observable market data. All plan assets are managed in a policyholder pool in Germany by outside investment managers. The investment manager is responsible for the investment strategy of the insurance premiums that Company submits and does not hold individual assets per participating employer. The German Federal Financial Supervisory oversees and supervises the insurance contracts.

As of December 31, 2019, the Company had embedded features contained in the Series C Preferred host instrument (issued in September 2018) that qualified for derivative liability treatment.  The recorded fair market value of these features was approximately $369,000 and $1,065,000 at December 31, 2019 and 2018, respectively, and are classified as a current liability in the consolidated balance sheets as of December 31, 2019 and 2018. The fair value of the Company’s derivative liabilities are classified within Level 3 of the fair value hierarchy because they are valued using pricing models that incorporate management assumptions that cannot be corroborated with observable market data.  The Company uses the lattice framework, Monte-Carlo simulations and other fair value methodologies in the determination of the fair value of derivative liabilities.

As more fully described in Note 14 to these Consolidated Financial Statements, on September 10, 2018, the Company’s Board of directors declared a Dividend Warrant for Holders of Series A Preferred. The Company evaluated this warrant issuance in conjunction with the Series A Preferred becoming junior to the Series C Preferred in liquidation preference and determined such warrants and changes in liquidation preference to be in effect a modification of the Series A Preferred. To determine the effect of this modification, the Company, using fair value methodologies, determined the value of the Series A Preferred both pre and post warrant issuance. The valuation indicated an increase in the fair value of the Series A Preferred post issuance of approximately $92,000. The Company recorded this incremental increase as a deemed dividend.

Some of the aforementioned fair value methodologies are affected by the Company’s stock price as well as assumptions regarding the expected stock price volatility over the term of the derivative liabilities in addition to the probability of future events. Significant assumptions used in the fair value methodologies during 2019 and 2018 are a risk-free rate of 2.47% to 1.57%, equity volatility of 75.0% to 57%, effective life of 4.69 years to 1.69 years, and a preferred stock dividend rate of 10.0%.Additionally, management has made certain estimates regarding the timing of potential change of control events.

The Company monitors the activity within each level and any changes with the underlying valuation techniques or inputs utilized to recognize if any transfers between levels are necessary.  That determination is made, in part, by working with outside valuation experts for Level 3 instruments and monitoring market related data and other valuation inputs for Level 1 and Level 2 instruments.

The reconciliations of Level 3 pension assets measured at fair value in 2019 and 2018 are presented below:

($ in thousands)	December 31, 2019	December 31, 2018

Pension assets:
Fair value at beginning of year	$1,734	$1,806
Return on plan assets	80	82
Company contributions and benefits paid, net	(68)	(70)
Effect of rate changes	(33)	(84)
Fair value at end of year	$1,713	$1,734

The reconciliations of Level 3 derivative liabilities measured at fair value in 2019 and 2018 are presented below:

($ in thousands)	December 31, 2019	December 31, 2018

Derivative liabilities
Fair value at beginning of year	$1,065	$-
Issuances from Series C Preferred Financing	-	833
Change in fair value included in earnings	(696)	232
Fair value at end of year	$369	$1,065

4.  INTANGIBLE ASSETS AND GOODWILL

The carrying amounts of the Company’s patent intangible assets were $70,000 and $82,000 as of December 31, 2019 and 2018, respectively, which includes accumulated amortization of $589,000 and $577,000 as of December 31, 2019 and 2018, respectively.  Amortization expense for patent intangible assets was $12,000 for the years ended December 31, 2019 and 2018. Patent intangible assets are being amortized on a straight-line basis over their remaining life of approximately 6.5 years. There was no impairment of the Company’s intangible assets during the years ended December 31, 2019 and 2018.

The Company annually, or more frequently if events or circumstances indicate a need, tests the carrying amount of goodwill for impairment. The Company performs its annual impairment test in the fourth quarter of each year. In December 2019, the Company adopted the provisions of ASU 2017-04, "Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment". The provisions of ASU 2017-04 eliminate the requirement to calculate the implied fair value of goodwill to measure a goodwill impairment charge. Instead, entities will record an impairment charge based on the excess of a reporting unit's carrying amount over its fair value. Entities that have reporting units with zero or negative carrying amounts, will no longer be required to perform a qualitative assessment assuming they pass the simplified impairment test. The Company continues to have only one reporting unit, Identity Management which, at December 31, 2019, had a negative carrying amount of approximately $8,762,000. Based on the results of the Company's impairment testing, the Company determined that its goodwill was not impaired during the years ended December 31, 2019 and 2018.

The estimated acquired intangible amortization expense for the next five fiscal years is as follows:

Fiscal Year Ended December 31,	Estimated Amortization Expense ($ in thousands)
2020	$12
2021	12
2022	12
2023	12
2024	12
Thereafter	10
Totals	$70

5.  RELATED PARTIES

Convertible Lines of Credit

At January 1, 2018, the Company had certain convertible Lines of Credit borrowing facilities with two members of the Company’s Board of Directors. Before their termination, (described more fully below), these convertible Lines of Credit bore interest at 8% per annum and were convertible into that number of shares of the Company’s common stock equal to the quotient obtained by dividing the outstanding balance by $1.25. These convertible Lines of Credit had a maturity date of December 31, 2018.

The Company evaluated the Lines of Credit and determined that the instruments contained a contingent beneficial conversion feature, i.e. an embedded conversion right that enabled the holder to obtain the underlying Common Stock at a price below market value. The beneficial conversion feature was contingent, as the terms of the conversion did not permit the Company to compute the number of shares that the holder would receive if the contingent event occurred (i.e. future borrowings under the Line of Credit). The Company has considered the accounting for this contingent beneficial conversion feature using the guidance in ASC 470, Debt. The guidance in ASC 470 states that a contingent beneficial conversion feature in an instrument shall not be recognized in earnings until the contingency is resolved. The beneficial conversion features of borrowings under the Line of Credit were to be measured using the intrinsic value calculated at the date the contingency is resolved using the conversion price and trading value of the Company’s Common Stock at the date the Lines of Credit were issued (commitment date).

For the years ended December 31, 2019 and 2018, the Company recorded approximately $0 and $30,000, respectively, in debt discount attributable to beneficial conversion feature and accreted approximately $0 and $162,000, respectively, of debt discount. Such expense is recorded as a component of interest expense in the Company’s consolidated statements of operations.

On September 10, 2018, the Company entered into an agreement with the board members, pursuant to which they agreed to exchange approximately $6.3 million and $0.6 million, respectively, of outstanding debt (including accrued and unpaid interest) owed under the terms of their respective Lines of Credit for an aggregate of 6,896 shares of the Company’s Series A Preferred. As a result of this exchange, all indebtedness, liabilities and other obligations arising under the Lines of Credit were terminated, cancelled and deemed satisfied in full. Because the holders of the Lines of Credit are members of the Company’s Board of Directors and shareholders of the Company, they are considered related parties and the exchange transaction is considered a capital transaction and is recorded within the equity accounts of the Company.

Notes Payable

On February 12, 2020, the Company entered into a factoring agreement with a member of the Company’s Board of Directors for $350,000. Such amount is to be repaid with the proceeds from certain of the Company’s trade accounts receivable approximating $500,000 and are due no later than 21 days after February 12, 2020. As of May 15, 2020, despite collection of the Company’s trade accounts receivable, $315,000 of such amounts have not been repaid and the Company is seeking an extension from the Board member.

In April 2020, the Company received an aggregate amount of $550,000 from two members of the Company’s Board of Directors. Terms of repayment are currently being negotiated between the Company and Board Members.

Professional Services Agreement

During the year ended December 31, 2018, the Company entered into professional services agreement with a firm whose managing director is also a member of the Company’s Board of Directors. During the year ended December 31, 2018, the Company recorded and paid one-half of the aggregate fee of $50,000 with the remaining payment being made during the year ended December 31, 2019.

6.  INVENTORY

Inventories of $615,000 as of December 31, 2019 were comprised of work in process of $608,000, representing direct labor costs on in-process projects and finished goods of $7,000 net of reserves for obsolete and slow-moving items of $3,000.

Inventories of $29,000 as of December 31, 2018 were comprised of work in process of $21,000 representing direct labor costs on in-process projects and finished goods of $8,000 net of reserves for obsolete and slow-moving items of $3,000.

Appropriate consideration is given to obsolescence, excessive levels, deterioration and other factors in evaluating net realizable value and required reserve levels.

7.  PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2019 and 2018, consisted of:

($ in thousands)	2019	2018

Equipment	$996	$967
Leasehold improvements	77	77
Furniture	257	255
	1,330	1,299
Less accumulated depreciation	(1,114)	(1,055)
	$216	$244

Total depreciation expense for the years ended December 31, 2019 and 2018 was approximately $59,000 and $39,000, respectively.

8.  ACCRUED EXPENSE

Principal components of accrued expense consist of:

($ in thousands)	December 31, 2019	December 31, 2018

Compensated absences	$385	$352
Wages, payroll taxes and sales commissions	6	44
Customer deposits	18	30
Rent	—	14
Royalties	72	72
Pension and employee benefit plans	58	48
Accrued financing fees	500	100
Professional services	121	45
Income and sales taxes	50	79
Dividends	40	42
Other	62	62
	$1,312	$888

9.  INCOME TAXES

The Company accounts for income taxes in accordance with ASC 740, Accounting for Income Taxes, (ASC 740). Deferred income taxes are recognized for the tax consequences related to temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for tax purposes at each year-end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is established when necessary based on the weight of available evidence, if it is considered more likely than not that all or some portion of the deferred tax assets will not be realized. Income tax expense is the sum of current income tax plus the change in deferred tax assets and liabilities.  The Company has established a valuation allowance against its deferred tax asset due to the uncertainty surrounding the realization of such asset.

The significant components of the income tax provision are as follows:

($ in thousands)	Year Ended December 31,
Current	2019	2018
Federal	$—	$—
State	—	—
Foreign	10	11

Deferred
Federal	—	—
State	—	—
Foreign	—	—

	$10	$11

The following is a schedule of the deferred tax assets and liabilities as of December 31, 2019 and 2018:

($ in thousands)	2019	2018
Deferred tax assets:
Net operating loss carryforwards	$21,981	$19,881
Stock based compensation	1,678	2,318
Reserves and accrued expense	118	45
Gross deferred tax assets	23,777	22,244
Valuation allowance	(23,643)	(22,159)
Gross deferred tax assets after valuation allowance	134	85
Deferred tax liability - Intangible and fixed assets	(134)	(85)

Net deferred tax liabilities	$—	$—

A reconciliation of the provision for income taxes to the amount computed by applying the statutory income tax rates to loss before income taxes is as follows:

	2019	2018

Amounts computed at statutory rates	$(2,432)	$(2,636)
State income tax, net of federal benefit	(579)	(1,051)
Change in net operating loss carryforwards	879	(3,012)
Equity compensation	617	—
Non-deductible interest	(146)	36
Foreign tax rate differential	184	210
Other	3	3
Net change in valuation allowance on deferred tax assets	1,484	6,461

	$10	$11

The Company has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets.

At December 31, 2019, the Company had federal net operating loss carryforwards of approximately $63,216,000, that begin to expire in 2023. The Company has federal net operating losses of approximately $23,753,000 that arose after the 2017 tax year and will carryforward indefinitely, the utilization of which is limited to 80% of taxable income in any given year. The Company has net operating loss carryforwards of approximately for the state of California that will begin to expire in 2035.

The Internal Revenue Code (the “Revenue Code”) limits the availability of certain tax credits and net operating losses that arose prior to certain cumulative changes in a corporation’s ownership resulting in a change of control of the Company. The Company’s use of its net operating loss carryforwards and tax credit carryforwards will be significantly limited because the Company believes it underwent “ownership changes”, as defined under Section 382 of the Revenue Code, in several years, though the Company has not performed a study to determine the limitation. The Company continues to disclose the tax effect of the net operating loss carryforwards at their original amount in the table above as the actual limitation has not yet been quantified. The Company has also established a full valuation allowance for substantially all deferred tax assets due to uncertainties surrounding its ability to generate future taxable income to realize these assets. Since substantially all deferred tax assets are fully reserved, future changes in tax benefits will not impact the effective tax rate. Management periodically evaluates the recoverability of the deferred tax assets. If it is determined at some time in the future that it is more likely than not that deferred tax assets will be realized, the valuation allowance would be reduced accordingly at that time.

Tax returns for the years 2015 through 2019 are subject to examination by taxing authorities. The Company and its subsidiaries are subject to U.S. federal and state income tax, and in the normal course of business, its income tax returns are subject to examination by the relevant taxing authorities. As of December, 31, 2019, the 2015 – 2019 tax years remain subject to examination in the U.S. federal tax state and foreign jurisdictions. However, to the extent allowed by law, the taxing authorities may have the right to examine the period from 2000 through 2019 where net operating losses and income tax credits were generated and carried forward and make adjustments to the amount of the net operating loss and income tax credit carryforward amount. The Company is not currently under examination by federal, state, or foreign jurisdictions.

10.  LEASES

The Company is a party to certain contractual arrangements for office space which meet the definition of leases under ASC 842 – Leases. In accordance with ASC 842, the Company has determined that such arrangements are operating leases and accordingly the Company has, as of January 1, 2019, recorded operating lease right-of-use assets and related lease liability for the present value of the lease payments over the lease terms using the Company’s estimated weighted-average incremental borrowing rate of approximately 14.5% as the discount rates implicit in the Company’s leases cannot be readily determined. Such assets and liabilities aggregated approximately $2,265,000 and $2,280,000 as of January 1, 2019, respectively. The Company determined that it had no arrangements representing finance leases.

The Company’s operating leasing arrangements are summarized below:

●
  The Company’s corporate headquarters is located in San Diego, California, where it occupies 8,511 square feet of office space at an average cost of approximately $28,000 per month. This facility’s lease was entered into by the Company in July 2018. This lease commenced on November 1, 2018 and terminates on April 30, 2025;

●
  1,508 square feet in Ottawa, Province of Ontario, Canada, at a cost of approximately $3,000 per month until the expiration of the lease on March 31, 2021;

●
  9,720 square feet in Portland, Oregon, at a cost of approximately $23,000 per month until the expiration of the lease on February 28, 2023; and

●
  183 square feet of office space in Mexico City, Mexico, at a cost of approximately $2,000 per month until September 30, 2020.

The above leases contain no residual value guarantees provided by the Company and there are no options to either extend or terminate the leases. The Company is not a party to any subleasing arrangements.

For the twelve months ended December 31, 2019, the Company recorded approximately $673,000 in lease expense using the straight-line method. For the twelve months ended December 31, 2018, prior to the adoption of ASC 842, the Company recorded approximately $672,000 in operating lease expense. Under the provisions of ASC 842, lease expense is comprised of the total lease payments under the lease plus any initial direct costs incurred less any lease incentives received by the lessor amortized ratably using the straight-line method over the lease term. The weighted-average remaining lease term of the Company’s operating leases as of December 31, 2019 is 4.52 years. Cash payments under operating leases aggregated approximately $481,000 for the twelve months ended December 31, 2019 and are included in operating cash flows.

The Company’s lease liability was computed using the present value of future lease payments. The Company has utilized the practical expedient regarding lease and non-lease components and combined such components into a single combined component in the determination of the lease liability. The Company has excluded the lease of its office space in Mexico City, Mexico in the determination of the lease liability as of January 1, 2019 as its term is less than 12 months.

At December 31, 2019, future minimum undiscounted lease payments are as follows:

($ in thousands)
2020	671
2021	642
2022	652
2023	425
2024	387
Thereafter	130
Total	2,907
Short-term leases not included in lease liability	(22)
Present Value effect on future minimum undiscounted lease payments at December 31, 2019	(796)
Lease liability at December 31, 2019	$2,089
Less current portion	(373)
Non-current lease liability at December 31, 2019	$1,716

11.   CONTINGENT LIABILITIES

Employment Agreements

The Company has employment agreements with its Chief Executive Officer and its Chief Technical Officer. The Company may terminate the agreements with or without cause. Subject to the conditions and other limitations set forth in each respective employment agreement, each executive will be entitled to the following severance benefits if the Company terminates the executive’s employment without cause or in the event of an involuntary termination (as defined in the employment agreements) by the Company or by the executive:

Under the terms of the agreement, the Chief Executive Officer will be entitled to the following severance benefits if we terminate his employment without cause or in the event of an involuntary termination: (i) a lump sum cash payment equal to twenty-four months’ base salary; (ii) continuation of fringe benefits and medical insurance for a period of three years; and (iii) immediate vesting of 50% of outstanding stock options and restricted stock awards. In the event that the Chief Executive Officer’s employment is terminated within six months prior to or thirteen months following a change of control (as defined in the employment agreements), the Chief Executive Officer is entitled to the severance benefits described above, except that 100% of the Chief Executive Officer’s outstanding stock options and restricted stock awards will immediately vest.

Under the terms of the employment agreement with our Chief Technical Officer, this executive will be entitled to the following severance benefits if we terminate his employment without cause or in the event of an involuntary termination: (i) a lump sum cash payment equal to six months of base salary; and (ii) continuation of their fringe benefits and medical insurance for a period of six months. In the event that his employment is terminated within six months prior to or thirteen months following a change of control (as defined in the employment agreements), he is entitled to the severance benefits described above, except that 100% of his outstanding stock options and restricted stock awards will immediately vest.

Effective September 15, 2017, the employment agreements for the Company’s Chief Executive Officer and Chief Technical Officer were amended to extend the term of each executive officer’s employment agreement until December 31, 2018, and on January 30, 2019, both agreements were amended again to further extend the term of each executive officer’s employment agreement until December 31, 2019. Such employment agreements were not renewed and expired on December 31, 2019.

Litigation

There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of the Company or any of our subsidiaries, threatened against or affecting the Company, our Common Stock, any of our subsidiaries or of the Company’s or our subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

12.  MEZZANINE EQUITY

Series C Convertible Redeemable Preferred Stock

On September 10, 2018, the Company filed the Certificate of Designations, Preferences, and Rights of Series C Convertible Redeemable Preferred stock (the “Series C COD”) with the Secretary of State for the State of Delaware – Division of Corporations, designating 1,000 shares of the Company’s preferred stock, par value $0.01 per share, as Series C Preferred, each share with a stated value of $10,000 per share (the “Stated Value”). Shares of Series C Preferred accrue dividends cumulatively and are payable quarterly at a rate of 8% per annum if paid in cash, or 10% per annum if paid by the issuance of shares of Common Stock. Each share of Series C Preferred has a liquidation preference equal to the greater of (i) the Stated Value plus all accrued and unpaid dividends, and (ii) such amount per share as would have been payable had each share been converted into Common Stock immediately prior to the occurrence of a Liquidation Event or Deemed Liquidation Event. Each share of Series C Preferred is convertible into that number of shares of the Company’s Common Stock (“Conversion Shares”) equal to the Stated Value, divided by $1.00, which conversion rate is subject to adjustment in accordance with the terms of the Series C COD. Holders of Series C Preferred may elect to convert shares of Series C Preferred into Conversion Shares at any time. Holders of the Series C Preferred may also require the Company to redeem all or any portion of such holder’s shares of Series C Preferred at any time from and after the third anniversary of the issuance date or in the event of the consummation of a Change of Control (as such term is defined in the Series C COD). Subject to the terms and conditions set forth in the Series C COD, in the event the volume-weighted average price of the Company’s Common Stock is at least $3.00 per share (subject to adjustment in accordance with the terms of the Series C COD) for at least 20 consecutive trading days, the Company may convert all, but not less than all, issued and outstanding shares of Series C Preferred into Conversion Shares. In addition, in the event of a Change of Control, the Company will have the option to redeem all, but not less than all, issued and outstanding shares of Series C Preferred for 115% of the Liquidation Preference Amount per share. Holders of Series C Preferred will have the right to vote, on an as-converted basis, with the holders of the Company’s Common Stock on any matter presented to the Company’s stockholders for their action or consideration. Shares of Series C Preferred rank senior to the Company’s Common Stock and Series A Preferred, and junior to the Company’s Series B Preferred.

On September 10, 2018, the Company offered and sold a total of 890 shares of Series C Preferred at a purchase price of $10,000 per share, and on September 21, 2018, the Company offered and sold an additional 110 shares of Series C Preferred at a purchase price of $10,000 per share. The total gross proceeds to the Company from the Series C Financing were $10,000,000. Issuance costs incurred in conjunction with the Series C Financing were approximately $1,211,000. Such costs have been recorded as a discount on the Series C Preferred Stock and will be accreted to the point of earliest redemption which is the third anniversary of the Series C Financing or September 10, 2021 using the effective interest rate method. The accretion of these costs is recorded as a deemed dividend.

The Company had 1,000 shares of Series C Preferred outstanding as of September 30, 2018. The Company issued the holders of Series C Preferred 55,736 shares of Common Stock on September 30, 2018, as payment of dividends due on that date and on December 31, 2018, the Company issued the holders of Series C Preferred 298,896 shares of Common Stock as payment of dividends due on that date.

There were no issuances or conversions of Series C Preferred during the year ended December 31, 2019. The Company issued the holders of Series C Preferred an aggregate of 1,857,438 shares of Common Stock during the year ended December 31, 2019 as dividends. Such shares of Common Stock were paid as dividends on the following dates:

●
157,945 shares of Common Stock on March 31, 2019,
●
266,793 shares of Common Stock on June 30, 2019,
●
495,688 shares of Common Stock on September 30, 2019 and
●
937,012 shares of Common Stock on December 31, 2019.

Guidance for accounting for freestanding financial instruments that contain characteristics of both liabilities and equity are contained in ASC 480, Distinguishing Liabilities From Equity and Accounting Series Release 268 (“ASR 268”) Redeemable Preferred Stocks. The Company evaluated the provisions of the Series C Preferred and determined that the provisions of the Series C Preferred grant the holders of the Series C Preferred a redemption right whereby the holders of the Series C Preferred may, at any time after the third anniversary of the Series C Preferred issuance, require the Company to redeem in cash any or all of the holder’s outstanding Series C Preferred at an amount equal to the Liquidation Preference Amount (“Liquidation Preference Amount”). The Liquidation Preference Amount is defined as the greater of the stated value of the Series C Preferred plus any accrued unpaid interest or such amount per share as would have been payable had each such share been converted into Common Stock. In the event of a Change of Control, the holders of Series C Preferred shall have the right to require the Company to redeem in cash all or any portion of such holder’s shares at the Liquidation Preference Amount. The Company has concluded that because the redemption features of the Series C Preferred are outside of the control of the Company, the instrument is to be recorded as temporary or mezzanine equity in accordance with the provisions of ASR 268.

The Company noted that the Series C Preferred Stock instrument was a hybrid instrument that contains several embedded features. In November 2014, the FASB issued ASU 2014-16 to amend ASC 815, “Derivatives and Hedging”, (“ASC 815”) and require the use of the whole instrument approach (described below) to determine whether the nature of the host contract in a hybrid instrument issued in the form of a share is more akin to debt or to equity. ASU 2014-16 is effective for public business entities for fiscal years, and interim periods within those years, beginning after December 15, 2015.

 The whole instrument approach requires an issuer or investor to consider the economic characteristics and risks of the entire hybrid instrument, including all of its stated and implied substantive terms and features. Under this approach, all stated and implied features, including the embedded feature being evaluated for bifurcation, must be considered. Each term and feature should be weighed based on the relevant facts and circumstances to determine the nature of the host contract. This approach results in a single, consistent determination of the nature of the host contract, which is then used to evaluate each embedded feature for bifurcation. That is, the host contract does not change as each feature is evaluated.

The revised guidance further clarifies that the existence or omission of any single feature, including an investor-held, fixed-price, noncontingent redemption option, does not determine the economic characteristics and risks of the host contract. Instead, an entity must base that determination on an evaluation of the entire hybrid instrument, including all substantive terms and features.

However, an individual term or feature may be weighed more heavily in the evaluation based on facts and circumstances. An evaluation of all relevant terms and features, including the circumstances surrounding the issuance or acquisition of the equity share, as well as the likelihood that an issuer or investor is expected to exercise any options within the host contract, to determine the nature of the host contract, requires judgement.

Using the whole instrument approach, the Company concluded that the host instrument is more akin to debt than equity as the majority of identified features contain more characteristics of debt.

The Company evaluated the identified embedded features of the Series C Preferred host instrument and determined that certain features meet the definition of and contained the characteristics of derivative financial instruments requiring bifurcation at fair value from the host instrument.

Accordingly, the Company has bifurcated from the Series C Preferred host instrument the conversion options, redemption option and participating dividend feature in accordance with the guidance in ASC 815. These bifurcated features aggregated approximately $833,000 at issuance and have been recorded as a discount to the Series C Preferred. Such amount will be accreted to the point of earliest redemption which is the third anniversary of the Series C Financing or September 10, 2021 using the effective interest rate method. The accretion of these features is recorded as a deemed dividend.

For the twelve months ended December 31, 2019 and 2018, the Company recorded the accretion of the Series C discount of approximately $728,000 and $200,000, respectively, using the effective interest rate method.

The Company reflected the following in Mezzanine Equity for the Series C Preferred Stock as of December 31, 2019 and 2018:

	Series C
	Convertible,
	Redeemable
	Preferred
(amounts in thousands, except share amounts)	Shares	Amount

Issuance of Series C Preferred Stock	1,000	$10,000

Discount - transaction costs	—	$(1,211)

Net Proceeds	—	$8,789

Discount - bifurcated derivative	—	$(833)

Accretion of discount - deemed dividend	—	$200

Total Series C Preferred Stock – December 31, 2018	1,000	$8,156
Accretion of discount – deemed dividend for the twelve months ended December 31, 2019	—	$728

Total Series C Preferred Stock – December 31, 2019	1,000	$8,884

13.  EQUITY

The Company’s Certificate of Incorporation, as amended, authorizes the issuance of two classes of stock to be designated “Common Stock” and “Preferred Stock”. The Preferred Stock may be divided into such number of series and with the rights, preferences, privileges and restrictions as the Board of Directors may determine.

Series A Convertible Preferred Stock

On September 15, 2017, the Company filed the Certificate of Designations of the Series A Preferred with the Delaware Secretary of State, designating 31,021 shares of the Company’s preferred stock, par value $0.01 per share, as Series A Preferred. Shares of Series A Preferred accrue dividends at a rate of 8% per annum if the Company chooses to pay accrued dividends in cash, and 10% per annum if the Company chooses to pay accrued dividends in shares of Common Stock. Each share of Series A Preferred has a liquidation preference of $1,000 per share and is convertible, at the option of the holder, into that number of shares of the Company’s Common Stock equal to the Liquidation Preference, divided by $1.15 (“Conversion Shares”). Each holder of the Series A Preferred is entitled to vote on all matters, together with the holders of Common Stock, on an as converted basis.

Holders of Series A Preferred may elect to convert shares of Series A Preferred into Conversion Shares at any time. In the event the volume-weighted average price (“VWAP”) of the Company’s Common Stock is at least $2.15 per share for at least 20 consecutive trading days, the Company may elect to convert one-half of the shares of Series A Preferred issued and outstanding, on a pro-rata basis, into Conversion Shares, or, if the VWAP of the Company’s Common Stock is at least $2.15 for 80 consecutive trading days, the Company may convert all issued and outstanding shares of Series A Preferred into Conversion Shares. In addition, in the event of a Change of Control, the Company will have the option to redeem all issued and outstanding shares of Series A Preferred for 115% of the Liquidation Preference per share.

On September 10, 2018, the Company filed an Amendment to the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock with the Delaware Division of Corporations to increase the number of shares of Series A Preferred authorized for issuance thereunder to 38,000 shares.

On September 10, 2018, the Company entered into exchange agreements with two members of the Company's Board of Directors, Messrs. Goldman and Crocker, pursuant to which Goldman and Crocker agreed to exchange approximately $6.3 million and $0.6 million, respectively, of outstanding debt (including accrued and unpaid interest) owed under the terms of their respective Lines of Credit for an aggregate of 6,896 shares of Series A Preferred. See Note 5. - Related Parties for a further description of the Lines of Credit.

On September 10, 2018 the Company’s Board of Directors also declared a Special Dividend for Holders of the Series A Preferred, pursuant to which each Holder received a Dividend Warrant to purchase 39.87 shares of Common Stock for every share of Series A Preferred held, which resulted in the issuance of Dividend Warrants to the Holders as a group to purchase an aggregate of 1,493,856 shares of Common Stock. Each Dividend Warrant has an exercise price of $0.01 per share, and is exercisable immediately upon issuance; provided, however, that a Dividend Warrant may only be exercised concurrently with the conversion of shares of Series A Preferred held by a Holder into shares of Common Stock. In addition, each Dividend Warrant held by a Holder shall expire on the earliest to occur of (i) the conversion of all Series A Preferred held by such Holder into Common Stock, (ii) the redemption by the Company of all outstanding shares of Series A Preferred held by such Holder, (iii) the Dividend Warrant no longer representing the right to purchase any shares of Common Stock, and (iv) the tenth anniversary of the date of issuance.

The Company evaluated this warrant issuance in conjunction with the Series A Preferred becoming junior to the Series C Preferred in liquidation preference and determined such warrants and changes in liquidation preference to be in effect a modification of the Series A Preferred. To determine the effect of this modification, the Company, using fair value methodologies, determined the value of the Series A Preferred both pre and post warrant issuance. The valuation indicated an increase in the fair value of the Series A Preferred post issuance of approximately $92,000. The Company recorded this increase as a deemed dividend.

The Company had 37,467 shares of Series A Preferred outstanding as of December 31, 2019 and 2018, respectively. At December 31, 2019 and 2018, the Company had cumulative undeclared dividends of $0. There were no conversions of Series A Preferred into Common Stock during the year ended December 31, 2019. During the year ended December 31, 2018, certain holders of Series A Preferred converted 450 shares of Series A Preferred into 391,304 shares of the Company’s Common Stock. The Company issued the holders of Series A Preferred an aggregate of 6,959,523 shares of Common Stock during the year ended December 31, 2019 as payment of dividends due during the 2019 year and issued an aggregate of 3,074,008 shares of Common Stock during the year ended December 31, 2018 as payment of dividends due during the 2018 year.

Series B Convertible Redeemable Preferred Stock

The Company had 239,400 shares of Series B Convertible Preferred stock, par value $0.01 per share (“Series B Preferred”), outstanding as of December 31, 2019 and 2018. At December 31, 2019 and 2018, the Company had cumulative undeclared dividends of approximately and $8,000. There were no conversions of Series B Preferred into Common Stock during the year ended December 31, 2019 and 2018. The Company paid dividends of approximately $51,000 to the holders of our Series B Preferred during the twelve months ended December 31, 2019 and December 31, 2018.

Common Stock

On February 8, 2018, the Company filed with the Secretary of the State of Delaware a Certificate of Amendment to its Certificate of Incorporation, as amended, to increase the authorized number of shares of its Common Stock to from 150,000,000 shares to 175,000,000 shares.

The following table summarizes outstanding Common Stock activity for the following periods:

Common Stock
Shares outstanding at December 31, 2017	94,167,836
Shares issued pursuant to payment of stock dividend on Series A Preferred	3,074,008
Shares issued as payment of stock dividend on Series C Preferred	354,632
Shares issued pursuant to conversion of Series A Preferred	391,304
Shares issued pursuant to option exercises	235,852
Shares outstanding at December 31, 2018	98,223,632
Shares issued pursuant to payment of stock dividend on Series A Preferred	6,959,523
Shares issued as payment of stock dividend on Series C Preferred	1,857,438
Shares issued for cash	5,954,545
Shares issued pursuant to option exercises	351,334
Shares outstanding at December 31, 2019	113,346,472

Warrants

As of December 31, 2019, warrants to purchase 1,733,856 shares of Common Stock at prices ranging from $0.01 to $1.46 were outstanding. All warrants are exercisable as of December 31, 2019 and expire as of July 29, 2020, except for an aggregate of 1,643,856 warrants, which become exercisable only upon the attainment of specified events. Such warrants expire at various dates through September 2028.The intrinsic value of warrants outstanding at December 31, 2019 was $0. The Company has excluded from this computation any intrinsic value of the 1,493,856 warrants issued to the Series A Preferred stockholders due to the conversion exercise contingency more fully described above.

During the year ended December 31, 2018, the Company issued an aggregate of 40,000 warrants to certain members of the Company’s advisory board. The Company determined the grant date fair value of these warrants using the Black-Scholes option valuation model and recorded approximately $9,000 in expense for the year ended December 31, 2018. The Company used the following assumptions in the application of the Black-Scholes option valuation model: an exercise price ranging between $1.09 and $1.17, a term of 2.0 years, a risk-free interest rate of 2.58%, a dividend yield of 0% and volatility of 59%. Such expense is recorded in the Company’s consolidated statement of operations as a component of general and administrative expense. The Company also issued, during the year ended December 31, 2018, an aggregate of 50,000 warrants to a certain professional services provider firm. The Company determined the grant date fair value of these warrants using the Black-Scholes option valuation model and recorded approximately $17,000 in expense for the year ended December 31, 2018. The Company used the following assumptions in the application of the Black-Scholes option valuation model: an exercise price of $1.14, a term of 2.0 years, a risk-free interest rate of 2.58%, a dividend yield of 0% and volatility of 51%. Such expense is recorded in the Company’s consolidated statement of operations as a component of general and administrative expense.

The following table summarizes warrant activity for the following periods:
	Warrants	Weighted- Average Exercise Price

Balance at December 31, 2017	230,000	$0.91
Granted	1,583,856	$0.08
Expired / Canceled	—	$—
Exercised	—	$—
Balance at December 31, 2018	1,813,856	$0.19
Granted	—
Expired / Canceled	(80,000)	$1.13
Exercised	—
Balance at December 31, 2019	1,733,856	$0.14

There were no warrants issued or exercised during the twelve months ended December 31, 2019 and 80,000 warrants expired unexercised during the 2019 year.

14.  STOCK-BASED COMPENSATION

Stock Options

As of December 31, 2019, the Company had one active stock-based compensation plan: the 1999 Stock Option Plan (the “1999 Plan”).

1999 Plan

The Company’s 1999 Stock Award Plan (the “1999 Plan”) was adopted by the Company’s Board of Directors on December 17, 1999. Under the terms of the 1999 Plan, the Company could, originally, issue up to 350,000 non-qualified or incentive stock options to purchase Common Stock of the Company. During the year ended December 31, 2014, the Company subsequently amended and restated the 1999 Plan, whereby it increased the share reserve for issuance to approximately 7.0 million shares of the Company’s Common Stock. Subsequently, in February 2018, the Company amended and restated the 1999 Plan, whereby it increased the share reserve for issuance by an additional 2.0 million shares. The 1999 Plan prohibits the grant of stock option or stock appreciation right awards with an exercise price less than fair market value of Common Stock on the date of grant. The 1999 Plan also generally prohibits the “re-pricing” of stock options or stock appreciation rights, although awards may be bought-out for a payment in cash or the Company’s stock. The 1999 Plan permits the grant of stock-based awards other than stock options, including the grant of “full value” awards such as restricted stock, stock units and performance shares. The 1999 Plan permits the qualification of awards under the plan (payable in either stock or cash) as “performance-based compensation” within the meaning of Section 162(m) of the Revenue Code. The number of options issued and outstanding and the number of options remaining available for future issuance are shown in the table below. The number of authorized shares available for issuance under the plan at December 31, 2019 was 401,919.

The Company estimates the fair value of its stock options using a Black-Scholes option-pricing model, consistent with the provisions of ASC 718, “Compensation – Stock Compensation”. The fair value of stock options granted is recognized to expense over the requisite service period. Stock-based compensation expense for all share-based payment awards is recognized using the straight-line single-option method. Stock-based compensation expense is reported in operating expense based upon the departments to which substantially all the associated employees report and credited to additional paid-in-capital. Stock-based compensation expense related to equity options was approximately $643,000 and $1,272,000 for the years ended December 31, 2019 and 2018, respectively.

ASC 718 requires the use of a valuation model to calculate the fair value of stock-based awards. The Company has elected to use the Black-Scholes option-pricing model, which incorporates various assumptions including volatility, expected life, and interest rates. The Company is required to make various assumptions in the application of the Black-Scholes option-pricing model. The Company has determined that the best measure of expected volatility is based on the historical weekly volatility of the Company’s Common Stock. Historical volatility factors utilized in the Company’s Black-Scholes computations for options granted during the years ended December 31, 2019 and 2018 ranged from 64% to 57%. The Company has elected to estimate the expected life of an award based upon the SEC approved “simplified method” noted under the provisions of Staff Accounting Bulletin Topic 14. The expected term used by the Company during the years ended December 31, 2019 and 2018 was 5.17 years. The difference between the actual historical expected life and the simplified method was immaterial. The interest rate used is the risk-free interest rate and is based upon U.S. Treasury rates appropriate for the expected term. Interest rates used in the Company’s Black-Scholes calculations for the years ended December 31, 2019 and 2018 averaged 2.58%. Dividend yield is zero as the Company does not expect to declare any dividends on the Company’s common shares in the foreseeable future.

In addition to the key assumptions used in the Black-Scholes model, the estimated forfeiture rate at the time of valuation is a critical assumption. The Company has adopted the provisions of ASU 2016-09 and will continue to use an estimated annualized forfeiture rate of approximately 0% for corporate officers, 4.1% for members of the Board of Directors and 6.0% for all other employees. The Company reviews the expected forfeiture rate annually to determine if that percent is still reasonable based on historical experience.

A summary of the activity under the Company’s stock option plans is as follows:

	Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)
Balance at December 31, 2017	6,093,512	$1.23	5.8
Granted	1,545,500	$1.67	—
Expired/Cancelled	(175,912)	$1.33	—
Exercised	(235,852)	$0.70	—
Balance at December 31, 2018	7,227,248	$1.4	5.8
Granted	750,000	$0.89	--
Expired/Cancelled	(421,242)	$1.52	--
Exercised	(351,334)	$0.47	--
Balance at December 31, 2019	7,204,672	$1.32	5.3

At December 31, 2019, a total of 7,204,672 options were outstanding, of which 6,004,187 were exercisable at a weighted average price of $1.35 per share with a remaining weighted average contractual term of 4.6 years.  The Company expects that, in addition to the 6,004,187 options that were exercisable as of December 31, 2019, another 1,200,485 will ultimately vest resulting in a combined total of 7,204,672.  Those 7,204,672 shares have a weighted average exercise price of $1.32 and an aggregate intrinsic value of approximately $1,000 as of December 31, 2019. Stock-based compensation expense related to equity options was approximately $643,000 and $1,272,000 for the years ended December 31, 2019 and 2018, respectively.

The weighted-average grant-date fair value per share of options granted to employees during the years ended December 31, 2019 and 2018 was $0.47 and $0.94, respectively. At December 31, 2019, the total remaining unrecognized compensation cost related to unvested stock options amounted to approximately $683,000, which will be amortized over the weighted-average remaining requisite service period of 1.7 years.

During the year ended December 31, 2019, there were 351,334 options exercised for cash resulting in the issuance of 351,334 shares of the Company’s Common Stock and proceeds of approximately $166,000. During the year ended December 31, 2018, there were 235,852 options exercised for cash resulting in the issuance of 235,852 shares of the Company’s Common Stock and proceeds of approximately $164,000.

The intrinsic value of options exercised during the years ended December 31, 2019 and 2018 was approximately $222,000 and $175,000, respectively. The intrinsic value of options exercisable at December 31, 2019 and 2018 was approximately $0 and $248,000, respectively.  The intrinsic value of options that vested during 2019 was approximately $0. The aggregate intrinsic value for all options outstanding as of December 31, 2019 and 2018 was approximately $1,000 and $248,000, respectively.

In January 2018, the Company issued an aggregate of 324,000 options to purchase shares of the Company’s Common Stock to certain members of the Company’s Board of Directors in return for their service on the Board from January 1, 2018 through December 31, 2018. Such options vest at the rate of 27,000 options per month on the last day of each month during the 2018 year. The options have an exercise price of $1.75 per share and a term of 10 years. Pursuant to this issuance, the Company recorded compensation expense of approximately $320,000 during the year ended December 31, 2018 based on the grant-date fair value of the options determined using the Black-Scholes option-valuation model.

Stock-based Compensation

Stock-based compensation related to equity options has been classified as follows in the accompanying consolidated statements of operations (in thousands):

	Year Ended December 31,
	2019	2018
Cost of revenue	$13	$19
General and administrative	347	840
Sales and marketing	148	216
Research and development	135	197

Total	$643	$1,272

Common Stock Reserved for Future Issuance

The following table summarizes the Common Stock reserved for future issuance as of December 31, 2019:

Common Stock
Convertible preferred stock – Series A, Series B and Series C	42,626,029
Stock options outstanding	7,204,672
Warrants outstanding	1,733,856
Authorized for future grant under stock option plans	401,919

15.  EMPLOYEE BENEFIT PLAN

During 1995, the Company adopted a defined contribution 401(k) retirement plan (the “Plan”). All U.S. based employees aged 21 years and older are eligible to become participants after the completion of 60 day's employment. The Plan provides for annual contributions by the Company of 50% of employee contributions not to exceed 8% of employee compensation.  Effective April 1, 2009, the Plan was amended to provide for Company contributions on a discretionary basis. Participants may contribute up to 100% of the annual contribution limitations determined by the Internal Revenue Service.

Employees are fully vested in their share of the Company’s contributions after the completion of five years of service. In 2018, the Company authorized contributions of approximately $166,000 for the 2018 plan year of which $128,000 were paid prior to December 31, 2018. In 2019, the Company authorized contributions of approximately $184,000 for the 2019 plan year of which $138,000 were paid prior to December 31, 2019.

16.  PENSION PLAN

One of the Company’s dormant foreign subsidiaries maintains a defined benefit pension plan that provides benefits based on length of service and final average earnings. The following table sets forth the benefit obligation, fair value of plan assets, and the funded status of the Company’s plan; amounts recognized in the Company’s consolidated financial statements; and the assumptions used in determining the actuarial present value of the benefit obligations as of December 31:

($ in thousands)	2019	2018
Change in benefit obligation:
Benefit obligation at beginning of year	$3,610	$3,830
Service cost	—	—
Interest cost	70	72
Actuarial (gain) loss	436	(34)
Effect of exchange rate changes	(67)	(174)
Effect of curtailment	—	—
Benefits paid	(80)	(84)
Benefit obligation at end of year	3,969	3,610

Change in plan assets:
Fair value of plan assets at beginning of year	1,734	1,806
Actual return of plan assets	80	82
Company contributions	12	13
Benefits paid	(80)	(84)
Effect of exchange rate changes	(33)	(83)
Fair value of plan assets at end of year	1,713	1,734
Funded status	(2,256)	(1,876)
Unrecognized actuarial loss (gain)	1,778	1,542
Unrecognized prior service (benefit) cost	—	—
Additional minimum liability	(1,778)	(1,542)
Unrecognized transition (asset) liability	—	—
Net amount recognized	$(2,256)	$(1,876)

Components of net periodic benefit cost are as follows:
Service cost	$—	$—
Interest cost on projected benefit obligations	70	72
Expected return on plan assets	(53)	(56)
Amortization of prior service costs	—	—
Amortization of actuarial loss	92	102
Net periodic benefit costs	$109	$118

The weighted average assumptions used to determine net periodic benefit cost for the years ended December 31, were
Discount rate	1.3%	2.0%
Expected return on plan assets	3.2%	3.2%
Rate of pension increases	2.0%	2.0%
Rate of compensation increase	N/A	N/A

The following discloses information about the Company’s defined benefit pension plan that had an accumulated benefit obligation in excess of plan assets as of December 31,
Projected benefit obligation	$3,969	$3,610
Accumulated benefit obligation	$3,969	$3,610
Fair value of plan assets	$1,713	$1,734

As of December 31, 2019, the following benefit payments are expected to be paid as follows (in thousands):

2020	$81
2021	$95
2022	$97
2023	$103
2024	$122
2025 — 2029	$687

The Company made contributions to the plan of approximately $12,000 during the year ended December 31, 2019, and $13,000 during the year ended December 31, 2018. The company anticipates making contributions at similar levels during the next fiscal year.

In accordance with the Company’s adoption of ASU 2017-07, the components of net periodic pension expense is shown in the Company’s Consolidated Statement of Operations for the years ended December 31, 2019 and 2018 under “Other components of net periodic pension expense”.

The measurement date used to determine the benefit information of the plan was January 1, 2020.

17.  ACCUMULATED OTHER COMPREHENSIVE LOSS

Accumulated other comprehensive loss is the combination of the additional minimum liability related to the Company’s defined benefit pension plan, recognized pursuant to ASC 715-30, “Compensation - Retirement Benefits - Defined Benefit Plans – Pension” and the accumulated gains or losses from foreign currency translation adjustments. The Company translates foreign currencies of its German, Canadian and Mexican subsidiaries into U.S. dollars using the period end exchange rate. Revenue and expense were translated using the weighted-average exchange rates for the reporting period. All items are shown net of tax.

As of December 31, 2019 and 2018, the components of accumulated other comprehensive loss were as follows:

($ in thousands)	2019	2018

Additional minimum pension liability	$(1,456)	$(1,144)
Foreign currency translation adjustment	(285)	(284)
Ending balance	$(1,741)	$(1,428)

18.    SUBSEQUENT EVENTS

     CARES Act

     On March 27, 2020, President Trump signed the CARES Act which, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions and technical corrections to tax depreciation methods for qualified improvement property.

The Company continues to examine the impact that the CARES Act may have on our business. Currently the Company is unable to determine the impact that the CARES Act will have on our financial condition, results of operation or liquidity.

Financing and liquidity developments

On February 12, 2020, the Company entered into a factoring agreement with a member of the Company’s Board of Directors for $350,000. Such amount was to be repaid with the proceeds from certain of the Company’s trade accounts receivable approximating $500,000 and was due no later than 21 days after February 12, 2020. As of May 15, 2020, despite collection of the Company’s trade accounts receivable, $315,000 of such amounts have not been repaid and the Company is seeking an extension from the Board member.

In April 2020, the Company received an aggregate amount of $550,000 from two members of the Company’s Board of Directors. Terms of repayment are currently being negotiated between the Company and Board Members.

On February 20, 2020, the Company entered into a securities purchase agreement (the “Triton Purchase Agreement”) with Triton Funds LP, (a Delaware limited partnership ("Triton" or the "Investor"), which Triton Purchase Agreement provides the Company the right to sell to Triton, and Triton is obligated to purchase, up to $2.0 million worth of shares of the Company's Common Stock under the Triton Purchase Agreement ( the “Offering”). Pursuant to the terms and conditions set forth in the Triton Purchase Agreement, the purchase price of the Common Stock will be based on the number of shares of Common Stock equal to the amount in U.S. Dollars that the Company intends to sell to the Investor to be set forth in each written notice sent to the Investor by the Company (the "Purchase Notice") and delivered to the Investor (the "Purchase Notice Amount"), divided by the lowest daily volume weighted average price of the Company's Common stock listed on the OTC Markets during the five business days prior to closing (the "Purchased Shares"). The Closing of the purchase of the Purchased Shares as set forth in the Purchase Notice will occur no later than three business days following receipt of the Purchased Shares by the Investor.

The Offering was made pursuant to an effective registration statement on Form S-3, as previously filed with the SEC on July 10, 2018, and a related prospectus supplement filed on February 21, 2020. The Offering will terminate upon the earlier date of either (i) that date which the Investor has purchased an aggregate of $2.0 million in Purchased Shares pursuant to the Purchase Agreement; or (i) March 31, 2020. The Company intends to use the proceeds from the Offering for general working capital purposes.

On April 29, 2020, the Company closed on the offer and sale to Triton of 6.0 million shares of Common Stock resulting in gross proceeds to the Company of $765,000, or a per share purchase price of $0.13 per share. The offering follows the offer and sale to Triton of 4.0 million shares of Common Stock for $0.16 per share, which offering closed on March 10, 2020, resulting in gross proceeds to the Company of $640,000.

On April 28, 2020 (the "Execution Date"), the "Company" entered into a purchase agreement, dated as of the Execution Date (the "Purchase Agreement"), and a registration rights agreement, dated as of the Execution Date (the "Registration Rights Agreement"), with Lincoln Park Capital Fund, LLC ("Lincoln Park"), pursuant to which Lincoln Park has committed to purchase up to $10,250,000 of the Company's Common Stock.

Under the terms and subject to the conditions of the Purchase Agreement, including stockholder approval of an amendment to the Company’s Certificate of Incorporation to increase the number of shares of the Company’s capital stock to 350 million shares, the Company has the right, but not the obligation, to sell to Lincoln Park, and Lincoln Park is obligated to purchase up to $10,250,000 worth of shares of Common Stock. Such sales of Common Stock by the Company, if any, will be subject to certain limitations, and may occur from time to time, at the Company's sole discretion, over the 24-month period commencing on the date that a registration statement covering the resale of shares of Common Stock that have been and may be issued under the Purchase Agreement, which the Company agreed to file with the Securities and Exchange Commission (the "SEC") pursuant to the Registration Rights Agreement, is declared effective by the SEC and a final prospectus in connection therewith is filed and the other conditions set forth in the Purchase Agreement are satisfied, all of which are outside the control of Lincoln Park (such date on which all of such conditions are satisfied, the "Commencement Date"). The Company has 30 business days to file the registration statement from the Execution Date.

Under the Purchase Agreement, on any business day over the term of the Purchase Agreement, the Company has the right, in its sole discretion, to present Lincoln Park with a purchase notice (each, a "Purchase Notice") directing Lincoln Park to purchase up to 125,000 shares of Common Stock per business day, which increases to up to 425,000 shares in the event the price of the Company’s Common Stock is not below $0.55 per share (the "Regular Purchase") (subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction as provided in the Purchase Agreement). In each case, Lincoln Park's maximum commitment in any single Regular Purchase may not exceed $500,000. The Purchase Agreement provides for a purchase price per Purchase Share (the "Purchase Price") equal to the lesser of:

●
  the lowest sale price of the Company's Common Stock on the purchase date; and

●
  the average of the three lowest closing sale prices for the Company's Common Stock during the fifteen consecutive business days ending on the business day immediately preceding the purchase date of such shares.

In addition, on any date on which the Company submits a Purchase Notice to Lincoln Park, the Company also has the right, in its sole discretion, to present Lincoln Park with an accelerated purchase notice (each, an "Accelerated Purchase Notice") directing Lincoln Park to purchase an amount of stock (the "Accelerated Purchase") equal to up to the lesser of (i) three times the number of shares of Common Stock purchased pursuant to such Regular Purchase; and (ii) 30% of the aggregate shares of the Company's Common Stock traded during all or, if certain trading volume or market price thresholds specified in the Purchase Agreement are crossed on the applicable Accelerated Purchase Date, the portion of the normal trading hours on the applicable Accelerated Purchase Date prior to such time that any one of such thresholds is crossed (such period of time on the applicable Accelerated Purchase Date, the "Accelerated Purchase Measurement Period"), provided that Lincoln Park will not be required to buy shares of Common Stock pursuant to an Accelerated Purchase Notice that was received by Lincoln Park on any business day on which the last closing trade price of the Company's Common Stock on the OTC Markets (or alternative national exchange in accordance with the Purchase Agreement) is below $0.25 per share. The purchase price per share of Common Stock for each such Accelerated Purchase will be equal to the lesser of:

●
  95% of the volume weighted average price of the Company's Common Stock during the applicable Accelerated Purchase Measurement Period on the applicable Accelerated Purchase Date; and

●
  the closing sale price of the Company's Common Stock on the applicable Accelerated Purchase Date.

The Company may also direct Lincoln Park on any business day on which an Accelerated Purchase has been completed and all of the shares to be purchased thereunder have been properly delivered to Lincoln Park in accordance with the Purchase Agreement, to purchase an amount of stock (the "Additional Accelerated Purchase") equal to up to the lesser of (i) three times the number of shares purchased pursuant to such Regular Purchase; and (ii) 30% of the aggregate number of shares of the Company's Common Stock traded during a certain portion of the normal trading hours on the applicable Additional Accelerated Purchase date as determined in accordance with the Purchase Agreement (such period of time on the applicable Additional Accelerated Purchase date, the "Additional Accelerated Purchase Measurement Period"), provided that the closing price of the Company's Common Stock on the business day immediately preceding such business day is not below $0.25 (subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction as provided in the Purchase Agreement). Additional Accelerated Purchases will be equal to the lower of:

●
95% of the volume weighted average price of the Company's Common Stock during the applicable Additional Accelerated Purchase Measurement Period on the applicable Additional Accelerated Purchase date; and

●
the closing sale price of the Company's Common Stock on the applicable Additional Accelerated Purchase date.

The aggregate number of shares that the Company can sell to Lincoln Park under the Purchase Agreement may in no case exceed that number which, together with Lincoln Park’s then current holdings of Common Stock, exceed 4.99% of the Common Stock outstanding immediately prior to the delivery of the Purchase Notice.

Lincoln Park has no right to require the Company to sell any shares of Common Stock to Lincoln Park, but Lincoln Park is obligated to make purchases as the Company directs, subject to certain conditions. There are no upper limits on the price per share that Lincoln Park must pay for shares of Common Stock.

The Company has agreed with Lincoln Park that it will not enter into any "variable rate" transactions with any third party for a period defined in the Purchase Agreement.

The Company issued to Lincoln Park 2,500,000 shares of Common Stock as commitment shares in consideration for entering into the Purchase Agreement on the Execution Date.

The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, agreements and conditions to completing future sale transactions, indemnification rights and obligations of the parties. The Company has the right to terminate the Purchase Agreement at any time, at no cost or penalty, subject to the survival of certain provisions set forth in the Purchase Agreement. During any "event of default" under the Purchase Agreement, all of which are outside of Lincoln Park's control, Lincoln Park does not have the right to terminate the Purchase Agreement; however, the Company may not initiate any regular or other purchase of shares by Lincoln Park, until such event of default is cured. In addition, in the event of bankruptcy proceedings by or against the Company, the Purchase Agreement will automatically terminate.

Actual sales of shares of Common Stock to Lincoln Park under the Purchase Agreement will depend on a variety of factors to be determined by the Company from time to time, including, among others, market conditions, the trading price of the Common Stock and determinations by the Company as to the appropriate sources of funding for the Company and its operations. Lincoln Park has no right to require any sales by the Company but is obligated to make purchases from the Company as it directs in accordance with the Purchase Agreement. Lincoln Park has covenanted not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of the Company's shares.

In connection with the execution of the Purchase Agreement, the Company sold, and Lincoln Park purchased, 1.0 million shares of Common Stock for a purchase price of $100,000 (“Original Purchase”).

On May 4, 2020, the Company entered into a loan agreement (“PPP Loan”) with Comerica Bank (“Comerica”) under the Paycheck Protection Program (the “PPP”), which is part of the CARES Act administered by the United States Small Business Administration (“SBA”). As part of the application for these funds, the Company in good faith, has certified that the current economic uncertainty made the loan request necessary to support the ongoing operations of the Company. This certification further requires the Company to take into account our current business activity and our ability to access other sources of liquidity sufficient to support ongoing operations in a manner that is not significantly detrimental to the business. Under this program, the Company received proceeds of approximately $1,571,000, from the PPP Loan. In accordance with the requirements of the PPP, the Company intends to use proceeds from the PPP Loan primarily for payroll costs, rent and utilities. The PPP Loan has a 1.00% interest rate per annum, matures on May 4, 2022 and is subject to the terms and conditions applicable to loans administered by the SBA under the PPP. Under the terms of PPP, all or certain amounts of the PPP Loan may be forgiven if they are used for qualifying expenses as described in the CARES Act, which the Company continues to evaluate.

Organizational Developments

On February 26, 2020, the Company announced the appointment of Kristin Taylor as President and Chief Executive Officer of the Company, effective March 2, 2020. Ms. Taylor replaced S. James Miller, Jr. who resigned as Chief Executive Officer of the Company effective March 2, 2020 but will remain as Executive Chair of the Board of Directors.

The Company and Ms. Taylor entered into an employment agreement effective April 20, 2020. A copy of the employment contract that sets forth Ms. Taylor’s base compensation, equity compensation and termination provisions was filed with the SEC on April 15, 2020 on Form 8-K.

On April 1, 2020, John Cronin resigned from his position as a member of the Board of Directors of the Company. Mr. Cronin indicated that his resignation from the Board of Directors was not the result of any disagreements with respect to the Company’s operations, policies, or practices. Mr. Cronin will continue his work with the Company on intellectual property matters, including intellectual property monetization.

The Company announced the appointment of Jonathan D. Morris as Senior Vice President and Chief Financial Officer effective May 1, 2020. A copy of the press release announcing Mr. Morris’ appointment was filed with the SEC on May 6, 2020 on Form 8-K.

In April 2020, the Company issued 506,250 shares of its Common Stock to certain terminated employees as part of such employees’ severance in exchange for 1,012,500 outstanding options held by such employees. Such shares of stock vested immediately.

COVID–19

In March 2020, the World Health Organization declared COVID-19 a global pandemic. This contagious disease outbreak, which has continued to spread, has adversely affected workforces, customers, economies, and financial markets globally.  It has also disrupted the normal operations of many businesses. This outbreak could decrease spending, adversely affect demand for the Company’s products, and harm the Company’s business and results of operations.  It is not possible for the Company to predict the duration or magnitude of the adverse results of the outbreak and its effects on the Company’s business or results of operations, financial condition, or liquidity, at this time.

217,027,139 Shares

Common Stock

PROSPECTUS

We have not authorized any dealer, salesperson or other person to give any information or to make any representations not contained in this prospectus. You must not rely on any unauthorized information. This prospectus is not an offer to sell these securities in any jurisdiction where an offer or sale is not permitted.

February 18, 2021